              As filed with the Securities and Exchange Commission
                              on November 3, 1998
                           Registration No. 333-64741


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM S-4/A
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                               Amendment Number 1

                              WESTBANK CORPORATION
             (Exact name of Registrant as specified in its charter)


  MASSACHUSETTS                   6022                            04-2830731
 (State or other           (Primary Standard                   (I.R.S. Employer
 jurisdiction of           Classification Code               Identification No.)
 incorporation or          Number)
 organization)

                              WESTBANK CORPORATION
                                 225 PARK AVENUE
                                  P. O. BOX 149
                         WEST SPRINGFIELD, MA 01090-0149
                               TEL. (413) 747-1400
   (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                 225 PARK AVENUE
                                  P. O. BOX 149
                         WEST SPRINGFIELD, MA 01090-0149
                               TEL. (413) 747-1400
          (Address of principal place of business or intended principal place of business)

                                 DONALD R. CHASE
                                 225 PARK AVENUE
                         WEST SPRINGFIELD, MA 01090-0149
                               TEL. (413) 747-1400
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                             With copies of all communications to:
          J. J. CRANMORE                               LESLIE L. DAVENPORT                        RAYMOND P. FAUCHER, SR.
     CRANMORE, FITZGERALD & MEANEY                    SHIPMAN & GOODWIN LLP                        CARGILL BANCORP, INC.
         49 WETHERSFIELD AVENUE                          ONE AMERICAN ROW                            163 PUTNAM STREET
     HARTFORD, CONNECTICUT 06114                     HARTFORD, CT 06103-2819                       PUTNAM, CT 06260-0431
         TELEPHONE (860) 522-9100                    TELEPHONE (860) 251-5918                            (860) 963-2265

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the Merger of Cargill Bancorp, Inc. with and into Westbank Corporation pursuant to the Affiliation and Merger Agreement described in the accompanying Proxy Statement-Prospectus have been satisfied or waived.

         If any of the securities being registered on this Form are to be offered: in connection with the Formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]


                         CALCULATION OF REGISTRATION FEE

 Title of Each Class of
    Securities to be        Proposed Maximum Amount      Proposed Maximum         Aggregate Offering       Amount of Registration
       Registered              to be Registered       Offering Price Per Unit           Price                       Fee

 Common Stock par value
     $2.00 per share                565,096                    $11.50 (1)            $3,925,525 (1)               $1,158.03

(1) Pursuant to Rule 457(f), the maximum aggregate offering price has been determined as the value of the shares of Cargill Bancorp, Inc. acquired by Westbank Corporation in the Merger.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT WILL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT WILL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

November 5, 1998


                              CARGILL BANCORP, INC.
                              163 PROVIDENCE STREET
                                PUTNAM, CT 06260




Dear Shareholder:

         You are cordially invited to attend a Special Meeting of Shareholders of Cargill Bancorp, Inc. ("Cargill"), which will be held at the Heritage Road Cafe, 5 Heritage Road, Putnam, Connecticut, at 10:00 a.m., local time, on Wednesday, December 16, 1998 (the "Special Meeting").

         At the Special Meeting, you will be asked to consider and vote on an Affiliation and Merger Agreement (the "Merger Agreement") by and among Cargill, Cargill Bank, Park West Bank and Trust Company and Westbank Corporation ("Westbank") pursuant to which Cargill will merge with and into Westbank and Cargill Bank will become a subsidiary of Westbank (the "Merger"). Each outstanding share of Cargill Common Stock (other than Dissenting Shares, if any) will become and be converted into shares of Westbank Common Stock, in an amount as determined under the Merger Agreement.

         The attached Proxy Statement - Prospectus is intended to provide you with the information that you will need to make an informed decision regarding how you should vote on the proposed Merger. It also serves as a Prospectus for Westbank, describing the investment in Westbank that you will be making if the Merger is approved, and the process for exchanging your Cargill Common Stock for Westbank Common Stock. A copy of the Merger Agreement is attached to the Proxy Statement - Prospectus as Appendix A. I urge you to read this information carefully before voting on the proposed Merger.

         AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS OF CARGILL BELIEVES THAT THE MERGER IS FAIR AND IN THE BEST INTERESTS OF CARGILL AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

         Your vote is important regardless of the number of shares you own. Approval of the Merger requires the affirmative vote of the holders of not less than two-thirds of all issued and outstanding shares of Cargill Common Stock, whether or not such shares are present at the Special Meeting. An abstention or non-vote will have the effect of a vote against the Merger Agreement. Each shareholder, even though he or she now plans to attend the Special Meeting, is requested to sign, date and return the enclosed Proxy without delay in the enclosed postage-paid return envelope. You may revoke your Proxy at any time prior to its exercise. Any shareholder present at the Special Meeting or at any adjournments or postponements thereof may revoke his or her Proxy and vote personally on each matter brought before the Special Meeting. Because of the required two-thirds vote, it is particularly important that all shareholders vote at the Special Meeting. Your prompt cooperation is greatly appreciated.

                                        Sincerely,

                                        /s/ Raymond P. Faucher, Sr.

                                        Raymond P. Faucher, Sr.
                                        Chairman

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON DECEMBER 16, 1998
                         TO THE SHAREHOLDERS OF CARGILL

         NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special Meeting") of Cargill Bancorp, Inc. ("Cargill") will be held on December 16, 1998 at 10:00 a.m., local time, at the Heritage Road Cafe, 5 Heritage Road, Putnam, Connecticut, for the purpose of considering and voting upon the following matters:

         A proposal to approve and adopt the Affiliation and Merger Agreement, dated as of July 15, 1998 (the "Merger Agreement"), by and among Cargill, Cargill Bank, Park West Bank and Trust Company and Westbank Corporation ("Westbank") and the transactions contemplated thereby, including the Merger of Cargill with and into Westbank (the "Merger") upon the terms and subject to the conditions set forth in the Merger Agreement as more fully described in the accompanying Proxy Statement-Prospectus. A copy of the Merger Agreement is attached as Appendix A to the accompanying Proxy Statement-Prospectus and certain related documents are attached as exhibits thereto; and

         Such other matters as may properly come before the Special Meeting or any adjournments thereof.

         NOTE: The Cargill Board of Directors is not aware of any other business to come before the Special Meeting.

         The Cargill Board of Directors has fixed the close of business on November 5, 1998 as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Only shareholders of record at the close of business on such date are entitled to notice of and to vote at the Special Meeting and any adjournments or postponements. The presence, in person or by proxy, of one-third of the aggregate number of shares of Cargill Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Special Meeting.



                                        By Order of the Board of Directors,


                                        Secretary

                                        H. Dexter Young




November 5, 1998
Putnam, Connecticut

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR
THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND EACH OF THE TRANSACTIONS COMPLETED THEREBY.

           Please do not send in any stock certificates at this time.

 The Proxy is being solicited by the Board of Directors of Cargill Bancorp, Inc.


                              CARGILL BANCORP, INC.
                              163 PROVIDENCE STREET
                                  P.O. BOX 431
                              PUTNAM, CT 06260-0431
                                       AND
                              WESTBANK CORPORATION
                                 225 PARK AVENUE
                                  P. O. BOX 149
                         WEST SPRINGFIELD, MA 01090-0149
                                 (413) 747-1400


                         PROXY STATEMENT AND PROSPECTUS

            565,096 shares of Common Stock, par value $2.00 per share
                             of Westbank Corporation

         The Boards of Directors of Westbank Corporation ("Westbank") and Cargill Bancorp, Inc. ("Cargill") have agreed that Westbank will acquire Cargill in a merger transaction (the "Merger"). Cargill's subsidiary, Cargill Bank, will become a subsidiary of Westbank, but will remain a separate Connecticut chartered stock savings and loan association and will stay headquartered in Putnam, Connecticut. The Merger will enable Cargill Bank to offer more products and services to customers and will enable Westbank to extend its operations into the Connecticut market, and we believe it will benefit both companies and shareholders.

         If you are a Cargill shareholder, you will receive shares of Westbank common stock ("Westbank Common Stock") for each share of Cargill common stock ("Cargill Common Stock") you own on the date of the Merger, as described below.

         YOUR VOTE IS VERY IMPORTANT. The Merger cannot be completed unless the shareholders of Cargill approve it. Cargill has scheduled a special meeting (the "Special Meeting") for its shareholders to vote on the Merger. The Special Meeting to vote on the Merger will take place on Wednesday, December 16, 1998, at 10:00 a.m. at the Heritage Road Cafe, 5 Heritage Road, Putnam, Connecticut.

         Whether or not you plan to attend the Special Meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you complete and return your card but don't indicate how you want to vote, your proxy will be counted as a vote in favor of the Merger. If you don't return your card or abstain from voting, the effect will be a vote against the Merger. If you decide to attend the Special Meeting, you may vote in person even though you have already submitted a proxy.

         This document serves as a Proxy Statement for the Special Meeting of Cargill and as a Prospectus of Westbank with respect to shares of Westbank Common Stock, par value $2.00 per share, to be offered to Cargill shareholders in connection with the Merger.

SHARES OF WESTBANK COMMON STOCK ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED THE WESTBANK COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE SUBJECT TO INVESTMENT RISKS, INCLUDING THE POSSIBLE LOSS OF YOUR ENTIRE INVESTMENT.

PLEASE DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

IF THE MERGER IS APPROVED BY THE SHAREHOLDERS AT THE SPECIAL MEETING AND EFFECTED BY CARGILL, SHAREHOLDERS OF CARGILL WHO FOLLOW THE PROCEDURES SET FORTH IN SECTION 262 OF TITLE 8 OF DELAWARE GENERAL CORPORATION LAW WILL HAVE DISSENTERS' RIGHTS OF APPRAISAL AS THEREIN PROVIDED. A COPY OF THAT SECTION IS ATTACHED AS APPENDIX D TO THE PROXY STATEMENT-PROSPECTUS.


         Proxy Statement-Prospectus dated November 5, 1998 and first mailed to shareholders on or about November 6, 1998.

                                                 TABLE OF CONTENTS

SUMMARY....................................................................... 9

The Companies................................................................. 9

What Cargill Shareholders Will Receive........................................ 9

Reasons for the Merger........................................................10

Recommendation to Shareholders................................................11

Required Vote; Shareholders' Agreements.......................................11

Ownership of Westbank Following the Merger....................................11

Management and Operations after the Merger....................................12

Opinions of Financial Advisers................................................12

Conditions to the Merger......................................................12

Termination of the Merger Agreement...........................................12

Amendment, Waiver and Extension of the Merger Agreement.......................13

Regulatory Approvals..........................................................13

Certain Federal Income Tax Consequences.......................................13

Stock Option Agreement........................................................13

Appraisal Rights and Dissenting Shareholders..................................14

Certain Differences in the Rights of Shareholders.............................14

Market Prices and Dividend Data...............................................14

Future Westbank Acquisition Activity..........................................16

Cautionary Statement Concerning Forward-looking Statements....................16

RECENT DEVELOPMENTS ..........................................................17

COMPARATIVE PER SHARE DATA....................................................19

SELECTED HISTORICAL FINANCIAL DATA OF WESTBANK (UNAUDITED)....................21

SELECTED HISTORICAL FINANCIAL DATA OF CARGILL (UNAUDITED).....................23

SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL
    INFORMATION (UNAUDITED)...................................................25

PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED) ................27

THE MEETING...................................................................36

Matters to Be Discussed at the Special Meeting................................36

Record Date; Stock Entitled to Vote; Quorum...................................36

Solicitation of Proxies.......................................................36

Required Vote.................................................................37

Solicitation Expenses.........................................................38

Beneficial Ownership of Cargill Common Stock..................................38

Appraisal Rights and Dissenting Shareholders..................................39

THE MERGER....................................................................41

General.......................................................................41

Background of the Merger......................................................42

Recommendation of the Cargill Board and Reasons for the Merger................45

Opinions of Financial Advisers................................................46

Effective Time of the Merger; Closing Date....................................57

Conversion of Shares of Cargill Common Stock Pursuant to the Merger...........57

Certificate Exchange Procedures...............................................58

Conduct of Business Pending the Merger........................................59

Conditions to Consummation of the Merger......................................62

Termination...................................................................64

Amendment, Extension and Waiver...............................................64

Regulatory Approvals..........................................................64

Expenses......................................................................66

Stock Option Agreement........................................................66

Shareholders' Agreements......................................................69

Westbank Letter Agreements....................................................69

No Solicitation...............................................................69

Management and Operations after the Merger....................................70

Interests of Certain Persons in the Merger....................................70

Employment Obligations........................................................70

Cargill Stock Options.........................................................70

Resale of Westbank Common Stock...............................................71

Certain Federal Income Tax Consequences.......................................72

Accounting Treatment..........................................................73

INFORMATION REGARDING WESTBANK................................................74

INFORMATION REGARDING CARGILL.................................................75

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS OF CARGILL...............................75

INDEX TO FINANCIAL STATEMENTS OF CARGILL......................................96

DESCRIPTION OF WESTBANK CAPITAL STOCK.........................................97

COMPARISON OF THE RIGHTS OF HOLDERS OF WESTBANK COMMON STOCK
AND CARGILL COMMON STOCK.....................................................101

Special Meeting of Shareholders..............................................101

Inspection Rights............................................................102

Action by Consent of Shareholders............................................102

Preemptive Rights............................................................102

Dividends and Repurchases of Stock...........................................102

Classification of the Board of Directors.....................................103

Removal of Directors.........................................................103

Vacancies on the Board of Directors..........................................103

Exculpation of Directors.....................................................104

Indemnification of Directors, Officers and Others............................104

Mergers, Share Exchanges or Asset Sales; Anti-Takeover Provisions of
State Law....................................................................105

Amendments to Charter........................................................107

Amendments to Bylaws.........................................................107

Dissenters' Appraisal Rights.................................................107

Shareholders Rights Plan.....................................................108

LEGAL MATTERS................................................................108

EXPERTS......................................................................108

WHERE YOU CAN FIND MORE INFORMATION..........................................109

INFORMATION INCORPORATED BY REFERENCE........................................109


APPENDICES
         Appendix A Affiliation and Merger Agreement
           Exhibit A - Form of Shareholders' Voting Agreement
           Exhibit B-1 - Opinion of Ostrowski & Company, Inc.
           Exhibit B-2 - Opinion of Northeast Capital & Advisory, Inc. Exhibit C - Stock Option Agreement
           Exhibit D - Form of Letter Agreement
           Exhibit E-1 - Form of Opinion of Shipman & Goodwin LLP





           Exhibit E-2 - Form of Opinion of Cranmore, FitzGerald & Meaney Appendix B Updated Opinion of Ostrowski & Company, Inc. dated November 2, 1998
         Appendix C Updated Opinion of Northeast Capital & Advisory,
         Inc. dated November 2, 1998
         Appendix D Text of Section 262 of Title 8 of the Delaware General Corporation Law



INFORMATION NOT REQUIRED IN PROSPECTUS......................................II-1

                                     SUMMARY


         The following summary of the material aspects of the Merger is not intended to be complete and is qualified by the more detailed discussion elsewhere in this Proxy Statement-Prospectus. The Affiliation and Merger Agreement between Westbank and Cargill, which we refer to throughout this Proxy Statement- Prospectus as the "Merger Agreement," is attached as Appendix A. To understand the Merger fully, you should read carefully this entire Proxy Statement-Prospectus, including the Merger Agreement, and the other documents we have referred you to. See "WHERE YOU CAN FIND MORE INFORMATION." (Page 109)


THE COMPANIES

         Westbank is a bank holding company. It conducts business through its subsidiary bank, Park West Bank and Trust Company ("Park West Bank"), and offers a wide variety of financial services, including retail and commercial banking, residential mortgage origination and servicing, commercial and industrial lending, commercial real estate lending and consumer lending. Park West Bank operates a network of branches located in Hampden County and Hampshire County, Massachusetts. Westbank and Park West Bank are subject to regulation by the Federal Reserve Board, the Federal Deposit Insurance Corporation (the "FDIC") and the Massachusetts Division of Banks. As of June 30, 1998, Westbank had total assets of $350,922,000, total deposits of $304,652,000, net loans of $253,384,000, and shareholders' equity of $26,044,000.

         Cargill is a unitary savings and loan holding company. Its subsidiary, Cargill Bank, is a Connecticut chartered stock savings and loan association that provides a variety of deposit, loan and investment products and services to small businesses and consumers. Cargill's principal executive offices are located at 163 Providence Street, Putnam, Connecticut 06260. Its telephone number at that location is (860) 963-2265. Cargill Bank conducts business from three offices located in Putnam, Woodstock and Quinebaug, Connecticut. Cargill is subject to regulation by the Office of Thrift Supervision (the "OTS") and the Commissioner of Banking of the State of Connecticut. As of June 30, 1998, Cargill had total assets of $47,908,000, total deposits of $42,442,000, net loans of $33,961,000 and shareholders' equity of $3,411,000.


WHAT CARGILL SHAREHOLDERS WILL RECEIVE (SEE PAGE 57)


         If you are a Cargill shareholder and the Merger is approved, you will receive shares of Westbank Common Stock for each share of Cargill Common Stock you own on the date of the Merger. To calculate the exact number of Westbank shares you will receive, we will average the closing prices of Westbank Common Stock for each of the 20 trading days that end five days before the date of the Merger.


         For example, assume that the Merger was approved and had occurred on July 15, 1998. The average closing price of Westbank Common Stock for the 20 days ending on July 10, 1998, five trading days prior to July 15, was $14.13. In this example, you would have received $18.38 worth of Westbank Common Stock for each share of Cargill Common Stock that you owned on July 15.

         In addition to Westbank Common Stock, you will also receive a check for a small amount of cash instead of any fractional shares you might otherwise receive. For instance, if you own 10 shares of Cargill Common Stock, they would be converted into 13 shares of Westbank stock in the Merger, based on the anticipated exchange ratio described in the Merger Agreement of 1.3008 X 10. If the average closing price was $14.13, instead of receiving a .008 shares of Westbank Common Stock, you would be paid $.11.



         Assuming that the actual average closing price was $10.625, the closing price per share of Westbank Common Stock on October 30, 1998, the Exchange Ratio would be 1.4167 and you would receive $15.05 worth of Westbank Common Stock for each share of Cargill Common Stock that you own. In such event, if you own 10 shares of Cargill Common Stock, they would be converted into 14 shares of Westbank Common Stock and $.18 in cash in the Merger based upon an exchange ratio of 1.4167 x 10.


         Cargill can terminate the Merger Agreement if the actual average closing price of Westbank Common Stock is less than $12.00 per share, unless Westbank agrees to issue more Westbank Common Stock so that you will receive at least $17.00 value per share in Westbank Common Stock. However, Westbank is not required to issue more shares, and it is possible under these circumstances that the Cargill Board of Directors (the "Cargill Board") could conclude that proceeding with the Merger at the lower price would still be in your best interest and consistent with the Cargill Board's fiduciary duties and permit the Merger to proceed without obtaining additional shareholder approval.


         Solely by way of example, if the $10.625 closing price of Westbank Common Stock on October 30, 1998 were the actual average closing price and the Cargill Board voted to terminate the Merger Agreement unless Westbank increased the consideration, and if the Westbank Board chose to increase the consideration to $17.00 worth of Westbank Common Stock (which it is not obligated to do), the Exchange Ratio would be 1.6 and you would receive $17.00 worth of Westbank Common Stock for each share of Cargill Common Stock that you own. In such event, if you own 10 shares of Cargill Common Stock, they would be converted into 16 shares of Westbank Common Stock.

         You should not send in your Cargill stock certificates until we notify you to do so after the Merger takes place.

REASONS FOR THE MERGER

         After considering various alternatives that would allow it to improve its overall performance and earnings potential, Cargill approached several financial institutions, including Westbank, to discuss strategic alliances. Cargill eventually focused on Westbank, believing that a combination of the two companies could expand the resources of each and give both the opportunity to enhance shareholder value and to offer a greater variety of products and services. The ensuing negotiations resulted in the Merger Agreement.

         Both Westbank and Cargill recognize that the banking industry, nationally and in New England, is undergoing substantial consolidation. Banking laws and regulations now permit banks to offer new types of financial services to businesses and consumers and have eliminated barriers to interstate operations. Westbank and Cargill each offers various products and services not currently provided by the other. By combining, we expect to become more efficient and to be better positioned to expand beyond our current market areas. Combining the companies should enable us to increase revenues, reduce costs and improve services. We believe that our combined company will not only enable Cargill to maximize long-term shareholder value while serving the interests of its customers, suppliers, employees and community, but will also further the interests of Westbank and its shareholders.

         In deciding to approve and recommend the Merger Agreement, our Cargill Board considered a number of factors, including the financial strength, enhanced prospects and opportunities for growth of the combined organization; the potential benefits to our shareholders; the effects on our customers, suppliers, employees and communities; the value of the stock Westbank offered and how it compared with other preliminary, informal proposals made at the time; and the opinions of our financial advisers that the stock being offered by Westbank is fair from a financial point of view.

         You can find a more detailed discussion of the background to the Merger Agreement and our reasons for the Merger in this Proxy Statement-Prospectus under the heading entitled "THE MERGER," at page 41.

RECOMMENDATION TO SHAREHOLDERS

         The Cargill Board believes that the Merger is in your best interest and unanimously recommends that you vote FOR the proposal to approve the Merger Agreement.


REQUIRED VOTE; SHAREHOLDERS' AGREEMENTS (SEE PAGES 37 AND 69)


         The Merger Agreement must be approved by the holders of two-thirds of all outstanding shares of the Common Stock of Cargill.


         The directors and executive officers of Cargill have agreed that they will vote all 63,495 shares of Cargill stock owned or controlled by them in favor of the Merger Agreement. This represents approximately 21.9% of the outstanding shares of Cargill.



OWNERSHIP OF WESTBANK FOLLOWING THE MERGER (SEE PAGE 70)



         Westbank expects to issue shares of its stock to Cargill shareholders in connection with the Merger, which would constitute between 8% and 15% of the outstanding stock of Westbank after the Merger. The shares will be listed for trading on the Nasdaq National Market.

MANAGEMENT AND OPERATIONS AFTER THE MERGER (SEE PAGE 70)



         After the Merger takes place, the management and Board of Directors of Westbank and Cargill Bank will consist of those individuals who served immediately prior to the Effective Time (as such term is defined below), except that Donald R. Chase, the President and Chief Executive Officer and a director of Westbank, will join the Board of Cargill Bank, and one of the current directors of Cargill will join the Westbank Board of Directors (the "Westbank Board"). In addition, such other individuals as may be designated by Westbank will be asked to serve on the Cargill Bank Board to constitute a majority of the Cargill Bank Board of Directors and a new President and Chief Executive Officer for Cargill Bank will be appointed by Westbank to replace Robert G. Eggleston, Jr. who resigned in October 1998.



OPINIONS OF FINANCIAL ADVISERS (SEE PAGE 46)



         Cargill asked its financial adviser, Ostrowski & Company, Inc. ("O&Co.") for advice on the fairness of the amount that Westbank is offering to Cargill shareholders in the Merger. O&Co. performed a number of analyses in which it compared the companies' historical stock prices and other measures of financial performance, compared the financial terms of the Merger to those of other publicly announced transactions, and estimated the relative values of Westbank and Cargill based on past and anticipated future performance and the benefits that could be expected from the Merger. O&Co. delivered an opinion to Cargill that the exchange ratio of Westbank stock for Cargill stock in the Merger is fair to Cargill's shareholders from a financial point of view. Northeast Capital & Advisors, Inc. ("NECA") also delivered an opinion to Westbank stating that the exchange ratio of the Merger is fair from a financial point of view to Westbank and its shareholders. These opinions are attached as Appendix B and Appendix C to this Proxy Statement-Prospectus.



CONDITIONS TO THE MERGER (SEE PAGE 62)


         To complete the Merger, we must meet a number of conditions in addition to obtaining the vote of our shareholders, including the following:

         - no law or injunction may effectively prohibit the Merger;

         - we must receive all necessary approvals of governmental authorities; and


         - we must receive a legal opinion that the Merger will be treated as a tax-free reorganization under the Internal Revenue Code.


         In some instances, if we wish to waive a condition, we may be required to resolicit the approval of the shareholders of Cargill.


TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 64)



         In addition to terminating the Merger Agreement if Westbank's stock price falls below $12.00 per share, unless Westbank increases the number of shares of Westbank stock to be exchanged for each share of Cargill stock, Cargill can decide to terminate the Merger Agreement without completing the Merger, and either of Cargill or Westbank can terminate the Merger Agreement, if any of the following occurs:


         - the Merger is not completed by March 31, 1999;

         - the Merger is not approved by Cargill shareholders;

         - a court or other governmental authority permanently prohibits the Merger; or

         - the other party breaches or materially fails to comply with any of its representations, warranties or obligations under the Merger Agreement.


AMENDMENT, WAIVER AND EXTENSION OF THE MERGER AGREEMENT (SEE PAGE 64)


         We may amend the Merger Agreement at any time before the Merger actually takes place, and may agree to extend the time within which any action required by the Merger Agreement is to take place. Similarly, without resoliciting and obtaining further approval from shareholders, Cargill can waive the requirement that Cargill's shareholders must receive $17.00 per share if Westbank's Common Stock price falls below $12.00 per share if the Cargill Board concludes that proceeding with the Merger at the lower price would still be in Cargill's Shareholders best interest and consistent with the Cargill Board's fiduciary duties.

REGULATORY APPROVALS (SEE PAGE 64)

         The Merger must be approved by the Federal Reserve Board, the Commissioner of the Connecticut Department of Banking and the Massachusetts Board of Bank Incorporation, and Westbank has filed applications with those agencies seeking the necessary approvals, which are still pending. Westbank must notify the OTS after consummation of the Merger and request deregistration of Cargill as a unitary savings and loan holding company. If the Federal Reserve Board approves the Merger, the United States Department of Justice has up to 30 days in which to challenge such approval on antitrust grounds. It is possible that some of these governmental authorities may impose conditions for granting approval. We cannot predict with certainty whether we will obtain the required regulatory approvals within the time frame contemplated by the Merger Agreement or on conditions that would not be detrimental to either Westbank or Cargill or the combined company.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 72)


         We have structured the Merger so that Westbank, Cargill and Cargill's shareholders will not recognize any gain or loss for federal income tax purposes in the Merger, except for taxes payable because of cash received by Cargill shareholders instead of fractional Westbank shares or pursuant to the exercise of dissenters' rights as described below.

STOCK OPTION AGREEMENT (SEE PAGE 66)


         In connection with the Merger Agreement, Cargill granted Westbank an option to purchase up to 84,804 shares of Cargill Common Stock at an exercise price of $12.00 per share. Westbank may exercise this option only if certain events ordinarily associated with another party attempting to "break up" the Merger and acquire Cargill occur. As of this date, none of those events has occurred. Under the option agreement, if any such event did occur and Westbank were entitled to exercise the option, it would also be entitled to consequential damages, as well as a reimbursement of its costs and fees of $150,000 from Cargill. The option and the fees were granted as an incentive to Westbank to proceed with the Merger, and may discourage other persons who might be interested in acquiring Cargill.

APPRAISAL RIGHTS AND DISSENTING SHAREHOLDERS (SEE PAGE 39)

         Holders of Cargill Common Stock who do not vote in favor of the Merger and who follow certain procedures set forth in the law will be entitled to dissenters' rights under Section 262 of Title 8 of the Delaware General Corporation Law. The text of the pertinent statutory provisions is attached as Appendix D. Holders of Westbank Common Stock will not vote and do not have dissenters' rights in connection with the Merger.


CERTAIN DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS


         Once the Merger occurs, Cargill's shareholders (other than dissenting shareholders) will automatically become shareholders of Westbank, and their rights will be governed by Massachusetts law rather than Delaware law and by Westbank's corporate governing documents, including its articles of organization and bylaws. You can find a detailed discussion of the differences between the rights of Cargill and Westbank shareholders in this Proxy Statement-Prospectus under the heading entitled "COMPARISON OF THE RIGHTS OF HOLDERS OF WESTBANK COMMON STOCK AND CARGILL COMMON STOCK" at page 101.


MARKET PRICES AND DIVIDEND DATA

         Westbank Common Stock is listed for trading on the Nasdaq National Market System under the symbol "WBKC". Cargill Common Stock is not listed for trading on any market.

         The following table shows the range of high and low bid prices for Westbank Common Stock and Cargill Common Stock during each quarter since January 1, 1996. It also shows the quarterly cash dividends paid by Westbank and Cargill on their shares. The source of the Westbank bid ranges is the local newspaper's listing of the NASD regional market quotations. The source of the Cargill bid ranges is Fechtor, Detwiler and Co., Inc., a market maker in Cargill's Common Stock.


                                                                                    CASH DIVIDENDS
                                       WESTBANK                CARGILL               PER SHARE OF
                                     COMMON STOCK            COMMON STOCK            COMMON/STOCK
                                      HIGH / LOW              HIGH / LOW           WESTBANK  CARGILL

QUARTER ENDED

1996
         March 31                 $8  1/4    $6  3/4       $6  7/8    $6  7/8       $ 0.06    $0
         June 30                   8  3/4     7  5/8        7          7              0.06     0
         September 30              8  3/8     7  1/4        7  1/2     7  1/4         0.06     0
         December 31               9  3/4     7  1/2        7 11/16    7  1/2         0.06     0

                                                                                    CASH DIVIDENDS
                                       WESTBANK                CARGILL               PER SHARE OF
                                     COMMON STOCK            COMMON STOCK            COMMON/STOCK
                                      HIGH / LOW              HIGH / LOW           WESTBANK  CARGILL

QUARTER ENDED

1997
         March 31                $10         $8  3/4       $7  1/2    $7  5/16       $0.075   $0
         June 30                   9  1/2     8  1/2        8  3/4     8              0.075    0
         September 30             11          8  5/8        9          8  3/4         0.075    0
         December 31              13  5/8    10  5/8       10         10              0.075    0

1998
         March 31                $17  1/4   $12           $11  1/8   $11  1/8        $0.10    $0
         June 30                  16  1/4    13  7/8       11  1/2    11              0.10     0
         September 30             14  3/4    10            11  1/2    11  1/2         0.10     0
         Through October 30       11          9  3/8       11  1/2    11  1/2         0.10     0



         On July 1, 1998, 1998, Westbank announced a quarterly dividend of $.10 per share payable on July 20, 1998 to holders of record as of the close of business on July 14, 1998. On October 1, 1998, Westbank announced a quarterly dividend of $.10 per share payable on October 20, 1998 to holders of record as of the close of business October 14, 1998.



         On July 14, 1998, the last business day before the Merger was announced, the closing price for a share of Westbank stock was $14.13 and the most recent sales price for a share of Cargill stock was $11.50. If $14.13 had been the average of the closing bid prices under the Merger Agreement, a Cargill shareholder receiving Westbank stock in exchange for a share of Cargill stock on that day under the terms of the Merger Agreement would have received shares of Westbank stock with a value of $18.38 ($14.13 X 1.3008). On October 30, 1998, the closing price of the Westbank Common Stock was $10.625 per share. If that was the actual average closing price, a Cargill shareholder would receive stock with a value of $15.05 [$10.625 X 1.4167]. However, Cargill can terminate the Merger Agreement if the actual average closing price of Westbank Common Stock is less than $12.00 per share, unless Westbank agrees to issue more Westbank Common Stock so that Cargill Shareholders will receive at least $17.00 value per share in Westbank Common Stock. However, Westbank is not required to issue more shares, and it is possible under these circumstances that the Cargill Board could conclude that proceeding with the Merger at the lower price would still be in your best interest and consistent with the Cargill Board's fiduciary duties and permit the Merger to proceed without obtaining additional shareholder approval.



         Assuming that the $10.625 closing price of Westbank Common Stock on October 30, 1998 was the actual average closing price and that the Cargill Board voted to terminate the Merger Agreement unless Westbank increased the consideration, and assuming that the Westbank Board chose to increase the consideration to $17.00 worth of Westbank Common Stock, the Exchange Ratio would be 1.6 and Cargill Shareholders would receive $17.00 worth of Westbank Common Stock for each of their shares of Cargill Common Stock. In such event, a Cargill shareholder owning 10 shares of Cargill Common Stock, would receive 16 shares of Westbank Common Stock.

FUTURE WESTBANK ACQUISITION ACTIVITY

         Both nationally and in New England, the banking industry is undergoing a period of consolidation marked by numerous mergers and acquisitions. Westbank has no formal plan to acquire other banking or thrift institutions, but it may occasionally be presented with opportunities before or after the Merger to acquire existing institutions that could expand and strengthen Westbank's market position. If such an opportunity arises, Westbank may engage in discussions or negotiations about the target company, and may acquire or seek to acquire such entity. If the purchase price for any such acquisition were to include a premium over the target's book or market value, which is not unusual, Westbank's book value might be diluted, at least in the short term.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

         Each company makes forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of our companies set forth under "Recommendation of the Cargill Board and Reasons for the Merger," "Recommendation of the Westbank Board and Reasons for the Merger" and "Opinions of Financial Advisers" and statements preceded by, followed by or including words such as "believes," "anticipates," "plans", "expects" and similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that the following important factors, in addition to those discussed elsewhere in this document and the documents we incorporate by reference, could affect the future results of the companies and could cause those results to differ materially from those expressed in our forward-looking statements:

         1. our revenues after the Merger are lower than we expect, our restructuring charges are higher than we expect, we lose more deposits, customers or business than we expect, or our operating costs after the Merger are greater than we expect;


         2. competition among depository and other financial institutions increases significantly;

         3. we have more trouble obtaining regulatory approvals for the Merger than we expect;

         4. we have more trouble integrating our businesses or retaining key personnel than we expect;

         5. our costs savings from the Merger are less than we expect, or we are unable to obtain those cost savings as soon as we expect;

         6.       changes in the interest rate environment reduce our margins;

         7. general economic or business conditions are worse than we expect;

         8. legislative or regulatory changes adversely affect our business;

         9. technological changes and systems integration are harder to make or more expensive than we expect; and

         10.      adverse changes occur in the securities markets.

                              RECENT DEVELOPMENTS

Westbank


         Westbank reported net income of $910,000 or $0.24 basic and diluted earnings per share for the third quarter ended September 30, 1998, an 11% increase compared to $818,000 or $0.23 basic and diluted earnings per share for the quarter ended September 30, 1997.


     For the nine month period ended September 30, 1998, earnings totaled $2,600,000, a 20% increase compared to earnings of $2,200,000 for the nine months ended September 30, 1997. Basic earnings per share was $0.70 and $0.63 for the nine months ended September 30, 1998 and 1997, respectively. Diluted earnings per share was $0.68 and $0.61 for the nine months ended September 30, 1998 and 1997, respectively.

     As of September 30, 1998 assets totaled $357,000,000, an increase of 11% over the same period in 1997. Total loans grew by $14,900,000 or 6% while investments increased to $67,300,000, a growth of $14,700,000 or 28%.


     Westbank also showed a 7% or $22,200,000 increase in deposits compared to September 30, 1997. The growth in all deposit categories is attributable to Park West's new relationship account and expanded branch network.


     For the first nine months of 1998, Westbank's return on average assets was 1.07% and the return on average equity totaled 13.72%.

Cargill

     Cargill reported net income of $121,000 for the year ended September 30, 1998, a 21% decrease compared to $153,000 for the year ended September 30, 1997. Basic earnings per share was $.44 for 1998 and $.58 for 1997. Diluted earnings per share was $.40 for 1998 and $.54 for 1997.

     As of September 30, 1998, assets totaled $48,241,000, an increase of 2% over the same period in 1997. Total loans decreased by $2,485,000 or 7% while investments increased to $10,529,000, a growth of $5,147,000 or 96%.

     Cargill also showed $42,995,000 in deposits at September 30, 1998 compared to $43,119,000 at September 30, 1997.

     For the year ended 1998, Cargill's return on average assets was .25% and the return on average equity totaled 3.7%.


     The institution that first expressed an interest in a possible transaction with Cargill contacted Cargill after the Westbank Merger Agreement was executed and announced to the public to express its dissatisfaction with the process that had produced an agreement with Westbank while its offer was outstanding. Such institution asserted that Cargill breached its obligations under the letter of intent with that institution, and its attorneys sent a letter to Cargill demanding to be reimbursed for the costs and expenses it incurred in connection with such institution's negotiations and attempted acquisition of Cargill. Cargill has retained counsel and responded, refusing the demand. Cargill stated in its response that it had fully satisfied its obligations under the letter of intent with the ultimately unsuccessful institution and that Cargill believed such institution's factual and legal claims to the contrary were without merit.



     On October 27, 1998, Cargill notified the Office of Thrift Supervision and the Commissioner of Banking for the State of Connecticut that Robert G. Eggleston, Jr. had resigned from his positions as President and Chief Executive Officer of Cargill Bank and Secretary of Cargill and from his seat as a director on both Boards, in order to pursue a professional opportunity elsewhere in Connecticut. Cargill has chosen its Senior Vice President-Chief Financial Officer, Howard Stanton III, to assume the duties of acting President to oversee the operations of Cargill Bank through the date of the Merger. Following consummation of the transaction, Westbank will select a new president and chief executive officer for Cargill Bank and Mr. Stanton is expected to return to his duties as Senior Vice President-Chief Financial Officer of Cargill Bank.

                           COMPARATIVE PER SHARE DATA

         The following table sets forth certain historical per share, pro forma combined per share and pro forma equivalent per share information with respect to Westbank Common Stock and Cargill Common Stock at the dates and for the periods presented, giving effect to the Merger using the pooling-of-interests method of accounting, based on an Exchange Ratio of 1.3008 and assuming that 360,080 shares of Westbank Common Stock are issued in the Merger and based upon the assumptions described in the Notes to Pro Forma Condensed Combined Financial Statements (Unaudited) included elsewhere herein. See "THE MERGER-Accounting Treatment" and "Pro Forma Condensed Combined Financial Statement (Unaudited)."

         The selected per share data set forth below should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements of Westbank, including the related notes, incorporated herein by reference, and the historical consolidated financial statements of Cargill, including the related notes, and the "Pro Forma Condensed Combined Financial Statements (Unaudited)" included elsewhere herein. See "WHERE YOU CAN FIND MORE INFORMATION," "INFORMATION INCORPORATED BY REFERENCE" and the historical consolidated financial statements of Cargill included elsewhere herein. The data set forth below is not necessarily indicative of the results of the future operations of Westbank upon consummation of the Merger or the actual results that would have been achieved had the Merger been consummated prior to the periods presented.

                   COMPARATIVE PER SHARE FINANCIAL INFORMATION


                                                      WESTBANK                                  CARGILL COMMON
                                                    COMMON STOCK                                    STOCK

                                                              PRO FORMA
                                                          COMBINED CONTINUING                               PRO FORMA
                                            HISTORICAL      CORPORATION (1)              HISTORICAL(2)      EQUIVALENT
Basic income (loss)(4)(5)(7):
   Six months ended June 30, 1998             $ .46            $ .45                        $ .42             $ .59
   Year ended December 31, 1997                 .93              .88                          .58              1.14
   Year ended December 31, 1996                 .68              .59                         (.42)              .77
   Year ended December 31, 1995                 .74              .69                          .28               .90

Diluted income (loss) per share (4)(5)(7):
   Six months ended June 30, 1998               .45              .43                          .37               .56
   Year ended December 31, 1997                 .89              .85                          .54              1.11
   Year ended December 31, 1996                 .66              .57                         (.42)              .74
   Year ended December 31, 1995                 .72              .67                          .28               .87

Cash dividends declared per
   common share (5)(6)
   Six months ended June 30, 1998               .20              .20                           --               .26
   Year ended December 31, 1997                 .30              .30                           --               .39
   Year ended December 31, 1996                 .24              .24                           --               .31
   Year ended December 31, 1995                 .20              .20                           --               .26

Book value per common share at:
   June 30, 1998                               6.91             7.02 (3)(7)                 11.98              9.13 (3)(7)
   December 31, 1997                           6.63             6.78 (3)(7)                 11.73              8.82 (3)(7)



-----

(1) Reflects the assumed issuance of 360,080 shares of Westbank Common Stock in the merger based upon an exchange ratio of 1.3008 assuming the average closing price is $14.13. See "Notes to Pro Forma Condensed Combined Financial Statement (Unaudited)."

(2) The information above reflects Cargill's historic financial data at and for the six months ended March 31, 1998, and at and for the years ended September 30, 1997, 1996, and 1995.



(3) Pro forma book value per share of Westbank Common Stock was calculated by dividing total pro forma combined shareholders' equity amounts as of the applicable date by the sum of (i) the total shares of Westbank Common Stock outstanding as of the applicable date and (ii) the total shares of Cargill Common Stock outstanding as of the applicable date, 276,814 at March 31, 1998 and 257,227 at September 30, 1997, multiplied by the Exchange Ratio of 1.3008 shares of Westbank Common Stock for each share of Cargill Common Stock. Pro forma equivalent combined book value per share of Cargill Common Stock represents the pro forma combined book value per share of Westbank Common Stock multiplied by the Exchange Ratio of 1.3008, assuming that the actual average closing price was the $14.13 closing per share price of Westbank Common Stock on July 15, 1998. The Exchange Ratio is subject to adjustment based on the actual average closing price.



(4) Westbank pro forma combined basic and diluted income per share represents historical net income available to common stockholders for Westbank and Cargill combined on the assumption that Westbank and Cargill had been combined for the periods presented on a pooling-of-interests basis, divided by the number of basic weighted average shares (for basic earnings per share) and diluted weighted average shares. Diluted weighted average shares includes the effect of potentially dilutive securities such as stock options, as applicable, of Westbank Common Stock which would have been issued and outstanding assuming the Merger had been completed at the beginning of the period based on an Exchange Ratio of 1.3008 shares of Westbank Common Stock for each share of Cargill Common Stock. Per common share amounts assuming dilution were computed assuming the exercise of stock options and repurchase of common stock with the proceeds resulting from such exercise using the average market price per share of Westbank Common Stock or Cargill Common Stock, as appropriate, for the applicable period. The pro forma combined income information does not reflect Merger costs, expense savings or revenue enhancements that may occur as a result of the Merger. See "Notes to Pro Forma Condensed Combined Financial Statements (unaudited)." Cargill equivalent pro forma earnings per common share amounts represent Pro Forma Combined Continuing Corporation amounts multiplied by an Exchange Ratio of
         1.3008 shares of Westbank Common Stock for each share of Cargill Common Stock, assuming that the actual average closing price was the $14.13 closing per share price of Westbank Common Stock on July 15, 1998. The Exchange Ratio is subject to adjustment based on the actual average closing price.



(5) Income per share and cash dividends declared per common share information reflects Westbank and Cargill for their years ended December 31 and September 30, respectively, and for the six months ended June 30, 1998 and March 31, 1998, respectively.



(6) Westbank pro forma combined dividends declared per common share represent historical dividends paid by Westbank. Westbank, as the resulting corporation from the Merger will pay dividends at a rate to be determined by Westbank Board of Directors; it is anticipated that the initial dividend will be at the most recent rate paid by Westbank. Cargill pro forma equivalent dividends declared per common share represent Westbank pro forma dividends declared per common share multiplied by an Exchange Ratio of 1.3008, assuming that the actual average closing price was the $14.13 closing per share price of Westbank Common Stock on July 15, 1998. The Exchange Ratio is subject to adjustment based on the actual average closing price.



(7) Assuming that the actual average closing price was $10.625 per share, the closing price per share of Westbank Common Stock on October 30, 1998, the Exchange Ratio would be 1.4167 and the pro forma data set forth above would be reduced accordingly. Alternatively, if the actual average closing price of Westbank was less than $12.00 per share, the Board of Cargill could decide to terminate the Merger Agreement unless the Board of Westbank decided to increase the consideration to equal $17.00 per share in Westbank Common Stock for each share of Cargill Common Stock. The Exchange Ratio is subject to adjustment based on the actual average closing price.

           SELECTED HISTORICAL FINANCIAL DATA OF WESTBANK (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                  The following table sets forth certain consolidated financial and other data of Westbank at the dates and for the periods indicated. The consolidated financial information for the six-month periods ended June 30, 1998 and 1997 has not been audited, but in the opinion of management of Westbank, all adjustments necessary for a fair presentation have been included. All such adjustments are of a normal, recurring nature. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of the results of operations that may be expected for the entire year. For additional financial information about Westbank, reference is made to the "Management Discussion and Analysis of Financial Results" and the Consolidated Financial Statements of Westbank and related notes incorporated by reference herein.

                                             AS OF OR FOR THE
                                                SIX MONTHS                           AS OF OR FOR THE YEARS ENDED
                                              ENDED JUNE 30                                   DECEMBER 31
                                          ----------------------    --------------------------------------------------------------
                                               1998         1997         1997         1996         1995         1994          1993
RESULTS OF OPERATIONS:
Interest income                           $  12,106    $  11,126    $  23,156    $  20,600    $  20,261    $  17,046     $  16,809
Interest expense                              5,561        4,945       10,372        8,758        8,540        6,199         6,736
                                          ---------    ---------    ---------    ---------    ---------    ---------     ---------
Net interest income                           6,545        6,181       12,784       11,842       11,721       10,847        10,073
Provision for loan losses (6)                    19          190          190          868        2,690        1,473           790
                                          ---------    ---------    ---------    ---------    ---------    ---------     ---------

Net interest income after
provision for loan losses                     6,526        5,991       12,594       10,974        9,031        9,374         9,283
Noninterest income                            1,206          991        2,261        2,140        2,917        2,459         2,861
Noninterest expense                           4,913        4,616        9,313        9,272        8,515       10,088        10,072
                                          ---------    ---------    ---------    ---------    ---------    ---------     ---------
Income before income taxes and
cumulative effect of accounting change        2,819        2,366        5,542        3,842        3,433        1,745         2,072
Income tax expense (benefit)                  1,095          992        2,311        1,594        1,080         (430)          525
                                          ---------    ---------    ---------    ---------    ---------    ---------     ---------
Net income before cumulative effect of
change in accounting principle                1,724        1,374        3,231        2,248        2,353        2,175         1,547
                                          ---------    ---------    ---------    ---------    ---------    ---------     ---------

Cumulative effect of change in
accounting principle (7)                         --           --           --           --           --           --           400
                                          ---------    ---------    ---------    ---------    ---------    ---------     ---------
Net income                                $   1,724    $   1,374    $   3,231    $   2,248    $   2,353    $   2,175     $   1,947
                                          =========    =========    =========    =========    =========    =========     =========

   BALANCE SHEET DATA:

Total assets                              $ 350,922    $ 307,896    $ 308,265    $ 284,909    $ 253,777    $ 243,313     $ 228,863
Loans receivable, gross                     255,888      233,641      235,263      220,673      200,971      196,002       178,069

Allowance for possible loan losses            2,504        2,560        2,848        2,481        3,707        3,325         3,472
Investment securities                        61,543       46,850       54,591       35,682       35,569       29,547        31,979
Deposits                                    304,652      274,362      271,560      255,491      227,962      218,563       202,431
Borrowings                                   18,552       10,778       11,884        8,769        7,177        8,625        12,420
Total shareholders' equity                   26,044       21,252       23,751       19,745       17,703       15,344        13,271

PER SHARE DATA:

Net income (1):
      Basic                                        $     0.46  $     0.40   $     0.93   $     0.68   $     0.74
      Diluted                                      $     0.45  $     0.39   $     0.89   $     0.66   $     0.72
Cash dividends paid                                $     0.20  $     0.15   $     0.30   $     0.24   $     0.20
Book value (2)                                     $     6.91  $     6.12   $     6.63   $     5.90   $     5.50
Weighted average shares outstanding:
      Basic                                         3,744,757   3,473,046    3,487,160   3,285,093    3,181,742
      Diluted                                       3,849,895   3,543,085    3,612,919   3,404,242    3,271,875
SELECTED FINANCIAL RATIOS (3):

Return on average assets (4)                             1.08%        .95%        1.07%        .84%         .93%
Return on average shareholders' equity (4)              13.69%      13.42%       15.03%      12.11%       14.04%
Net interest margin (4)(5)                               4.30%       4.50%        4.48%       4.73%        4.94%
Cash dividends paid per share as a percentage of
basic income per share                                  43.47%      37.50%       32.26%      35.29%       27.03%
Equity to total assets                                   7.42%       6.90%        7.70%       6.93%        6.98%
Core (leverage) capital ratio at period end              7.40%       6.93%        7.68%       6.97%        6.95%
Total risk-based capital ratio at period end            12.69%      11.71%       12.71%      11.69%       11.24%
Allowance for loan losses to total gross loans           0.98%       1.10%        1.21%       1.12%        1.84%
Nonperforming assets to total assets                     0.22%       0.57%        0.45%       0.95%        3.11%
Net charge-offs (recoveries) as a percentage of
average loans (4)                                        1.49%        .05%        (.08)%      1.00%        1.17%

Other real estate owned as a percentage of total
assets                                                    .08%        .10%         .05%        .12%         .51%
-------------


PER SHARE DATA:

Net income (1):
      Basic                                         $     0.69        $     0.49
      Diluted                                       $     0.68        $     0.48
Cash dividends paid                                         --                --
Book value (2)                                      $     4.89        $     4.25
Weighted average shares outstanding:
      Basic                                         3,132,934         3,118,725
      Diluted                                       3,203,985         3,190,486
SELECTED FINANCIAL RATIOS (3):

Return on average assets (4)                              .93%              .86%
Return on average shareholders' equity (4)              14.77%            15.80%
Net interest margin (4) (5)                              5.01%             4.85%
Cash dividends paid per share as a percentage of
basic income per share                                     --                --
Equity to total assets                                   6.31%             5.80%
Core (leverage) capital ratio at period end              6.37%             5.80%
Total risk-based capital ratio at period end             9.80%             8.98%
Allowance for loan losses to total gross loans           1.70%             1.95%
Nonperforming assets to total assets                     3.06%             3.08%
Net charge-offs (recoveries) as a percentage of
average loans (4)                                         .89%              .44%

Other real estate owned as a percentage of total
assets                                                    .64%             1.38%
-------------


(1) Reflects the adoption in 1997 of SFAS No. 128 "Earnings Per Share." Prior periods have been restated.

(2) Common shareholders' equity divided by total shares of common stock outstanding.

(3) With the exception of end-of-period ratios, all ratios are based on average daily balances.

(4) Selected financial ratios for the six months ended June 30, 1998 and 1997, are presented on an annual basis.

(5) Net interest income on a tax equivalent basis divided by average interest earning assets. Net interest income on a tax equivalent basis is based on the federal statutory rate of 34% and applicable state rates.

(6) The increase in the provision for loan losses during 1995 was attributable to the increase in non-performing loans.

(7) Represents the adoption of Financial Accounting Standard No. 109, "Accounting for Income Taxes."

            SELECTED HISTORICAL FINANCIAL DATA OF CARGILL (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

       The following table sets forth certain financial and other data of Cargill at the dates and the periods indicated. The table has been derived from, and should be read in conjunction with, the historical financial statements of Cargill, including the notes related thereto. The financial information for the six month periods ended March 31, 1998 and 1997 have not been audited, but in the opinion of management of Cargill, all adjustments necessary for a fair presentation have been included. All such adjustments are of a normal, recurring nature. The results of operations for the six months ended March 31, 1998 are not necessarily indicative of the results of operations that may be expected for the entire year. For additional financial information about Cargill, reference is made to the index to Cargill Consolidated Financial Statements and the more detailed financial information contained elsewhere herein.

                                                             AS OF OR FOR THE
                                                                SIX MONTHS            AS OF OR FOR THE YEARS ENDED
                                                               ENDED MARCH 31                  SEPTEMBER 30,


                                                               1998        1997        1997        1996         1995
RESULTS OF OPERATIONS:
Interest income                                            $  1,778    $  1,784    $  3,568    $  3,459     $  3,214
Interest expense                                                819         869       1,719       1,766        1,605
                                                           --------    --------    --------    --------     --------
Net interest income                                             959         915       1,849       1,693        1,609
Provision for loan losses                                        22          42         116          76          217
Noninterest income                                               90         132         268         200          187
Net interest income after provision for loan losses             937         873       1,733       1,617        1,392
Noninterest expense (1)                                         825         844       1,753       2,006        1,454
                                                           --------    --------    --------    --------     --------
Income (loss) before income taxes
  and cumulative effect of  accounting change                   202         161         248        (189)         125
Income tax expense (benefit)                                     88          50          95         (78)          52
                                                           --------    --------    --------    --------     --------
Net income (loss) before cumulative effect of
changes accounting principle                                    114         111         153        (111)          73
Cumulative effect of change  in accounting
principle (7)                                                    --          --          --          --           --
                                                           --------    --------    --------    --------     --------
Net income (loss)                                          $    114    $    111    $    153    $   (111)    $     73
                                                           ========    ========    ========    ========     ========
BALANCE SHEET DATA:
Total assets                                               $ 46,973    $ 47,847    $ 47,302    $ 46,894     $ 45,813
Loans receivable, gross                                      34,115      37,663      35,853      36,974       36,585
Allowance for possible loan losses                              238         238         209         218          217
Investment securities                                         7,671       4,827       5,382       4,902        4,082
Deposits                                                     42,806      44,047      43,119      42,523       41,516
Borrowings                                                       --          --          --         500          500
Total shareholders' equity                                    3,315       3,082       3,167       2,971        3,083
PER SHARE DATA:
Net income (loss) (2):
    Basic                                                  $   0.42    $   0.43    $   0.58    ($  0.42)    $   0.28
    Diluted                                                $   0.37    $   0.37    $   0.54    ($  0.42)    $   0.28

                                                                1994         1993
RESULTS OF OPERATIONS:
Interest income                                             $  2,601     $  2,747
Interest expense                                               1,282        1,359
                                                            --------     --------
Net interest income                                            1,319        1,388
Provision for loan losses                                         55           14
Noninterest income                                               182          179
Net interest income after provision for loan losses            1,264        1,374
Noninterest expense (1)                                        1,146        1,116
                                                            --------     --------
Income (loss) before income taxes
  and cumulative effect of  accounting change                    300          437
Income tax expense (benefit)                                     123          199
                                                            --------     --------
Net income (loss) before cumulative effect of
changes accounting principle                                     177          128
Cumulative effect of change  in accounting
principle (7)                                                    (22)          --
                                                            --------     --------
Net income (loss)                                           $    155     $    238
                                                            ========     ========
BALANCE SHEET DATA:
Total assets                                                $ 41,501     $ 38,671
Loans receivable, gross                                       32,709       31,981
Allowance for possible loan losses                                77           39
Investment securities                                          4,033        2,916
Deposits                                                      38,105       35,245
Borrowings                                                        --           --
Total shareholders' equity                                     3,011        2,857
PER SHARE DATA:
Net income (loss) (2):
    Basic                                                   $   0.67     $   0.78
    Diluted                                                 $   0.67     $   0.78


Cash dividends paid (8)                               -           -             -            -           -            -           -
Book value (3)                                   $11.98      $11.76        $11.73       $11.33      $11.76       $11.47       $9.31
Weighted Average Shares Outstanding:
     Basic                                      272,183     262,305       262,569      262,305     262,305      262,305     306,747
    Diluted                                     305,150     304,189       285,680      262,305     262,305      262,305     306,747
SELECTED FINANCIAL RATIOS(4):
Return on average assets(5)                       0.49%       0.46%         0.32%      (0.24)%       0.17%        0.39%       0.63%
Return on average shareholders' equity (5)        7.00%       7.11%         4.86%      (3.46%)       2.44%        5.06%       8.25%
Net interest margin (5)(6)                        4.39%       4.15%         4.25%        3.96%       3.75%        3.44%       3.79%
Cash dividends paid per share as a
  percentage of basic income per share                -           -             -            -           -            -           -
Equity to total assets                            7.06%       6.44%         6.69%        6.34%       6.73%        7.26%       7.39%

Allowance for loan losses to total gross loans    0.70%       0.63%         0.58%        0.59%       0.60%        0.24%       0.12%

Non-performing assets to total assets             1.60%       3.09%         1.71%        2.33%       1.47%        1.61%       0.30%

Net charge-offs (recoveries) as a percentage
 of average loans                                -0.02%       0.06%         0.33%        0.20%       0.22%        0.05%       0.02%

Other real estate owned as a percentage of
   total assets                                   0.51%       1.16%         0.43%        0.63%       0.60%        0.44%       0.25%

---------------------------

(1) Noninterest expense for the year ended September 30, 1996 includes Cargill's share of a special assessment of $272,000 imposed on all financial institutions with deposits insured by Savings Association Insurance Fund ("SAIF").

(2) Reflects the adoption in 1997 of SFAS No. 128, "Earnings Per Share." Prior periods have been restated.

(3) Common shareholders' equity divided by total shares of common stock outstanding.

(4) With the exception of end-of-period ratios, all ratios are based on average daily balances.

(5) Selected financial ratios for the six months ended March 31, 1998 and 1997 are presented on an annual basis.


(6) Net interest income on a tax equivalent basis divided by average interest earning assets. Net interest income on a tax equivalent basis is based on the federal statutory rate of 34% and applicable state tax rates.

(7) Represents the adoption of Financial Accounting Standard No. 109, "Accounting of Income Taxes."

(8) In each of the fiscal years ended September 30, 1993 to 1998, Cargill issued a 5% stock dividend.

                      SELECTED PRO FORMA CONDENSED COMBINED
                        FINANCIAL INFORMATION (UNAUDITED)

         The unaudited selected pro forma condensed combined financial information set forth below gives effect to the Merger under the pooling-of-interests accounting method. The selected pro forma condensed combined operating data treats the Merger as if it had been consummated at the beginning of the respective periods indicated, and the selected pro forma condensed combined balance sheet data treats the Merger as if it had been consummated at the dates indicated. The pro forma condensed combined per common share data gives effect to the assumed issuance of 360,080 shares of Westbank Common Stock based on an Exchange Ratio of 1.3008. The unaudited pro forma historical condensed combined year-end statement of financial condition information reflects Westbank and Cargill at their year-end reporting periods of December 31 and September 30, respectively, and for the annual periods then ended for the statement of operations information. Financial information for six months ended June 30, 1998 and 1997 combine Westbank for such reporting periods with Cargill interim results for the six months ended March 31, 1998 and 1997. Following the Merger, the Continuing Corporation fiscal year, like that of Westbank, will end on December 31. See "Pro Forma Condensed Combined Financial Statements (Unaudited)."

         The selected pro forma condensed combined financial information set forth below is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the dates assumed herein, nor is it necessarily indicative of future operating results or financial position. The selected pro forma condensed combined financial information does not give effect to the anticipated merger costs, expense savings and revenue enhancement opportunities that could result from the Merger or any other items or income or expense which may result from the Merger. See "Pro Forma Condensed Combined Financial Statements (Unaudited)." As a result, the pro forma combined financial information of the continuing corporation at the Effective Time and thereafter may be significantly different from the pro forma financial information presented herein.

                      SUMMARY PRO FORMA FINANCIAL DATA (1)
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                      AS OF OR FOR THE SIX            OF OR FOR THE YEARS
                                             MONTHS END                ENDED DECEMBER 31
                                             ----------                -----------------

                                           1998        1997        1997        1996        1995
BALANCE SHEET DATA:
Total assets                           $397,895    $355,743    $355,567    $331,803    $299,590
Loans receivable, net                   287,261     271,304     271,116     260,346     241,375
Investment securities                    69,214      51,677      59,973      40,584      39,651
Deposits                                347,458     318,409     314,679     298,014     269,478
Borrowed funds                           18,552      10,778      11,884       9,269       7,677
Shareholders' equity                     28,984      24,334      24,658      21,532      19,839

RESULTS OF OPERATIONS:

Interest income                        $ 13,884    $ 12,910    $ 26,724    $ 24,059    $ 23,475
Interest expense                          6,380       5,814      12,091      10,524      10,145
                                       --------    --------    --------    --------    --------
Net interest income                       7,504       7,096      14,633      13,535      13,330
Provision for loan losses                    41         232         306         944       2,907
                                       --------    --------    --------    --------    --------
Net interest income after provision
  for loan losses                         7,463       6,864      14,327      12,591      10,423
Noninterest income                        1,296       1,123       2,529       2,340       3,104
Noninterest expense (2)                   5,738       5,460      11,066      11,278       9,969
                                       --------    --------    --------    --------    --------
Income before income taxes                3,021       2,527       5,790       3,653       3,558
Income taxes                              1,183       1,042       2,406       1,516       1,132
                                       --------    --------    --------    --------    --------
Net income                             $  1,838    $  1,485    $  3,384    $  2,137    $  2,426
                                       ========    ========    ========    ========    ========

COMMON SHARE DATA (3)(4):

Basic income per share                              $  .45       $  .39       $  .88       $  .59       $  .69
Diluted income per share                            $  .43       $  .38       $  .85       $  .57       $  .67

SELECTED FINANCIAL RATIOS (5):

Return on average assets (6)                          1.00%         .88%         .97%         .68%         .81%
Return on average shareholders' equity (6)           12.93%       12.58%       13.73%        9.81%       12.29%
Net interest margin (6)                               4.31%        4.45%        4.45%        4.62%        4.78%
Equity to total assets                                7.38%        6.84%        7.57%        6.85%        6.94%
Core (leverage) capital ratio at
  period end                                          7.26%        6.86%        7.55%        6.88%        6.92%
Total risk-based capital ratio
  at period end                                      12.75%       11.81%       12.67%       11.92%       11.37%
Allowance for loan losses to total gross loans         .94%        1.02%        1.11%        1.04%        1.62%
Nonperforming assets to total assets                   .38%         .91%         .61%        1.14%        2.89%

--------------------

(1) The information reflects Cargill's historical financial data as of or for the six months ended March 31, 1998 and 1997 and as of or for the years ended September 30, 1997, 1996, 1995.

(2) Noninterest expense for the year ended December 31, 1996 included Cargill's share of a special assessment imposed on all financial institutions with deposits insured by SAIF of $272,000.


(3) Westbank pro forma combined basic and diluted income per share represents historical net income available to common stockholders for Westbank and Cargill combined on the assumption that Westbank and Cargill had been combined for the periods presented on a pooling-of-interests basis, divided by the number of basic weighted average shares (for basic income per share) and diluted weighted average shares. Diluted income per share includes the effect of potentially dilutive securities such as stock options, as applicable, of Westbank Common Stock which would have been issued and outstanding assuming the Merger had been completed at the beginning of the period based on an Exchange ratio of 1.3008 shares of Westbank Common Stock for each share of Cargill Common Stock. Assuming that the actual average closing price was $10.625 per share, the closing price per share of Westbank Common Stock on October 30, 1998, the Exchange Ratio would be 1.4167 and the pro forma data set forth above would be reduced accordingly. Alternatively, if the actual average closing price of Westbank was less than $12.00 per share, the Board of Cargill could decide to terminate the Merger Agreement unless the Board of Westbank decided to increase the consideration to equal $17.00 per share in Westbank Common Stock for each share of Cargill Common Stock. The Exchange Ratio is subject to adjustment based on the actual average closing price.


(4) Reflects the adoption in 1997 of SFAS No. 128, "Earnings Per Share." Prior periods have been restated.

(5) With the exception of end-of-period ratios, all ratios are based on average daily balances.

(6) Selected financial ratios for the six months ended June 30, 1998 and 1997, are presented on an annual basis.

                     PRO FORMA CONDENSED COMBINED FINANCIAL
                             STATEMENTS (UNAUDITED)


         The pro forma condensed combined balance sheet as of June 30, 1998, and the related pro forma condensed combined statements of income for the six months ended June 30, 1998 and 1997, and for the years ended December 31, 1997, 1996 and 1995 give effect to the exchange of 100% of the outstanding Cargill Common Stock for Westbank Common Stock. The pro forma information is based on the historical consolidated financial statements, including the notes thereto, of Westbank that are incorporated by reference into this Proxy Statement-Prospectus. See "Information Incorporated by Reference" and "Westbank Selected Consolidated Financial Information" and the historical consolidated financial statements of Cargill, including the notes thereto, included elsewhere herein. See "Index to Cargill Consolidated Financial Statements" and "Cargill Selected Consolidated Financial Information". The unaudited pro forma historical combined income statement information for the years presented reflects Westbank for its year ended December 31, combined with Cargill income statement information for its fiscal year ended September 30, immediately preceding the applicable Westbank year end. Financial information for the six months ended June 30, 1998 and 1997 combine Westbank for such reporting periods with Cargill interim results for the six months ended March 31, 1998 and 1997, respectively.

         The pro forma information set forth below gives effect to the Merger under the pooling-of-interests method of accounting. See "THE MERGER- Accounting Treatment." The pro forma condensed combined statements of income give effect to the Merger as if it had occurred at the beginning of each period presented. The pro forma condensed combined balance sheets give effect to the Merger as if it had occurred as of the balance sheet date. The pro forma combined per share data gives effect to the assumed issuance of 360,080 shares of Westbank Common Stock, based on an Exchange Ratio of 1.3008, which would result in 4,127,393 shares of Westbank Common Stock outstanding following the Merger based upon June 30, 1998 pro forma information. See "Notes to Pro Forma Condensed Combined Financial Statements (Unaudited)."

         This pro forma information may not necessarily be indicative of the operating results or financial position that would have actually occurred if the Merger had been consummated at the beginning of each period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma information does not give effect to the anticipated merger costs or to the anticipated expense savings and revenue enhancements that could result from the Merger or any other items of income or expense which may result from the Merger. See "Notes to Pro Forma Condensed Combined Financial Statements (Unaudited)."

                              WESTBANK CORPORATION
             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET(1)
                               AS OF JUNE 30, 1998
                             (DOLLARS IN THOUSANDS)

                                           HISTORICAL                              PRO FORMA
                                                                                  ADJUSTMENTS
                                       WESTBANK        CARGILL(*)          DEBIT                CREDIT             COMBINED
ASSETS

Cash and due from banks                $ 26,229         $  3,300                                                     29,529
Investment securities
  available for sale                     28,446            2,549                                                     30,995
Investment securities held
  to maturity                            33,097            5,122                                                     38,219
Loans, net of allowance for
  possible loan losses                  253,384           33,877                                                    287,261
Other assets                              9,766            2,125                                                     11,891
                                       --------         --------                                                   --------

Total assets                           $350,922         $ 46,973                                                   $397,895
                                       ========         ========                                                   ========

LIABILITIES
Deposits                               $304,652         $ 42,806                                                   $347,458
Securities sold under
  agreements to repurchase
  and other borrowings                   18,552               --                                                     18,552
Other liabilities                         1,674              852                                    375(4c)           2,901
                                       --------         --------                                    ------         --------

Total liabilities                       324,878           43,658                                    375             368,911

SHAREHOLDERS' EQUITY(5) (6):
Common stock                              7,535                3                                                      8,255
Additional paid-in capital                9,748            1,700          $    760(4AB)             717(4B)          10,688
Retained earnings                         8,683            1,654               375(4C)                                9,962
Accumulated other comprehensive
 income                                      78                1                                                         79
Treasury stock                               --              (43)                                    43(4A)
                                       --------         --------         ---------            ---------            --------

Total shareholders' equity               26,044            3,315             1,135                  760              28,984
                                       --------         --------         ---------            ---------            --------

Total liabilities and
  shareholders' equity                 $350,922         $ 46,973          $  1,135             $  1,135            $397,895
                                       ========         ========          ========             ========            ========

Leverage capital ratio                     7.40%            7.06%                                                      7.26%

Tier 1 risk based capital ratio           11.57            13.92                                                      11.65

Total risk-based capital ratio            12.69            14.92                                                      12.75

(*) At March 31, 1998

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

                              WESTBANK CORPORATION
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (1)
                         SIX MONTHS ENDED JUNE 30, 1998
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     HISTORICAL
                                           -----------------------------
                                            WESTBANK          CARGILL(*)        COMBINED
Interest income:
  Loans                                    $   10,131        $    1,507        $   11,638
  Investment securities                         1,826               231             2,057
  Other                                           149                40               189
                                           ----------        ----------        ----------

Total interest income                          12,106             1,778            13,884
                                           ----------        ----------        ----------

Interest expense:
 Deposits                                       5,315               819             6,134
 Borrowings                                       246                --               246
                                           ----------        ----------        ----------

Total interest expense                          5,561               819             6,380
                                           ----------        ----------        ----------

Net interest income                             6,545               959             7,504
Provision for loan loss                            19                22                41
                                           ----------        ----------        ----------

Net interest income after provision
   for loan losses                              6,526               937             7,463
                                           ----------        ----------        ----------

Non-interest income                             1,206                90             1,296

Non-interest expense:
   Salaries and employees benefits              2,455               349             2,804
   Occupancy expense                              420               106               526
   Furniture and equipment expense                376                49               425
   Other operating expense                      1,662               321             1,983
                                           ----------        ----------        ----------

Total operating expenses                        4,913               825             5,738
                                           ----------        ----------        ----------

Income before income taxes                      2,819               202             3,021
Income taxes                                    1,095                88             1,183
                                           ----------        ----------        ----------

Net income(3):                             $    1,724        $      114        $    1,838
                                           ==========        ==========        ==========

Income per share(2):
   Basic                                   $      .46        $      .42        $      .45
   Diluted                                 $      .45        $      .37        $      .43
Weighted average shares(2):
  Basic                                     3,744,757           272,183         4,098,813
  Diluted                                   3,849,885           305,150         4,246,824


(*) Six months ended March 31, 1998

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

                              WESTBANK CORPORATION
          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME(1)
                         SIX MONTHS ENDED JUNE 30, 1997
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   HISTORICAL
                                          -----------------------------
                                            WESTBANK         CARGILL (*)        COMBINED
Interest income:
  Loans                                    $    9,512        $    1,586        $   11,098
  Investment securities                         1,462               169             1,631
  Other                                           152                29               181
                                           ----------        ----------        ----------

Total interest income                          11,126             1,784            12,910
                                           ----------        ----------        ----------

Interest expense:
 Deposits                                       4,805               869             5,674
 Borrowings                                       140                --               140
                                           ----------        ----------        ----------
Total interest expense                          4,945               869             5,814
                                           ----------        ----------        ----------

Net interest  income                            6,181               915             7,096
Provision for loan loss                           190                42               232
                                           ----------        ----------        ----------

Net interest income after provision
for loan losses                                 5,991               873             6,864
                                           ----------        ----------        ----------


Non-interest income                               991               132             1,123

Non-interest expense:
  Salaries and employee benefits                2,267               364             2,631
  Occupancy expense                               446               108               554
  Furniture and equipment expense                 327                51               378
  Other operating expense                       1,576               321             1,897
                                           ----------        ----------        ----------

Total operating expenses                        4,616               844             5,460
                                           ----------        ----------        ----------

Income before income taxes                      2,366               161             2,527
Income taxes                                      992                50             1,042
                                           ----------        ----------        ----------

Net income(3):                             $    1,374        $      111        $    1,485
                                           ==========        ==========        ==========

Income per share(2):
  Basic                                    $      .40        $      .43        $      .39
  Diluted                                  $      .39        $      .37        $      .38
Weighted average shares(2):
  Basic                                     3,473,046           262,305         3,814,252
  Diluted                                   3,543,085           304,189         3,938,774

(*) Six months ended March 31, 1997

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

                              WESTBANK CORPORATION
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (1)
                          YEAR ENDED DECEMBER 31, 1997
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                 HISTORICAL
                                        -----------------------------
                                         WESTBANK          CARGILL(*)        COMBINED
Interest income:
  Loans                                 $   19,735        $    3,158        $   22,893
  Investment securities                      3,159               410             3,569
  Other                                        262                --               262
                                        ----------        ----------        ----------

Total interest income                       23,156             3,568            26,724
                                        ----------        ----------        ----------

Interest expense:
 Deposits                                   10,086             1,714            11,800
 Borrowings                                    286                 5               291
                                        ----------        ----------        ----------

Total interest expense                      10,372             1,719            12,091
                                        ----------        ----------        ----------

Net interest income                         12,784             1,849            14,633
Provision for loan loss                        190               116               306
                                        ----------        ----------        ----------


Net interest income after
  provision for loan losses                 12,594             1,733            14,327
                                        ----------        ----------        ----------

Non-interest income                          2,261               268             2,529

Non-interest expense:
 Salaries and employee benefits              4,730               731             5,461
 Occupancy expense                             633               147                80
 Furniture and equipment expense               653               133               786
 Other operating expense                     3,297               742             4,039
                                        ----------        ----------        ----------

Total operating expenses                     9,313             1,753            11,066
                                        ----------        ----------        ----------

Income before income taxes                   5,542               248             5,790
Income taxes                                 2,311                95             2,406
                                        ----------        ----------        ----------

Net income(3)                           $    3,231        $      153        $    3,384
                                        ==========        ==========        ==========

Income per share(2):
  Basic                                 $      .93        $      .58        $      .88
  Diluted                               $      .89        $      .54        $      .85
Weighted average shares(2):
  Basic                                  3,487,160           262,569         3,828,710
  Diluted                                3,612,919           285,680         3,984,351

(*) Year ended September 30, 1997

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

                              WESTBANK CORPORATION
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (1)
                          YEAR ENDED DECEMBER 31, 1996
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            HISTORICAL
                                                   -----------------------------
                                                    WESTBANK          CARGILL(*)         COMBINED
Interest income:
  Loans                                            $   17,942        $    3,069         $   21,011
  Investment securities                                 2,383               390              2,773
  Other                                                   275                --                275
                                                   ----------         ----------        ----------

Total interest income                                  20,600             3,459             24,059
                                                   ----------         ----------        ----------

Interest expense:
 Deposits                                               8,503             1,760             10,263
 Borrowings                                               255                 6                261
                                                   ----------         ----------        ----------

Total interest expense                                  8,758             1,766             10,524
                                                   ----------         ----------        ----------

Net interest income                                    11,842             1,693             13,535
Provision for loan loss                                   868                76                944
                                                   ----------         ----------        ----------

Net interest income after
provision for loan loss                                10,974             1,617             12,591
                                                   ----------         ----------        ----------

Non-interest income                                     2,140               200              2,340

Non-interest expense:
  Salaries and employee benefits                        4,376               715              5,091
  Occupancy expense                                       648               144                792
  Furniture and equipment expense                         618               137                755
  Other operating expense                               3,630             1,010              4,640
                                                   ----------         ----------        ----------

  Total operating expenses                              9,272             2,006             11,278
                                                   ----------         ----------        ----------

Income (loss) before income taxes (benefit)             3,842              (189)             3,653
Income taxes (benefit)                                  1,594               (78)             1,516
                                                   ----------         ----------        ----------

Net income (loss)(3)                               $    2,248        $     (111)        $    2,137
                                                   ==========         ==========        ===========

Income loss per share(2):
   Basic                                           $      .68        $     (.42)               .59
   Diluted                                         $      .66        $     (.42)        $      .57
 Weighted average shares(2):
    Basic                                           3,285,093           262,305          3,626,299
    Diluted                                         3,404,242           262,305          3,745,448

(*) Year ended September 30, 1996

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

                              WESTBANK CORPORATION
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (1)
                          YEAR ENDED DECEMBER 31, 1995
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                  HISTORICAL
                                          ----------------------------
                                           WESTBANK         CARGILL(*)         COMBINED
Interest income:
  Loans                                   $   17,681        $    2,805        $   20,486
  Investment securities                        2,312               409             2,721
  Other                                          268                --               268
                                          ----------        ----------        ----------

Total interest income                         20,261             3,214            23,475
                                          ----------        ----------        ----------

Interest Expense:
 Deposits                                      8,269             1,602             9,871
 Borrowings                                      271                 3               274
                                          ----------        ----------        ----------

Total interest expense                         8,540             1,605            10,145
                                          ----------        ----------        ----------

Net interest income                           11,721             1,609             3,330
Provision for loan loss                        2,690               217             2,907
                                          ----------        ----------        ----------

Net interest income after
  provision for loan losses                    9,031             1,392            10,423
                                          ----------        ----------        ----------

Non-interest income                            2,917               187             3,104

Non-interest expense:
   Salaries and employee benefits              3,845               597             4,442
   Occupancy expense                             513               106               619
   Furniture and equipment expense               453               114               567
   Other operating expense                     3,704               637             4,341
                                          ----------        ----------        ----------

Total operating expenses                       8,515             1,454             9,969
                                          ----------        ----------        ----------

Income before income taxes                     3,433               125             3,558
Income taxes                                   1,080                52             1,132
                                          ----------        ----------        ----------

Net income (3)                            $    2,353        $       73        $    2,426
                                          ==========        ==========        ==========

Income per share(2):
        Basic                             $      .74        $      .28        $      .69
        Diluted                           $      .72        $      .28        $      .67
Weighted average shares(2):
        Basic                              3,181,742           262,305         3,522,948
        Diluted                            3,271,875           262,305         3,613,081

(*) Year ended September 30, 1995

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

     NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

         (1) The unaudited pro forma condensed combined balance sheet was prepared assuming that the Merger had been consummated as of June 30, 1998, and the pooling-of-interests method had been applied in accounting for the Merger. Pro forma condensed combined income statement information has been prepared assuming that the Merger had been consummated as of the beginning of each period presented. The unaudited pro forma historical combined income statement information for the periods presented reflects Westbank's income statement information for its fiscal year ended December 31, combined with Cargill's income statement information for its fiscal year ended September 30, immediately preceding the applicable Westbank year end. Financial information for the six months ended June 30, 1998 and 1997 combine Westbank for such reporting periods with Cargill interim results for the six months ended March 31, 1998 and 1997, respectively.

         (2) Pro forma shares of common stock are based on the number of Westbank shares outstanding plus 360,080 of additional shares assumed to be issued in the Merger in exchange for outstanding Cargill Common Stock based on an Exchange Ratio of 1.3008, assuming the Merger had been completed at the beginning of the period.

         Westbank pro forma combined basic and diluted earnings per share represents historical net income available to common stockholders for Westbank and Cargill combined on the assumption that Westbank and Cargill had been combined for the periods presented on a pooling-of-interests basis, divided by the number of basic weighted average shares (for basic income per share) and diluted weighted average shares. Diluted income per share includes the effect of potentially dilutive securities such as stock options, as applicable, of Westbank Common Stock which would have been issued and outstanding assuming the Merger had been completed at the beginning of the period based on an Exchange Ratio of 1.3008 shares of Westbank Common Stock for each share of Cargill Common Stock. Per common share amounts assuming dilution were computed assuming the exercise of stock options and repurchase by the respective companies of Common Stock with the proceeds resulting from such exercise using the average market price per share of Westbank Common Stock or Cargill Common Stock, as appropriate, for the applicable period.


         Assuming that the actual average closing price was $10.625 per share, the closing price per share of the Westbank Common Stock on October 30, 1998, the Exchange Ratio would be 1.4167 and the pro forma earnings per share data set forth above would be reduced accordingly. Alternatively, if the actual average closing price of Westbank was less than $12.00 per share, the Board of Cargill could decide to terminate the Merger Agreement unless the Board of Westbank decided to increase the consideration to equal $17.00 per share in Westbank Common Stock for each share of Cargill Common Stock. The Exchange Ratio is subject to adjustment based upon the actual average closing price.


         To the extent cash is paid to Cargill shareholders in lieu of fractional shares or due to dissenting shareholders, cash, common stock outstanding and common shareholders' equity would be reduced. The respective managements of the parties expect that the cash to be issued at the time of surrender of certificates will not be considered significant. Accordingly, all fractional shares of Westbank Common Stock have been included in the pro forma share data.

         (3) The pro forma financial statements do not reflect payments for anticipated merger costs (legal, accounting, tax, regulatory and severance) and integration costs (conversion, promotional material, forms, etc), which are estimated to be $375,000, net of taxes. The pro forma information also does not reflect potential expense savings or revenue enhancements expected to be realized subsequent to the consummation of the Merger.

         (4) The following are pro forma adjustments reflected in the "Pro Forma Adjustments" column of the Pro Forma Condensed Combined Balance Sheet (Unaudited). (Dollar amounts are in thousands.)

                  (A) Represents the retirement of Cargill treasury stock.

                  Additional paid-in-capital....................$43

                      Treasury stock.....................................$43

                  (B) Represents the issuance of shares of Westbank Common
                      Stock in exchange for outstanding Cargill Common Stock based on an assumed ratio of 1.3008.

                  Additional paid-in-capital..................$717

                  Common stock......................................$717



         (C) Represents the reduction of shareholders' equity for Merger costs


         Retained Earnings......................$375

                  Other Liabilities.......................$375

         (5)      Summary of Transaction

         A summary of the pro forma entries above follows (dollar amounts are in thousands):

                                                                                Shares           Amount
         Westbank Common Stock exchanged for outstanding
         Cargill Common Stock (276,814 shares at 1.3008
         Exchange Ratio)                                                       360,080 @2.00       $720
                                                                                       Par value

         Less par value of Cargill common stock                                                     ( 3)
                                                                                                -------

                  Subtotal                                                                          717

         Retirement of Cargill treasury stock                                    7,349 @cost         43
                                                                                                 ------

         Total decrease in additional paid-in capital                                              $760
                                                                                                 ======

         (6) The authorized, issued and outstanding share information on June 30, 1998 of Westbank and Cargill, and on a combined basis assuming consummation of the Merger, is as follows:

                                                                           CARGILL
       COMMON SHARES              WESTBANK          CARGILL                ADJUSTED                COMBINED
Par value                       $     2.00          $  0.01                    --                $     2.00
Authorized                       9,000,000          750,000                    --                 9,000,000
Issued                           3,767,313          284,163 (a)           360,080 (b)             4,127,393
Outstanding                      3,767,313          276,814               360,080 (b)             4,127,393

                                                                           CARGILL
PREFERRED SHARES                  WESTBANK          CARGILL                ADJUSTED                COMBINED
Par value                       $     5.00               --                    --                  $   5.00
Authorized                         100,000          250,000                    --                   100,000
Issued                                  --               --                    --                        --
Outstanding                             --               --                    --                        --

      (a) Prior to the retirement of 7,349 common shares of Cargill treasury stock.

      (b)   Assumes exchange ratio of 1.3008.

                                   THE MEETING

MATTERS TO BE DISCUSSED AT THE SPECIAL MEETING

         This Proxy Statement-Prospectus is being furnished to holders of shares of Cargill Common Stock in connection with the solicitation of proxies from such shareholders for use at the Special Meeting.

         At the Special Meeting or any adjournments or postponements thereof, holders of shares of Cargill Common Stock will be asked to approve and adopt the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger.

         THE BOARD OF DIRECTORS OF CARGILL HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM


         The Cargill Board has fixed the close of business on November 5, 1998 as the record date (the "Record Date"). Only the holders of record of shares of Cargill Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. On the Record Date, 289,690 shares of Cargill Common Stock were outstanding and entitled to vote. The presence in person or by proxy of the holders of one-third of the issued and outstanding shares of Cargill Common Stock entitled to vote is required to constitute a quorum at the Special Meeting. Shares of Cargill Common Stock for which proxies or ballots have been received but with respect to which holders of shares have abstained with respect to the approval and adoption of the Merger Agreement (whether as a broker non-vote or otherwise) will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business at the Special Meeting.


SOLICITATION OF PROXIES

         Proxies in the form enclosed are being solicited by and on behalf of the Cargill Board. Shareholders are requested to complete, date, sign and promptly return the accompanying proxy card in the enclosed envelope. Shares represented by a properly executed proxy received prior to the vote at the Special Meeting and not revoked will be voted at the Special Meeting as directed in the proxy. IF A PROXY IS SUBMITTED AND NO DIRECTIONS ARE GIVEN, THE PROXY WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

         In addition to solicitation by use of the mails, Cargill may retain the services of Chase Mellon Shareholder Services, a professional proxy solicitation firm to solicit proxies at an anticipated cost of $3,500 plus reimbursement for out-of-pocket expenses. Further, proxies may be solicited by directors, officers and employees of Cargill in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of Cargill Common Stock held of record by such persons, and Cargill may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

         The persons named as proxies by a Cargill shareholder may propose and vote for one or more adjournments or postponements of the Special Meeting to permit further solicitation of proxies in favor of the proposal to be considered at the Special Meeting. A proxy voted against the Merger Agreement will not be voted in favor of any adjournment or postponement of the Special Meeting.

         A holder of record of Cargill Common Stock may revoke a proxy by filing an instrument of revocation with the Secretary of Cargill. Such shareholder may also revoke a proxy by filing a duly executed proxy bearing a later date, or by appearing at the Special Meeting in person and notifying the Secretary at the Special Meeting. Any shareholder of record attending the Special Meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying the Secretary) of a shareholder at the Special Meeting will not constitute revocation of a previously given proxy.

REQUIRED VOTE


         The affirmative vote of the holders of two-thirds (193,127 shares) of the outstanding shares of Cargill Common Stock is required for approval of the Merger Agreement and the transactions contemplated thereby. Abstentions and broker non-votes will have the same effect as votes against the Merger Agreement. Shareholders of Cargill are entitled to one vote at the Special Meeting for each share of Cargill Common Stock held of record at the close of business on the Record Date.



         At the close of business on the Record Date, 289,690 shares of Cargill Common Stock were outstanding and entitled to vote. Cargill directors and executive officers who beneficially own a total of 63,495 shares of Cargill Common Stock, representing approximately 21.9% of the shares of Cargill Common Stock issued and outstanding on the Record Date, have entered into agreements (the "Cargill Shareholders' Agreements"), pursuant to which such shareholders have agreed to certain restrictions on their respective shares of Cargill Common Stock. Specifically, such shareholders have agreed, with respect to all presently owned or after-acquired stock, (a) to vote such stock in favor of the Merger and against any other acquisition transaction with a party other than Westbank or its affiliates, and (b) generally not to sell, assign, transfer, encumber or otherwise dispose of such stock. The Cargill Shareholders' Agreements will remain in effect until the earlier of the consummation of the Merger or the termination of the Merger Agreement in accordance with its terms. Assuming that all of the shares subject to the Cargill Shareholders' Agreements are in fact voted in favor of the Merger Agreement, the vote of holders of approximately 129,632 additional shares of Cargill Common Stock, representing approximately 44.7% of the shares of Cargill Common Stock issued and outstanding on the Record Date, will be required to approve and adopt the Merger Agreement and the transactions contemplated thereby.

SOLICITATION EXPENSES

Cargill will pay its own expenses in connection with the solicitation of proxies.

                  BENEFICIAL OWNERSHIP OF CARGILL COMMON STOCK

         The following table sets forth certain information regarding beneficial ownership of Cargill Common Stock as of November 5, 1998 by (i) each person known by Cargill to own beneficially more than 5% of Cargill Common Stock, (ii) each director of Cargill, and (iii) all directors and executive officers of Cargill as a group. The number of shares beneficially owned by such persons is determined according to rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power, and also any shares that the individual or entity has the right to acquire within 60 days of November 5, 1998 through the exercise of an option, conversion feature or similar right. Except as noted below, each holder has sole voting and investment power with respect to shares of Cargill Common Stock listed as beneficially owned by such person or entity.



NAME AND ADDRESS
OF BENEFICIAL OWNER (1)                                     SHARES BENEFICIALLY OWNED         PERCENT OF CLASS(7)
-----------------------                                     -------------------------         -------------------
Lawrence J. Bellerose
110 Church Street
Putnam, CT 06260-9500                                                          21,347                        7.4%
Philip H. McLaughlin & Edward B.
McLaughlin, Partners
The McLaughlin Family Ltd Partnership
Box 3363
Vero Beach, FL 32964-3363                                                     23,625                         8.2%
Raymond P. Faucher, Sr. (Director, Chairman,
President and Chief Executive Officer) (2)                                    23,375                         7.9%
John J. Maher (Director) (3)                                                  19,262                         6.4%
H. Dexter Young (Director) (4)                                                16,502                         5.7%
Frederick J. Witkowski (Vice President
and Director)(5)                                                              15,948                         5.4%
Daniel S. Rovero (Director)                                                   14,406                         5.0%
Shawn C. Donohue (Director)                                                    1,014                            *
Ellis H. Paine (Director)                                                        531                            *
                                                                         -----------                   ----------
Total owned by all directors and executive
officers as a group (7 persons) (6)                                           91,038                        28.7%
                                                                         ============                  ==========

-----------------

* Less than 1%.


         (1) Unless otherwise indicated, the address of each beneficial owner is c/o Cargill, 163 Providence Street, Putnam, CT 06260.

         (2) Includes 8,039 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date, 407 shares held in the name of R&L Realty in which Mr. Faucher is a partner and 5,391 shares owned individually by Mr. Faucher's spouse. Mr. Faucher disclaims beneficial ownership of the shares held by his spouse.

         (3) Includes 11,465 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date.

         (4) Includes 819 shares owned individually by Mr. Young's spouse. Mr. Young disclaims beneficial ownership of the shares held by his spouse.

         (5) Includes 8,039 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date and 4,463 shares owned individually by Mr. Witkowski's spouse. Mr. Witkowski disclaims beneficial ownership of the shares held by his spouse.

         (6) Included 27,543 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date.


         (7) Percentages are based upon the 289,690 shares of Cargill Common Stock outstanding and entitled to vote on November 5, 1998.


APPRAISAL RIGHTS AND DISSENTING SHAREHOLDERS

         Shareholders of Cargill who do not vote to approve and adopt the Merger Agreement and who comply with the requirements of Section 262 of Title 8 of the Delaware General Corporation Law (the "Dissenters' Rights Statute"), a copy of which is attached to this Proxy Statement-Prospectus as Appendix D, will be entitled to dissenters' rights. Shareholders of Westbank will not vote and have no dissenters' rights in connection with the Merger.

         If the Merger is consummated, a shareholder of Cargill who does not vote in favor of the approval and adoption of the Merger Agreement, and who follows the statutory provisions of the Dissenters' Rights Statute summarized herein, may require Cargill to pay the fair value of his or her shares of Cargill Common Stock, determined as provided in the Dissenters' Rights Statute.

         A shareholder of Cargill who desires to pursue his or her dissenter' rights must deliver to Cargill, BEFORE the taking of the vote on the Merger Agreement, a written notice of intent to demand payment for his or her shares if the Merger is effectuated. Notice of an intention to demand payment should be addressed to the Secretary of Cargill. The shareholder must then not vote any shares in favor of the approval and adoption of the Merger Agreement. A vote against the approval and adoption of the Merger Agreement, whether by proxy or in person at the Special Meeting, is not required to perfect a shareholder's dissenters' rights, nor will a negative vote be considered a demand for payment in and of itself without the prior delivery of the demand.

         Only a holder of shares of Cargill Common Stock on the date of making such written demand for appraisal who continuously holds such shares throughout the Effective Time is entitled to seek appraisal. Demand for appraisal must be executed by or for the shareholder of record, fully and correctly, as such shareholder's name appears on their Cargill Common Stock certificates. If Cargill Common Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if Cargill Common Stock is owned by record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record; however, such agent must identify the record owner or owners and expressly disclose in such demand that the agent is acting as agent for the record owner or owners of such shares.

         A record holder, such as a broker who holds shares of Cargill Common Stock as a nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of such beneficial owners with respect to the shares of Cargill Common Stock held for such beneficial owners. In such case, the written demand for appraisal should set forth the number of shares of Cargill Common Stock covered by it. Unless a demand for appraisal specifies a number of shares, such demand will be presumed to cover all shares of Cargill Common Stock held in the name of such record owner. BENEFICIAL OWNERS WHO ARE NOT RECORD OWNERS AND WHO INTEND TO EXERCISE APPRAISAL RIGHTS SHOULD INSTRUCT THE RECORD OWNER TO COMPLY WITH THE STATUTORY REQUIREMENTS WITH RESPECT TO THE EXERCISE OF APPRAISAL RIGHTS BEFORE THE DATE OF THE SPECIAL MEETING.

         Within ten (10) days after the Effective Time, Westbank is required to send notice of the effectiveness of the Merger to each shareholder of Cargill who prior to the Effective Time complied with the requirements of Section 262.

         Within one hundred twenty (120) days after the Effective Time, Westbank or any shareholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Cargill Common Stock held by all shareholders seeking appraisal. A dissenting shareholder must serve a copy of such a petition on Westbank. If no petition is filed by either Westbank or a dissenting shareholder within such one hundred twenty (120) day period, the rights of all dissenting shareholders to appraisal shall cease. Cargill shareholders seeking to exercise appraisal rights should not assume that Westbank will file a petition with respect to the appraisal of the fair value of their shares or that Westbank will initiate any negotiations with respect to the fair value of such shares. Westbank is under no obligation to and has no present intention to take any action in this regard. Accordingly, Westbank shareholders who wish to seek appraisal of their shares should initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. FAILURE TO FILE THE PETITION ON A TIMELY BASIS WILL CAUSE THE SHAREHOLDER'S RIGHT TO AN APPRAISAL TO CEASE.

         Within one hundred twenty (120) days after the Effective Time, any shareholder who has complied with the provisions of Section 262 is entitled, upon written request, to receive from Westbank a statement setting forth the aggregate number of shares of Cargill Common Stock with respect to which demands for appraisal have been received by Cargill and the number of holders of such shares. Such statement must be mailed within ten (10) days after the written request therefor has been received by Westbank or within ten (10) days after expiration of the time for delivery of demands for appraisal under Section 262, whichever is later.

         The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and assessed against the parties as the Court deems equitable in the circumstances. Upon the application of a dissenting shareholder, the court may order that all or a portion of the expenses incurred by any dissenting shareholder in connection with the appraisal proceeding (including without limitation reasonable attorneys' fees and the fees and expenses of experts) be charged pro rata against the value of shares of Cargill Common Stock entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

         Any shareholder who has fully demanded appraisal in compliance with
Section 262 will not, after the Effective Time, be entitled to receive payment of dividends or other distributions on the Cargill Common Stock, except for dividends or distributions payable to shareholders of record at a date prior to the Effective Time.

         A Cargill shareholder may withdraw a demand for appraisal and accept the terms of the Merger at any time within sixty (60) days after the Effective Time, or thereafter may withdraw such demand with the written approval of Westbank. In the event an appraisal proceeding is properly instituted, such proceeding may not be dismissed as to any shareholder without the approval of the Delaware Court of Chancery, and any such approval may be conditioned on the terms the Delaware Court of Chancery deems just.

         IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF DELAWARE GENERAL CORPORATION LAW, ANY HOLDER OF THE CARGILL COMMON STOCK WHO IS CONSIDERING EXERCISING APPRAISAL RIGHTS SHOULD CONSULT HIS OR HER LEGAL ADVISOR.

         A Cargill shareholder who exercises dissenters' rights and receives cash will recognize gain for federal income tax purposes, the tax rate on which will depend upon the holding period for his or her Cargill Common Stock. The exchange of shares for cash upon the exercise of dissenters' rights could be treated as substantially equivalent to a dividend and, therefore, taxed as ordinary income if the recipient of cash owns or constructively owns other shares of Westbank Common Stock. See "THE MERGER--Certain Federal Income Tax Consequences."

                                   THE MERGER

GENERAL

         This section of the Proxy Statement-Prospectus describes the material terms and provisions of the proposed Merger, including the principal provisions of the Merger Agreement, and related transactions. A copy of the Merger Agreement is attached to this Proxy Statement-Prospectus as Appendix A. All shareholders are urged to read the Merger Agreement in its entirety.

         The Merger Agreement provides that, subject to the satisfaction or waiver (where permissible) of certain conditions, which are described more fully herein and therein, Cargill will be merged with and into Westbank. In connection with the Merger, each outstanding share of Cargill Common Stock will be converted into and become exchangeable for shares of Westbank Common Stock plus cash in lieu of any fractional share of Westbank Common Stock (the "Exchange Ratio"), as follows:

         1. If the Westbank Market Value is greater than or equal to $13.07, then 1.3008 fully paid and nonassessable shares of Westbank Common Stock will be exchanged for one (1) share of Cargill Common Stock;


         2. If the Westbank Market Value is less than $13.07 but greater than or equal to $12.00, then the number of fully paid and nonassessable shares of Westbank Common Stock (rounded to the nearest one ten-thousandth of a share) is obtained by dividing (A) $17.00 per share by (B) the Westbank Market Value and exchanging the resulting number with one (1) share of Cargill Common Stock; or

         3. If the Westbank Market Value is less than $12.00, then 1.4167 fully paid and nonassessable shares of Westbank Common Stock will be exchanged for one
(1) share of Cargill Common Stock. However, if Westbank's Market Value is less than $12.00, the Board of Directors of Cargill may elect to, but is not required to, terminate the Merger Agreement unless Westbank increases the exchange ratio to (A) $17.00 per share divided by (B) the Westbank Market Value.

         The Westbank Market Value is defined in the Merger Agreement as the average of the closing prices of Westbank Common Stock on the NASDAQ National Market System for each of the twenty (20) consecutive trading days ending on the fifth trading day before the last required approval of a governmental entity is obtained with respect to the transactions contemplated in the Merger Agreement, without regard to any requisite waiting period in respect thereof, except if the closing does not occur on or before the sixteenth day following the last regulatory approval solely because of the non-expiration of waiting periods, then it shall mean the date five (5) business days before the closing.

BACKGROUND OF THE MERGER

         Like many Connecticut financial institutions, Cargill monitored the consolidation of the banking industry during the 1990s. During 1997 and the first half of 1998, Cargill focused on improving shareholder value as an independent institution. However, in considering long-term objectives, the Cargill Board noted that increasing industry consolidation and changes in government regulation of interstate banking had significantly increased competition within Cargill's market area.

         In order to compete effectively in this environment, the Cargill Board determined that it would be beneficial to expand the range of products and services offered to Cargill's customers and to obtain the additional capital resources that would enable it to do so. The Cargill Board discussed alternative strategies to achieve these objectives, including the possibility of an affiliation with another banking institution. The Board determined that an affiliation, if properly structured, could not only enhance long-term shareholder value by increasing the resources available to Cargill for expansion of its franchise, but could also allow Cargill Bank to continue a form of independent operation that would benefit its customers, suppliers, employees and community. While its preference was for such a strategic alliance, the Cargill Board recognized that it might also receive proposals, such as an offer to acquire Cargill for cash, that would require the Board to determine whether the interests of shareholders might be best served by a sale of Cargill.

         Cargill engaged O&Co. in August, 1997 for professional advice in identifying, developing and assessing potential strategic alliances with other organizations. With the assistance of O&Co., the Cargill Board analyzed these alternatives. In the fall of 1997, a confidential information memorandum was prepared by Cargill and O&Co., and a list of institutions that might be expected to have some interest in a possible affiliation was developed. By early 1998, O&Co. had contacted those institutions, several of whom requested a copy of the confidential information memorandum. One such institution, first contacted in October, 1997, requested additional information from Cargill and continued to evaluate a possible transaction over the months that followed.

         In January, 1998, while discussions with the first institution continued, Westbank and Cargill signed a confidentiality agreement. Cargill's confidential information memorandum and certain additional information were furnished to Westbank, and O&Co. discussed Cargill's price expectations with Westbank. In February, 1998, Westbank indicated to Cargill that it was not interested in pursuing a transaction.

         Later in February, the institution that first expressed interest sent Cargill a non-binding letter of intent, suggesting a price per share for a possible cash acquisition of Cargill and proposing to conduct a due diligence review. At a meeting later that month, the Cargill Board considered that letter of intent and rejected the price proposal as inadequate. Discussion with that institution continued, however, and in early April, 1998 a revised letter of intent was delivered to Cargill indicating interest in a cash acquisition at a higher price per share than first proposed. This non-binding letter of intent was subject to due diligence and negotiation, and it did not restrict Cargill's consideration of other offers.

         Late in April, 1998, Westbank's financial advisor, NECA, contacted O&Co. to determine whether Cargill would be interested in reopening discussions. O&Co. advised Westbank that discussions with another party were underway, and provided current Cargill financial information to Westbank's financial advisor.

         On May 1, 1998, O&Co. received a letter of intent from Westbank indicating a proposed price for a stock transaction and requesting exclusivity while Westbank conducted due diligence. At a May 8, 1998 meeting, the Cargill Board decided to allow Westbank to conduct further due diligence as a means of determining whether Westbank's interest was firm, but declined to enter into an exclusivity agreement in light of the outstanding letter of intent with the first institution. Following due diligence conducted in late May, Westbank reaffirmed its interest in proceeding.


         At a meeting on June 1, 1998, the Cargill Board discussed and compared the two proposals. With the assistance of its legal and financial advisers, the Cargill Board reviewed the risks and benefits of stock versus cash acquisitions, the difference in structure of the two proposals and an analysis of price considerations. The Cargill Board directed O&Co. to advise the first institution that a subsequent offer implying a significantly higher price for Cargill than their letter of intent had been received and was under consideration, and that a further meeting of the Cargill Board would shortly be held to consider and act on the pending proposals, and that shareholder value was still the primary consideration and the first institution was of course free to enhance its offer before the Cargill Board met again. The Cargill Board also authorized management and Cargill's advisors to proceed to assess Westbank's proposal and make appropriate investigations and analyses.


         The next meeting of the Cargill Board was June 12, 1998. A draft of a Merger Agreement prepared by Westbank's counsel was distributed and the structure and terms of the transaction proposed by Westbank were described to the Cargill Board by Cargill's counsel. The Cargill Board also reviewed with counsel at this meeting a letter from the first institution asserting that Cargill's failure to complete the negotiation of the transaction proposed by that institution would be a breach of obligations arising under the letter of intent. Upon advice of its counsel, the Cargill Board authorized a response to the first institution to the effect that nothing in the letter of intent restricted the ability of the Cargill Board to receive and consider other proposals or abrogated the duty of the Cargill Board to pursue the transaction it believed was in the best interests of shareholders. At the direction of the Cargill Board, this response also set a deadline for the delivery of any enhanced offer to Cargill. No enhanced offer was subsequently received from the first institution.

         As part of Westbank's ongoing review and consideration of strategic alternatives, the Westbank Board regularly reviews the operational and structural options available to Westbank to expand and strengthen its community banking franchise and enhance long-term shareholder value, including opportunities that may arise from time to time to acquire other banking and thrift institutions. In response to O&Co.'s preliminary inquiry, Westbank indicated that it would be interested in discussing further with Cargill the prospects for a business combination involving the two companies. During May and June 1998, Westbank and its advisers undertook further due diligence investigations of Cargill, while Cargill and its advisers likewise undertook due diligence investigations of Westbank. In addition, during this period, Westbank's counsel distributed proposed forms of the Merger Agreement and related documents, including the stock option agreement between Cargill and Westbank (the "Stock Option Agreement"), to Cargill and its advisers, and engaged in extensive discussions regarding the terms and provisions contained in such documentation with Cargill's counsel.

         Separate special meetings were held of the Cargill Board on July 14, 1998 and of the Westbank Board on July 15, 1998 to consider the proposed definitive form of the Merger Agreement and related documents. At the Cargill Board meeting, the Cargill Board reviewed the chronology of events to date and the results of the due diligence on Westbank, and again considered the risks and benefits of the strategic transaction proposed by Westbank as compared to the cash offer previously received. The Cargill Board also reviewed the final terms of the Merger with counsel, and was advised by O&Co. that, in its opinion, and based on facts known to O&Co. at that time, the consideration to be paid by Westbank in the Merger was fair, from a financial point of view, to Cargill's shareholders as of that date, and O&Co. agreed to update its opinion to that effect immediately prior to the circulation of proxy materials for the Special Meeting. After discussion and consideration of the best interests of Cargill's shareholders and other constituencies, including the factors described below under "Recommendation of the Cargill Board and Reasons for the Merger", the Cargill Board unanimously approved the Merger Agreement and related agreements, including the Stock Option Agreement, and authorized the signing of the Merger Agreement and the Stock Option Agreement on behalf of Cargill.

         At the Westbank Board meeting, presentations were delivered by Westbank senior management concerning the strategic rationale for the proposed transaction and the results of Westbank's detailed due diligence investigation of Cargill, as well as the course of the parties' negotiations on various matters addressed by the Merger Agreement and related documents. In addition, counsel viewed in detail with the Westbank Board the terms of the Merger Agreement, Stock Option Agreement and related documentation. The Westbank Board was also advised by NECA in writing that the consideration to be paid by Westbank in the Merger was fair, from a financial point of view, to Westbank and its shareholders. After discussion and consideration of the potential financial and strategic benefits and risks of the proposed transaction, the Westbank Board unanimously approved the Merger Agreement and related agreements, including the Stock Option Agreement, and authorized Mr. Chase to sign the Merger Agreement, the Stock Option Agreement, and the Cargill Shareholders' Agreement on behalf of Westbank.

         On the morning of July 15, 1998, the Merger Agreement and the Stock Option Agreement were executed on behalf of Westbank and Cargill, respectively. The executive officers and directors of Cargill executed and delivered the Cargill Shareholders' Agreements.

RECOMMENDATION OF THE CARGILL BOARD AND REASONS FOR THE MERGER: THE BOARD OF DIRECTORS OF CARGILL BELIEVES THAT THE MERGER IS FAIR AND IN THE BEST INTERESTS OF CARGILL AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS OF CARGILL UNANIMOUSLY RECOMMENDS THAT THE CARGILL SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

         In reaching its determination that the Merger is in the best interests of the Cargill shareholders, and recommending that the Cargill shareholders approve the Merger, the Cargill Board consulted with Cargill management, as well as its financial and legal advisers, and considered a number of factors. Without assigning any relative or specific weights thereto, the following is a discussion of the material factors considered by the Cargill Board in reaching its determination:

         (a) the amount and form of the consideration offered by Westbank in relation to the estimated value of Cargill Common Stock, the Cargill Board's belief that, of the alternatives available, the Merger offered the greatest opportunity for long-term value to the Cargill shareholders, and the expectation that the Merger will be a tax-free transaction to Cargill and its shareholders to the extent they receive Westbank Common Stock in exchange for their shares;

         (b) the market for the stock of financial institutions comparable to Cargill and the reasonableness of the current value to Cargill shareholders of the proposed Merger transaction relative to that market, including a comparison of value computed as a multiple of earnings, a percentage of book value and a premium on deposits;

         (c) the fact that the current value to Cargill shareholders of the proposed Merger reflects a premium for Cargill's Common Stock over the prices at which it has traded in the market during the previous year;


         (d) the market for Westbank Common Stock, including liquidity, the reasonableness of current market pricing and potential price volatility;

         (e) the fact that upon consummation of the proposed Merger Cargill's current shareholders would own approximately 10% of Westbank's common stock and would be in a position to benefit from future growth in the value of the combined franchises;

         (f) Westbank's business, results of operations, prospects and financial condition and the historical and potential future value of the Westbank Common Stock and dividends paid thereon;

         (g) the potential operating efficiencies and financial strength the Merger would provide to the combined Cargill-Westbank organization, its customers and the communities it serves, and the immediate and long-term effect that it would have on such organization's ability to compete for new business;

         (h) the possible impact of the Merger on Cargill's customers and that, following the Merger, the combined organization would be well situated to offer Cargill's customers an expanded range of financial services;

         (i) the conditions to the Merger and the risks to Cargill if the Merger were not consummated, including that the termination of the Merger Agreement might result in a decline in the market price of Cargill Common Stock and might have other adverse operational consequences for Cargill;

         (j) the fact that approval of the Merger Agreement requires the affirmative vote of the holders of two-thirds of the shares of Cargill Common Stock outstanding and entitled to vote and that the Cargill Board's decision to approve the Merger Agreement would empower the shareholders as a group to decide whether or not to accept Westbank's proposal to acquire Cargill; and

         (k) O&Co.'s opinion that, subject to certain stated assumptions, the consideration to be paid to the Cargill shareholders in connection with the Merger is fair, from a financial point of view, to Cargill shareholders, and that O&Co. would be able to reconfirm its written opinion to such effect to accompany the Proxy Statement-Prospectus.

OPINIONS OF FINANCIAL ADVISERS

OPINION OF OSTROWSKI & COMPANY, INC.

         O&Co. was retained by Cargill as its financial advisor to provide, among other services, advice and assistance relating to the evaluation of mergers and acquisitions pursuant to an engagement letter dated August 7, 1997 ("O&Co. Engagement Letter"). Cargill selected O&Co. on the basis of its in-depth knowledge of the bank and thrift industry, the qualifications, experience and reputation of its personnel in the banking and investment communities, as well as its experience in the valuation of bank and thrift institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

         As part of the advisory services described above, the Board of Directors of Cargill requested O&Co.'s opinion as to the fairness, from a financial point of view, of the terms of the Merger Agreement to the holders of Cargill Common Stock. In requesting O&Co.'s advice and opinion, Cargill's Board of Directors did not give any special instructions to or impose any limitations upon the scope of the investigation which O&Co. might wish to conduct to enable it to give its opinion. On July 14, 1998, O&Co. delivered its opinion to the Board of Directors of Cargill that, as of such date, the consideration to be received by the holders of Cargill Common Stock was fair from a financial point of view. On November 2, 1998, O&Co. delivered to the Board of Directors of Cargill another written opinion confirming its opinion of July 14, 1998.


         THE FULL TEXT OF O&CO.'S FAIRNESS OPINION IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT-PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE FAIRNESS OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX B. HOLDERS OF CARGILL COMMON STOCK ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS OF THE REVIEW UNDERTAKEN BY O&CO. IN CONNECTION THEREWITH. O&CO.'S OPINION IS DIRECTED SOLELY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE TERMS OF THE MERGER AGREEMENT AND DOES NOT CONSTITUTE ANY RECOMMENDATION TO THE BOARD OF DIRECTORS OF CARGILL OR TO THE HOLDERS OF CARGILL COMMON STOCK WITH RESPECT TO ANY VOTE AT THE SPECIAL MEETING.

         In connection with providing its opinion, O&Co. examined and relied upon, among other things: the Merger Agreement; annual reports to shareholders, proxy statements and related audited financial statements for Cargill for each of the three fiscal years ended September 30, 1995, 1996 and 1997; certain unaudited interim financial reports for Cargill for the quarters ended December 31, 1997, March 31, 1998 and June 30, 1998; certain other financial information for Cargill, including pro forma financial statements and management's estimates relating to, among other things, earnings, asset quality, loan delinquencies and capital; annual reports to shareholders, proxy statements and related audited financial statements for Westbank for each of the three years ended December 31, 1995, 1996 and 1997; certain unaudited interim financial reports for Westbank for the quarter ended March 31, 1998; certain other financial information for Westbank, including pro forma financial statements and management's estimates relating to, among other things, earnings, asset quality, loan delinquencies and capital. O&Co. conducted discussions with executive management of Cargill and Westbank concerning historical financial performance and conditions, market area economic conditions, future business prospects and financial forecasts. O&Co. also reviewed comparable financial, operating and market data for the banking industry and selected peer groups; compared the terms of the Merger Agreement with other bank and thrift merger and acquisition transactions; and considered such additional financial and other information deemed relevant.

         In preparing its opinion, O&Co. relied upon the accuracy, completeness and fair presentation of all information supplied or otherwise made available to it by, or on behalf of, Cargill and Westbank. O&Co. has not independently verified such information or undertaken an independent evaluation or appraisal of the assets or liabilities of Cargill or Westbank, nor was O&Co. furnished any such evaluations or appraisals. With respect to forecasts of expected future financial performance, O&Co. has been advised that they reflect the best currently available estimates and judgement of executive management of Cargill and Westbank. O&Co.'s opinion is necessarily based upon the information available to it and the market, economic and other conditions, as they exist and can be evaluated, as of the date of the opinion.


         In connection with providing its fairness opinion to the Board of Directors of Cargill, O&Co. performed a variety of financial analyses. The following is a summary of the material terms of such analyses but does not purport to be a complete description of O&Co.'s analyses or presentations to the Cargill Board of Directors. The preparation of a fairness opinion is a complex process involving subjective judgments and does not necessarily lend itself to partial analyses or summary description. O&Co. believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying O&Co.'s opinion.

         In performing its analyses, O&Co. made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which may be more or less favorable than actual results. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. No company or transaction utilized in O&Co.'s analyses was identical to Cargill or Westbank or to the terms of the Merger Agreement. Because such estimates are inherently subject to uncertainty, O&Co. assumes no responsibility for their accuracy.

Stock Trading History

         O&Co. examined the average quarterly trading pricing trends for community banks and thrifts headquartered in Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island and Vermont (collectively, the "Northeast") from the first quarter 1997 through the second quarter 1998. During that time period, the average quarterly price/earnings ratio for Northeast community bank stocks was between 14.6 times and 20.7 times last twelve months earnings ("LTM earnings"), with a low of 14.6 times LTM earnings for the first quarter of 1997 and a high of 21.4 times LTM earnings for the first quarter of 1998. The quarterly average price/earnings ratio for Northeast community thrift stocks was between 16.8 times and 19.2 times LTM earnings over the same time period . The lowest quarterly average multiple for thrift stocks was 16.8 times LTM earnings for the first quarter of 1997 and the highest was 21.7 times LTM earnings for the third quarter of 1997.


         The quarterly average of Northeast community bank stock prices measured against book value for the same time period was between one hundred and seventy eight percent (178%) and two hundred and forty nine percent (249%) of book value, with a low of one hundred seventy eight percent (178%) for the first quarter 1997 and a high of two hundred sixty four percent (264%) for the first quarter of 1998. The quarterly average for Northeast community thrift stocks over the same time period was between one hundred thirty four percent (134%) and one hundred and eighty one percent (181%) of book value. The lowest value was one hundred and thirty four percent (134%) for the first quarter of 1997; and the highest value of one hundred ninety five percent (195%) was for the first quarter of 1998.


         During the same time period, Westbank Common Stock, which is listed on the NASDAQ National Market System, generally traded in the $10.00 to $15.00 range, or 13.6 to 15.1 times LTM earnings and 161% to 206% of book value. In the early part of the period through the second quarter 1997, Westbank's stock traded at the low end of the range, at prices at or below $10.00. Through the first quarter 1998 , Westbank Common Stock rose steadily from the $10.00 range to a high of $16.75. From early April 1998, the stock declined, generally trading between $16.00 and $14.13. On July 13, 1998 Westbank Common Stock closed at $14.13.

         Cargill stock is relatively closely held, with the Board of Directors holding approximately 32% of the outstanding shares of Cargill Common Stock. Cargill Common Stock is not listed on any exchange and trades infrequently. Therefore, meaningful trading market data for Cargill does not exist.

Contribution Analysis

         O&Co. prepared a contribution analysis showing the percentage contributed by Cargill to the combined company on a pro forma basis of assets, deposits and equity at March 31, 1998. This analysis showed that Cargill Shareholders would contribute 12.9 % of pro forma consolidated assets, 13.4% of pro forma consolidated deposits and 11.6% of pro forma equity. Net income contributions were considered based upon quarter ended March 31, 1998 results annualized for Westbank, and six months ended March 31, 1998 results for Cargill on an annualized basis. Cargill contributed 6.4% to consolidated pro forma net income. Cargill Shareholders will receive approximately 10.5% of the pro forma ownership of the combined company assuming an exchange ratio of 1.3008.

Comparable Company Analysis

         O&Co. compared the financial condition and operating performance of Cargill with a peer group of NASDAQ and exchange-listed financial institutions headquartered in the Northeast with assets less than $105 million. Cargill reported a return on average assets of 0.49%, and a return on average equity of 6.91%, based on six months ended March 31, 1998 results annualized, and an equity to assets ratio of 7.06% as of March 31, 1998. Cargill's annualized results for the six months ended March 31, 1998 were utilized because they were considered to more appropriately reflect Cargill's recurring earnings potential. Based on trailing twelve months earnings per share as of March 31, 1998, the peer group's average return on average assets was 0 .65%; average return on average equity was 5.91%, and its average equity to assets ratio was 12.24% as of March 31, 1998. Cargill reported a somewhat lower return on assets than the peer group and an above average return on equity as a result of its lower equity to asset ratio.

         O&Co. compared the financial condition and operating performance of Westbank with a peer group of NASDAQ and exchange-listed banks and thrifts headquartered in the Northeast with assets between $250 million and $350 million. Westbank reported a return on average assets of 1.12% and a return on average equity of 15.20%, based on March 31, 1998 trailing twelve months earnings per share, and an equity to assets ratio of 8.00% as of March 31, 1998. The peer group had an average return on average assets of 1.00%, an average return on average equity of 10.16% and an average equity to assets ratio of 10.17%. Westbank reported operating performance above the peer group and a lower equity to assets ratio.


         O&Co. also compared the trading performance of Westbank with this peer group. At July 13, 1998, Westbank's Common Stock price closed at $14.13, or 15.2 times earnings for the twelve months ended March 31, 1998, and 208% of reported March 31, 1998 book value, compared to the peer group averages for these same measures at closing on July 13, 1998 of 20.1 times and 193%, respectively. Westbank's trading performance was below its peers on an earnings multiple basis but above its peer on a book value basis.

Analysis of Selected Merger Transactions

         O&Co. reviewed certain financial data, as of the date of the announcement, for acquisitions of commercial banks and thrifts in the Northeast announced between January 1997 and June 1998. O&Co. also reviewed acquisitions of commercial banks and thrifts in Connecticut between January 1997 and June 1998. O&Co. calculated the average multiple of price to target's earnings for trailing 12 months, the average percentage of price to book value and the average premium (price in excess of reported equity) as a percentage of deposits, on a quarterly basis beginning January 1, 1997 through June 30, 1998. For transactions announced in the second quarter of 1998, the calculations resulted in the following comparisons: (i) average price as a multiple to earnings for Northeast banks of 22.9 times, Northeast thrifts of 27.5 times, and Connecticut transactions of 25.1 times, compared with the value of the proposed transaction of 27.0 times Cargill's 1998 earnings estimate; (ii) average price as a percentage of book value for Northeast banks of 246%, Northeast thrifts of 260%, and Connecticut transactions of 257%, compared with the value of the proposed transaction of 186% of Cargill's fully converted shareholders' equity;
(iii) average premium as a percentage of deposits for Northeast banks of 21.1%, Northeast thrifts of 23.7%, and Connecticut transactions of 18.8%, compared with the value of the proposed transaction of a premium of 6.7% of Cargill's deposits.

Impact Analysis

         O&Co. analyzed the changes in the amount of earnings per share and book value represented by the issuance of 1.3008 shares of Westbank Common Stock for each share of Cargill Common Stock on a fully-converted per share equivalent basis. The analysis was based upon reported March 31, 1998 balance sheet data for Cargill and Westbank and three months ended March 31, 1998 operating results annualized for Westbank and six months ended March 31, 1998 operating results annualized for Cargill.


         O&Co. also analyzed certain per share values for Cargill Common Stock, on a fully converted basis, on an independent basis as well as the equivalent values based on the 1.3008 per share exchange ratio, as proposed in the Merger, and the July 13, 1998 closing price for Westbank

Common Stock of $14.13. The estimated 1998 earnings per equivalent share of Cargill Common Stock was $1.09, which was 60% greater than Cargill's estimated 1998 earnings per share on an independent basis. Book value per equivalent share of Cargill Common Stock as of March 31, 1998, was $8.93, 9% less than Cargill's book value per share as of the same date on an independent basis. The annual cash dividends per equivalent share of Cargill Common Stock was $.52. Cargill currently does not pay cash dividends. The market value per equivalent share of Cargill Common Stock was $18.37 based upon the July 13, 1998 closing price of $14.13 for Westbank Common Stock.


Discounted Cash Flow Analysis

         O&Co. performed an analysis which estimated the future cash flows to Cargill shareholders over a two year period under various circumstances, assuming Cargill performed in accordance with the earnings forecasts of its management. To approximate the terminal value of Cargill Common Stock at the end of the two-year period, O&Co. applied price to earnings multiples ranging from
20.0 times to 30.0 times, which resulted in values that equated to percentages of book value ranging from 151% to 227%. The terminal values were then discounted to present values using discount rates ranging from 10.0% to 17.5%, chosen to reflect assumptions regarding rates of return and risk premiums required by holders or prospective holders of Cargill Common Stock. This analysis indicated a range of present values per share of $11.08 to $20.25.

Remaining Independent Scenario

         O&Co. discussed with Cargill's management and Board of Directors the various expenses associated with remaining as an independent company while achieving acceptable shareholder returns. In order to survive independently in a highly competitive market, Cargill would have to broaden its product and service offerings to attract and retain customers. This strategy would require a near-term investment in Cargill through the attraction and retention of additional qualified personnel and a substantial investment in technology. Moreover, the potential benefit of new products and services is long-term with no certainty as to the degree of success and Cargill's operating performance would likely suffer in the short-term with adverse implications to shareholder value.

         CARGILL HAS AGREED TO PAY O&CO. FOR ADVISORY SERVICES AND, IN CONNECTION WITH THE MERGER, AN ADVISORY FEE EQUAL TO 1.5% OF THE AGGREGATE VALUE OF THE CONSIDERATION TO BE RECEIVED BY CARGILL SHAREHOLDERS, OR APPROXIMATELY $103,000. CARGILL HAS MADE PAYMENTS TO O&CO. TOTALING $60,000 AS OF THE MAILING OF THE PROXY STATEMENT-PROSPECTUS. PURSUANT TO THE O&CO. ENGAGEMENT LETTER, CARGILL HAS ALSO AGREED TO REIMBURSE O&CO. FOR ITS REASONABLE OUT-OF-POCKET EXPENSES, INCLUDING LEGAL FEES, INCURRED IN CONNECTION WITH ITS ENGAGEMENT AND TO INDEMNIFY O&CO. AND ITS AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND CONTROLLING PERSONS AGAINST CERTAIN EXPENSES AND LIABILITIES.

OPINION OF NORTHEAST CAPITAL & ADVISORY, INC.



         The obligation of Westbank to complete the Merger is subject to the condition that Westbank receive a written opinion from NECA on or before the date of the Agreement and updated in writing as of a date within five days of the mailing of this Proxy Statement-Prospectus. The November 2, 1998 fairness opinion from NECA, which is attached hereto as Appendix C, states that as of the date of such opinion, the consideration terms set forth in the Agreement are fair to Westbank shareholders. The opinion does not address whether the Merger will be fair to Westbank stockholders as of the Effective Time based on any hypothetical Westbank Trading Price.


         NECA was selected by Westbank to act as its financial advisor in connection with the Merger based upon NECA's qualifications, experience, and reputation, as well as upon NECA's prior investment banking relationship and general familiarity with Westbank. NECA, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.


         In connection with NECA's engagement, Westbank requested that NECA evaluate the fairness, from a financial point of view, to the shareholders of Westbank of the Exchange Ratio in the proposed Merger. At the July 15, 1998 meeting of the Westbank Board, NECA delivered a written opinion to the Westbank Board that, as of such date, the proposed Exchange Ratio in the Merger was fair from a financial point of view to the Westbank stockholders (other than Cargill and its affiliates). On November 2, 1998, NECA delivered to the Westbank Board another written opinion confirming its opinion of July 15, 1998.


         The full text of the opinion of NECA dated as of the date of this Proxy Statement-Prospectus, which sets forth, among other things, assumptions made, procedures followed, matters considered and limits on the review undertaken by NECA, is attached as Appendix C to this Proxy Statement-Prospectus. Holders of Westbank Common Stock are urged to read the opinion in its entirety. NECA's opinion is addressed to the Westbank Board and does not constitute a recommendation to any Westbank Shareholder. The summary set forth in this Proxy Statement-Prospectus of the opinion of NECA is qualified in its entirety by reference to the full text of the opinion attached as Appendix C to this Proxy Statement-Prospectus.


         In connection with this opinion, NECA reviewed, among other things, the Merger Agreement; the Annual Reports of Cargill for the three years ended September 30, 1997; the Annual Report on Form 10-K of Westbank for the year ending December 31, 1997; certain Quarterly Reports of Cargill and Westbank; certain unaudited interim reports and certain press releases to the respective shareholders of Westbank and Cargill; and financial information concerning the business and operations of Westbank and Cargill furnished to NECA by their respective managements. NECA also conducted discussions with members of the senior managements of Westbank and Cargill regarding the past and current business operations, regulatory relationships, financial condition and future prospects of their respective companies. In addition, NECA reviewed the reported price and trading activity of Cargill's and Westbank's

Common Stock; compared certain financial information for Westbank and Cargill with certain financial and stock market information for certain other companies, the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the commercial banking environment in particular; and performed such other studies and analyses as NECA considered appropriate.



         In conducting its review and arriving at its opinion, NECA assumed and relied upon the accuracy and completeness of all financial and other information supplied or otherwise made available to it and did not assume any responsibility for any independent verification of such information. With respect to financial forecasts (including projected cost savings, revenue enhancements, operating synergies and other possible operating and financial benefits), NECA assumed and relied upon the senior management of Westbank and Cargill as to the reasonableness and achievability of the financial and operating forecasts and that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Westbank and Cargill as to the future financial performance of Westbank and Cargill, respectively, and NECA assumed that such forecasts and projections would be realized in the amounts and at the times contemplated thereby. NECA assumes no responsibility for and expresses no view as to such forecasts and projections or the assumptions on which they are based. NECA also assumed the aggregate allowance for loan losses for Cargill and Westbank were adequate to cover such losses. NECA did not make or obtain any evaluations or appraisals of the property of Cargill or Westbank. NECA did, however, examine certain individual credit files of Cargill and independently produced projections and operating forecasts to assure themselves that the assumptions generated by Cargill and Westbank senior management did not materially and adversely alter the adequacy of the financial consideration offered by Westbank from a financial point of view.


         As a matter of policy, neither Westbank nor Cargill publicly disclose internal management forecasts, projections or estimates of the type furnished to NECA in connection with their analysis of the Merger, and such forecasts, projections, and estimates were not prepared with a view towards public disclosure. These forecasts, projections, and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of management, including without limitation, general economic, regulatory and competitive positions. Accordingly, actual results could vary materially from those set forth in such forecasts, projections, and estimates.

         NECA's opinions are predicated on the Merger receiving the tax, regulatory and accounting treatment contemplated by the Merger Agreement, including that the Merger would be recorded as a "pooling of interests" in accordance with generally accepted accounting principles ("GAAP"). NECA's opinions were necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of such opinions. No limitations were imposed by Westbank on the scope of NECA's investigation or on the procedures followed by NECA in rendering its opinion.

         In connection with rendering its opinion to the Westbank Board, NECA performed a variety of financial analyses in support of its opinion which are summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by NECA in this regard, although it describes all material analyses performed by NECA. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances, and therefore such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized below, NECA believes that its analyses must be considered in their entirety and that selecting portions of its analyses and the factors considered by it, without consideration of all factors and analyses, could create a misleading or incorrect view of the analyses and the processes underlying NECA's opinions.


NECA arrived at its opinion based on the results of all the analyses it undertook assessed as a whole, and it did not draw conclusions from or with regard to any one method of analysis. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given more weight than any other analysis. With respect to the comparable company analysis, and bank merger and acquisition transaction analyses summarized below, no public company utilized as a comparison is identical to Westbank or Cargill, no transaction is identical in nature or rationale to the contemplated transaction between Westbank and Cargill, and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition or public trading values of the companies concerned. Estimates of values of companies or assets do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold.

         NECA's opinions are directed to the Westbank Board and address only the Exchange Ratio. They do not address the underlying business decision to proceed with the Merger and do not constitute, nor should they be construed as, a recommendation to any Westbank Stockholder on any other matter in connection therewith.

         In performing its analyses, NECA made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, all of which are beyond the control of NECA, Westbank and Cargill. The analyses performed by NECA are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, the analyses do not purport to be appraisals or to reflect the prices at which any securities of Westbank or Cargill may trade at the present time or at any time in the future. Such analyses were prepared solely as part of NECA's analysis of the fairness of the Exchange Ratio to the Westbank Stockholders (other than Cargill and its affiliates) and were provided to the Westbank Board in connection with the delivery of NECA's opinions.


         The following is a summary of the material analyses presented by NECA to the Westbank Board in connection with its July 15, 1998 opinion, which, as indicated above, was confirmed as of November 2, 1998.

         (a) Offer Valuation. NECA reviewed the terms of the proposed transaction, including the Exchange Ratio and the aggregate transaction value. NECA reviewed the implied value of the consideration offered based upon the closing share price of Westbank Common Stock on July 14, 1998 (the last trading day prior to the announcement of the Merger), which indicated that the implied value of the consideration offered in the Westbank proposal was approximately $18.37 per share of Cargill Common Stock, representing a total transaction value of approximately $5.9 million based upon 341,350 fully diluted shares of Cargill Common Stock outstanding, 64,536 of which are options at an average exercise price of $5.4657, and which options' value is considered net of this exercise price to compute the total transaction value. Based on the aggregate consideration offered using the $18.37 proposed transaction price for Cargill Common Stock, NECA calculated the multiples of proposed offer value to tangible book value per share, proposed offer value to implied core deposit premium and proposed offer value to Cargill's trailing 12 month's earnings in the contemplated transaction. This analysis resulted in the following multiples: a proposed offer value to fully diluted tangible book value per share multiple of 1.57x; a proposed offer value to implied core deposit premium multiple of 7.18%; and a proposed offer value to Cargill's trailing 12 months earnings of 31.99x.

         (b) Pro Forma Merger Analysis. Based on projections provided by Westbank and Cargill, NECA analyzed certain pro forma effects resulting from the Merger. This analysis indicated that the transaction would be dilutive to current earnings per share ("EPS") of Westbank Common Stock at the time of the Merger (before the one-time charge associated with the Merger), and neutral to slightly accretive in the year following the Merger.

         (c) Contribution Analysis. NECA prepared a contribution analysis showing the percentage contributed by Westbank to the combined company on a pro forma basis of assets, deposits and equity at March 31, 1998. This analysis showed that Westbank would contribute 87.1% of pro forma consolidated assets, 86.6% of pro forma consolidated deposits and 88.7% of pro forma consolidated equity. Net income contributions were considered based upon quarter ended March 31, 1998 results. Westbank contributed 91.6% to consolidated pro forma net income. Westbank Shareholders will receive approximately 89.6% of the pro forma ownership of the combined company assuming an exchange ratio of 1.3008.

         (d) Discounted Dividend Stream Analysis. Using a discounted dividend stream analysis, NECA estimated the present value of the future streams of after-tax cash flows that Cargill could produce on a stand-alone basis from 1998 through 2002 and distribute to stockholders ("Dividendable Net Income"). In this analysis, NECA assumed, among other things, that Cargill performed in accordance with the earnings forecasts provided to NECA by Cargill's senior management and, assuming a 5% annual growth rate on deposits and an 8% to 12% annual growth rate on loans, projected the after-tax cash flows. NECA calculated the sum of (i) the terminal values per share of Cargill Common Stock based on an assumed multiple of Cargill's projected 2002 net income of 18.6x plus (ii) the projected 1998-2002 five-year after-tax cash flows per share, in each case, discounted to present values at an assumed discount rate of 15.0%. This discounted dividend stream analysis indicated a reference range of $18.23 to $23.63 per share of Cargill Common Stock.

         (e) Analysis of Selected Acquisition Transactions. NECA reviewed publicly available information regarding transactions involving the acquisition of banks and thrifts in New England with total assets under $150 million which had occurred since January 1, 1997. Based upon a review of these selected acquisition transactions, NECA determined that the relevant range of tangible book multiples were 170.7% to 182.1%, the relevant range of trailing 12 months EPS multiples were 18.63x to 18.65x and the relevant range of tangible book premium to core deposits multiple were 9.74% to 10.59%. NECA then calculated the implied multiples for Cargill based on the proposed offer value, resulting in a tangible book multiple of 157.2%, a trailing 12 months EPS multiple of 31.99x (19.22x if compared to annualized March 1998 earnings) and a tangible book premium to core deposits multiple of 7.18%. This analysis of selected acquisition transactions indicated a reference range of $19.95 to $22.11 per share of Cargill Common Stock.


         No company or transaction used in the above analysis as a comparison is identical to Westbank, Cargill or the contemplated transaction. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the value of the companies to which they are being compared. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using comparable company data.

         (f) Comparable Companies Analysis. NECA reviewed and compared certain financial information, ratios, and public market multiples relating to Westbank to the publicly available corresponding data for a selected group of eleven banks in New York and New England whose assets are $200 million to $500 million with similar loan portfolio composition to Westbank which NECA deemed to be relevant (collectively, the "Westbank Selected Companies").

         Based on a review of such information for the Westbank Selected Companies, NECA determined: (i) the relevant median for trailing 12 months EPS multiple for the Westbank Selected Companies to be 19.75x, compared to 16.05x for Westbank; (ii) the median tangible book value multiple for the Westbank Selected Companies to be 224.6%, compared to 208.3% for Westbank; (iii) the median market capitalization to deposits multiple for Westbank Selected Companies to be 25.14%, compared to 19.05% for Westbank. This analysis of selected measures indicated that Westbank's market capitalization appeared at a discount relative to its peer group.

         (g) Trading Activity. NECA analyzed the trading activity of Westbank and Cargill Common Stock based on weekly data for the period between July 21, 1997 and July 14, 1998. Westbank Common Stock traded at a range of $9.38 to $17.25 during this period, with an average volume of 27,241 shares per week. Cargill Common Stock was extremely thinly traded. The last observable transaction before announcement of the proposed Merger was on June 6, 1998 at a price of $11.50 per share of Cargill Common Stock.

         In connection with its opinion dated November 2, 1998, NECA performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses described above were based and the factors considered in connection therewith. NECA did not perform any analyses in addition to those described in updating its July 15, 1998 opinion. NECA has been retained by the Westbank Board to act as financial advisor to Westbank with respect to the Merger and will receive a fee for its services. NECA has in the past six years provided financial advisory, investment banking and other services to Westbank and has received customary fees for the rendering of such services. In addition, in the ordinary course of its securities business, NECA or any of its affiliates may trade debt and/or equity securities of Westbank and Cargill for its own account and NECA, therefore, may from time to time hold a long or short position in such securities.


         Westbank and NECA executed an engagement agreement dated May 22, 1998 providing for the retention by Westbank of NECA as its financial advisor. In connection with the Cargill transaction, NECA is expected to receive a success fee of $80,000 upon obtaining all necessary governmental and regulatory approvals, which includes any fees due for a fairness opinion. Upon request by Westbank, NECA rendered a fairness opinion to the Board of Directors of Westbank for which NECA received a fee of $25,000, which is not subject to consummation of the Merger. In addition, the engagement agreement provides that Westbank reimburse NECA for all reasonable out-of-pocket expenses. Westbank has also agreed to indemnify NECA and its officers, directors, agents and employees against any losses, claims, damages, liabilities or expenses related to such engagement.

EFFECTIVE TIME OF THE MERGER; CLOSING DATE

         If the Merger Agreement is approved and adopted by the requisite vote of Cargill shareholders, and the other conditions to the Merger are satisfied or (where permissible) waived, the Merger will be consummated and become effective upon the date (or a subsequent date not later than the opening of business the next business day) when the Merger becomes effective as set forth in the Articles of Merger as filed with the Secretary of the Commonwealth of Massachusetts (the "Effective Time").

CONVERSION OF SHARES OF CARGILL COMMON STOCK PURSUANT TO THE MERGER


          Each certificate which immediately prior to the Effective Time represented outstanding shares of Cargill Common Stock shall on and after the Effective Time be deemed for all purposes to represent the Merger Consideration into which the shares of Cargill Common Stock represented by such certificate shall have been converted. The "Merger Consideration" is defined as the shares of Westbank Common Stock that holders of Cargill Common Stock are entitled to receive under the Merger Agreement.



         At the Effective Time, automatically and without any action on the part of the holder thereof, each share of Cargill Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held by dissenting shareholders ("Dissenting Shares"), (ii) shares held directly or indirectly by Westbank, other than shares held in a fiduciary capacity, and

(iii) any shares held as treasury stock by Cargill) will become and be converted into shares of Westbank Common Stock.



         The "Westbank Market Value" is defined as the average of the closing prices of shares of Westbank Common Stock as reported on the NASDAQ National Market System for the twenty consecutive trading days ending on the fifth business day prior to the Effective Date. If the Westbank Market Value is less than $12.00 per share, Cargill will have the right to terminate the Merger Agreement, unless Westbank elects, in its sole discretion, to increase the Merger Consideration to $17.00 worth of Westbank Common Stock for each share of Cargill Common Stock.

         Assuming the Merger is approved by the holders of Cargill Common Stock, the Cargill Board could elect to consummate the Merger without resoliciting Cargill shareholders if the Westbank Market Value were less than $12.00 and Westbank did not elect to increase the Merger Consideration to $17.00 worth of Westbank Common Stock, even though the calculated value of the shares of Westbank Common Stock (based on the Westbank Market Value) to be exchanged for each share of Cargill Common Stock would be less than $17.00. In such a situation, in considering whether to consummate the Merger without the resolicitation of Cargill shareholders, the Cargill Board would take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time, including, without limitation, the advice of its financial advisers and legal counsel. The O&Co. fairness opinion included with this Proxy Statement-Prospectus has been delivered and speaks as of a date within five days of the date of this Proxy Statement-Prospectus. Shareholder approval of the Merger Agreement and each of the transactions contemplated thereby confers upon the Cargill Board the power, consistent with its fiduciary duties, to elect to consummate the Merger notwithstanding that the Westbank Market Value may be less than $12.00 and Westbank has not elected to increase the Merger Consideration to $17.00 worth of Westbank Common Stock. Under such circumstances, Cargill's shareholders would assume 100% of the market risk associated with the price of Westbank Common Stock. See "THE MERGER-Conditions to Consummation of the Merger" below.


         As of the Effective Time, each share of Cargill Common Stock held directly or indirectly by Westbank, other than shares held in a fiduciary capacity, and shares held by Cargill as treasury stock will be canceled, retired and cease to exist, and no payment shall be made with respect thereto.

CERTIFICATE EXCHANGE PROCEDURES

         Certificates which represent shares of Cargill Common Stock that are outstanding immediately prior to the Effective Time and are converted into the Merger Consideration (the "Certificates"), shall, after the Effective Time, be deemed to represent the Merger Consideration into which such shares have been converted and shall be exchangeable by the holders thereof for new certificates representing the shares of Westbank Common Stock into which such shares have been converted.

         In lieu of the issuance of fractional shares of Westbank Common Stock, a payment in cash, without interest, will be made to the holders of Cargill Common Stock in respect of any fractional share that would otherwise be issuable. The payment in cash shall be equal to the product of the fractional share multiplied by the Westbank Market Value Price (rounded up to the nearest cent).



         Upon surrender of a Certificate, together with a duly executed letter of transmittal and any other required documents, the holder of such Certificate shall be entitled to receive, in exchange therefor, as soon as practicable, a certificate for the number of shares of Westbank Common Stock and/or a check for the cash amount to which such holder is entitled, and such Certificate shall be canceled.


         In the event any Certificate shall have been lost, stolen or destroyed, upon receipt of appropriate evidence as to such loss, theft or destruction and to the ownership of such Certificate by the person claiming such Certificate to be lost, stolen or destroyed, and the receipt by Westbank of appropriate and customary indemnification, Westbank will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any fractional share payment.


         If any Merger Consideration is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the exchange agent in advance any transfer or other taxes required by reason of the delivery of the Merger Consideration.


NOTE: HOLDERS OF CARGILL COMMON STOCK SHOULD NOT SURRENDER THEIR CERTIFICATES UNTIL THEY RECEIVE WRITTEN INSTRUCTIONS FROM THE EXCHANGE AGENT.

CONDUCT OF BUSINESS PENDING THE MERGER

         Pursuant to the Merger Agreement, Cargill has agreed that, except with the written consent of Westbank, prior to the Effective Time, it will conduct its business in the ordinary course.

         In addition, Cargill has agreed that, except as contemplated by the Merger Agreement, prior to the Effective Time, it will not, directly or indirectly, do any of the following without the prior written consent of
Westbank:

                  (a) change or waive any provision of its Charter or Bylaws;

                  (b) change the number of shares of its authorized or issued capital stock (except for the issuance of Cargill Common Stock pursuant to the exercise of outstanding stock options under the Cargill Stock Option Plans, as contemplated by the Merger Agreement);


                  (c) issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of Cargill or Cargill Bank, or any securities convertible into shares of such stock; except that Cargill may issue shares of Cargill Common Stock or permit treasury shares to become outstanding to satisfy presently outstanding options under and in accordance with the terms of the Cargill Stock Option Plans;



                  (d) effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;



                  (e) declare or pay any dividends or other distributions with respect to its capital stock;



                  (f) except in the ordinary course of business consistent with past practice, incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument (other than FHLB advances not exceeding $500,000, or acquire any equity debt or other investment securities);


                  (g) make any capital expenditures in excess of $5,000 individually or $15,000 in the aggregate, other than pursuant to previously, as defined in the Merger Agreement, disclosed binding commitments existing on the date of the Merger Agreement;

                  (h) make or commit to make any commercial or commercial real estate loan or loans to one borrower (including such borrower's related interests) or purchase any loan or pool of loans or loan participation(s) in an aggregate principal balance (or with an aggregate commitment) of $200,000 or more;

                  (i) grant any increase in rates of compensation to its employees, except merit increases in accordance with past practices and general increases to employees as a class in accordance with past practice or as required by law; grant any increase in rates of compensation to, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to its directors or to its officers who are currently covered by employment or severance agreements with Cargill except for non-discretionary payments required by such agreements and except for increases in officer compensation rates by no more than 2.5% on an aggregate basis; enter into any employment, severance or similar agreements or arrangements with any director or employee or prospective employee; adopt or amend in any material respect or terminate any employee benefit plan, pension plan or incentive plan except as required by law or the terms of such plan or as provided in the Merger Agreement, or permit the vesting of any material amount of benefits under any such plan other than pursuant to the provisions thereof as in effect on the date of the Merger Agreement; or make any contributions to Cargill's deferred compensation plans, supplemental executive retirement plans, grantor trust, defined benefit Pension Plan or 401(k) Plan other than contributions, based on Cargill's accrual levels in effect for 1998 on the date of the Merger Agreement, for the period ending on the Effective Time; make any cash bonus payments; or hire or agree to hire any full or part time employees (except temporary employees whose expectation of employment will not continue after the Effective Time or non-officer personnel to serve as customer representatives, tellers, or in similar non-management functions);

                  (j) make application for the opening or closing of any, or open or close any, branch or automated banking facility or modify any lease or agreement with respect to the same;



                  (k) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with customary banking practices;


                  (l) except as the fiduciary duties of the Board of Directors otherwise require (as determined in good faith upon the advice of legal counsel), merge into, consolidate with, affiliate with, or be purchased or acquired by, any other Person, as defined in the Merger Agreement, or permit any other person to be merged, consolidated or affiliated with it or be purchased or acquired by it, or, except to realize upon collateral in the ordinary course of its business, acquire a significant portion of the assets of any other Person, or sell a significant portion of its assets;

                  (m) make any material change in its accounting methods or practices, except changes as may be required by GAAP or by regulatory requirements;

                  (n) enter into any off-balance sheet transaction involving interest rate and currency swaps, options and futures contracts, or any other similar derivative transactions;

                  (o) make or agree to make any payments that would result, either individually or in the aggregate, in the payment of an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code or that would result, either individually or in the aggregate, in payments which would be nondeductible pursuant to Section 162(m) of the Internal Revenue Code;

                  (p) take any action that would result in the representations and warranties of Cargill contained in the Merger Agreement not being true and correct on the date of the Merger Agreement or at any future date on or prior to the Effective Time;

                  (q) incur in connection with the Merger Agreement and the transactions contemplated therein, expenses including, but not limited to, advisory, investment banking, legal, accounting, tax advisory, or similar fees and costs in excess of reasonable and customary amounts;

                  (r) agree to do any of the foregoing.

         Cargill has also agreed that, except as may be specifically required or permitted pursuant to the Merger Agreement or specifically described therein or in the accompanying disclosure schedule, it shall during the period from the date of the Merger Agreement to the Effective Time, except with the written consent of Westbank, operate its business, and will cause its subsidiary, Cargill Bank to operate the businesses, only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and take no action which would:

                  (i) materially adversely affect the ability of Westbank or Cargill to obtain any necessary approvals of governmental authorities required for the transactions contemplated in the Merger Agreement or materially increase the period of time necessary to obtain such approvals, or


                  (ii) materially adversely affect its ability to perform its covenants and agreements under the Merger Agreement. Cargill will cooperate and take all reasonable actions within its control to cause the Merger to qualify for "pooling of interests" accounting treatment and as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and to contest any applications filed or to be filed by other entities to acquire control of or greater than 5% interest in Cargill.

         Cargill and Westbank have each also agreed that, except as may be specifically required or permitted pursuant to the Merger Agreement or specifically described therein or in the accompanying disclosure schedule, each will:

                  (a) subject to any restrictions under applicable law or regulation, promptly notify the other of any emergency or other change in the normal course of its or its subsidiaries' businesses or in the operation of its or its subsidiaries' properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material to its or its subsidiaries' assets, properties, liabilities, business, results of operations, condition (financial or otherwise) or prospects; and

                  (b) file all reports, applications and other documents required to be filed by it with the Board of Governors of the Federal Reserve System, the FDIC, the Massachusetts Board of Bank Incorporation (the "MBBI"), the Connecticut Banking Commissioner and any other applicable governmental agency or authority between the date of the Merger Agreement and the Effective Time and shall furnish to the other copies of all such reports promptly after the same are filed.

CONDITIONS TO CONSUMMATION OF THE MERGER

         The respective obligations of Westbank and Cargill to consummate the Merger are subject to satisfaction at or prior to the Effective Time of the following conditions:

                  (a) The Merger Agreement and the transactions contemplated thereby shall have been approved by the requisite vote of Cargill's shareholders;

                  (b) All necessary approvals, authorizations and consents of all governmental bodies of any court, administrative agency or commission or other governmental authority or instrumentality required to consummate the transactions contemplated by the Merger Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired;

                  (c) None of the parties to the Agreement shall be subject to any order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement;


                  (d) No stop order suspending the effectiveness of the Registration Statement registering the shares of Westbank Common Stock to be issued in the Merger shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the United States Securities and Exchange Commission ( "SEC"); and

                  (e) The parties shall have received an opinion that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code.

         Conditions to Westbank's Obligations. The obligation of Westbank to effect the Merger and the transactions contemplated thereby is also subject to the following conditions, any or all of which may be waived in whole or in part by Westbank in its sole discretion:

                  (a) Westbank shall have received assurance that Cargill's representations and warranties are true at the Closing Date and all of Cargill's pre-closing obligations have been complied with;

                  (b) All required approvals of non-governmental third parties that are the responsibility of Cargill to obtain shall have been obtained;

                  (c) Westbank shall have received a legal opinion from Shipman & Goodwin LLP, Cargill's outside counsel, regarding certain corporate and other matters as are customary in transactions of this type; and

                  (d) The cash consideration to be paid to dissenting shareholders in the Merger is not in excess of ten percent (10%) of the total consideration to be paid to the shareholders of Cargill.

         Conditions to Cargill's Obligations. The obligation of Cargill to effect the Merger and the other transactions contemplated in the Merger Agreement is also subject to the satisfaction of the following conditions, any or all of which may be waived by Cargill in its sole discretion:

                  (a) Cargill shall have received assurance that Westbank's representations and warranties are true at the Effective Time and all of Westbank's pre-closing obligations have been complied with;

                  (b) All required approvals of non-governmental third parties that are the responsibility of Westbank to obtain shall have been obtained; and


                  (c) Cargill shall have received a legal opinion from Westbank's counsel, Cranmore, FitzGerald & Meaney regarding certain corporate and other matters as are customary in transactions of this type.

TERMINATION


         The Merger Agreement is subject to termination (i) by mutual agreement of the parties, (ii) if the Merger has not been consummated on or before March 31, 1999, (iii) by either party if any required regulatory approval or the approval of the shareholders of Cargill is not obtained or if consummation of the transactions contemplated by the Merger Agreement is enjoined or otherwise prohibited, (iv) by either party for a material breach of any representation, warranty or covenant or other agreement contained in the Merger Agreement by the other party, which breach is not cured after 30 days written notice thereof is given to the party committing such breach, and (v) by Cargill if the Westbank Market Value is less than $12.00 per share, subject to Westbank's right to elect to increase the number of shares of Westbank Common Stock issuable in the Merger to $17.00 worth of Westbank Common Stock for each share of Cargill Common Stock.


         If either party terminates the Merger Agreement for reasons other than as a result of a nonwillful breach or gross negligence of the other party, neither party shall have any further liability under the Merger Agreement. However, in the event of a party's gross negligence or willful breach, the breaching party will remain liable for any and all damages, costs and expenses sustained or incurred by the non-breaching party and will be liable to the non-breaching party for damages up to $150,000 of out of pocket costs and expenses. The payment of the costs and expenses is not an exclusive remedy but is in addition to the options granted pursuant to the Stock Option Agreement.

AMENDMENT, EXTENSION AND WAIVER

         At any time prior to the Effective Time, whether before or after the approval of Cargill's shareholders, the parties may amend the Merger Agreement, extend the time for the performance of any of the obligations or other acts of any other party hereto, waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto, or waive compliance with any of the agreements or conditions with respect to covenants of the parties or closing conditions of the Merger; provided, however, that there may not be, without further approval of Cargill shareholders, to the extent required by law, any amendment, extension or waiver of the Merger Agreement which materially changes the amount or form of the consideration to be delivered to the Cargill shareholders other than as may be expressly contemplated by the Merger Agreement. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto. Any agreement on the part of any party to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.


REGULATORY APPROVALS

         The Merger and resultant acquisition by Westbank of Cargill are subject to the prior approval of the Federal Reserve Bank of Boston (the "Reserve Bank"), acting on delegated authority from the Board of Governors of Federal Reserve System, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and applicable regulations. The required application to the Reserve Bank has been filed by Westbank. In reviewing the application, the Reserve Bank must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. In addition, under the BHCA, the Merger may not be consummated until the 30th day following the date of Reserve Bank approval of the Merger, during which time the Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action during the waiting period would stay the effectiveness of such approval unless a court specifically orders otherwise.

         The acquisition of Cargill by Westbank is also subject to the prior approval of the MBBI, which must determine in connection with the application that has been filed by Westbank that the Merger does not unreasonably affect competition and that it promotes public convenience and advantage.


         The Merger also is subject to the approval of the Commissioner of the Connecticut Department of Banking (the "Banking Commissioner") pursuant to Sections 36a-411, 36a-184 and 36a-34 of the Connecticut General Statutes. Under applicable Connecticut law, in considering the proposed transaction, the Banking Commissioner is required to determine whether (1) the laws of the home state of such out-of-state holding company authorize under conditions no more restrictive then those imposed by the State of Connecticut, as determined by the Commissioner, a Connecticut holding company to acquire and retain direct or indirect ownership or control of 10% or more of the voting stock of the out-of-state holding company whose home state is such state; and (2) the proposed transaction can reasonably be expected to produce benefits to the public and whether such benefits clearly outweigh possible adverse effects, including, but not limited to, an undue concentration of resources and decreased or unfair competition. The Banking Commissioner shall not approve the transaction, however, unless the Banking Commissioner considers whether: (i) the investment and lending policies of the subsidiary bank to be acquired are consistent with safe and sound banking practices and will benefit the economy of the state; (ii) the services or proposed services of the subsidiary bank are consistent with safe and sound banking practices and will benefit the economy of the state; (iii) the out-of-state holding company has sufficient capital to ensure, and agrees to ensure, that the subsidiary bank will comply with applicable minimum capital requirements; (iv) the parent corporation has sufficient managerial resources to operate the subsidiary bank in a safe and sound manner; and (v) the proposed transaction will not substantially lessen competition in the banking industry of the state. Any interstate transactions shall be effected in accordance with laws applicable to activities conducted by Connecticut holding companies. The Banking Commissioner shall not approve the proposed transaction unless the Banking Commissioner finds, in accordance with applicable regulations, that the out-of-state holding company's subsidiary bank and the Connecticut subsidiary bank have a record of compliance with the requirements of the Community Reinvestment Act of 1977, 12 U.S.C. Section 2901 et seq., as from time to time amended, Section 36a-34 of the General Statutes of Connecticut, as amended, and applicable consumer protection laws; and the Connecticut subsidiary bank will provide adequate services to meet the banking needs of all community residents, including low income residents and moderate income residents, in accordance with a plan submitted by Westbank and Cargill Bank.

         Because the proposed transaction will be effected pursuant to a transaction between a Connecticut holding company and an out-of-state holding company, the Banking Commissioner in accordance with Section 36a-184 of the Connecticut General Statutes must be informed of (1) the background and identity of the acquiror; (2) the source and amount of funds or other consideration to be used and any arrangements, agreements or understandings with the out-of-state holding company; (3) full audited financial information for the preceding five fiscal years, as well as, current (not later than 90 days prior to filing with the Banking Commissioner) unaudited financial information; (4) any plans to merge or consolidate or to make any material changes in the Connecticut holding company's corporate structure or management; (5) the number of shares proposed to be acquired, the terms of the offer and a statement as to the method by which the fairness of the proposal was arrived at; (6) information with respect to any contracts, arrangements or understandings with respect to the securities of the Connecticut holding company; (7) information with respect to the purchase of securities of the Connecticut holding company and out-of-state holding company within the preceding twelve month period; (8) information regarding any recommendations to purchase securities of either bank holding company within the preceding twelve month period; (9) copies of all agreements regarding the proposed transaction; and (10) any additional information the Banking Commissioner may require for the protection of the depositors, security holders of the Connecticut holding company or in the public interest. An application for approval of the proposed transaction has been filed with the Banking Commissioner.

         Although there can be no assurances given that all regulatory approvals will be received for the Merger and resultant acquisition by Westbank of ownership and control of Cargill, the parties believe that all required regulatory approvals will be obtained.

         The parties are not aware of any other regulatory approvals or filings that are required for consummation of the Merger, except as described above. Should any other approvals or filings be required, it is presently contemplated that such approvals or filings will be sought or made, as appropriate. There can be no assurances given, however, that any other approvals, if required, will be obtained.

         The Merger will not be consummated unless all of the regulatory approvals or other filings pertaining to the transactions contemplated by the Merger Agreement, are obtained or made, as appropriate. See "THE
MERGER-Conditions to Consummation of the Merger" above.

EXPENSES

         Each party will pay its own expenses in connection with the Merger, subject to certain provisions to the contrary contained in the Merger Agreement.

STOCK OPTION AGREEMENT


         Simultaneously with the execution of the Merger Agreement, Westbank and Cargill entered into the Stock Option Agreement. Pursuant to the Stock Option Agreement, Cargill granted to Westbank an option (the "Option") to purchase, subject to adjustment in certain events, up to 84,804 shares of Cargill Common Stock at an exercise price of $12.00 per share, subject to adjustment if additional shares of Cargill Common Stock are issued or become outstanding after July 15, 1998 (the "Option Shares"). The Option becomes exercisable in whole or in part, after the occurrence of both an Initial Triggering Event and a Subsequent Triggering Event (each as defined below).

         The term "Initial Triggering Event" means the occurrence at any time after July 15, 1998 of: (i) the agreement by Cargill or any subsidiary thereof to enter into, or the approval or acceptance by the Cargill Board of or recommendation by the Cargill Board to Cargill's shareholders of any transaction involving a merger or consolidation, a purchase, lease or other acquisition of all or substantially all of the assets of Cargill or any significant subsidiary of Cargill (except as contemplated by the Merger Agreement), or a purchase or other acquisition of securities representing 10% or more of the voting power of Cargill or any significant subsidiary of Cargill (each of the foregoing an "Acquisition Transaction") without Westbank's prior written consent; (ii) the acquisition by any person (other than Westbank, its subsidiaries and any Cargill subsidiary acting in a fiduciary capacity) owning beneficially less than 10% of the outstanding shares of Cargill Common Stock on July 15, 1998 of beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Cargill Common Stock; (iii) the making by any person, other than Westbank or any subsidiary of Westbank, of a bona-fide proposal to Cargill or its shareholders to engage in an Acquisition Transaction by public announcement or written communication that shall be or become the subject of public disclosure; (iv) the breach by Cargill after a proposal as described in the preceding clause (iii) of certain covenants in the Merger Agreement, unless remedied within an applicable notice period; (v) the filing by any person other than Westbank or any subsidiary of Westbank, other than in connection with a transaction to which Westbank has given its prior written consent, of an application or notice with the Federal Reserve Board or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction; or (vi) Cargill or any subsidiary of Cargill shall have authorized, recommended, proposed or publicly announced, without Westbank's prior written consent, its intention to authorize, recommend or propose to engage in an Acquisition Transaction with any person other than Westbank or any subsidiary of Westbank or the Cargill Board shall, or announce its intent to, publicly withdraw or modify in any manner adverse to Westbank, its recommendation that Cargill Shareholders approve the transactions contemplated by the Merger Agreement.


         The term "Subsequent Triggering Event" means either (i) the acquisition after July 15, 1998 by any person of beneficial ownership of 15% or more of the then outstanding Cargill Common Stock; or (ii) the occurrence of the Initial Triggering Event described in subparagraph (i) of the foregoing paragraph, except that, in respect of the purchase or other acquisition of securities of Cargill or any significant subsidiary of Cargill, the percentage of voting power represented by such securities shall be 10.01% rather than 10%.

         The Option will expire upon the earliest of:

         (i)      the Effective Time of the Merger;

         (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event; or

         (iii) Eighteen months after the termination of the Merger Agreement in accordance with the provisions thereof after the occurrence of an Initial Triggering Event.

         The Stock Option Agreement provides that Cargill shall promptly notify Westbank in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event. If Westbank chooses to exercise the Option it shall send Cargill written notice which shall include the total number of shares it will purchase. Once Westbank tenders the applicable purchase price it shall be deemed the holder of record of shares of Cargill Common Stock.

         Notwithstanding the termination of the Merger Agreement, Westbank will be entitled to purchase those Option Shares with respect to which it has exercised the Option, in whole or in part, prior to the termination of the Option upon (i) the consummation of any merger, consolidation or similar transaction involving Cargill or any purchase, lease or other acquisition of all or a substantial portion of the assets of Cargill other than an Acquisition Transaction or (ii) the acquisition by any person of beneficial ownership of 50% or more of the outstanding shares of Cargill Common Stock. Westbank may also by written notice require Cargill to repurchase the unexercised Option in whole or in part (to the extent not otherwise prohibited by applicable law or regulations), at a purchase price intended to provide Westbank with the same economic benefit as it would realize if it exercised the Option and subsequently sold the Option Shares. Westbank may also by written notice require Cargill to repurchase any Option Shares that it has acquired upon exercise of the Option (to the extent not otherwise prohibited by applicable law or regulations). The potential liability of such a repurchase to Cargill would be equal to the amount by which the "market offer price" exceeds $12.00 per share multiplied by the number of shares represented by the Option. The term "market offer price" is defined within the Stock Option Agreement as the highest of: (i) the price per share at which a tender offer or exchange offer has been made; (ii) the price per share to be paid by any third party agreement with Cargill; (iii) the highest closing price per share within a six-month period preceding notice of a repurchase, or (iv) should a sale of all or a substantial portion of Cargill's assets occur, the sum of the price paid for such assets and the current market value of the remaining assets of Cargill divided by the number of shares of Cargill Common Stock outstanding at the time of sale. Cargill anticipates that it would fund any such repurchase of the unexercised Option or Option Shares out of working capital.

         The Stock Option Agreement additionally provides for substitute options (the "Substitute Options") in an acquiring corporation or any controlling entity of the acquiring corporation should Cargill enter into an agreement to (i) consolidate or merge not leaving Cargill as the surviving corporation; (ii) permit a merger with Cargill and exchange Cargill Common Stock for the stock or cash of any other property or (iii) the sale or transfer of all or substantially all of its assets.

         The Stock Option Agreement was required by Westbank as a condition to its entering into the Merger Agreement, and is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. The Stock Option Agreement may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of or a significant interest in Cargill from considering or proposing such an acquisition.

SHAREHOLDERS' AGREEMENTS

         Cargill directors and executive officers, who own a total of 21.9% shares of Cargill Common Stock, representing approximately 63,495% of the shares of Cargill Common Stock issued and outstanding on the Record Date, have executed the Cargill Shareholders' Agreements, pursuant to which such shareholders have agreed to certain restrictions on their respective shares of Cargill Common Stock. Specifically, such shareholders agreed, with respect to all presently owned or after-acquired stock, (a) to vote such stock in favor of the Merger and against any other merger or acquisition transaction with a party other than Westbank or its affiliates, and (b) generally not to sell, assign, transfer, encumber or otherwise dispose of such stock.

         The Cargill Shareholders' Agreement shall remain in effect until the earlier of the consummation of the Merger or the termination of the Merger Agreement in accordance with its terms.

WESTBANK LETTER AGREEMENTS

         The directors and executive officers of Westbank have executed Westbank Letter Agreements pursuant to which such individuals have agreed not to dispose of their shares of Westbank Common Stock in order to preserve the ability to account for the transaction as a "pooling of interests".

NO SOLICITATION

         Cargill and its officers, directors, employees, representatives and agents will not, directly or indirectly, encourage, solicit, initiate or, subject to the fiduciary obligations of the Cargill Board (as advised in writing by outside counsel), participate in any discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Westbank and its affiliates or representatives) concerning any merger, tender offer, sale of substantial assets, sale of shares of capital stock or debt securities or similar transaction involving Cargill. However, Cargill or the Cargill Board is not prohibited from taking and disclosing to Cargill's shareholders a position with respect to a tender offer by a third party pursuant to certain rules promulgated under the Securities Exchange Act of 1934, as amended or from making such disclosure to Cargill's shareholders which, in the judgment of the Cargill Board with the written advice of outside counsel, may be required under applicable law. Cargill will immediately communicate to Westbank the terms of any proposal, discussion, negotiation or inquiry and the identity of the party making such proposal or inquiry. Any such communication shall be delivered no less promptly than by telephone within twenty-four hours of Cargill's receipt of any such proposal or inquiry or its receipt of any request for information from the Federal Reserve Board, Department of Justice or any other governmental agency or authority with respect to any transaction described in the first sentence above.

MANAGEMENT AND OPERATIONS AFTER THE MERGER


         Following the consummation of the Merger, Cargill Bank will maintain its separate corporate existence, but will become a wholly-owned subsidiary of Westbank. Cargill Bank's corporate headquarters will continue to be located in Putnam, Connecticut. The management and boards of directors of Westbank is not expected to change. Donald R. Chase, President and Chief Executive Officer and a director of Westbank, will join the Cargill Bank Board, and a current director of Cargill will join the Westbank Board. In addition, such other individuals as may be designated by Westbank will be asked to serve on the Cargill Bank Board to constitute a majority of the Cargill Bank Board of Directors and upon consummation of the Merger, a new President and Chief Executive Officer for Cargill Bank will be appointed by Westbank to replace Robert G. Eggleston, Jr. who resigned in October 1998. Currently, Howard Stanton, III has been chosen to serve as acting President of Cargill Bank throughout the date of the Merger.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

         The Merger Agreement provides that the provisions with respect to indemnification existing in favor of, and all limitations on the personal liability of, any director, officer or other employee of Cargill or Cargill Bank contained in the Cargill's Certificate of Incorporation and Bylaws and Cargill Bank's Charter and Bylaws on the date of the Merger Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger. Westbank has agreed to use all reasonable efforts to cause to be maintained in effect for a period of not less than three years from the Effective Time the current policies of the directors' and officers' liability insurance of Cargill (or substitute policies of at least the same coverage with terms and conditions that are not less favorable than those presently maintained by Cargill), with respect to matters occurring at or prior to the Effective Time.

EMPLOYMENT OBLIGATIONS

         Westbank will provide the employees of Cargill and its affiliates who are so employed at the Effective Time with employee benefits, consistent with industry practice, as Westbank in its sole discretion may determine. Following the Effective Time, Westbank will honor in accordance with its terms the deferred compensation plans, and the Cargill Employee Stock Ownership Plan which was terminated in 1995 (collectively the "Cargill Benefit Plans") disclosed to Westbank under the Merger Agreement, between Cargill and any director, officer or employee thereof, and all provisions for benefits or other amounts earned or accrued through the Effective Time under Cargill Benefit Plans.



CARGILL STOCK OPTIONS


         At the Effective Time, each then outstanding employee stock option to purchase Cargill Common Stock ("Cargill Stock Options") pursuant to the Cargill Stock option plans (collectively, the "Cargill Stock Option Plans") will be assumed by Westbank. Each Cargill Stock Option so assumed by Westbank shall continue to have and be subject to, the same terms and conditions set forth in the Cargill Stock Option Plans immediately prior to the Effective Time, except that (i) such

Cargill Stock Options shall be exercisable for that number of whole shares of Westbank Common Stock equal to the product of the number of shares of Cargill Common Stock covered by the Cargill Stock Option multiplied by the Exchange Ratio, provided that any fractional share of Westbank Common Stock resulting from such multiplication shall be rounded up to the nearest share; and (ii) the exercise price per share of Westbank Common Stock shall be equal to the exercise price per share of Cargill Common Stock of such Cargill Stock Option, divided by the Exchange Ratio, provided that such exercise price shall be rounded down to the nearest cent.


RESALE OF WESTBANK COMMON STOCK

         The shares of Westbank Common Stock to be issued pursuant to the Merger Agreement have been registered under the Securities Act of 1933, as amended by means of the registration statement of which this Proxy Statement-Prospectus forms a part. Accordingly, such shares should be freely transferable under the Securities Act, except for shares issued to persons who are affiliates of Cargill at the time of the Special Meeting and persons who are affiliates of Westbank at the time of such proposed transfer. Such persons will generally be able to resell such shares only pursuant to an effective registration statement under the Securities Act or pursuant to a statutory or regulatory exemption or "safe harbor" from the registration requirements of the Securities Act. Affiliates of a person are other persons who control, are controlled by, or are under common control with the person. The affiliates of a corporation are generally thought to include its executive officers, directors and significant (i.e., 10% or more) shareholders.

         Affiliates of Westbank who wish to dispose of shares of Westbank Common Stock acquired in the Merger may utilize the "safe harbor" provided by Rule 144 promulgated under the Securities Act ("Rule 144"). Rule 144 permits, among other things, the resale of such shares if certain conditions are met. These conditions include the requirement that Westbank have filed all reports required of it under the Exchange Act for the past 12 months, a limitation on the number of shares sold by the affiliate in any three-month period, and a restriction on the manner in which the sale is made. In most cases, a notice of proposed sale must also be filed with the SEC.


         Persons who are affiliates of Cargill at the time of the Special Meeting and are not affiliates of Westbank at the time of a proposed resale may utilize the resale provisions of Rule 145 promulgated under the Securities Act ("Rule 145"). During the year following the Effective Time, such resale would be subject to the satisfaction of the conditions imposed under Rule 144 which are described above, other than the notice of proposed sale. After such one-year period, only the condition relating to Westbank's Exchange Act reports is applied and, after two years, Rule 145 would impose no restriction on dispositions by persons who were not affiliates of Westbank for at least three months preceding the proposed disposition.


         This Proxy Statement-Prospectus does not cover the resale of any shares of Westbank Common Stock to be issued in the Merger. Westbank is not obligated to file a registration statement under the Securities Act to facilitate resale of any such shares.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following discussion summarizes the material U.S. federal income tax consequences of the Merger, including certain consequences to shareholders of Cargill who are citizens or residents of the United States and who hold their shares as capital assets. It does not discuss all aspects of federal income taxation that may be relevant to a particular Cargill shareholder in light of his or her personal circumstances (for example, a Cargill shareholder who acquired his or her shares of Cargill Common Stock pursuant to the exercise of employee stock options or otherwise as compensation), or to Cargill shareholders subject to special federal income tax treatment (such as insurance companies, regulated investment companies, dealers in securities, certain retirement plans, financial institutions, tax exempt organizations, persons subject to the alternative minimum tax, persons who hold Cargill Common Stock as part of a hedging or conversion transaction or foreign persons). In addition, this summary does not address any aspects of state, local, foreign or other tax laws that may be relevant to holders of Cargill Common Stock.

         It is the policy of the Internal Revenue Service ("IRS") not to rule directly on the tax status of transactions such as the Merger, and no such ruling will be sought. Each of Westbank's and Cargill's respective obligations to effect the Merger is conditioned upon its receipt from legal counsel of an opinion dated as of the Closing Date, in form and substance reasonably satisfactory to it, substantially to the effect that for federal income tax purposes the Merger constitutes a reorganization within the meaning of Section 368 of the Internal Revenue Code (noting, however, that the nontaxability of the shareholders of Cargill resulting from such reorganization does not extend to cash received in lieu of a fractional share interest in Westbank Common Stock or cash received by dissenting shareholders, if any). Such opinions are not binding on the IRS and would not, in any event, prevent the IRS from challenging the tax-free nature of the Merger under the Internal Revenue Code.

         As noted above, Cargill's obligation to effect the Merger is conditional on delivery of an opinion of legal counsel, or other tax advisor, based upon certain customary representations and warranties set forth therein, substantially to the effect that for federal income tax purposes the Merger constitutes a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. If the receipt of such opinion were waived and if the material federal income tax consequences to Cargill shareholders were materially different from those set forth below, Cargill would resolicit the approval of its shareholders before it proceeded with the Merger. Based on such opinion, and subject to the foregoing, the material federal income tax consequences to holders of Cargill Common Stock would be as set forth below.


         No gain or loss will be recognized by Westbank, Park West Bank, Cargill or Cargill Bank by reason of the Merger.

         No gain or loss will be recognized by Cargill shareholders upon receipt of Westbank Common Stock in exchange for their Cargill Common Stock, except that a holder of Cargill Common Stock who receives cash in lieu of a fractional share of Westbank Common Stock will recognize gain or loss equal to the difference between the amount of such cash and the tax basis allocated to such shareholder's fractional share of Westbank Common Stock.

         The tax basis of the Westbank Common Stock received by a Cargill shareholder will be the same as the aggregate tax basis of such shareholder's Cargill Common Stock exchanged therefor, decreased by any cash received in lieu of fractional shares.

         The holding period of the Westbank Common Stock in the hands of a Cargill shareholder will include the holding period of such shareholder's Cargill Common Stock exchanged therefor, provided that such Cargill Common Stock is held as a capital asset at the Effective Time.

         A Cargill shareholder who exercises dissenters' rights and receives cash will recognize gain for federal income tax purposes, the tax rate on which will depend upon the holding period for his or her Cargill Common Stock. The exchange of shares for cash upon the exercise of dissenters' rights could be treated as substantially equivalent to a dividend and, therefore, taxed as ordinary income if the recipient of cash owns or constructively owns other shares of Westbank Common Stock. Shares owned by spouses, children, grandchildren, parents and other relatives and by entities that are 50% owned by a shareholder are generally treated as constructively owned by that shareholder.

         THE FOREGOING DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE INTERNAL REVENUE CODE, EXISTING AND PROPOSED U.S. TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. CARGILL SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

         It is anticipated that the Merger will be accounted for as a "pooling of interests" transaction under GAAP. Under the pooling of interests method of accounting, the recorded assets and liabilities of the separate companies generally become the recorded assets and liabilities of the combined corporation. The assets of the constituent entities are recorded on the resulting corporation's books at their historical cost.

                         INFORMATION REGARDING WESTBANK

     Westbank is a bank holding company established as a Massachusetts corporation in 1983 and is registered under the Bank Holding Company Act of 1956, as amended, with its principal asset being the stock of Park West Bank. Substantially all operating income and net income of Westbank are presently accounted for by Park West Bank. Park West Bank is chartered as a state bank and trust company by the Commonwealth of Massachusetts, is a member of the FDIC and is subject to regulation by the Massachusetts Commissioner of Banks and the FDIC. A full range of retail banking services is furnished to individuals, businesses, and nonprofit organizations through twelve banking offices located in Hampden County. Such services include a wide range of checking and savings accounts, loans, safe deposit facilities, and automated teller machines at selected branch locations. Park West Bank also provides lending, depository and related financial services to commercial, industrial, financial, and governmental customers. In the lending area, these include short and long term loans and revolving credit arrangements, letters of credit, inventory and accounts receivable financing, real estate construction lending, and mortgage loans.

         Park West Bank also operates a Trust Department providing services normally associated with holding property in a fiduciary or agency capacity. The value of the property held by the Trust Department at June 30, 1998 amounted to $115,895,000 and is not included in the accompanying financial statements because such items are not assets of Park West Bank.

         As of June 30, 1998, Westbank and its subsidiaries had the equivalent of 119 full time employees and staff.

         Westbank's banking, real estate activity and trust services are competitive with other Massachusetts financial institutions. Its service area is in Western Massachusetts, primarily Hampden County. Westbank's competitors include other commercial banks, mutual savings banks, savings and loan association, credit unions, consumer finance companies, loan offices, money market funds, and other financial organizations.

         Competition for trust services by major commercial banks is high, with continuing efforts by those banks to solicit new business. The Trust Department prides itself as one of the few remaining corporate fiduciaries providing personal services locally. Insurance companies, mutual savings banks, investment counseling firms, and other business firms and individuals also offer active competition for such business.

         The principal executive offices of Westbank are located at 225 Park Avenue, West Springfield, Massachusetts 01090-0149. Its telephone number is
(413) 747-1400. For more information about Westbank, reference is made to Westbank's most recent annual report on Form 10-K, as amended, and subsequent quarterly reports on Form 10-Q, which are incorporated herein by reference. See "WHERE YOU CAN FIND MORE INFORMATION" and "INFORMATION INCORPORATED BY REFERENCE."



                          INFORMATION REGARDING CARGILL

         Cargill is a unitary savings and loan holding company established as a Delaware Corporation in 1988 with its principal asset being the stock of Cargill Bank. Cargill Bank of Connecticut (now known as Cargill Bank) was chartered as a mutual savings and loan association in February 1916, and converted to a stock form in February, 1988. Cargill was formed in September 1989 as a result of the reorganization of Cargill Bank to a stock holding company form. Neither Cargill nor Cargill Bank has never been involved in any mergers or acquisitions other than the formation of the Cargill Bank.

         The business of Cargill Bank is to attract deposits from the general public and to make loans secured by mortgages on residential and other real estate, enabling borrowers to purchase, refinance, construct or improve property. In addition, Cargill Bank makes consumer loans and holds investment securities. Cargill Bank's market area is in the northeastern part of Connecticut and is made up primarily of the towns of Putnam, Woodstock, Pomfret, Thompson, Killingly and Eastford. Cargill Bank operates three offices, the main office in Putnam and branch offices in Quinebaug, which is part of Thompson, and Woodstock. Cargill Bank's market area, although predominantly rural in character, is only 30 miles south of Worcester, Massachusetts. The region in which Cargill Bank operates also is centrally located between Boston, Massachusetts, Providence Rhode Island and Hartford, Connecticut. Over 95% of Cargill Bank's mortgage loans are secured by real property located in Connecticut. The principal executive offices of Cargill is located at 163 Providence Street, Putnam, Connecticut. Its telephone number is (860) 963-2265.


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS OF CARGILL

         CARGILL'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS IS DESIGNED TO PROVIDE A BETTER UNDERSTANDING OF THE SIGNIFICANT CHANGES AND TRENDS RELATED TO CARGILL'S FINANCIAL CONDITION, RESULTS OF OPERATIONS, LIQUIDITY AND CAPITAL RESOURCES. THE DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS OF CARGILL ELSEWHERE IN THIS PROXY STATEMENT-PROSPECTUS.

         The following financial review presents an analysis of Cargill's results of operations for each of the periods presented. Cargill has not engaged in any business apart from owning Cargill Bank. Accordingly, the following discussion and analysis of the financial condition and results of operations refers to Cargill Bank. The discussion and analysis of the financial condition and health of operations is based on Cargill's consolidated statements of financial condition, and the related consolidated statements of operations, changes in stockholders' equity, cash flows and the notes to these consolidated financial statements. These statements, including the Report of Independent Auditors, should be read together with Management's Discussion and Analysis of Financial Condition and Results of Operations.

         Cargill Bank's revenues are derived principally from interest earned on loans and, to a lesser extent, from interest earned on interest-bearing deposits and investments. The operations of the Cargill Bank, and the thrift industry in general, are influenced significantly by general economic conditions and by policies of financial institution regulatory agencies, including the Office of the Comptroller of the Currency ("OCC"),OTS, FDIC and the Connecticut Department of Banking. Cargill Bank's cost of funds is influenced by interest rates on competing investments and general market interest rates. Lending activities are affected by the demand for real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered.

         Cargill Bank's net income depends to a significant degree upon its net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities. Cargill Bank, like other thrift institutions, is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times, or on a different basis, than its interest-earning assets.

YEAR ENDED SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1996

         Cargill Bank's assets continue to be comprised primarily of mortgage loans (mostly 1-4 family, owner occupied) with maturities of up to 30 years. Such assets were historically fixed rate and funded with low-cost, stable deposit accounts. Beginning in the late 1970s and continuing through this date, interest rate volatility has made the market sensitive to this type of fixed-rate loan product. In response to this market trend, Cargill Bank has moved toward originating a greater percentage of adjustable rate mortgage loans. As of September 30, 1997, the adjustable mortgage loans represented 75.5% of the total loan portfolio.

         The 1997 fiscal year produced an increase in capital from $2,971,000 to $3,167,000. The net increase in capital of $196,000 was a result of net income for the fiscal year of $153,000, the net effect of a former director exercising his stock options, and the net effect of Cargill Bank adjusting the value of investments "Available-for-Sale". Assets also rose from $46,894,000 to $47,302,000. There was a decrease in non-performing assets classification attributable to the continued resolution of such assets throughout the year ended September 30, 1997. Almost all of these loans are secured by 1 - 4 family properties.

         The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") imposes significant regulatory restrictions and requirements on banking institutions insured by the FDIC and their holding companies. FDICIA established capital categories into which financial institutions are placed based on capital level. Each capital category establishes different degrees of regulatory restrictions which can apply to a financial institution. As of September 30, 1997, Cargill Bank's capital was at a level that placed Cargill Bank in the "well capitalized" category as defined by FDICIA.

         FDICIA imposes a variety of other restrictions and requirements on insured banks. These include significant regulatory reporting requirements such as insuring that a system of risk-based deposit insurance premiums and civil money penalties for inaccurate deposit reporting exists. In addition, FDICIA imposes a system of regulatory standards for financial institutions and holding company operations, detailed truth in savings disclosure requirements, and restrictions on activities authorized by state law but not authorized for national financial institutions.

COMPONENTS OF CAPITAL

         The following table presents Cargill's components of capital as of September 30. The table also presents the ratio of capital to total assets.

(Dollars in thousands)                           1997           1996           1995
                                                -------        -------        -------
Stockholders' equity
     Common stock                               $     3        $     3        $     3
     Additional paid-in-capital                   1,653          1,634          1,624
     Retained earnings                            1,668          1,602          1,789
     Unrealized gain (loss) on securities
         available for sale                          (1)            --             --
     Treasury stock                                (156)          (268)          (333)
                                                -------        -------        -------
Total Capital                                   $ 3,167        $ 2,971        $ 3,083
                                                =======        =======        =======
Ratio of capital to total assets                 6.69 %         6.34 %         6.73 %

         The regulatory risk-based capital requirements take into account the different risk categories of banking organizations by assigning risk weights to assets and the credit equivalent amounts of off-balance sheet exposures. In addition, capital is divided into two tiers. For Cargill Bank, Tier 1 includes the common stockholders' equity. Total capital includes Tier 1 items as well as Tier 2 or Supplementary Capital. Included in Cargill's Tier 2 capital is the allowance for loan losses. Net unrealized gains (losses) on securities available for sale are not included for regulatory capital purposes.

The following are the risk-based capital ratios for Cargill and Cargill Bank at September 30:

                                                      1997       1996       1995
                                                      ----       ----       ----
Tier 1 risk-based capital (minimum required 4%)
    - Cargill                                         12.5 %     11.6 %     12.6 %
    - Bank                                            12.2       11.5       12.5

Total risk-based capital (minimum required 8%)
    - Cargill                                         13.4       12.3       13.4
    - Bank                                            13.1       12.2       13.0

DISCUSSION OF MARKET RISK

         Market risk is the loss due to adverse changes in market prices and rates. The management of this risk, coupled with directives to build shareholder value and profitability, is an integral part of Cargill's overall operating strategy. Cargill's approach to risk management, primarily interest rate risk management, is quite basic and concentrates on fundamental strategies to restructure the balance sheet and composition of assets and liabilities. Since Cargill does not utilize interest rate futures, swaps or options transactions, its asset/liability profile is not complex. It reflects a simple approach to managing risk through the use of fixed and adjustable rate loans, rate insensitive checking accounts as well as a combination of fixed and variable rate deposit products. Bank policy includes required limits on the sensitivity of net interest income under various interest rate scenarios.

         Cargill Bank seeks to control its interest rate risk exposure in a manner that will allow for adequate levels of earnings and capital over a range of possible interest rate environments. Cargill Bank has adopted formal policies and practices to monitor and manage interest rate risk exposure. As part of this effort Cargill Bank actively manages interest rate risk through the use of a simulation model which measures the sensitivity of future net interest income to changes in interest rates. In addition, Cargill Bank regularly monitors interest rate sensitivity through gap analysis, which measures the terms to maturity or next repricing date of interest-earning assets and interest-bearing liabilities.

         On a quarterly basis, an interest rate risk exposure compliance report is prepared and presented to Cargill Bank's Board of Directors. This report presents an analysis of the expected change in net interest income resulting from an increase or decrease in the level of interest rates. All changes are measured as percentage changes from the projected net interest income in the flat rate scenario. The calculated estimates of change in net interest income are compared to current limits established by management and approved by the Board of Directors. The following is a summary of the interest rate exposure report as of September 30, 1997:

Change in Interest Rates                                    Percentage Change in
   (in Basis Points)                                         Net Interest Income
        +200                                                       12.72%
        Level                                                       0.00%
        -200                                                      (17.20)%

         The model utilized to create the report presented above makes various estimates at each level of interest rate change regarding cash flows from principal repayments on loans and mortgage-backed securities and/or call activity on investment securities. Actual results could differ significantly from these estimates which would result in significant differences in the calculated projected change.

         In order to reduce the exposure to interest rate fluctuations, Cargill Bank has developed strategies to manage its liquidity, shorten the effective maturities of certain interest-earning assets and increase the effective maturities of certain interest-bearing liabilities. Cargill Bank has focused its residential lending on a combination of fixed and adjustable rate mortgages. Commercial loans, commercial mortgages and consumer lending focus on adjustable and short term loans. Cargill Bank also attempts to maintain and/or increase its savings and transaction accounts which are considered relatively insensitive to changes in interest rates.

         Cargill Bank also measures sensitivity to changes in interest rates using interest rate sensitivity gap analysis which is the difference between the cash flow amounts of interest-sensitive assets and liabilities that will be refinanced (or repriced) during a given period. For example, if the asset amount to be repriced exceeds the corresponding liability amount for a certain day, month, year, or longer period, the institution is in an asset-sensitive gap position. In this situation, net interest income would increase if market interest rates rose or decrease if market interest rates fell. If, alternatively, more liabilities than assets will reprice, the institution is in a liability-sensitive position. Accordingly, net interest income would decline when rates rose and increase when rates fell. Also, these examples assume that interest-rate changes for assets and liabilities are of the same magnitude, whereas actual interest-rate changes generally differ in magnitude for assets and liabilities.

         The following table sets forth the distribution of the repricing of Cargill Bank's earning assets and interest bearing liabilities as of September 30, 1997, the interest rate sensitivity gap, (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio and the cumulative interest rate sensitivity gap ratio. The table also sets forth the time periods in which earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of Cargill Bank's customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times within such period and at different rates.

                                                                  Over
                                                 Three            Three          One Year          Over
                                                 Months          Months to       to Five           Five
(Dollars in Thousands)                          or Less           A Year          Years            Years           Total
                                                --------         --------        --------         --------        --------
EARNING ASSETS
     Securities including mortgage-backed
         securities and Federal Home Loan
         Bank Stock                             $    339         $     --        $  1,197         $  4,184        $  5,720
     Interest bearing cash                         1,986               --              --               --           1,986
     Loans                                           252           22,608           1,468           11,773          36,101
                                                --------         --------        --------         --------        --------
                                                   2,577           22,608           2,665           15,957          43,807
INTEREST BEARING LIABILITIES
     Savings deposits                                 --            1,075           9,677               --          10,752
     NOW accounts                                     --              717           6,457               --           7,174
     Money market accounts                           510               --              --               --             510
     Negotiated rate certificates                    589               --              --               --             589
     Other time deposits                           4,410            8,119           8,755            1,006          22,290
     Borrowed funds                                   --               --              --               --              --
                                                --------         --------        --------         --------        --------
                                                $  5,509         $  9,911        $ 24,889         $  1,006        $ 41,315
                                                ========         ========        ========         ========        ========
Interest Rate
     Sensitivity Gap                            $ (2,932)        $ 12,697        $(22,224)        $ 14,951        $  2,492
Cumulative Interest Rate
     Sensitivity Gap                            $ (2,932)        $  9,765        $(12,459)        $  2,492
Interest rate
     Sensitivity Gap Ratio                         (6.69)%          28.98%         (50.73)%          34.91%           5.69%
Cumulative Interest Rate
         Sensitivity Gap Ratio                     (6.69)%         22.29%          (28.44)%          5.69%

DISCUSSION OF MARKET RISK

         The presentation of a run off and repricing of savings accounts and NOW accounts is based on Cargill Bank's historical experience with $1,075,000 and $717,000, respectively, included in the three month to one year category and the remainder placed in the one to five year category of the interest bearing liabilities.

         Cargill seeks to manage the mix of asset and liability maturities to control the effect of changes in the general level of interest rates on net interest income. In periods of rising interest rates, Cargill's negative interest rate sensitivity gap as to earning assets and interest-bearing liabilities maturing in less than one year may cause a diminuation of Cargill's income; correspondingly, in periods of declining interest rates, a negative interest rate sensitivity gap may provide additional income. Except for its effect on the general level of interest rates, inflation does not have a material impact on Cargill's earnings due to the rate of variability and short-term maturities of its earning assets.

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY -
INTEREST RATES AND INTEREST DIFFERENTIAL

         The following table presents the condensed average balance sheets for September 30, 1997, 1996 and 1995. The total dollar amount of interest income from earning assets and the resultant yields are calculated on a taxable equivalent basis. The interest paid on interest-bearing liabilities, expressed both in dollars and rates, is shown in the table:


                                            1997                                1996                              1995
                              -------------------------------    ---------------------------------    -----------------------------
                                                     Average                               Average                          Average
                                         Interest     Yield/                  Interest     Yield/                Interest    Yield/
                               Average    Income/      Rate      Average       Income/      Rate       Average    Income/     Rate
(Dollars in Thousands)         Balance    Expense      Paid      Balance       Expense      Paid       Balance    Expense     Paid
                              ---------   --------    -------    ---------    ---------    -------    --------    --------     ----
ASSETS
Securities:
     U.S. Treasury            $     105   $      6     5.70%     $    790     $      56      7.05%    $  1,317    $     76     5.81%
     Federal agencies             2,596        206     7.93          1,419          121      8.56           -           -        -
     Other securities             2,028        132     6.52          1,693          120      7.09        2,341         156     6.66
                              ---------   --------    -------    ---------    ---------    -------    --------    --------     ----
Total securities                  4,729        344     6.83          3,902          297      7.62        3,658         232     6.35
                              ---------   --------    -------    ---------    ---------    -------    --------    --------     ----

Interest- bearing cash and
     temporary investments        1,252         66     5.28          1,739           93      5.42        3,188         177     5.54
                              ---------   --------    -------    ---------    ---------    -------    --------    --------     ----

Loans (a):
     Commercial                     683         54     7.85            693           66      9.58          628          60     9.56
     Real estate                 36,092      3,036     8.41         35,734        2,930      8.20       33,380       2,665     7.98
     Consumer                       762         68     8.99            798           73      9.11          852          80     9.35
                              ---------   --------    -------    ---------    ---------    -------    --------    --------     ----
Total loans                      37,537      3,158     8.41         37,225        3,069      8.24       34,860       2,805     8.05
                              ---------   --------    -------    ---------    ---------    -------    --------    --------     ----

Total earning assets             43,518      3,568     8.20%        42,866        3,459      8.07%      41,706       3,214     7.71%
                              ---------   --------    ------     ---------    ---------     -----     --------    --------    -----

Allowance for loan losses          (212)                              (194)                               (164)
Cash and due from banks           1,112                              1,037                                 814
Other assets                      3,147                              3,220                               2,296
                              ---------                          ---------                            --------
Total assets                  $  47,565                          $  46,929                           $  44,652
                              =========                          =========                           =========



LIABILITIES AND STOCKHOLDERS'
  EQUITY
Interest-bearing deposits:
     Savings                  $   9,960   $    224     2.25%     $  10,130    $     229      2.26%    $ 10,670    $    240     2.26%
     Money market                   507         12     2.34            490           11      2.33          581          13     2.25
     Negotiated rate
     certificates                   496         28     5.63            504           27      5.35          351          19     5.39
     Other time deposits         31,456      1,450     4.61         30,806        1,493      4.84       28,562       1,330     4.66
Borrowed funds                       76          5     5.72            111            6      5.99           44           3     6.02
                              ---------   --------   -------     ---------    ---------     ------    --------    --------     ----

Total interest-bearing
  liabilities                    42,495      1,719     4.04         42,041        1,766      4.20       40,208       1,605     3.99
                                          --------   -------                  ---------     ------                --------    -----
Noninterest-bearing
 demand deposits                  1,346                              1,078                                 945
Other liabilities                   577                                594                                 513
Stockholders' equity              3,147                              3,216                               2,986
                              ---------                          ---------                            --------
Total liabilities and
  stockholders' equity        $  47,565                          $  46,929                            $ 44,652
                              =========                          =========                            ========
Interest income                           $  1,849                            $   1,693                           $  1,609
                                          ========                            =========                           ========

Yield spread                                           4.16%                                 3.87%                             3.72%
                                                      =====                                ======                             =====

Net Yield on earning assets                            4.25%                                 3.96%                             3.75%
                                                      =====                                ======                             =====


------------------------------------

(a) Average loan balances above include non-accrual loans. When a loan is placed in non-accrual status, interest income is recorded to the extent actually received in cash or is applied to reduce principal.

         During 1997, the yield spread increased to 4.16% from 3.87% in 1996, up 29 basis points. Cargill's net interest margin increased during 1997 to 4.25% from 3.96% in 1996, a increase of 29 basis points.

         During 1996, the yield spread increased to 3.87% from 3.72% in 1995, and up 15 basis points. Cargill's net interest margin increased during 1996 to 3.96% from 3.75% in 1995, up 15 basis points. The section titled Rate/Volume Analysis further describes the change in yields.

RATE/VOLUME ANALYSIS OF INTEREST MARGIN ON EARNING ASSETS

     The dollar amounts of interest income and interest expense fluctuate depending upon changes in interest rates and upon changes in amounts (volume) of Cargill's interest-earning assets and interest-bearing liabilities. Changes attributable to (i) changes in volume (changes in average outstanding balances multiplied by the prior period's rate), (ii) changes in rate (changes in average interest rate multiplied by the prior period's volume), and (iii) changes in rate/volume (changes in rate times the change in volume that were allocated proportionately to the changes in volume and the changes in rate) were as follows:


                                        1997 Compared with 1996                                 1996 Compared with 1995
                         -----------------------------------------------------    -------------------------------------------------
(Dollars in Thousands)                        Increase          *Due to                               Increase       * Due to
                           1997     1996      (Decrease)    Volume      Rate       1996      1995    (Decrease)   Volume     Rate
                         -------   -------     -------     -------     -------    -------   -------   -------    -------    -------
Interest Earned:
Securities:
  U.S. Treasury          $     6   $    56     $   (50)    $   (47)    $    (3)   $    56   $    76   $   (20)   $   (34)   $    14
  Federal agencies           206       121          85          68          17        121      --         121        121       --
  Other securities           132       120          12          22         (10)       120       156       (36)       (45)         9
Interest-bearing cash         66        93         (27)        (26)         (1)        93       177       (84)       (80)        (4)
Loans:
  Commercial                  54        66         (12)         (1)        (11)        66        60         6          6       --
  Real estate              3,036     2,930         106          30          76      2,930     2,665       265        192         73
  Consumer                    68        73          (5)         (4)         (1)        73        80        (7)        (5)        (2)
                         -------   -------     -------     -------     -------    -------   -------   -------    -------    -------
                           3,568     3,459         109          42          67      3,459     3,214       245        155         90
                         -------   -------     -------     -------     -------    -------   -------   -------    -------    -------

Interest expense:
  Savings                    224       229          (5)         (1)         (4)       229       240       (11)       (11)      --
  Money market                12        11           1        --             1         11        13        (2)        (2)      --
  Negotiated rate
    certificates              28        27           1           1        --           27        19         8          8       --
  Other time deposits      1,450     1,493         (43)         30         (73)     1,493     1,330       163        108         55
  Borrowed funds               5         6          (1)       --            (1)         6         3         3          3       --
                         -------   -------     -------     -------     -------    -------   -------   -------    -------    -------
                           1,719     1,766         (47)         30         (77)     1,766     1,605       161        106         55
                         -------   -------     -------     -------     -------    -------   -------   -------    -------    -------

                         $ 1,849   $ 1,693     $   156     $    12     $   144    $ 1,693   $ 1,609   $    84    $    49    $    35
                         =======   =======     =======     =======     =======    =======   =======   =======    =======    =======


               Net interest income for 1997 increased to $1,849,000 up 9% from $1,693,000 in 1996. A 2% increase in average earning assets and a 13 basis point increase in average rate of return resulted in an increase in volume of $42,000 and a increase in rate of $67,000. An increase of 1% in average interest bearing liabilities and a 16 basis point decrease in average rate of interest paid contributed to an increase in volume of $30,000 and a decrease in rate of $77,000.

               Net interest income for 1996 increased to $1,693,000 up 5% from $1,609,000 in 1995. An increase of 8% in average earning assets and a 36 basis point increase in average rate of return resulted in an increase in volume of $155,000 and a increase in rate of $90,000. An increase of 5% in average interest bearing liabilities and a 21 basis point increase in average rate of interest paid contributed to an increase in volume of $106,000 and a increase in rate of $55,000.

LIQUIDITY

              Liquidity management requires close scrutiny of the mix and maturity of deposits and borrowings and short-term investments. Cash and due from banks, interest bearing deposits, investment securities and mortgage-backed securities, as compared to deposits, are used by Cargill to compute its liquidity on a daily basis as adjusted for regulatory purposes. Cargill is subject to Regulation D of the Federal Reserve Bank

(FRB), which requires depository institutions to maintain reserve balances on deposit with the FRB based on certain average depositor balances. Cargill is in compliance with Regulation D. Management of Cargill believes that its current liquidity is sufficient to meet current and anticipated funding needs.

              The following is a summary of the cash flow provided (used) by operating, investing and financial activities for the years ended September 30

                               1997          1996          1995
                               -------      -------       -------

(Dollar amounts in thousands)

Operating activities           $   666      $   314       $   446
Investing activities               591       (1,851)       (4,688)
Financing activities               134          963         3,942
                               -------      -------       -------
Total increase (decrease)
   in cash and cash
     equivalent                $ 1,391      $  (574)      $  (300)
                               =======      =======       =======


INVESTMENT PORTFOLIO

         Refer to Note 2 in the Notes to Consolidated Financial Statements included herein which covers the maturity distribution and market values at September 30, 1997 of the securities portfolio. The following table shows the amortized cost (in thousands) of Cargill's securities held to maturity at September 30:

                                1997      1996     1995
                               ------    ------    ------

U.S. Government obligations    $ --      $  700    $1,298
Federal agency obligations      2,846     2,499      --
Mortgage-backed securities      2,154     1,604     1,598
Other debt securities              99        99     1,186
                               ------    ------    ------

Amortized cost                 $5,099    $4,902    $4,082
                               ======    ======    ======


         The following is a summary of purchases, sales and maturities of investments for the years ended September 30

                                 1997          1996          1995
                                 ------        ------        ------

(Dollar amounts in thousands)

Held to maturity
     Purchases                   $2,008        $3,044        $1,681
     Maturities                   1,855         2,229         1,644
Available for sale
     Purchases                      585          --            --
     Sales and maturities           324          --            --


         The following table shows the fair value (in thousands) of Cargill's securities available for sale at September 30, 1997. There were no securities available for sale in 1996 or 1995.

                                                         1997
                                                         ----
Mortgage-backed securities                            $      283
Gross unrealized (gain) loss on
     securities available for sale                             1
                                                     -----------
Amortized cost                                        $      284
                                                     ===========

              The following table shows weighted average yields and maturity distribution of debt securities at September 30, 1997:

                               1 to 5 Years                5 to 10 Years            After 10 Years               Total
                             ------------------        ------------------       --------------------     --------------------
                              Weighted                            Weighted                  Weighted     Weighted
                              Average   Carrying      Average     Carrying      Average     Carrying      Average     Carrying
                              Yield      Value         Yield       Value         Yield       Value         Yield       Value
                             ------      ------        ------      ------        ------      ------        ------      ------
Federal agency
  obligations                  6.73%     $1,149          7.13%     $1,247          7.22%     $  450          6.96%     $2,846
Mortgage-backed
  securities                   6.08          98          6.40         732          6.89       1,607          6.71       2,437
Other                          5.73          99          --          --            --          --            5.73          99
                             ------      ------        ------      ------        ------      ------        ------      ------

Total debt securities          6.61%     $1,346          6.86%     $1,979          6.92%     $2,057          6.82%     $5.382
                             ======      ======        ======      ======        ======      ======        ======      ======



              The weighted average yield has been computed by divided annualized interest income, including the accretion of discount and the amortization of premiums, by the book value of securities outstanding.

LOAN PORTFOLIO

              The following table sets forth the classification (in thousands) of Cargill's loans by major category at September 30:


                                                              1997           1996           1995           1994           1993
                                                          -----------    -----------    -----------    -----------    -----------

Commercial                                                $       630    $       630    $       734    $       498    $        72
                                                          -----------    -----------    -----------    -----------    -----------

Real estate:
     Construction                                                  90            591            976            383            381
     Residential (1-4 family)                                  29,730         30,115         29,866         27,549         27,951
     Residential (5 or more)                                      602            626            711            411            347
     Commercial properties                                      4,196          4,245          3,493          3,011          2,381
                                                          -----------    -----------    -----------    -----------    -----------
Total real estate                                              34,618         35,577         35,046         31,344         31,060
                                                          -----------    -----------    -----------    -----------    -----------

Consumer                                                          657            850            805            857            849
                                                          -----------    -----------    -----------    -----------    -----------

     Gross loans                                               35,905         37,057         36,585         32,709         31,981
     Deferred loan origination fees-net of costs                   52             83            105            106            128
                                                          -----------    -----------    -----------    -----------    -----------

Total loans                                                    35,853         36,974         36,480         32,603         31,853
                                                          -----------    -----------    -----------    -----------    -----------

Allowance for loan losses                                         209            218            217             77             39
                                                          -----------    -----------    -----------    -----------    -----------

Net loans                                                 $    35,644    $    36,756    $    36,263    $    32,526    $    31,814
                                                          ===========    ===========    ===========    ===========    ===========


              Cargill's loan portfolio is not concentrated within a single industry nor a group of related industries, however, underlying collateral values are dependent upon market fluctuations in the Northeastern Connecticut area. The aggregate amount of loans to executive officers, directors and organizations with which they are associated amounted to $343,000 or 10.8% of stockholders' equity as of September 30, 1997 compared to $390,000 or 13.1% as of September 30, 1996.

              The following table provides the maturity distribution and sensitivity to changes in interest rates of commercial loans and commercial real estate construction loans at September 30, 1997:


                                              12 Months         After
(Dollars in Thousands)                         or Less         5 Years          Total
                                              -----------    -----------    -----------

Commercial                                    $       502    $       75     $       577
Commercial real estate-construction                    53          -                 53
Other real estate construction                         37          -                 37
                                              -----------    -----------    -----------
     Totals                                   $       592    $       75     $       667
                                              ===========    ===========    ===========

              All of the commercial loans which mature beyond one year have fixed rates.

              In the normal course of business, various commitments and contingent liabilities are outstanding, such as guarantees, standby letters of credit, commitments to extend credit and various financial instruments with off-balance-sheet risk that are not reflected in the financial statements. The most significant of these are commitments to grant loans and commitments to advance funds under existing loan agreements which were $76,000 and none, respectively, at September 30, 1997 and $479,000 and $201,000, respectively, in 1996. See further discussion in Note 12 to the Consolidated Financial Statements.

LOAN LOSS EXPERIENCE

              The provision for loan losses is an amount added to the allowance against which loan losses are charged. The provision for loan losses is dependent on actual net write-offs and an evaluation as to the collectibility of the loan portfolio taking into consideration such factors as the financial condition of individual borrowers, historical loss experience with respect to various portfolio segments, current and near term economic conditions, and the size of the portfolio. Based on these reviews, the allowance for loan losses at September 30, 1997, is deemed to be adequate by management. In the determination of the allowance for loan losses management obtains independent appraisals for a significant number of properties.

              The following table sets forth the historical relationship among the average amount of loans outstanding, the allowance for loan losses, provision for loan losses charged to operating expenses, losses charged off, recoveries and selected ratios:

(Dollars in Thousands)                                        1997         1996         1995         1994         1993
                                                          -----------  -----------  -----------  -----------  -----------

Balance at beginning of year                              $       218  $       217  $        77  $        39  $        33
Provision charged to expense                                      116           76          217           55           14
                                                          -----------  -----------  -----------  -----------  -----------
                                                                  334          293          294           94           47
                                                          -----------  -----------  -----------  -----------  -----------

Charge-offs:
    Loans secured by real estate                                   57           57           51           14            6
    Construction/land development                                -           -               12       -             -
    Commercial and industrial loans                                60            7           11       -             -
    Consumer loans                                                 10           12            3            5            2
                                                          -----------  -----------  -----------  -----------  -----------
                                                                  127           76           77           19            8
Recoveries:
    Consumer loans                                                  2            1       -                 2        -
                                                          -----------  -----------  -----------  -----------  -------

Net charge-offs                                                   125           75           77           17            8
                                                          -----------  -----------  -----------  -----------  -----------

Balance at end of year                                    $       209  $       218  $       217  $        77  $        39
                                                          ===========  ===========  ===========  ===========  ===========

Average loans outstanding                                 $    37,537  $    37,224  $    34,861  $    32,170  $    31,254
                                                          ===========  ===========  ===========  ===========  ===========

Net charge-offs as a percentage of
    average loans                                                .33%         .20%         .22%         .05%         .02%
Net charge-offs as a percentage of
    the allowance at beginning of year                         57.47%       34.39%      100.59%       44.01%       23.94%
Allowance as a percentage of total loans
    at September 30                                              .58%         .59%         .60%         .24%         .12%
Allowance as a percentage of non-performing
    at September 30                                            34.56%       27.33%       54.48%       15.78%      219.98%

             Allocation of the balance as of September 30 of the allowance for loan losses applicable to:

(Dollars in Thousands)         1997                 1996                1995                 1994              1993
                        ------------------   -----------------  --------------------  ------------------  ------------------
                                   % of                 % of                % of                 % of                % of
                                  Loans to             Loans to             Loans to            Loans to            Loans to
                                   Total                Total                Total               Total               Total
                        Amount     Loans     Amount     Loans    Amount      Loans    Amount      Loans   Amount      Loans
                         ----      ----       ----      ----       ----      ----       ----      ----       ----      ----
Loans secured by
  real estate            $118       .33%      $181       .49%      $181       .49%      $ 67       .20%      $ 34       .10%
Construction/land
  development               4       .01          3       .01          6       .02        --       --            1      --
Commercial and
  industrial loans         82       .23         29       .08         25       .07          8       .03          3       .02
Consumer loans              5       .01          5       .01          5       .02          2       .01          1      --
                         ----      ----       ----      ----       ----      ----       ----      ----       ----      ----

                         $209       .58%      $218       .59%      $217       .60%      $ 77       .24%      $ 39       .12%
                         ====      ====       ====      ====       ====      ====       ====      ====       ====      ====


              The approach Cargill uses in determining the adequacy of the allowance for loan losses is the combination of a target reserve and general reserve allocation. Quarterly, based on an internal review of the loan portfolio, Cargill Bank identifies required reserve allocations targeted to recognized problem loans that, in the opinion of management, have potential loss exposure or questions relative to the adequacy of the collateral on these same loans. The general reserve allocations are based on loss exposure and historical results.

NON-PERFORMING ASSETS

LOANS

              Loans on which interest and principal payments are 90 days or more past due are placed on a non-accrual basis (earlier if deemed appropriate) and all interest accrued to that date is reversed. For the fiscal year ended September 30, 1995 and earlier years, interest income on loans 90 days or more past due continued to accrue when management determined that the collectibility of principal and interest was not reasonably considered in doubt. When this change was made in 1996, it did not have a material effect on the financial statements . The following table sets forth information with regard to non-performing loans as of the end of each year indicated:


(Dollars in Thousands)                       1997          1996            1995           1994          1993
                                           -------        -------        -------        -------        -------

Loans on a non-accrual basis               $   606        $   799        $   398        $   488        $    18
                                           =======        =======        =======        =======        =======

Non-accrual loans as a percentage of
     total net loans outstanding              1.70%          2.17%          1.10%          1.50%          0.06%
Non-accrual loans as a percentage of
    of total assets                           1.28%          1.70%          0.87%          1.18%          0.05%
Loans contractually past due 90
    days or more and still accruing        $  --          $  --          $   226        $   710        $   268


              The gross amount of interest that would have been accrued at the original contract rate on loans on a non-accrual basis (in thousands) was $20, $62, $35, $9 and $2 for 1997, 1996, 1995, 1994 and 1993, respectively. The decrease in non-accrual loans from 1996 is attributable to the continued resolution of non-performing loans throughout 1997.

              Cargill Bank measures impairment of commercial loans by using the present value of expected future cash flows discounted at the loan's effective interest rate. Commercial real estate loans are generally measured based on the fair value of the underlying collateral. Small balance homogenous loans, including residential real estate and consumer loans, are collectively evaluated for impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

              Cargill Bank evaluates each impaired loan to determine the appropriate income recognition practice. Generally, income is recorded only on a cash basis for impaired loans. Interest income recognized during 1997 and 1996 on impaired loans was not significant. At September 30, 1997 and 1996, the recorded investment in impaired loans was $848,000 and $768,000 respectively, for which no additional specific allowance for loan losses was recorded. For the twelve months ended September 30, 1997, the average recorded investment in impaired loans was $808,000 compared to $623,000 for year end 1996.

RESTRUCTURED LOANS

              A restructured loan is one for which Cargill Bank has modified the contractual terms to provide a reduction in the rate of interest and, in most instances, an extension of payments of principal or interest or both because of a deterioration in the financial position of the borrower. Restructured loans modified prior to October 1, 1995 which are performing in accordance with their new terms are not included in non-accrual loans unless concern exists as to the ultimate collection of principal or interest and are not considered to be impaired. Those entered into after October 1, 1995 are considered to be impaired as described in Note 1 to the financial statements. Restructured loans, which are classified as accruing loans, amounted to $334,000 in 1995, $180,000 in 1994, and $100,000 in 1993. The following is an analysis of interest income related to restructured loans which are classified as accruing loans:

                                                                      Year Ended September 30,
(Dollars in Thousands)                                            1995           1994           1993
                                                               -----------    -----------    -------

Interest income that would have been recognized if the
     loans had been current at original contract rates         $        26    $        15    $         9
Amount recognized as interest income                                    26             15              9
                                                               -----------    -----------    -----------

Reduced interest income                                        $      None    $      None    $      None
                                                               ===========    ===========    ===========


OTHER REAL ESTATE OWNED

              The following table sets forth information regarding other real estate owned at September 30:

(Dollars in Thousands)                                        1997         1996         1995         1994         1993
                                                          -----------  -----------  -----------  -----------  --------

Other real estate owned - net                             $     204    $     294    $     274     $    181     $     97

Other real estate owned as a
     percentage of total assets                                0.43 %       0.63 %       0.60 %       0.44 %       0.25 %


DEPOSITS

             The following table sets forth the average amounts of various classifications of deposits:

                                                     1997                      1996                      1995
(Dollars in Thousands)                          Amount      Rate          Amount       Rate          Amount       Rate
                                            -----------   -------       ----------    ------     -----------    --------

Savings                                     $     9,960    2.25%       $    10,130    2.26%      $    10,670      2.26%
Money market                                        507    2.34                490    2.33               581      2.25
Negotiated rate certificates                        496    5.63                504    5.35               351      5.39
Other time deposits                              31,456    4.61             30,806    4.84            28,562      4.66
                                                 42,419    4.04             41,930    4.20            40,164      3.99
Noninterest-bearing demand
   deposits                                       1,346                      1,078                       945
                                            -----------                -----------               -----------

                                            $    43,765                $    43,008               $    41,109
                                            ===========                ===========               ===========

Certificates of deposits of $100,000 and over at September 30, 1997 had the following maturities:


                                         3 Months      3 to 6      6 to 12       1 Year to
(Dollars in Thousands)                    or Less      Months       Months       5 Years     Total
                                        -----------  -----------  ----------   -----------  -------

Totals                                  $     1,114  $       118  $      640   $       898  $     2,770
                                        ===========  ===========  ==========   ===========  ===========


RETURN ON EQUITY AND ASSETS

              Cargill's return on average equity and assets for each of the years ended September 30, were as follows:

                                                                  1997          1996        1995
                                                              -----------  -----------  --------

Return on average total assets                                     0.32 %        (0.24) %    0.17 %
Return on average stockholders' equity                             4.86 %        (3.46) %    2.44 %
Average stockholders' equity to average total assets               6.62 %      6.85  %       6.69 %
Dividend payout ratio                                            5% stock     5% stock     5% stock

BORROWINGS

              The following table summarizes borrowings from the Federal Home Loan Bank of Boston. Average interest rates during each year were computed by dividing total interest expense by the average amount borrowed:

(Dollars in Thousands)                                                     1997         1996         1995
                                                                       -----------  ----------   --------

Balance at year end                                                    $    -      $   500      $    500
Average amount outstanding                                                  76         111            44
Maximum amount outstanding at any month-end                                500         500           500

Average interest rate for the year                                        5.72 %      5.99 %        6.02 %
Average interest rate on year-end balance                                    -        5.46 %        5.84 %


STATEMENTS OF INCOME

              In the following sections of Management's Discussion and Analysis of the Statements of Income, the comparative results of 1997, 1996 and 1995 will be covered in greater detail. The principal earning assets of the holding company consist of a savings and loan association, Cargill Bank. Noteworthy are the effects of sources of income from earning assets and expense of interest-bearing liabilities. Presented below is a comparative summary of percentages of increases and decreases for each of the three years ended September 30, 1997. The significant changes are discussed in the analysis that follows the summary.

                                                                                            1997           1996
                                                                                            Over           Over
(Dollars in Thousands)                            1997            1996         1995         1996           1995
                                             -----------     -----------   ----------    -----------      --------

Net interest income                          $     1,849     $     1,693   $    1,609           9.2 %        5.2 %

Provision for loan losses                            116              76          217          52.6 %      (64.0)%
Non-interest income                                  268             200          187          34.0 %        6.9 %
Non-interest expense                               1,753           2,006        1,454        (12.6) %       38.0 %
Income taxes (benefit)                                95             (78)          52         221.8 %     (250.0)%
                                             -----------     -----------   ----------    ----------      -------

Net Income (Loss)                            $       153     $      (111)  $       73         237.8 %     (252.1)%
                                             ===========     ===========   ==========    ===========     =======


INTEREST INCOME

              Cargill's earning assets include a diverse portfolio of interest earning instruments ranging from Cargill's core business of loan extensions to interest-bearing securities and mortgage-backed securities. These earning assets are financed through a combination of interest-bearing and interest-free sources.

              Total interest income for 1997 amounted to $3,568,000 as compared to $3,459,000 for 1996 and $3,214,000 for 1995. For 1997 this represents an increase of $109,000 or 3.1% over 1996, while interest income increased by $245,000 or 7.6% in 1996 versus 1995. The increase in 1997 is the result of an increase in average earning assets of $652,000 or 1.5% along with an increase of 13 basis points in average earning interest rate. The increase in 1996 over 1995 is the result of an increase in average earning assets of $245,000 combined with a 36 basis point increase in average earning interest rate.

INTEREST EXPENSE

              Interest expense for 1997 on deposits and borrowings amounted to $1,719,000 as compared to $1,766,000 in 1996 and $1,605,000 for 1995. Interest
expense decreased by $47,000 or 3% during 1997 compared to 1996 and 1996 interest expense increased by $161,000 or 10% versus 1995. The 1997 increase is the result of an increase of average interest bearing liabilities of $454,000 and a 16 basis point decrease in the average rate of interest paid compared to 1996. The increase in interest expense during 1996 versus 1995 is the result of an increase of average interest bearing liabilities of $1,833,000, combined with a increase of 21 basis points on the average interest rate paid.

NET INTEREST INCOME

              Net interest income, the most significant component of earnings, is the amount by which the interest generated by assets exceeds the interest expense on liabilities.

              Cargill's management analyzes its performance by utilizing the concepts of interest rate spread and net yield on earning assets. The interest rate spread represents the difference between the yield on earning assets and interest paid on interest-bearing liabilities. The net yield on earning assets is the difference between the rate of interest on earning assets and the effective rate paid on all funds, interest-bearing liabilities, as well as interest-free sources (primarily demand deposits and stockholders' equity).

         The following table sets forth Cargill's net interest income on a taxable equivalent basis:

(Dollars in Thousands)                    1997        1996          1995
                                      -----------  ----------   -----------
Total interest income                 $     3,568  $    3,459   $     3,214
Total interest expense                      1,719       1,766         1,605
                                      -----------  ----------   -----------
Net interest income                   $     1,849  $    1,693   $     1,609
                                      ===========  ==========   ===========

              The Rate/Volume Analysis of Interest Margin on Earning Assets
section includes and sets forth each major category of interest earning assets and interest bearing liabilities which result in net interest income.

PROVISION FOR LOAN LOSSES

              The 1997 provision for loan losses totaled $116,000 compared with $76,000 in 1996, a increase of 53%. During 1996, the provision decreased by $141,000 versus 1995 representing a decrease of 65%. A full discussion appears previously under the headings of Loan Loss Experience.

NON-INTEREST INCOME

              Income from sources other than interest was $268,000 in 1997, an increase of $68,000 from the prior year and a increase of $81,000 versus 1995. Non-interest income for 1997 reflects an increase in services on deposit accounts and other non-interest income of $30,000 and increases from the gain on sale of investments of $40,000 compared to 1996.

NON-INTEREST EXPENSE

              The components of non-interest operating expenses at September 30 are as follows:

(Dollars in Thousands)                                                     1997        1996          1995
                                                                       -----------  ----------   -----------

Salaries and benefits                                                  $       731  $      715   $       597
Occupancy                                                                      147         144           106
Other real estate owned expenses and provision                                 158         130            20
Deposit insurance                                                               53         382            93
Other non-interest expense                                                     664         635           638
                                                                       -----------  ----------   -----------
                                                                       $     1,753  $    2,006   $     1,454
                                                                       ===========  ==========   ===========


              Overall non-interest expense decreased during 1997 by $253,000 versus 1996 and increased $299,000 compared to 1995. During 1997, salaries and benefits increased by $16,000 attributable to overall corporate growth during 1997. Occupancy remained level with 1996. Deposit insurance expense decreased during 1997 due to the nonrecurrence of an additional deposit insurance expense of $272,000 that Cargill Bank recorded for the year ended September 30, 1996 as a result of legislation passed by Congress that imposed a one-time assessment. Finally, other non-interest expense increased in 1997 by $29,000, also the result of overall 1997 growth.

INCOME TAXES

              For the year ended September 30, 1997 Cargill recorded a tax expense of $95,000 compared to 1996, when the Corporation recorded a tax benefit of $78,000. The higher tax expense for 1997 was the result of higher pre-tax earnings during 1997.

NET INCOME

              The net income for 1997 of $153,000 or $.58 per share basic and $.54 per share diluted, is based on a weighted average of 262,569 basic and 285,680 diluted shares outstanding, compared with a net loss for 1996 or $111,000 or $.42 per share basic and diluted based on a weighted average shares of 262,305 basic and diluted. 1995 earnings was $73,000 or $.28 per share basic and diluted and based on weighted average shares of 249,570 basic and diluted.

ACCOUNTING CHANGES

     In 1997, the Financing Accounting Standards Board issued a Statement of Financial Accounting Standards SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and displaying of comprehensive income and SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes standards for the way public companies report information about operating segments in both interim and annual financial statements and related disclosures. Cargill has not determined what, if any, impact SFAS No. 131, will have on the operating segments reported nor the related disclosures. SFAS No. 130 was adopted by Cargill on financial statements that begin after December 15, 1997 and SFAS No. 131 will be effective for Cargill's 1999 fiscal year.

YEAR 2000 COSTS

              Mindful of the need to sustain the integrity of its computer system as the Year 2000 approaches, Cargill has taken steps to ensure that all systems are ready to operate accurately on and beyond the Year 2000. Cargill fully understands the need to prevent disruption of computer and technical systems, and Cargill is committed to providing its customers with high quality service.

              Cargill has designed its plan to address its Year 2000 concerns based upon guidance from the Federal Financial Institutions Examining Council. In addition, the OTS and the Connecticut State Banking Department monitors Cargill's preparation for the Year 2000 on periodic basis.

              Cargill relies on an outside service bureau for almost all of its data processing.

              Cargill's current state of readiness is that its equipment has been tested and new equipment (data transmission equipment and teller machines) has been ordered where necessary. Monitoring of the outside service bureau's compliance continues on an ongoing basis and additional testing is scheduled for early 1999 when Cargill's new equipment will be in place. At that time, Cargill and the service bureau will advance the date on their equipment and run a series of tests in insure both software and controlling hardware is functioning properly.

              To date, Cargill has incurred approximately $2,000 in Year 2000 related expenses and has estimated that capital expenditures related to the Year 2000 issue will total approximately $210,000.

              Cargill's assessment of the risks of the Year 2000 compliance is forward looking information. As such, it is subject to risks and uncertainties that could cause actual results to differ materially from the projected results discussed herein.

NINE MONTHS ENDED JUNE 30, 1998 AND JUNE 30, 1997

CHANGES IN FINANCIAL CONDITION

              Total consolidated assets amounted to $47,908,000 on June 30, 1998, compared to $47,302,000 on September 30, 1997. As of June 30, 1998 and September 30, 1997, earning assets amounted to, respectively, $44,890,000 or 95% of total assets, and $43,755,000 or 93% of total assets. Earning assets increased slightly during the first nine months of 1998 as a result of Cargill Bank's overall level of growth.

CHANGES IN RESULTS OF OPERATIONS

              For the nine months ended June 30, 1998, net income was $209,000 compared to $112,000 for the same period during 1997. Included in the results for the nine months ended June 30, 1997 is a gain on the sale of securities available for sale totaling $40,000.

              An overall increase in net interest income reflects a decrease in volume and increase in interest rates on earning assets and a decrease in volume and rates on interest-bearing deposits. Further analysis is provided in sections on net interest revenue and supporting schedules.

ALLOWANCE FOR LOAN LOSSES AND NON-PERFORMING ASSETS

              Cargill recorded a provision for loan losses of $22,000 in the nine months ended June 30, 1998 compared to $117,000 for the same period in 1997. Loans written off against the allowance for loan losses after recoveries amounted to $7,000 of net recoveries for the nine months ended June 30, 1998.

              The allowance for loan losses at June 30, 1998 totaled $238,000 or .69% of total loans, as compared to $209,000 or .58% at September 30, 1997.

              Non-performing past due loans at June 30, 1998 aggregated $472,000 or 1.37% of total loans compared to $606,000 or 1.68% at September 30, 1997. The percentage of non-performing and past due loans compared to total assets on those same dates, respectively, amounted to 1.09% and 1.69%.

              Other real estate owned at June 30, 1998 totaled $44,000 and stands at 0.09% to total assets at the end of the current period.

              Management has made every effort to recognize all circumstances known at this time which could affect the collectibility of loans and has reflected these in the provision for loan losses, the write down of other real estate owned and impaired loans to fair value and other loans (watch list) monitored by management, the charge-off of loans and the balance in the allowance for loan losses. Management believes that the provision for the current fiscal period and the balance in the allowance for loan losses are adequate based on results provided by the loan grading system and circumstances known at this time.

NET INTEREST INCOME

              Cargill's earning assets include a diverse portfolio of earning instruments ranging from Cargill Bank's core business of loan extensions to interest-bearing securities. These earning assets are financed through a combination of interest-bearing and interest-free sources.

              Net interest income, the most significant component of earnings, is the amount by which the interest generated by assets exceeds the interest expense on liabilities.

              The management of Cargill analyzes its performance by utilizing the concepts of interest rate spread and net yield on earning assets. The interest rate spread represents the difference between the yield on earning assets and interest on earning assets and the effective rate paid on all funds - interest-bearing liabilities, as well as interest-free sources (primarily demand deposits and shareholders' equity).

              The balances and rates derived for the analysis of net interest income presented on the following pages reflect the consolidated assets and liabilities of Cargill's principal earning subsidiary, Cargill Bank.

                                                    Nine Months Ended

(Dollar amounts in thousands)                      6-30-98       6-30-97
                                                 -----------   -----------
Interest and dividend income                     $     2,666   $     2,675
Interest expense                                       1,229         1,293
                                                 -----------   -----------

Net interest income                              $     1,437   $     1,382
                                                 ===========   ===========

INTEREST RATE SPREAD AND NET YIELD ON EARNING ASSETS


                                                                   Nine Months Ended June 30,
                                                            1998                               1997
                                               ----------------------------------------------------------------
(Dollar amounts in thousands)                      Average                            Average
                                                   Balance           Rate             Balance           Rate
                                               -------------      ---------       -------------    ------------

Earning Assets                                 $      43,896           8.10 %     $      43,877           8.13 %
                                               =============                      =============

Interest-bearing liabilities                   $      41,895           3.91       $      42,638           4.04
                                                                  ----------                      -------------
Interest rate spread                                                   4.19 %                             4.09 %
                                                                  ==========                      =============
Interest-free resources used to
   fund earning assets                                 2,001                              1,239
                                               -------------                      -------------

Total Sources of Funds                         $      43,896           3.73 %     $      43,877           3.93 %
                                               =============      ==========      =============    =============

Net Yield on Earning Assets                                            4.36 %                             4.20 %
                                                                  ==========                      =============



CHANGES IN NET INTEREST INCOME

                                                      Nine Months Ended 6-30-98
                                                                o v e r
                                                        Nine Months Ended 6-30-97
                                                             Change Due to
(Dollar amounts in thousands)                      Volume            Rate            Total
                                              -------------     -------------    ---------
Interest Income:
Loans                                         $        (194)    $          43    $        (151)
Securities                                              134                (6)             128
Short-term deposits                                      13                 1               14
                                              -------------     -------------    -------------

Total Interest Earned                                   (47)               38               (9)
                                              --------------    -------------    -------------

Interest Expense:
Interest bearing deposits                               (20)              (41)             (61)
Other borrowed funds                                     (5)                2               (3)
                                              --------------    -------------    -------------

Total Interest Expense                                  (25)              (39)             (64)
                                              -------------     -------------    -------------

Net Interest Income                           $         (22)    $          77    $          55
                                              ==============    =============    =============

              For the nine month period ended June 30, 1998 net interest income increased by $55,000 compared with the same period of 1997.

              Average earning assets increased by $378,000 during the first nine months of 1998. The average earning base was $43,896,000 compared to $43,877,000 in the same period last year.

OPERATING EXPENSES

              The components of total operating expenses for the periods and their percentage of gross income are as follows:


                                                                     Nine Months Ended
                                               ------------------------------------------------------------
                                                                   6-30-98                          6-30-97
                                               ------------------------------     -------------------------
(Dollar amounts in thousands)                       Amount         Percent             Amount       Percent
                                               -------------    -------------     -----------    -----------
Salaries and benefits                          $         508        19.06 %       $       543          20.30 %
Other non-interest expense                               520        19.50                 602          22.50
Occupancy - net                                          158         5.93                 157           5.87
                                               -------------    -------------     -----------    -----------

Total Operating Expense                        $       1,186        44.49 %       $     1,302          48.67 %
                                               =============    =============     ===========    ===========


              Operating expense decreased by approximately $116,000 during the nine months ended June 30, 1998 as compared with the same period in 1997. This was primarily the result of decreases in expenses related to foreclosed real estate, and in salaries and benefits.

CAPITAL RATIOS

                                                                     6-30-98           9-30-97
                                                                     -------          --------
Ratio of "Tier 1" leverage capital to total
   assets to end of period
     - Cargill                                                        7.11 %           6.74 %
     - Bank only                                                      6.96 %           6.60 %


              Regulatory risk-based capital requirements take into account the different risk categories of financial institutions by assigning risk weights to assets and the credit equivalent amounts of off-balance sheet exposures.


              In addition, capital is divided into two tiers. For Cargill, Tier 1 includes the common stockholders' equity. Total capital includes Tier 1 items, as well as Tier 2, or supplementary capital. Included in Cargill's Tier 2 capital is a portion of the allowance for loan losses. Net unrealized gains (losses) on securities available for sale are not included for regulatory capital purposes.

The following are risk-based capital ratios for Cargill and Cargill Bank at June 30, 1998:

     Tier 1 Risk Based Capital (minimum required 4.00%)
       - Cargill                                                       14.39 %
       - Bank                                                          14.08 %

     Total Risk Based Capital (minimum required 8.00%)
       - Cargill                                                       15.40 %
       - Bank                                                          15.09 %

              As of June 30, 1998 and September 30, 1997 Cargill was considered well capitalized.

INTEREST RATE SENSITIVITY

              The following table sets forth the distribution of the repricing of Cargill's earning assets and interest bearing liabilities as of June 30, 1998.

                                  Three         Over Three       Over One          Over
                                 Months          Months to       Year to           Five
                                 or Less         One Year        Five Years        Years            Total
                               --------         --------        --------         --------        --------
Earning Assets                 $  6,188         $ 16,327        $  5,002         $ 17,373        $ 44,890
Interest Bearing
   Liabilities                    6,921           10,644          24,296             --            41,861
                               --------         --------        --------         --------        --------
Interest Rate
   Sensitivity Gap             $   (733)        $  5,683        $(19,294)        $ 17,373        $  3,029
                               ========         ========        ========         ========        ========

Cumulative Interest
   Rate Sensitivity Gap        $   (733)        $  4,950        $(14,344)        $  3,029

Interest Rate
   Sensitivity Gap Ratio          (1.63)%          12.66%         (42.98)%          38.70%           6.75%

Cumulative Interest
   Rate Sensitivity
   Gap Ratio                       1.63 %          11.03%         (31.95)%           6.75%


LIQUIDITY

         Cash and due from banks, investment securities, mortgage-backed securities and loans available for sale, as compared to deposits and short term liabilities, are used by Cargill to compute its liquidity on a daily basis. At June 30, 1998, Cargill's ratio of such assets to total deposits and borrowed funds was 26.99%.

              The following is a summary of the cash flow provided (used) by operating, investing and financing activities for the nine months ended June 30

                                              1997              1997
                                              ----              ----
(Dollar amounts in thousands)

   Operating activities                       $819              $380
   Investing activities                     (2,002)              268
   Financing activities                        355               402
                                            ------             -----
   Total increase (decrease) in
     cash and cash equivalent                $(828)           $1,050
                                               ---             -----

PROVISION AND ALLOWANCE FOR LOAN LOSSES

                                                              Nine Months Ended

(Dollar amounts in thousands)                              6-30-98           6-30-97
                                                        --------------    -------------
Balance at beginning of period                           $         209    $         218
Provision charged to expense                                        22              117
                                                         -------------    -------------
                                                                   231              335
Charge-offs:
   Loans secured by real estate                                   -                  35
   Commercial and industrial loans                                -                  60
   Consumer loans                                                    2                8
                                                         -------------    -------------
                                                                     2              103
Recoveries:
   Loans secured by real estate                                      5             -
   Consumer loans                                                    4                1
                                                         -------------    -------------
                                                                     9                1
Net charge-offs (recoveries) to:                                    (7)             102
                                                         -------------    -------------

Balance at end of period                                 $         238    $         233
                                                         =============    =============

Net charge-offs (recoveries) to:
   Average loans                                               (0.02 %)          0.27 %
   Loans at end of period                                      (0.02 %)          0.27 %
   Allowance for loan losses                                   (3.03 %)         43.83 %

Allowance for loan losses as a percentage of:
   Average loans                                                0.69 %           0.62 %
   Loans at end of period                                       0.69 %           0.62 %


              Management makes regular evaluations of the loan portfolio to determine the adequacy of the level of the allowance for loan losses. Numerous factors are considered in the evaluation, including a review of certain borrowers' current financial status and credit standing, available collateral, loss experience in relation to outstanding loans, the overall loan portfolio quality, management's judgement regarding prevailing and anticipated economic conditions, and other relevant factors.

NON-ACCRUAL LOANS

(Dollar amounts in thousands)                  6-30-98          3-31-98           12-31-97          9-30-97           6-30-97

Non-accrual loans:

Loans secured by real estate                $       417       $       395       $       669       $       446       $       312
Construction/land development                      --                --                --                  37                37
Commercial and industrial loans                      55               116               134               118               131
Consumer loans                                     --                --                   4                 5                38
                                            -----------       -----------       -----------       -----------       -----------
                                            $       472       $       511       $       807       $       606       $       518
                                            ===========       -----------       -----------       -----------       -----------

Non-accrual loans as a percentage
   of total loans                                1.37 %            1.49 %            2.29 %            1.70 %            1.39 %
                                            ===========       ===========       ===========       ===========       ===========

Allowance for loan losses as a
   percentage of non-accrual loans              50.44 %           46.57 %           27.88 %           34.49 %           44.98 %
                                            ===========       ===========       ===========       ===========       ===========

Other real estate owned - net               $        44       $       241       $       203       $       204       $       302
                                            ===========       ===========       -----------       ===========       ===========

Total non-performing assets                 $       516       $       752       $     1,010       $       810       $       820
                                            ===========       ===========       ===========       ===========       ===========

Non-performing assets as a percentage
   of total assets                               1.08 %            1.60 %            2.12 %            1.71 %            1.73 %
                                            ===========       ===========       ===========       ===========       ===========

YEAR TO DATE AVERAGE BALANCES
INTEREST EARNED - INTEREST EXPENSE


                                                        Nine Months Ended                             Nine Months Ended
(Dollar amounts in thousands)                             June 30, 1998                                 June 30, 1997
                                       Balance      Interest        Rate           Balance         Interest          Rate
                                    -----------    -----------    -----------    -----------      -----------      ---------
Overnight investments               $     1,555    $        62         5.32 %    $     1,215      $        48           5.27 %
Securities                                7,595            376         6.60            4,881              248           6.77
Loans                                    34,746          2,228         8.55           37,781            2,379           8.40
                                    -----------    -----------    -----------    -----------      -----------      ---------

Total earning assets                $    43,896    $     2,666         8.10 %    $    43,877      $     2,675           8.13 %
                                                   -----------    -----------    -----------      -----------      ---------

Loan loss allowance                        (230)                                        (210)
All other assets                          3,261                                        3,932
                                    -----------                                  -----------

TOTAL ASSETS                        $    46,927                                  $    47,599
                                    ===========                                  ===========


Liabilities and Equity:

Interest bearing deposits           $    41,880    $     1,228         3.91 %    $    42,537      $     1,289           4.04 %
Borrowed funds                               15              1         8.89              101                4           5.28
                                    -----------    -----------    -----------    -----------      -----------      ---------

Total interest bearing
   liabilities                           41,895    $     1,229         3.91           42,638      $     1,293           4.04
                                                   -----------    -----------    -----------      -----------      ---------

Interest rate spread                                                   4.19 %                                           4.09 %
                                                                  ===========                                      =========

Demand deposits                           1,107                                        1,264
Other liabilities                           631                                          558
Shareholders' equity                      3,294                                        3,139
                                    -----------                                  -----------

Total Liabilities and Equity        $    46,927                                  $    47,599
                                    ===========                                  ===========

Net Interest Income                 $     1,437                                  $       915
                                    ===========                                  ===========

Interest earned/earning assets                                         8.10 %                                           8.09 %
Interest expense/earning assets                                        3.73                                             3.93
                                                                  -----------                                      ----------

NET YIELD ON EARNING ASSETS                                            4.36%                                            4.20%
                                                                  ===========                                      ===========

                    INDEX TO FINANCIAL STATEMENTS OF CARGILL

Consolidated Financial Statements for the years ended September 30, 1997, 1996 and 1995:



      Report of Independent Auditors.......................................................................F-1

      Consolidated Statements of Financial Condition...................................................... F-2

      Consolidated Statements of Operations .............................................................. F-3

      Consolidated Statements of Changes in Stockholders' Equity ......................................... F-4

      Consolidated Statements of Cash Flows........................................................... F-5 - 6

      Notes to Consolidated Financial Statements..................................................... F-7 - 29


Condensed Consolidated Financial Statements for the nine months ended June 30,
1998 and 1997 (Unaudited):


      Condensed Consolidated Statements of Financial Condition........................................... F-30

      Condensed Consolidated Statements of Income ....................................................... F-31

      Condensed Consolidated Statements of Comprehensive Income  .......................................  F-32

      Condensed Consolidated Statements of Stockholders' Equity ......................................... F-33

      Condensed Consolidated Statements of Cash Flows ................................................... F-34

      Notes to Condensed Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . .. F-35-36

                         REPORT OF INDEPENDENT AUDITORS


To the Board of Directors and Stockholders
Cargill Bancorp, Inc.


We have audited the consolidated statements of financial condition of Cargill Bancorp, Inc. and subsidiary as of September 30, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended September 30, 1997, 1996 and 1995. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cargill Bancorp, Inc. and subsidiary as of September 30, 1997 and 1996, and the results of its operations and its cash flows for the years ended September 30, 1997, 1996 and 1995 in conformity with generally accepted accounting principles.


                                                   /s/ SNYDER & HALLER, P.C.


Hartford, Connecticut
October 31, 1997, except
for Note 14 as to which the
date is January 26, 1998

                              CARGILL BANCORP, INC.
                 Consolidated Statements of Financial Condition
                  (Dollars in thousands, except share amounts)


                                                  September 30, 1997    September 30, 1996
                                                     --------             --------
ASSETS
     Cash and due from banks:
     Non-interest bearing                            $  1,180             $  1,156
     Interest bearing                                   1,986                  619
                                                     --------             --------

Total cash and cash equivalents                         3,166                1,775
                                                     --------             --------

Investment securities available for sale                  283                 --
Investment securities held to maturity
     (fair value of $5,116 in 1997 and
      $4,891 in 1998)                                   5,099                4,902
                                                     --------             --------

Total securities                                        5,382                4,902
                                                     --------             --------
Stock of Federal Home Loan Bank
     of Boston at cost                                    339                  331

Loans                                                $ 35,853             $ 36,974
Mortgage loans held-for-sale                              195                  273
Allowance for loan losses                                (209)                (218)
                                                     --------             --------

     Net-loans                                         35,839               37,029

Bank premises and equipment                             1,427                1,498
Accrued interest receivable                               272                  291
Other assets                                              877                1,068
                                                     --------             --------

TOTAL ASSETS                                         $ 47,302             $ 46,894
                                                     ========             ========


LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
     Non-interest bearing                            $  1,087             $  1,023
     Interest bearing                                  42,032               41,500
                                                     --------             --------
         Total deposits                                43,119               42,523

Federal Home Loan Bank borrowing                         --                    500
Other liabilities                                       1,016                  900
                                                     --------             --------
         Total liabilities                             44,135               43,923
                                                     --------             --------

Stockholders' equity:
     Common stock - $.01 par value
         Authorized - 750,000 shares
         Issued - 284,163 shares                            3                    3

Paid in capital                                         1,653                1,634
Retained earnings                                       1,668                1,602
Accumulated other comprehensive
     income                                                (1)                --
Treasury stock, at cost; 26,936 shares in 1997
     and 46,366 shares in 1996                           (156)                (268)
                                                     --------             --------
         Total stockholders' equity                     3,167                2,971
                                                     --------             --------

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                                 $ 47,302             $ 46,894
                                                     ========             ========

                 See notes to consolidated financial statements.

                              CARGILL BANCORP, INC.
                      Consolidated Statements of Operations
                  (Dollars in thousands, except share amounts)


                                                               Year Ended September 30,
                                                         1997             1996              1995
                                                     -------------    -------------     ------------
Interest income
  Loans                                              $       3,158    $       3,069     $       2,805
  Investment securities and
      other interest-earning assets                            410              390               409
                                                     -------------    -------------     -------------
          Total interest income                              3,568            3,459             3,214

Interest expense
  Deposits and escrow                                        1,714            1,760             1,602
  Borrowed funds                                                 5                6                 3
                                                     -------------    -------------     -------------
          Total interest expense                             1,719            1,766             1,605
                                                     -------------    -------------     -------------

Net interest income                                          1,849            1,693             1,609

Provision for loan losses                                      116               76               217
                                                     -------------    -------------     -------------

Net interest income after
  provision for loan losses                                  1,733            1,617             1,392
                                                     -------------    -------------     -------------

Other noninterest income
  Customers service fees                                       139              151               141
  Net gain (loss) on sale of mortgages                           3                5                (1)
  Net gain on sale of investments                               40              -               -
  Other income                                                  86               44                47
                                                     -------------    -------------     -------------
      Total other noninterest income                           268              200               187
                                                     -------------    -------------     -------------

Other noninterest expense
  Salaries and employee benefits                               731              715               597
  Occupancy expenses                                           147              144               106
  Data processing                                               97               96                87
  Equipment expense                                            133              137               114
  Advertising                                                   36               37                44
  Deposit insurance                                             53              382                93
  Loss on foreclosed real estate                               158              130                20
  Other expense                                                398              365               393
                                                     -------------    -------------     -------------
      Total other noninterest expense                        1,753            2,006             1,454
                                                     -------------    -------------     -------------

Income (loss) before provision for
  income taxes (benefit)                                       248             (189)              125
Provision for income taxes (benefit)                            95              (78)               52
                                                     -------------    -------------     -------------

  NET INCOME (LOSS)                                  $         153    $        (111)    $          73
                                                     =============    =============     =============

Basic income (loss) per share                        $         .58    $        (.42)    $         .28
                                                     =============    =============     =============
Diluted income (loss) per share                      $         .54    $        (.42)    $         .28
                                                     =============    =============     =============

Weighted average shares outstanding
  -   Basic                                                262,569          262,305           262,305
  -   Dilutive option shares                                23,111          -                 -
                                                     -------------    -------------     -------------
  -   Diluted                                              285,680          262,305           262,305
                                                     =============    =============     =============


                 See notes to consolidated financial statements.

                              CARGILL BANCORP, INC.
           Consolidated Statements of Changes in Stockholders' Equity
                             (Dollars in thousands)

                                                                            Accumulated
                                                                               Other
                                    Common       Paid-in      Retained      Comprehen-       Treasury
                                    Stock        Capital      Earnings      sive Income        Stock         Total
                                    -------       -------       -------        -------        -------        -------
Balance at September 30, 1994       $     3       $ 1,624       $ 1,779        $  --          $  (395)       $ 3,011

  Net income                           --            --              73           --             --               73
  Stock dividend - 5%                  --            --             (63)          --               62             (1)
                                    -------       -------       -------        -------        -------        -------

Balance at September 30, 1995             3         1,624         1,789           --             (333)         3,083

  Net loss                             --            --            (111)          --             --             (111)
  Stock dividend - 5%                  --              10           (76)          --               65             (1)
                                    -------       -------       -------        -------        -------        -------

Balance at September 30, 1996             3         1,634         1,602           --             (268)         2,971

  Net income                           --            --             153           --             --              153
  Stock dividend - 5%                  --              19           (87)          --               68           --
  Stock options exercised              --            --            --             --               44             44
  Change in accumulated
      other comprehensive
        income                         --            --            --               (1)          --               (1)
                                    -------       -------       -------        -------        -------        -------

BALANCE AT SEPTEMBER 30, 1997       $     3       $ 1,653       $ 1,668        $    (1)       $  (156)       $ 3,167
                                    =======       =======       =======        =======        =======        =======







                 See notes to consolidated financial statements.

                              CARGILL BANCORP, INC.
                      Consolidated Statements of Cash Flows
                             (Dollars in thousands)


                                                                  Year Ended September 30,
                                                                1997        1996        1995
                                                               -------     -------     -------
OPERATING ACTIVITIES
Net income (loss)                                              $   153     $  (111)    $    73
Adjustments to reconcile net income
  (loss) to net cash provided (used)
  by operating activities:
  Provision for loan losses                                        116          76         217
  Provision for loss on foreclosed
      real estate                                                   80         111           7
  Provision for depreciation and
      amortization                                                 119         125          85
  Amortization of discounts and premiums
      on investment securities                                      (2)         (5)        (12)
  Provision for deferred income taxes                               90         (93)        (50)
  Net loss (gain) on sale of foreclosed real estate                 58          (3)        (10)
  Net loss (gain) on sale of mortgages                              (3)         (5)          1
  Realized gain on sale of investments                             (40)         --          --
  Net change in:
      Accrued income receivable                                     18          (9)        (64)
      Deferred loan fees                                           (31)        (22)         (1)
      Other assets                                                  76         (72)       (169)
      Other liabilities                                             32         322         369
                                                               -------     -------     -------
      Net cash provided by operating activities                    666         314         446
                                                               -------     -------     -------

INVESTING ACTIVITIES
  Proceeds from sales and maturities of:
      Available-for-sale securities                                324          --          --
      Held-to-maturity securities (maturities only)              1,855       2,229       1,644
  Purchase of:
      Available-for-sale securities                               (585)         --          --
      Held-to-maturity securities                               (2,008)     (3,044)     (1,681)
  Purchase of stock of Federal Home
      Loan Bank of Boston                                           (8)        (25)         (5)
  Loan originations net of principal payments                     (523)     (2,221)     (4,618)
  Purchases of loans                                                --        (350)         --
  Proceeds from sales of mortgages                                 958       1,592         295
  Improvements to foreclosed real estate                           (48)        (12)        (76)
  Proceeds from sale of foreclosed
      real estate                                                  673          49         355
  Purchase of premises and equipment                               (47)        (69)       (602)
                                                               -------     -------     -------
      Net cash provided (used) by
        investing activities                                       591      (1,851)     (4,688)
                                                               -------     -------     -------

                 See notes to consolidated financial statements.

                              CARGILL BANCORP, INC.
                      Consolidated Statements of Cash Flows
                                   (Continued)
                             (Dollars in thousands)


                                                  Year Ended September 30,
                                              ---------------------------------
                                               1997         1996         1995
                                              -------      -------      -------
FINANCING ACTIVITIES
  Net change in time deposits                 $  (473)     $    98      $ 3,693
  Net change in savings
      deposit and escrow accounts               1,064          866         (250)
  Advance from Federal Home
      Loan Bank of Boston                          --          500          500
  Repayment of Advance from Federal
      Home Loan Bank of Boston                   (500)        (500)          --
  Cash paid on stock dividend                      (1)          (1)          (1)
  Proceeds from exercise of common
      stock options                                44           --           --
                                              -------      -------      -------

      Net cash provided by
         financing activities                     134          963        3,942
                                              -------      -------      -------

Increase (decrease) in cash and
  cash equivalents                              1,391         (574)        (300)
                                              -------      -------      -------

Cash and cash equivalents at
  beginning of year                             1,775        2,349        2,649
                                              -------      -------      -------

CASH AND CASH EQUIVALENTS AT
  END OF YEAR                                 $ 3,166      $ 1,775      $ 2,349
                                              =======      =======      =======

SUPPLEMENTAL DISCLOSURES

  Non-cash investing activities
      Transfer of loans to
         foreclosed real estate               $   672      $   165      $   422

  Cash paid during the year for
      Interest expense                        $ 1,719      $ 1,767      $ 1,604
      Income taxes                                  2           44           43

                 See notes to consolidated financial statements.

                              CARGILL BANCORP, INC.
                   Notes to Consolidated Financial Statements



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cargill Bancorp, Inc. (the "Corporation") is a savings and loan holding company for Cargill Bank (the "Bank").

Business

Cargill Bank provides a full range of personal banking services to individual and small business customers located primarily in Putnam, Connecticut and the immediate surrounding vicinity. The Bank is subject to competition from other financial institutions throughout the region. The Bank is also subject to the regulations of certain state and federal agencies and undergoes periodic examinations by those regulatory authorities.

Basis of presentation

The accounting and reporting policies of the Corporation and its subsidiary, Cargill Bank conform to generally accepted accounting principles and to general practices within the thrift industry.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet, and income and expenses for the period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the reserve for losses on loans and the valuation of real estate acquired in connection with foreclosure or in satisfaction of loans. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowance may be necessary based on changes in economic conditions, particularly in Connecticut.

Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiary, Cargill Bank. All significant intercompany accounts and transactions have been eliminated in the consolidation.

Cash and cash equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from depository institutions, and interest-bearing deposits.

                              CARGILL BANCORP, INC.
                   Notes to Consolidated Financial Statements


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Investment securities

Management determines the appropriate classification of a security at the time of purchase. If management has the intent and the Bank has the ability at the time of purchase to hold debt securities until maturity, they are classified as held-to-maturity. These securities are carried at historical cost adjusted for the amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income.

Securities to be held for indefinite periods of time are classified as available-for-sale and are carried at fair value with unrealized gains and losses reported as a separate component of stockholders' equity, net of estimated income taxes.

Securities that are bought and held principally for the purpose of selling are classified as trading and reported at fair value, with unrealized gains and losses included in earnings. The Bank does not hold any investment securities for the purpose of trading.

Gains or losses on the sales of securities are recognized at trade date utilizing the specific identification method.

Loans receivable and allowance for loan losses

Loans receivable are stated at unpaid principal balance less loans in process, deferred loan fees, and allowances for loan losses.

Uncollected interest on loans receivable is accrued as earned based on rates applied to principal amounts outstanding. Recognition of income on the accrual basis is discontinued when there is sufficient question as to the collectibility of the interest. In these cases, the interest previously accrued to income is reversed, and the loans are placed on the cash basis.

                              CARGILL BANCORP, INC.
                   Notes to Consolidated Financial Statements


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Loans receivable and allowance for loan losses

Loan origination fees and certain direct loan origination costs are being deferred and the net amount amortized on a level-yield basis as an adjustment to the related loan yield over its contractual life. Unamortized net fees are recognized upon early repayment of the loans.

The allowance for loan losses is established by a provision charged to earnings and is maintained at a level considered adequate to provide for potential loan losses based on management's evaluation of known and inherent risks in the loan portfolio. When a loan or portion of a loan is considered uncollectible, it is charged against the allowance for loan losses. Recoveries of loans previously charged-off are credited to the allowance when collected.

Management makes regular evaluations of the loan portfolio to determine the adequacy of the level of the allowance for loan losses. Numerous factors are considered in the evaluation, including a review of certain borrowers' current financial status and credit standing, available collateral, loss experience in relation to outstanding loans, the overall loan portfolio quality, management's judgement regarding prevailing and anticipated economic conditions, and other relevant factors.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgements about information available to them at the time of their examination.

The Bank implemented SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" as amended by SFAS No. 118 during 1996. These statements require some loan impairments to be measured using a present value of expected cash flows. The adoption of SFAS No. 114 and No. 118 did not have any material effects on the Bank's financial position or results of operations.

Loans held-for-sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate.

                              CARGILL BANCORP, INC.
                   Notes to Consolidated Financial Statements


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Foreclosed real estate

Real estate properties acquired through loan foreclosure and other partial or total satisfaction of problem loans are carried at the lower of fair value or the related loan balance at the date of foreclosure. Valuations are periodically performed by management and an allowance for losses is established if the carrying value of a property subsequently exceeds its fair value less estimated disposal costs. Losses arising at the time of acquisition of such properties are charged against the allowance for loan losses. Subsequent write-downs in the carrying value and expenses incurred to maintain the properties are charged to expense.

Premises and equipment

Premises and equipment are stated at cost less accumulated depreciation computed on the straight-line method at rates based on estimated useful lives.

Expenditures for replacements or major improvements are capitalized. Expenditures for normal maintenance and repairs are charged to expense as incurred. Upon the sale or retirement of premises and equipment, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is included in income.

Computation of fair values

The calculation of fair value estimates of financial instruments is dependent upon certain subjective assumptions and involves significant uncertainties. Changes in assumptions could significantly affect the estimates. These estimates do not reflect any possible tax ramifications, estimated transaction costs or any premium or discount that could result from offering the Bank's entire holdings of a particular financial instrument.

The following methods and assumptions were utilized by the Bank in estimating the fair values of its on-balance sheet financial instruments at September 30, 1997 and 1996:

Cash and cash equivalents - The carrying amounts reported in the statement of financial condition approximate these assets' fair value.

Investment securities - Fair values for investment securities are based on quoted market prices where available. If quoted market prices are not available, fair values are based on market prices for comparable instruments.

Stock in Federal Home Loan Bank of Boston - Fair value approximates the carrying amount. If redeemed, the Bank will receive an amount equal to the par value of the stock.

                              CARGILL BANCORP, INC.
                   Notes to Consolidated Financial Statements


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Computation of fair values - (Continued)

Loans receivable - For variable rate loans that reprice frequently and without significant change in credit risk, fair values are based on carrying values. The fair value of other loans are estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The fair value of nonaccrual loans was estimated using the estimated fair values of the underlying collateral.

Accrued income receivable - The carrying value of accrued income receivable approximates fair value.

Deposits liabilities - The fair values of non-interest-bearing demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date, i.e., their carrying amounts. Fair values for time certificates of deposit are estimated using a discounted cash flow technique that applies interest rates currently being offered to a schedule of aggregated expected monthly maturities on time deposits.

Advances from Federal Home Loan Bank of Boston - Fair values are estimated using discounted cash flow analyses based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

Income taxes

The Bank accounts for certain income and expense items differently for financial reporting purposes than for income tax purposes. Provisions for deferred taxes are being made in recognition of these temporary differences.

                              CARGILL BANCORP, INC.
                   Notes to Consolidated Financial Statements


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Reclassification

Prior years' financial statements have been reclassified to conform with changes in the current financial statement presentation.


2. INVESTMENT SECURITIES

The carrying amounts and quoted fair values of investment securities at September 30, 1997 and 1996 were as follows:

                                          1997                      1996
                                   -------------------       -------------------
(Dollars in thousands)            Carrying       Fair       Carrying       Fair
                                   Amount       Value        Amount       Value
                                   ------       ------       ------       ------
Available-for-sale                 $  283       $  283       $   --       $   --
Held-to-maturity                    5,099        5,116        4,902        4,891
                                   ------       ------       ------       ------
                                   $5,382       $5,399       $4,902       $4,891
                                   ======       ======       ======       ======

No held-to-maturity securities were sold during 1997, 1996 or 1995. There were no securities available for sale in 1996 or 1995. During 1997, proceeds from the sale of available-for-sale securities totaled $324,000 with gross gains of $41,000 and gross losses of $1,000.

Investments in Available-for-Sale Securities

Investments in available-for-sale securities at September 30, 1997 are carried at fair value on the balance sheet and are summarized as follows:

                                                      1997
                                  -------------------------------------------
(Dollars in thousands)         Amortized                              Estimated
                                  Cost           Gross Unrealized       Market
                                 Basis           Gain        Loss       Value
                                 -----           ----        ----       -----
Mortgage-backed
    securities                    $284           $ --        $  1        $283
                                  ====           ====        ====        ====

There were no investments in available-for-sale securities at September 30, 1996.

                              CARGILL BANCORP, INC.
                   Notes to Consolidated Financial Statements




2. INVESTMENT SECURITIES

Investments in Securities Held-to-Maturity

Unrealized gains and losses on securities held-to-maturity at September 30, are summarized as follows:

                                                            1997
                                            ------------------------------------
(Dollars in thousands)                    Amortized                     Estimated
                                             Cost     Gross Unrealized    Market
                                            Basis      Gain      Loss     Value
                                            ------    ------    ------    ------
United States Government
 and Agency Obligations:
   Due after one year
       through five years                   $1,299    $    1    $    4    $1,296
   Due after five years
       through ten years                     1,247         3         2     1,248
   Due after ten years                         300        --         6       294
                                            ------    ------    ------    ------
                                             2,846         4        12     2,838
Certificates of Deposits
   Due after one year
       through five years                       99        --        --        99
Mortgage-backed securities                   2,154        34         9     2,179
                                            ------    ------    ------    ------

Total Held-to-Maturity Securities           $5,099    $   38    $   21    $5,116
                                            ======    ======    ======    ======

                                                            1996
                                            ------------------------------------
(Dollars in thousands)                    Amortized                     Estimated
                                             Cost     Gross Unrealized    Market
                                            Basis      Gain      Loss     Value
                                            ------    ------    ------    ------
United States Government
 and Agency Obligations:
   Due in less than one year                $  700    $    2    $   --    $  702
   Due after one year
       through five years                    1,549         1        13     1,537
   Due after five years
       through ten years                       650         1        13       638
   Due after ten years                         300        --        14       286
                                            ------    ------    ------    ------
                                             3,199         4        40     3,163
Certificates of Deposits:
   Due after one year
       through five years                       99        --        --        99
Mortgage-backed securities                   1,604        39        14     1,629
                                            ------    ------    ------    ------

Total Held-to-Maturity Securities           $4,902    $   43    $   54    $4,891
                                            ======    ======    ======    ======

                              CARGILL BANCORP, INC.
                   Notes to Consolidated Financial Statements


3. LOANS

A summary of loans receivable is as follows:

                                                             September 30,
                                                        -----------------------
(Dollars in thousands)                                    1997           1996
                                                        --------       --------
Mortgage loans
    Residential                                         $ 28,418       $ 28,420
    Construction                                              53            866
    Participation - residential                            1,491          1,988
    Second mortgage                                          721            623
    Commercial property and land                           3,935          3,881
                                                        --------       --------
                                                          34,618         35,778
    Less:
       Undisbursed proceeds of
          loans in process                                    --           (201)
                                                        --------       --------
       Total mortgage loans                               34,618         35,577
Other loans
    Home improvement                                          28             65
    Secured by deposit account                               252            249
    Personal loans                                           377            536
    Commercial loans                                         630            630
                                                        --------       --------
       Total other loans                                   1,287          1,480
Deduct:
    Deferred loan fees                                       (52)           (83)
    Allowance for loan losses                               (209)          (218)
                                                        --------       --------
          Total loans                                   $ 35,644       $ 36,756
                                                        ========       ========

Weighted average interest rate at September 30              8.46%        8.29 %

The Bank's lending activities are conducted principally within northeastern Connecticut. The Bank's investment in loans includes both adjustable and fixed rate loans. At September 30, the composition of the Bank's investment in loans is as follows:

(Dollars in thousands)                          Fixed Rate
                         -------------------------------------------------------
                             Term to Maturity                 1997        1996
                         ------------------------            -------     -------
                         1 Mo.      -      1 Yr.            $   353     $   606
                         1 Yr.      -      3 Yrs.               310         500
                         3 Yrs.     -      5 Yrs.               469         588
                         5 Yrs.     -      10 Yrs.            1,087       1,672
                         10 Yrs.    -      20 Yrs.            4,808       4,085
                         20 Yrs.    -      30 Yrs.            1,987       2,149
                                                             -------     -------
                                                             $ 9,014     $ 9,600
                                                             =======     =======

                              CARGILL BANCORP, INC.
                   Notes to Consolidated Financial Statements


3. LOANS

Variable rate loans totaled $26,892,000 and $27,458,000 at September 30, 1997 and 1996 respectively. The adjustable rate loans, which reprice annually, have interest rate adjustment limitations and are generally indexed to one year treasury bills.

In addition, the Bank services loans for other financial institutions and agencies. These loans are originated by the Bank and then sold. The Bank continues to service these loans and remits the payments received to the purchasing institution. The amounts of these loans were $4,917,000 and $5,349,000 at September 30, 1997 and 1996 respectively.

Changes in the allowance for loan losses were as follows:

(Dollars in thousands)                             Year Ended September 30,
                                                1997         1996         1995
                                                -----        -----        -----
Balance at beginning of year                    $ 218        $ 217        $  77
Provision charged to income                       116           76          217
Loan charge offs                                 (127)         (76)         (78)
Recoveries                                          2            1            1
                                                -----        -----        -----
Balance at end of year                          $ 209        $ 218        $ 217
                                                =====        =====        =====

Nonaccrual loans totaled $606,000 and $799,000 at September 30, 1997 and 1996, respectively. The amount of income that was contractually due but not recognized on these loans totaled $19,000 and $62,000 for the years ended September 30, 1997 and 1996, respectively. At September 30, 1997 there were no outstanding commitments to lend to borrowers with loans on which the accrual of interest has been discontinued.

At September 30, 1997 the recorded investment in loans that are considered to be impaired under SFAS No. 114 was $849,000 of which $346,000 were on a nonaccrual basis. The allowance for loan losses related to these impaired investments was $97,000. At September 30, 1996, these loans totaled $768,000 of which $219,000 were on a nonaccrual basis.

In the ordinary course of business, the Bank makes loans to directors, executive officers and employees.

The activity of loans to directors and officers follows:

                                                         Year Ended September 30,
(Dollars in thousands)                                    1997            1996
                                                          -----           -----
Balance at beginning of period                            $ 390           $ 454
    Additions                                                56              16
    Payments                                               (103)            (80)
                                                          -----           -----
Balance at end of period                                  $ 343           $ 390
                                                          =====           =====

                              CARGILL BANCORP, INC.
                   Notes to Consolidated Financial Statements




4. PREMISES AND EQUIPMENT

At September 30, cost, accumulated depreciation estimated lives and net book value of premises and equipment were as follows:

(Dollars in thousands)                                                 Estimated
                                              1997         1996        Lives
                                             ------       ------       ---------
Buildings                                    $  984       $  972       15-40 yrs
Capital lease building                          263          263          15 yrs
Leasehold improvements                          118          118       10-15 yrs
Land                                            158          158              --
Furniture and equipment                         730          695        3-15 yrs
                                             ------       ------
    Total cost                                2,253        2,206
Less accumulated depreciation                   826          708
                                             ------       ------
    Premises and equipment, net              $1,427       $1,498
                                             ======       ======

In the statements of operations, office occupancy and equipment expenses include depreciation of $119,000, $125,000 and $85,000 for the years ended September 30, 1997, 1996 and 1995 respectively.

In June of 1995 the Bank entered into a capital lease arrangement for its new branch office. The lease has a 15 year term. Expenses of $37,000 and $38,000 relating to this lease are included in the statement of operations for the year ended September 30, 1997 and 1996, respectively. Future rent expense may increase based on the prime interest rate but cannot fall below the future minimum lease payments listed below.

Future minimum lease payments are as follows:

(Dollars in thousands)

Year ending September 30,           1998                                 $   37
                                    1999                                     42
                                    2000                                     42
                                    2001                                     42
                                    2002                                     42
                             2003 and thereafter                            320
                                                                         ------
                            Total future minimum
                                  lease payments                         $  525
                                                                         ======

                              CARGILL BANCORP, INC.
                   Notes to Consolidated Financial Statements


5. DEPOSITS

A summary of deposit accounts at September 30, 1997 and 1996 is as follows:

(Dollars in thousands)                     September 30, 1997   September 30, 1996
                                             ---------------     ---------------
                                           Average             Average
                                             Rate    Balance     Rate    Balance
                                             ----    -------     ----    -------
Negotiable order of withdrawal               2.08%   $ 7,174     2.05%   $ 6,121
Regular savings                              2.28     10,682     2.30     10,905
Clubs                                        2.25         69     2.25         65
Insured money market                         2.35        510     2.35        465
Demand deposits                                --      1,087       --      1,093
Commercial checking                          1.35        718     1.35        522
                                             ----    -------     ----    -------
                                             2.06     20,240     2.06     19,171
                                             ----    -------     ----    -------

Time deposits, with remaining maturities:
  One year                                            13,118              14,276
  Over one year through two years                      4,031               2,577
  Over two years through three years                   3,495               2,013
  Over three years through four years                  1,230               3,209
  Over four years through five years                   1,005               1,277
                                                     -------             -------

                                             5.55     22,879     5.59     23,352
                                             ----    -------     ----    -------
                                             3.91%   $43,119     4.00%   $42,523
                                             ====    =======     ====    =======

The aggregate amount of individual time deposits of $100,000 or more at September 30, 1997 and 1996 was approximately $4,939,000 and $4,064,000, respectively.

Interest expense on deposits and escrow by type of account was as follows:

(Dollars in thousands)                           1997         1996         1995
                                                ------       ------       ------
Negotiable order of withdrawal,
  regular savings, clubs
  and escrow accounts                           $  400       $  381       $  381
Money market                                        12           12           13
Time deposits                                    1,302        1,367        1,208
                                                ------       ------       ------
   Total interest expense
    on deposits and escrow                      $1,714       $1,760       $1,602
                                                ======       ======       ======

                              CARGILL BANCORP, INC.
                   Notes to Consolidated Financial Statements


6. ADVANCES FROM FEDERAL HOME LOAN BANK OF BOSTON

As of September 30, 1996 the Bank had a $500,000 advance from the Federal Home Loan Bank of Boston. The advance matured October 15, 1996 and had an interest rate of 5.46%. There are no advances outstanding at September 30, 1997.


7. INCOME TAXES

The Corporation and the Bank file consolidated federal income tax returns. The Corporation uses the asset and liability approach for financial accounting and reporting for income taxes.
The components of income tax expense (benefit) are as follows:

(Dollars in thousands)                               Year Ended September 30,
                                                    1997       1996       1995
                                                    -----      -----      -----
Current
    Federal                                         $  --      $   4      $  69
    State                                               5         11         33
                                                    -----      -----      -----
                                                        5         15        102
                                                    -----      -----      -----
Deferred
    Federal                                            67        (65)       (36)
    State                                              23        (28)       (14)
                                                    -----      -----      -----
                                                       90        (93)       (50)
                                                    -----      -----      -----
    Provision for income taxes (benefit)            $  95      $ (78)     $  52
                                                    =====      =====      =====

Deferred income taxes reflect the impact of "temporary differences" between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. Deferred income taxes result primarily from the Corporation's practice of preparing income tax returns on the cash basis of accounting while the financial statements are prepared on the accrual basis of accounting. Other items are loan fee recognition and depreciation expense.

                              CARGILL BANCORP, INC.
                   Notes to Consolidated Financial Statements


7. INCOME TAXES

The sources of differences resulting in a deferred income tax provision (benefit) and the effect of each is as follows:

(Dollars in thousands)                             Year Ended September 30,
                                                1997         1996         1995
                                                -----        -----        -----
Cash basis method of accounting
   for tax purposes                             $  77        $(116)       $   7
Loan fees deferred for financial
   reporting purposes                              13            9            1
Reserve for loan losses                           (10)          (7)         (60)
Accelerated tax depreciation
   expense                                         10           21            2
                                                -----        -----        -----
    Total                                       $  90        $ (93)       $ (50)
                                                =====        =====        =====

The following is a summary of the difference between the tax at statutory rates and the tax at effective rates:

                                                       Year Ended September 30,
(Dollars in thousands)                                 1997      1996      1995
                                                       ----      ----      ----
Tax (benefit) on income at statutory rates             $ 84      $(64)     $ 42
Tax effect of:
    State tax net of federal
      income tax benefit                                 19       (17)       13
    Other items, net                                     (8)        3        (3)
                                                       ----      ----      ----
Provision for income tax (benefit)                     $ 95      $(78)     $ 52
                                                       ====      ====      ====

Federal and state income taxes receivable and payable included in the balance sheet are as follows:

(Dollars in thousands)                                       September 30,
                                                        1997              1996
                                                        -----             -----
Current tax receivable                                  $  12             $  54
                                                        =====             =====
Deferred tax:
    Receivable                                          $ 160             $ 262
    Payable                                              (307)             (319)
                                                        -----             -----
                                                        $(147)            $ (57)
                                                        =====             =====

                              CARGILL BANCORP, INC.
                   Notes to Consolidated Financial Statements


7. INCOME TAXES

The components of deferred taxes included in the balance sheet at September 30, are as follows:

(Dollars in thousands)
                                                                  1997      1996
                                                                  ----      ----
Deferred Tax Receivable:
    Reserve for loan losses                                       $ 86      $ 76
    Deferred income for books previously taxed                      22        35
    Accrued expenses on books not deducted for tax                  52       151
                                                                  ----      ----
                                                                  $160      $262
                                                                  ====      ====
Deferred Tax Payable:
    Depreciation                                                  $164      $162
    Earned income not yet taxed                                    112       121
    Tax bad debt reserves                                           --         2
    Expenses deducted for tax but
      not for books                                                 31        34
                                                                  ----      ----
                                                                  $307      $319
                                                                  ====      ====

The Corporation's accounting policies require a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not, that some or all of the deferred tax assets will not be realized. The Corporation believes that all deferred tax assets will be realized in the future and that no valuation allowance is necessary.

8. STOCKHOLDERS' EQUITY

Cargill Bancorp has 750,000 shares of $.01 par value common stock authorized. Additionally, 250,000 shares of no-par value preferred stock is authorized, of which none is issued and outstanding at September 30, 1997.

Retained earnings at September 30, 1997 include $458,000 which is set aside in accordance with existing provisions of the Internal Revenue Code to absorb losses on loans. If in the future this amount were used for any other purposes, a tax liability could be incurred. It is not anticipated that such amount will be made available for dividends or that a tax thereon will be imposed.

                              CARGILL BANCORP, INC.
                   Notes to Consolidated Financial Statements


8. STOCKHOLDERS' EQUITY

Prior to its acquisition by the Corporation, the Bank converted from a state chartered mutual savings and loan association to a state chartered stock savings and loan association. At the time of conversion, the Bank established a liquidation account in an amount equal to the Bank's net worth. In the event of a complete liquidation of the Bank (and only in such event) each eligible account holder will be entitled to receive a liquidation distribution from the liquidation account before any liquidation distribution may be made with respect to capital stock. The balance in the liquidation account at September 30, 1997 was $107,000.

The Bank may not declare or pay a cash dividend on or purchase any of its stock if the effect would be to reduce the net worth of the Bank below either the amount of the liquidation account or the capital requirements of its regulators.


9. REGULATORY MATTERS

Regulatory Capital

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 1997, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk based, Tier I leverage and tangible equity ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                              CARGILL BANCORP, INC.
                   Notes to Consolidated Financial Statements


9. REGULATORY MATTERS

                                                                           To Be Well
                                                                        Capitalized Under
                                                       For Capital      Prompt Corrective
                                      Actual        Adequacy Purposes   Action Provisions
                                  ---------------     --------------     ---------------
(Dollars in thousands)            Amount    Ratio     Amount   Ratio     Amount    Ratio
                                  ------    -----     ------   -----     ------    -----
AS OF SEPTEMBER 30, 1997
Total Risk  - Based Capital
  (to Risk Weighted Assets)
   -   Cargill                    $ 3,377   13.3%    $ 2,022  >= 8.0%   $ 2,528  >= 10.0%
   -   Bank                       $ 3,317   13.1%    $ 2,022  >= 8.0%   $ 2,528  >= 10.0%

Tier I Risk - Based Capital
  (to Risk Weighted Assets)
   -   Cargill                    $ 3,168   12.4%    $ 1,011  >= 4.0%   $ 1,517  >=  6.0%
   -   Bank                       $ 3,108   12.2%    $ 1,011  >= 4.0%   $ 1,517  >=  6.0%

Tier I Leverage Capital
  (to Adjusted Tangible Assets)
   -   Cargill                    $ 3,168    6.7%    $ 1,880  >= 4.0%   $ 2,350  >=  5.0%
   -   Bank                       $ 3,108    6.6%    $ 1,880  >= 4.0%   $ 2,350  >=  5.0%

Tangible Equity Capital
  (to Adjusted Tangible Assets)
   -   Cargill                    $ 3,168    6.7%    $   705  >= 1.5%      Not Required
   -   Bank                       $ 3,108    6.6%    $   705  >= 1.5%      Not Required

                                                                          To Be Well
                                                                       Capitalized Under
                                                       For Capital     Prompt Corrective
                                       Actual       Adequacy Purposes  Action Provisions
                                  ----------------   ---------------    ---------------
(Dollars in thousands)            Amount     Ratio   Amount    Ratio    Amount    Ratio
                                  ------     -----   ------    -----    ------    -----
AS OF SEPTEMBER 30, 1996
Total Risk  - Based Capital
  (to Risk Weighted Assets)
   -   Cargill                    $ 3,155    12.3%   $ 2,057  >= 8.0%   $ 2,571  >= 10.0%
   -   Bank                       $ 3,140    12.2%   $ 2,057  >= 8.0%   $ 2,571  >= 10.0%

Tier I Risk - Based Capital
  (to Risk Weighted Assets)
   -   Cargill                    $ 2,971    11.6%   $ 1,029  >= 4.0%   $ 1,543  >=  6.0%
   -   Bank                       $ 2,956    11.5%   $ 1,029  >= 4.0%   $ 1,543  >=  6.0%

Tier I Leverage Capital
  (to Adjusted Tangible Assets)
   -   Cargill                    $ 2,971     6.3%   $ 1,876  >= 4.0%   $ 2,345  >=  5.0%
   -   Bank                       $ 2,956     6.3%   $ 1,876  >= 4.0%   $ 2,345  >=  5.0%

Tangible Equity Capital
  (to Adjusted Tangible Assets)
   -   Cargill                    $ 2,971     6.3%   $   704  >= 1.5%      Not Required
   -   Bank                       $ 2,956     6.3%   $   704  >= 1.5%      Not Required

The Bank's capital under generally accepted accounting principles (GAAP) is in agreement with the capital reported to its regulators.

                              CARGILL BANCORP, INC.
                   Notes to Consolidated Financial Statements


9. REGULATORY MATTERS

Recapitalization of Deposit Insurance Fund

         The Bank is a member of the Savings Association Insurance Fund or "SAIF". The SAIF was established by the Federal Deposit Insurance Corporation to insure the depositors of member savings associations and to finance the resolution of failed institutions. Prior to 1997, the SAIF was undercapitalized and Congress passed legislation to recapitalize the SAIF through a special one-time assessment on the assessable deposits of member institutions. As a result on September 30, 1996, the date the legislation was enacted, the Bank recorded additional expense of $272,000.


10. STOCK OPTIONS

         Cargill Bancorp, Inc. has stock option plans that provide for the granting of options to officers, key employees and directors to purchase common stock of the Corporation at a price not less than the fair market value of the Corporation's stock on the date of grant. Options under the plans that have not been issued totaled 7,104. Options that are fully vested and exercisable, were as follows:

                                                                   Weighted
                                                                    Average
                                                     Shares      Exercise Price
                                                     ------      --------------
Outstanding at October 1, 1995                       97,902          $5.37
    Expired or canceled                              (7,010)          4.94
                                                     ------

Outstanding at September 30, 1996                    90,892           5.40
    Exercised                                        (8,039)          5.49
                                                     ------

Outstanding at September 30, 1997                    82,853           5.39
                                                     ======


11. RETIREMENT PLANS

         The Bank participates in a multi-employer defined benefit pension plan covering substantially all employees who qualify as to age and length of service. Prior to 1995, the Bank had a defined benefit plan which has been terminated. Total pension expense was $3,064 and $12,511 in the year ended September 30, 1997 and 1995, respectively. There was no expense during 1996.

                              CARGILL BANCORP, INC.
                   Notes to Consolidated Financial Statements



12. FINANCIAL INSTRUMENTS

Prior to 1996, the Holding Company provided an Employee Stock Ownership Plan
(ESOP) with 401(k) provisions. Contributions to the ESOP and the shares purchased by the ESOP were allocated to the participants on the basis of compensation. Participants become fully vested after completion of seven years of service. The Bank made contributions to employee accounts by matching 25% of the participant's elected salary deferral up to a maximum of 4% of salary. Participating employees are fully vested in both their salary deferral and any employer matching contributions. The ESOP portion of the 401(k) plan described above was terminated as of September 30, 1995. The Bank is currently reviewing the remaining plan.

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

The contractual amounts of outstanding commitments as of September 30, 1997 and 1996 were as follows:

  (Dollars in thousands)                1997            1996
                                        ----            ----
Unadvanced construction loans            $--            $201
Loan commitments                          76             479

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments are principally collateralized by mortgages on real estate, generally have fixed expiration dates or other termination clauses and may require payment of fees. Since commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held is primarily residential property.

Management does not anticipate any material losses as a result of these commitments.

                              CARGILL BANCORP, INC.
                   Notes to Consolidated Financial Statements


12.  FINANCIAL INSTRUMENTS

The estimated fair value of the Bank's financial instruments follows:

(Dollars in thousands)                     September  30, 1997                    September 30, 1996
                                        -----------------------------------------------------------------
                                        Carrying             Fair              Carrying            Fair
                                         Amount              Value              Amount             Value
                                         ------              -----              ------             -----
Financial assets
  Cash and cash equivalents              $ 3,166            $ 3,166            $ 1,775            $ 1,775
  Investment securities                    5,382              5,398              4,902              4,891
  Stock in FHLBB                             339                339                331                331
  Loans receivable                        35,644             35,625             36,756             36,917
  Loans held-for-sale                        195                199                273                278
  Accrued income receivable                  272                272                291                291

Financial liabilities
  Deposits                                43,119             43,325             42,523             42,560
  Advances from FHLBB                         --                 --                500                500
  Mortgagors' escrow accounts                155                155                161                161

13.  INCOME PER SHARE

As discussed in Note 14, the Corporation adopted SFAS No. 128, "Earnings Per Share" which was effective for financial statements issued for periods ending after December 15, 1997 but requires the retroactive restatement of prior years' earnings per share amounts. The statement establishes standards for the computation and presentation of earnings per share (EPS). It simplifies the computation of EPS by replacing the presentation of primary EPS with a presentation of basic EPS. The statement also requires the dual presentation of basic and diluted EPS on the face of the income statement. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15, the prior practice.

                              CARGILL BANCORP, INC.
                   Notes to Consolidated Financial Statements




13.  INCOME PER SHARE

Earnings per share have been computed on the basis of the following for the years ended September 30:

                                                  1997                       1996                      1995
                                          -------------------      ---------------------        -------------------
                                          Income/                     Income/                    Income/
                                          Shares         EPS          Shares        EPS          Shares        EPS
                                          ------         ---          ------        ---          ------        ---
Income (loss) available to
  common stockholders                    $153,000                  $(111,000)                   $ 73,000
                                         ========                  =========                    ========

BASIC EARNINGS (LOSS) PER SHARE:
Average common shares
  outstanding                             262,569       $.58         262,305        $(.42)       262,305       $.28
                                                        ====                                                   ====

EFFECT OF DILUTIVE SECURITIES:
Stock option plans                         23,111                         --                          --
                                          -------                    -------                     -------

DILUTED EARNINGS (LOSS) PER SHARE:
Average common shares and
  assumed conversions                     285,680       $.54         262,305        $(.42)       262,305       $.28
                                         ========       ====       =========        ====        ========       ====


14.  SUBSEQUENT EVENTS

The Corporation issued a 5% stock dividend on January 26, 1998. Accordingly, all per share data and stock options outstanding are adjusted to reflect the effect of the stock dividend.

Also, the Corporation adopted Statement of Financial Accounting Standards, SFAS No. 128 which was effective for financial statements issued for periods ending after December 15, 1997. The effect of this standard is discussed in Note 13.

                              CARGILL BANCORP, INC.
                   Notes to Consolidated Financial Statements


15. SUMMARY OF UNAUDITED QUARTERLY FINANCIAL INFORMATION - (UNAUDITED)

                                                 (Dollars in thousands,  except per share amounts)
                                                1997                                           1996
                              ------------------------------------------     -----------------------------------------------
                               Q1       Q2       Q3       Q4       Year       Q1       Q2       Q3         Q4         Year
                              ----     ----     ----     ----     ------     ----     ----     -----      -----      -------
Interest income               $854     $891     $916     $907     $3,568     $884     $866     $ 854      $ 855      $ 3,459
Interest expense               424      436      429      430      1,719      456      445       446        419        1,766
                              ----     ----     ----     ----     ------     ----     ----     -----      -----      -------

Net interest income            430      455      487      477      1,849      428      421       408        436        1,693
Provision for loan
   losses                       31       10       75       --        116       23        6        24         23           76
Non-interest income            109       53       54       52        268       55       59        55         31          200
Non-interest expense           407      437      461      448      1,753      406      437       453        710        2,006
                              ----     ----     ----     ----     ------     ----     ----     -----      -----      -------

Income (loss) before
   income taxes (benefit)      101       61        5       81        248       54       37       (14)      (266)        (189)
Income taxes (benefit)          30       20        5       40         95       21       15       (13)      (101)         (78)
                              ----     ----     ----     ----     ------     ----     ----     -----      -----      -------

NET INCOME (LOSS)             $ 71     $ 41     $ --     $ 41     $  153     $ 33     $ 22     $  (1)    $ (165)     $  (111)
                              ====     ====     ====     ====     ======     ====     ====     =====      =====      =======


Income (loss) per share

          - Basic             $.27     $.16     $ --     $.15     $  .58     $.13     $.08     $  --      $(.63)     $  (.42)

          - Diluted           $.25     $.14     $ --     $.15     $  .54     $.13     $.08     $  --      $(.63)     $  (.42)

                              CARGILL BANCORP, INC.
                   Notes to Consolidated Financial Statements



16.  CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

(Dollars in thousands)                                        September 30,
                                                       -----------------------
                                                         1997            1996
                                                       -------         -------
BALANCE SHEETS

Assets
  Cash                                                 $    56         $    23
  Investment in subsidiary                               3,106           2,955
  Other assets                                               5               4
                                                       -------         -------
     Total assets                                      $ 3,167         $ 2,982
                                                       =======         =======

Liabilities                                            $    --         $    11

Stockholders' equity
  Preferred stock - none
  Common stock                                               3               3
Additional paid-in capital                               1,653           1,634
Retained earnings                                        1,667           1,602
Treasury stock                                            (156)           (268)
                                                       -------         -------
Stockholders' equity                                     3,167           2,971
                                                       -------         -------
     Total liabilities and stockholders' equity        $ 3,167         $ 2,982
                                                       =======         =======


                                                            September 30,
                                                   --------------------------------
                                                    1997          1996         1995
                                                   -----         -----         ----
STATEMENTS OF INCOME

Dividend from subsidiary                           $  30         $  30         $ 25
Other income (expense) - net                         (30)          (26)         (45)
                                                   -----         -----         ----

Income (loss) before taxes and
  undistributed income of subsidiaries                --             4          (20)
Income tax benefit                                     2             2           13
Undistributed income (loss) of subsidiaries          151          (117)          80
                                                   -----         -----         ----

  Net income (loss)                                $ 153         $(111)        $ 73
                                                   =====         =====         ====

                              CARGILL BANCORP, INC.
                   Notes to Consolidated Financial Statements


16.  CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS
      (Continued)

(Dollars in thousands)                                               September 30,
                                                            --------------------------------
                                                             1997          1996         1995
                                                            -----         -----         ----
STATEMENT OF CASH FLOWS

Cash flows from operating activities:
  Net income (loss)                                         $ 153         $(111)        $ 73

Operating activities:
  Equity in (income) loss of subsidiaries                    (151)          117          (80)
  (Increase) decrease  in other assets                         (1)            5            5
  Increase (decrease) in other liabilities                    (11)           11           --
                                                            -----         -----         ----
Net cash provided (used) by operating activities              (10)           22           (2)
                                                            -----         -----         ----

Cash flows from financing activities:
  Proceeds from stock options exercised                        44            --           --
  Dividends paid                                               (1)           (1)          (1)
                                                            -----         -----         ----
Net cash (used in) provided by financing
  activities                                                   43            (1)          (1)
                                                            -----         -----         ----

Net increase (decrease) in cash and
  cash equivalents                                             33            21           (3)
Cash and cash equivalents at the beginning
  of the year                                                  23             2            5
                                                            -----         -----         ----

Cash and cash equivalents at the end of
  the year                                                  $  56         $  23         $  2
                                                            =====         =====         ====

                              Cargill Bancorp, Inc.
            Condensed Consolidated Statements of Financial Condition
             (Dollar amounts in thousands, except for share amounts)

                                                      June 30, 1998    September 30, 1997
                                                      -------------    ------------------
ASSETS                                                 (Unaudited)
Cash and due from banks:
     Non-interest bearing                                $  1,450         $  1,180
     Interest bearing                                         888            1,986
                                                         --------         --------

Total cash and cash equivalents                             2,338            3,166
                                                         --------         --------

Investment securities available for sale                    2,584              621
Investment securities held to maturity
     (fair value of $6,980 in 1998 and
     $5,116 in 1997)                                        7,127            5,099
                                                         --------         --------

Total securities                                            9,711            5,720
                                                         --------         --------

Loans                                                    $ 34,005         $ 35,854
Mortgage loans held-for-sale                                  194              195
Allowance for loan losses                                    (238)            (209)
                                                         --------         --------

     Net-loans                                             33,961           35,840

Bank premises and equipment                                 1,349            1,427
Accrued interest receivable                                   333              272
Other assets                                                  216              877
                                                         --------         --------

TOTAL ASSETS                                             $ 47,908         $ 47,302
                                                         ========         ========


LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
     Non-interest bearing                                $  1,176         $  1,087
     Interest bearing                                      41,266           42,032
                                                         --------         --------
         Total deposits                                    42,442           43,119

Federal Home Loan Bank borrowing                            1,000               --
Other liabilities                                           1,055            1,016
                                                         --------         --------
         Total liabilities                                 44,497           44,135
                                                         --------         --------

Stockholders' equity:
     Common stock - $.01 par value
         Authorized - 750,000  shares
         Issued - 284,163 shares                                3                3

Additional paid in capital                                  1,700            1,653
Retained earnings                                           1,749            1,668
Accumulated other comprehensive income (loss)                   2               (1)
Treasury stock, at cost: 7,349 shares in 1998 and
     26,936 shares in 1997                                    (43)            (156)
                                                         --------         --------
         Total stockholders' equity                         3,411            3,167
                                                         --------         --------

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                                     $ 47,908         $ 47,302
                                                         ========         ========


     See accompanying notes to condensed consolidated financial statements.

                              CARGILL BANCORP, INC.
                   Condensed Consolidated Statements of Income
                           Nine Months Ended June 30,
                                   (Unaudited)
               (Dollar amounts in thousands, except share amounts)

                                                             1998            1997
                                                           --------        --------
Income:
     Interest and fees on loans                            $  2,228        $  2,379
     Interest and dividend income on securities                 376             248
     Interest on short-term deposits                             62              48
                                                           --------        --------

Total interest and dividend income                            2,666           2,675
Interest expense, primarily on deposits                       1,229           1,293
                                                           --------        --------

Net interest income                                           1,437           1,382
Provision for loan losses                                        22             117
                                                           --------        --------

Net interest income after provision for loan losses           1,415           1,265
                                                           --------        --------

Gain on securities available for sale                            --              40
Other non-interest income                                       138             164
                                                           --------        --------

Total non-interest income                                       138             204
                                                           --------        --------

Non-interest expense:
     Salaries and benefits                                      508             543
     Other non-interest expense                                 520             602
     Occupancy - net                                            158             157
                                                           --------        --------

Total non-interest expense                                    1,186           1,302
                                                           --------        --------

Income before income taxes                                      367             167
Income taxes                                                    158              55
                                                           --------        --------

Net Income                                                 $    209        $    112
                                                           ========        ========

Income per share:
     - Basic                                               $   0.76        $   0.43
     - Diluted                                             $   0.68        $   0.36

Weighted average shares outstanding:
     - Basic                                                273,727         262,305
     - Dilutive option shares                                34,649          43,966
                                                           --------        --------
     - Diluted                                              308,376         306,271
                                                           ========        ========


     See accompanying notes to condensed consolidated financial statements.

                              CARGILL BANCORP, INC.
            Condensed Consolidated Statements of Comprehensive Income
                           Nine Months Ended June 30,
                                   (Unaudited)
                          (Dollar amounts in thousands)

                                                                     1998         1997
                                                                     ----        -----
Net Income                                                           $209        $ 112
                                                                     ----        -----

Other comprehensive income:

     Unrealized gain (loss) on securities available for sale,
     net of income taxes                                                3           (1)
                                                                     ----        -----

Other comprehensive income (loss)                                    $  3        $  (1)
                                                                     ----        -----

Comprehensive Income                                                 $212        $ 111
                                                                     ====        =====


     See accompanying notes to condensed consolidated financial statements.

                              CARGILL BANCORP, INC.
               Condensed Consolidated Statements of Stockholders'
              Equity Year ended September 30, 1997 and Nine Months
                               ended June 30, 1998
                                (1998 Unaudited)
                          (Dollar amounts in thousands)

                                                                                 Accumulated
                                                                                    Other
                                                  Additional                     Comprehensive
                                      Common       Paid in           Retained       Income         Treasury
                                      Stock        Capital           Earnings       (Loss)           Stock            Total
                                       --          -------           -------           ---           -----           -------
BALANCE AT SEPTEMBER 30, 1996          $3          $ 1,634           $ 1,602           $--           $(268)          $ 2,971

Net income                              -               --               153            --              --               153

Shares issued:
     Stock dividend - 5%                -               19               (87)           --              68                --
     Stock options exercised            -               --                --            --              44                44
     Other comprehensive
       income (loss)                    -               --                --            (1)             --                (1)
                                       --          -------           -------           ---           -----           -------

BALANCE AT SEPTEMBER 30, 1997           3            1,653             1,668            (1)           (156)            3,167

Net income                              -               --               209            --              --               209

Shares issued:
     Stock dividend - 5%                -               54              (128)           --              74                --
     Stock options exercised            -               (7)               --            --              39                32
     Other comprehensive
       income (loss)                    -               --                --             3              --                 3
                                       --          -------           -------           ---           -----           -------

BALANCE AT JUNE 30, 1998               $3          $ 1,700           $ 1,749           $ 2           $ (43)          $ 3,411
                                       ==          =======           =======           ===           =====           =======

     See accompanying notes to condensed consolidated financial statements.

                              CARGILL BANCORP, INC.
                 Condensed Consolidated Statements of Cash Flows
                    Nine Months ended June 30, 1998 and 1997
                                   (Unaudited)
                          (Dollar amounts in thousands)

                                                                               1998              1997
                                                                            -------           -------
Operating activities:
   Net income                                                               $   209           $   112
     Adjustments to reconcile net income to net cash
       provided by operating activities:
       Provision for loan losses                                                 22               117
       Depreciation and amortization                                             85                87
       Provision for other real estate owned                                     --                91
     Changes in assets and liabilities:
       (Increase) decrease in accrued interest receivable                       (61)               15
       Realized gain on sale of securities                                       --               (40)
       Realized (gain) loss on sale of other real estate owned                   26                --
       Realized (gain) loss on sale of equipment                                 --                --
       Increase (decrease) in interest payable on deposits                       (3)               (5)
       (Increase) decrease in other assets                                      501               (10)
       Increase (decrease) in other liabilities                                  40                13
                                                                            -------           -------
         Net cash provided by operating activities                              819               380
                                                                            -------           -------

Investing activities:
   Investments and mortgage-backed securities:
     Held to maturity:
       Purchases                                                             (3,999)           (1,220)
       Proceeds from maturities and principal payments                        1,975             1,061
     Available for sale:
       Purchases                                                             (2,911)               --
       Proceeds from sales                                                       --               324
       Proceeds from maturities and principal payments                          953                --
     Purchases of premises and equipment                                        (11)              (32)
     Net (increase) decrease in loans                                         1,692              (439)
     Improvements on other real estate owned                                     (8)              (42)
     Proceeds from sale of other real estate owned                              307               616
                                                                            -------           -------
       Net cash provided by (used in) investing activities                   (2,002)              268
                                                                            -------           -------

Financing activities:
   Increase (decrease) in Federal Home Loan borrowings                        1,000              (500)
   Net (increase) decrease in deposits                                         (677)              903
   Proceeds from exercise of stock options and stock purchase plan               33                --
   Dividends paid                                                                (1)               (1)
                                                                            -------           -------
     Net cash provided by financing activities                                  355               402
                                                                            -------           -------

Increase (decrease) in cash and cash equivalents                               (828)            1,050
Cash and cash equivalents at beginning of period                              3,166             1,775
                                                                            -------           -------

Cash and cash equivalents at end of period                                  $ 2,338           $ 2,825
                                                                            =======           =======

Cash paid during the period:
   Interest on deposits and other borrowings                                $ 1,232           $ 1,298
   Income taxes                                                                   5                 2
   Transfers of loans to other real estate owned                                164               672
Sales of other real estate owned financed by the Bank                           147               446


                 See notes to consolidated financial statements.

                              CARGILL BANCORP, INC.
              Notes to Condensed Consolidated Financial Statements
                Nine Months Ended June 30, 1998 and June 30, 1997



NOTE A - GENERAL INFORMATION

      Cargill Bancorp, Inc. ("Cargill") is a savings and loan holding company for Cargill Bank (the "Bank"). Substantially all operating income and net income of Cargill are presently accounted for by the Bank.


NOTE B - CURRENT OPERATING ENVIRONMENT

      Cargill Bank operates three offices in Putnam, Thompson, and Woodstock, Connecticut. A full range of personal banking services are furnished to individuals, and small businesses. The Bank's primary source of revenue is derived from providing loans to customers, predominately located in Northeastern Connecticut.

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") imposes significant regulatory restrictions and requirements on thrift institutions insured by the FDIC and their holding companies. FDICIA established capital categories into which financial institutions are placed based on capital level. Each capital category establishes different degrees of regulatory restrictions which can apply to a financial institution. As of June 30, 1998, the Bank's capital was at a level that placed the Bank in the "well capitalized" category as defined by FDICIA.


NOTE C - MERGER AGREEMENT WITH WESTBANK CORPORATION

      On July 15, 1998, Cargill entered into an agreement with Westbank Corporation ("Westbank"), whereby Westbank will acquire the outstanding stock of Cargill Bancorp, Inc.

Under the terms of the agreement, Cargill will be merged into Westbank. Each share of Cargill Bancorp common stock will be exchanged for 1.3008 shares of Westbank common stock, provided that the average closing price of Westbank's common stock during the 20-day pricing period ending five days before the last regulatory approval is obtained is greater than or equal to $13.07. If Westbank's average closing price is less than $13.07 but greater than or equal to $12.00, then Cargill Bancorp shareholders will received shares of Westbank common stock having a value of $17.00 per share. Cargill Bancorp has certain rights to terminate the agreement if Westbank's average closing price is below $12.00 per share unless Westbank agrees to deliver shares of Westbank common stock having a value of $17.00 in exchange for each share of Cargill Bancorp common stock.

The merger is subject to approval of Cargill's shareholders and the receipt of regulatory approval.

                              CARGILL BANCORP, INC.
       Notes to Condensed Consolidated Financial Statements - (Continued)
                Nine Months Ended June 30, 1998 and June 30, 1997



NOTE D - BASIS OF PRESENTATION

      The accompanying unaudited condensed consolidated financial statements for the nine months ended June 30, 1998 and 1997 have been prepared in accordance with generally accepted accounting principles for interim information and with instructions for Form 10-Q. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine month period ended June 30, 1998, are not necessarily indicative of the results that may be expected for the year ending September 30, 1998.

For further information, please refer to the Cargill Bancorp's Consolidated Financial Statements and footnotes thereto for the year ended September 30, 1997.


NOTE E - COMMITMENTS AND CONTINGENT LIABILITIES

      In the normal course of business, there are outstanding commitments and contingent liabilities, such as commitments to extend credit and undisbursed balances of construction loans. As of June 30, 1998 loan commitments were $700,000 and undisbursed balances of construction loans were $106,000.


NOTE F - STOCKHOLDERS' EQUITY

      The Bank is subject to leverage capital ratio requirements as established by its Federal regulator, the Office of Thrift Supervision ("OTS"). The Bank's leverage capital ratio as of June 30, 1998 and September 30, 1997 was 6.96% and 6.30%, respectively. In addition, the OTS has established risk-based capital requirements for insured institutions of 4.00% Tier 1 risk-based capital and 8.00% total risk-based capital. The Bank's risk-based capital at June 30, 1998, Tier 1 was 14.08% and total risk-based capital was 15.09%, which meets the OTS's criteria for a well-capitalized financial institution.

                      DESCRIPTION OF WESTBANK CAPITAL STOCK


      As of October 30, 1998, the capital stock of Westbank consisted of 9,000,000 authorized shares, par value $2.00 per share, of which 3,797,774 shares of Westbank Common Stock were issued and outstanding (exclusive of treasury shares), and 100,000 authorized shares, par value $5.00 per share of Westbank preferred stock, none of which are outstanding. Westbank Common Stock is traded on the NASDAQ National Market System under the trading symbol "WBKC." Shares of Westbank Common Stock may be issued from time to time, in such amount and proportions and for such consideration as may be fixed by the Westbank Board. No holder of Westbank Common Stock has any preemptive or preferential right to purchase or to subscribe for any shares of capital stock or other securities which may be issued by Westbank. Westbank Common Stock has no redemption or sinking fund provisions applicable thereto and has no conversion rights.


      The outstanding shares of Westbank Common Stock are fully paid and nonassessable.

      LIQUIDATION. In the event of any liquidation, dissolution or winding up of Westbank, whether voluntary or involuntary, the holders of Westbank Common Stock are entitled to receive, on a share-for-share basis, any assets or funds of Westbank which are distributable to the holders of Westbank Common Stock upon such events, subject to the prior rights of creditors of Westbank and the holders of outstanding shares of Westbank preferred stock, if any.

      VOTING. The holders of Westbank Common Stock are entitled to one vote for each share in all matters voted upon by the shareholders of Westbank. The shares of Westbank Common Stock do not have cumulative voting rights; consequently, the holders of a majority in interest of Westbank Common Stock can conceivably elect all of the directors of Westbank and, in such event, the holders of the remaining shares voting for election of directors would not be able to elect any person or persons to the Westbank Board.

      DIVIDENDS. When and if dividends, payable as cash, stock or other property, are declared by the Westbank Board out of funds legally available therefor, the holders of Westbank Common Stock are entitled to share equally, share for share, in such dividends.

      The Federal Reserve Board has authority to prohibit bank holding companies from paying dividends if such payment would constitute an unsafe or unsound practice. The Federal Reserve Board has indicated generally that it may be an unsound practice for bank holding companies to pay dividends unless the bank holding company's net income over the preceding year is sufficient to fund the dividends and the expected rate of earnings retention is consistent with the organization's capital needs, asset quality, and overall financial condition. Westbank's ability to pay dividends is dependent upon the flow of dividend income to it from its subsidiaries, which may be affected or limited by regulatory restrictions imposed by federal or state bank regulatory agencies. At June

30, 1998, Park West Bank had available approximately $4,000,000 for payment of dividends to Westbank under applicable Massachusetts statutory limitations.

      PREFERRED STOCK PURCHASE RIGHTS. On November 19, 1997, the Board of Directors of Westbank adopted an Amended and Restated Shareholder Rights Agreement (the "Rights Agreement"). The following description of the terms of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement. See "WHERE YOU CAN FIND MORE INFORMATION" and "INFORMATION INCORPORATED BY REFERENCE."

      Pursuant to the terms of the Rights Agreement, the Board of Directors declared a dividend distribution of one Preferred Stock Purchase Right (a "Right") for each outstanding share of Common Stock of Westbank to stockholders of record as of the close of business on December 3, 1997 (the "December 3, 1997 Record Date"). In addition, one Right will automatically attach to each share of Westbank Common Stock issued between the December 3, 1997 Record Date and the Distribution Date (as hereinafter defined). Each Right entitles the registered holder thereof to purchase from Westbank a unit consisting of one ten-thousandth of a share (a Unit) of Series A Junior Participating Cumulative Preferred
Stock, par value $5.00 per share (the Preferred Stock), at a cash exercise price of $60.00 per Unit (the Exercise Price), subject to adjustment.

      Initially, the Rights are not exercisable and are attached to and trade with all outstanding shares of Westbank Common Stock outstanding as of, and issued subsequent to, the December 3, 1997 Record Date. The Rights will separate from the Westbank Common Stock and will become exercisable upon the earliest of
(i) the close of business on the tenth calendar day following the first public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding shares of Westbank Common Stock (an Acquiring Person) (the date of said announcement being referred to as the Stock Acquisition Date), (ii) the close of business on the tenth business day (or such other day as the Board of Directors may determine) following the commencement of a tender offer or exchange offer that would result upon its consummation in a person or group becoming the beneficial owner of 15% or more of the outstanding shares of Westbank Common Stock or (iii) the determination by the Board of Directors that any person is an Adverse Person (the earliest of such dates being herein referred to as the Distribution Date).


      The Board of Directors may declare a person to be an Adverse Person after a determination that such person, alone or together with its affiliates and associates, has become the beneficial owner of 10% or more of the outstanding shares of Westbank Common Stock and a determination by the Board of Directors, after reasonable inquiry and investigation, including such consultation, if any, with such persons as the directors shall deem appropriate, that (a) such beneficial ownership by such person is intended to cause, is reasonably likely to cause or will cause Westbank to repurchase the Westbank Common Stock beneficially owned by such person or to cause pressure on Westbank to take action or enter into a transaction or series of transactions which would provide such person with short-term financial gain under circumstances where the Board of Directors determines that the best long-term interests of Westbank and its shareholders, but for the actions and possible actions of such person, would not be served by taking such action or entering into such transaction or series of transactions at that time or (b) such beneficial ownership is causing, or is reasonably likely to cause, a material adverse impact (including, but not limited to, impairment of relationships with customers or impairment of Westbank ability to maintain its competitive position) on the business or prospects of Westbank. No delay or failure by the Board of Directors to declare a person to be an Adverse Person shall in any way waive or otherwise affect the power of the Board of Directors subsequently to declare a person an Adverse Person. In the event that the Board of Directors should at any time determine, upon reasonable inquiry and investigation, including consultation with such persons as the Board of Directors shall deem appropriate, that such person has not met or complied with any condition specified by the Board of Directors, the Board of Directors may at any time thereafter declare the person to be an Adverse Person.


      Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), (a) the Rights will be evidenced by the Westbank Common Stock certificates and will be transferred with and only with such Westbank Common Stock certificates, (b) new Westbank Common Stock certificates issued after the December 3, 1997 Record Date will contain a notation incorporating the Rights Agreement by reference, and (c) the surrender for transfer of any certificates for common stock will also constitute the transfer of the Rights associated with the Westbank Common Stock represented by such certificate.

      The Rights are not exercisable until the Distribution Date and will expire at the close of business on November 19, 2007, unless previously redeemed or exchanged by Westbank as described below.

      As soon as practicable after the Distribution Date, Right Certificates will be mailed to holders of record of Westbank Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Right Certificates alone will represent the Rights. Except as otherwise determined by the Board of Directors, only shares of Westbank Common Stock issued prior to the Distribution Date will be issued with Rights.

      In the event that a Stock Acquisition Date occurs or the Board of Directors determines that a person is an Adverse Person, proper provision will be made so that each holder of a Right (other than an Acquiring Person, an Adverse Person or their associates or affiliates, whose Rights shall become null and void) will thereafter have the right to receive upon exercise that number of Units of Preferred Stock of Westbank having a market value of two times the exercise price of the Right (such right being referred to as the Subscription Right).


      In the event that, at any time following the Stock Acquisition Date, (i) the Company consolidates with, or merges with and into, any other person, and Westbank is not the continuing or surviving corporation, (ii) any person consolidates with the Company, or merges with and into Westbank and Westbank is the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the shares of Westbank Common Stock are changed into or exchanged for stock or other securities of any other person or cash or any other property, or (iii) 50% or more of Westbank's assets or earning power is sold, mortgaged or otherwise transferred, each holder of a Right shall thereafter have the right to receive, upon exercise, Westbank Common Stock of the acquiring company having a market value equal to two times the exercise price of the Right (such right being referred to as the Merger Right). The holder of a Right will continue to have the Merger Right whether or not such holder has exercised the Subscription Right. Rights that are or were beneficially owned by an Acquiring Person or an Adverse Person may (under certain circumstances specified in the Rights Agreement) become null and void.

      At any time after the Stock Acquisition Date occurs or the Board of Directors determines that a person is an Adverse Person, the Board of Directors may, at its option, exchange all or any part of the then outstanding and exercisable Rights for shares of Westbank Common Stock or Units of Preferred Stock at an exchange ratio of one share of Westbank Common Stock or one Unit of Preferred Stock per Right.


      Notwithstanding the foregoing, the Board of Directors generally will not be empowered to effect such exchange at any time after any person becomes the beneficial owner of 50% or more of the Westbank Common Stock.

      The Exercise Price payable, and the number of Units of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

      With certain exceptions, no adjustment in the Exercise Price will be required until cumulative adjustments amount to at least 1% of the Exercise Price. The Company is not obligated to issue fractional Units. If Westbank elects not to issue fractional Units, in lieu thereof an adjustment in cash will be made based on the fair market value of the Preferred Stock on the last trading date prior to the date of exercise. Any of the provisions of the Rights Agreement may be amended by the Board of Directors of Westbank at any time prior to the Distribution Date.

      The Rights may be redeemed in whole, but not in part, at a price of $0.001 per Right (payable in cash, Westbank Common Stock or other consideration deemed appropriate by the Board of Directors) by the Board of Directors only until the earliest of (i) the date on which a person is declared to be an Adverse Person,
(ii) the close of business on the tenth calendar day after the Stock Acquisition Date, or (iii) the expiration date of the Rights Agreement. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the redemption price.

      The Rights Agreement may be amended by the Board of Directors in its sole discretion until the Distribution Date. After the Distribution Date, the Board of Directors may, subject to certain limitations set forth in the Rights Agreement, amend the Rights Agreement only to cure any ambiguity, defect or inconsistency, to shorten or lengthen any time period, or to make changes that do not adversely affect the interests of Rights holders (excluding the interests of an Acquiring Person, an Adverse Person or their associates or affiliates). In addition, the Board of Directors may at any time prior to such time as any person becomes an Acquiring Person amend the Rights Agreement to lower the threshold at which a person becomes an Acquiring Person to not less than the greater of (i) the sum of .001% and the largest percentage of the outstanding Westbank Common Stock then owned by any person and (ii) 10%.

      Until a Right is exercised, the holder will have no rights as a stockholder of Westbank (beyond those as an existing shareholder), including the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders or to Westbank, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Units, other securities of Westbank, other consideration or for Westbank Common Stock of an acquiring company.

      PREFERRED STOCK. Under the Westbank Articles, the Westbank Board is authorized, without further shareholder action, to provide for the issuance of the Westbank Preferred Stock, in one or more series, with such designations, dividend rates, special or relative rights in the event of liquidation, distribution or sale of assets or dissolution or winding up of Westbank, sinking fund provisions, redemption or purchase account provisions, conversion provisions, and voting rights as shall be set forth as and when established by the Westbank Board.

                 COMPARISON OF THE RIGHTS OF HOLDERS OF WESTBANK

                     COMMON STOCK AND CARGILL COMMON STOCK


      At the Effective Time, the shareholders of Cargill, except those shareholders exercising dissenters' rights, will become shareholders of Westbank. As shareholders of Cargill, their rights are presently governed by Delaware law and the Cargill Certificate of Incorporation (the "Cargill Certificate") and the Cargill Bylaws (the "Cargill Bylaws"). As shareholders of Westbank, their rights will be governed by Massachusetts law, the Westbank Articles and the Westbank Bylaws (the "Westbank Bylaws"). The following discussion summarizes the material differences between the rights of holders of Cargill Common Stock and holders of Westbank Common Stock and differences between the charters and bylaws of Cargill and Westbank. This summary does not purport to be complete and is qualified in its entirety by reference to the Cargill Certificate, the Cargill Bylaws, the Westbank Articles and the Westbank Bylaws and the relevant provisions of Delaware and Massachusetts law.

SPECIAL MEETINGS OF SHAREHOLDERS

      CARGILL. Delaware law provides that special meetings of shareholders may be called by the board of directors or by such person or persons as may be authorized by the corporation's certificate of incorporation or bylaws. The Cargill Bylaws provide that special meetings may only be called by the President of Cargill, or a majority of the Board of Directors of Cargill.

      WESTBANK. Massachusetts law provides that special meetings of shareholders may be called by the president or the directors or upon written application to the clerk of the corporation by the holders of at least 10% of all shares entitled to vote at the meeting, provided that, unless otherwise provided in its articles of organization or bylaws, a corporation with a class of voting stock registered pursuant to the Exchange Act need not hold such meeting except upon the demand of holders of not less than 40% of such shares.

      The Westbank Bylaws provide that Westbank's Board may call special meetings of shareholders. Moreover, the Westbank Bylaws provide that special meetings shall be called by the clerk of Westbank upon written application of shareholders holding at least 662/3% in interest of the capital stock entitled to vote at the meeting or such lesser percentage permitted at law.

INSPECTION RIGHTS

      CARGILL. Under Delaware law, shareholders have the right to inspect the corporation's stock ledger, stockholder list and other books and records upon the demonstration of a proper purpose.

Directors have the right to examine the corporation's stock ledger, list of stockholders, and other books and records for any purpose reasonably related to their position.

      WESTBANK. Under Massachusetts law, shareholders have the right to inspect a corporation's articles of organization, bylaws, records of incorporators' and shareholders' meetings upon the demonstration of a proper purpose.

ACTION BY CONSENT OF SHAREHOLDERS

      CARGILL. Under Delaware law, unless the certificate of incorporation provides otherwise, any action required or permitted at a meeting may be taken without a meeting, without notice, or vote, if written consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting. The Cargill Certificate does not contain a provision regarding action by consent of shareholders.

      WESTBANK. Under Massachusetts law, unless the articles of organization provide otherwise, any action to be taken by shareholders may be taken without a meeting, without prior notice, and without a vote, if the shareholders consent unanimously in writing to the action. The Westbank Bylaws provide that any action required or permitted to be taken by shareholders may be effected by a unanimous consent in writing.

PREEMPTIVE RIGHTS

      CARGILL. Under Delaware law, shareholders do not generally have a preemptive right to acquire the corporation's unissued shares except to the extent provided in its certificate of incorporation. The Cargill Certificate provides that shareholders do not have preemptive rights.

      WESTBANK. Unless otherwise provided in the corporation's articles, Massachusetts law does not grant any preemptive rights. The Westbank Articles provide that shareholders do not have preemptive rights.

DIVIDENDS AND REPURCHASES OF STOCK

      CARGILL. Under Delaware law, a corporation may, unless otherwise restricted by its certificate of incorporation, pay dividends in cash, property or shares of capital stock out of surplus or, if no surplus exists, out of net profits for the fiscal year in which declared or out of net profits for the preceding fiscal year (provided that such payment will not reduce capital below the amount of capital represented by classes of stock having a preference upon distribution of assets).

      Under Delaware law, a corporation may repurchase or redeem its shares only out of surplus and only if such purchase does not impair capital. However, a corporation may redeem preferred stock out of capital if such shares will be retired upon redemption and the stated capital of the corporation is thereupon reduced in accordance with Delaware law.

      WESTBANK. Under Massachusetts law, the payment of dividends and the redemption or repurchase of a corporation's stock are generally permissible, if such actions do not violate the corporation's articles of organization, provided that the corporation is not insolvent or rendered insolvent by the action.

CLASSIFICATION OF THE BOARD OF DIRECTORS

      CARGILL. Under Delaware law, a corporation's certificate of incorporation may provide for staggering the terms of directors by dividing the total number of directors into one, two or three groups, with each group containing approximately the same percentage of the total, as near as may be. The Cargill Certificate provides for such staggering and the Cargill Board is divided into three classes.

      WESTBANK. Massachusetts law requires classification of the board of directors of any Massachusetts corporation having a class of voting stock registered under the Exchange Act, as does Westbank, into three classes, unless the corporation has affirmatively elected in accordance with the applicable statutory requirements to be exempt from such statutory director classification requirement. Westbank has made no such election, and, to the contrary, the Westbank Articles provide that the Westbank Board is to be divided into three classes, with the directors in each class being elected for staggered three-year terms.

REMOVAL OF DIRECTORS

      CARGILL. Under Delaware law, unless the certificate of incorporation provides otherwise, in the case of a corporation whose board is classified, shareholders may remove a director only for cause. The Cargill Certificate does not address removal of directors. The Cargill Bylaws provide that directors may be removed for cause and then only by an affirmative vote of a majority of the total votes eligible to be cast by shareholders at a meeting called expressly for that purpose.

      WESTBANK. Under Massachusetts law, unless the articles of organization or bylaws provide otherwise, shareholders may by a majority vote generally remove directors with or without cause and directors may by a majority vote generally remove directors for cause. The Westbank Bylaws provide that, any director may be removed from office with or without cause by majority of directors in office.

VACANCIES ON THE BOARD OF DIRECTORS

      CARGILL. Under Delaware law, unless the certificate of incorporation provides otherwise, vacancies on the board of directors, including a vacancy resulting from an increase in the number of directors, may be filled by a majority of the remaining directors. If the directors remaining in office constitute less than a quorum of the board of directors, they may fill the vacancy by the affirmative vote of a majority of the remaining directors. The Cargill Bylaws provide that vacancies created by an increase in the number of directors shall be filled, for the unexpired term, by the concurring vote of a majority of directors then in office, whether or not a quorum, and any director so chosen shall hold office for the remainder of the term until their successor is elected or purified.

      WESTBANK. The Westbank Bylaws permit vacancies (other than a vacancy caused by the death, resignation or removal of a director elected by preferred stock shareholders) unless and until filled by the stockholders, may be filled by a majority of the directors present at any meeting of directors at which a quorum is present.

EXCULPATION OF DIRECTORS

      CARGILL. Under Delaware law, the certificate of incorporation of a corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breaches of fiduciary duty except where such exculpation is expressly prohibited. In Delaware, a director is not exculpated from liability under provisions of Delaware law relating to unlawful stock purchases or redemptions. In addition, this limitation cannot apply to liability of a director (1) for any breach of the director's duty of loyalty to the corporation or its shareholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; or (3) for any transaction from which the director derived an improper personal benefit. The Cargill Certificate does not contain such a provision.

      WESTBANK. Massachusetts law permits, and the Westbank Articles provide, that no director shall be personally liable to Westbank or its shareholders for monetary damages for breaches of fiduciary duty except where such exculpation is expressly prohibited. In Massachusetts, a director is not exculpated from liability under provisions of Massachusetts law relating to unlawful payments of dividends and unlawful stock purchases or redemptions. In addition, the Westbank Articles provide that the this limitation cannot apply to liability of a director (i) for breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts and omissions not in good faith or which involve intentional misconduct or knowing violation of law; or (iii) for any transaction from which the director derived an improper personal benefit.

INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Westbank, Westbank has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Westbank in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Westbank will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      CARGILL. Under Delaware law, a corporation may indemnify a director, officer, employee or agent against liability if that person conducted himself in good faith and with the reasonable belief that his conduct in his official capacity with the corporation was in the best interests of the corporation or that his conduct in any other case was not opposed to its best interests. The Cargill Bylaws provide that each person made or threatened to be made a party in any proceeding by reason of the fact that he or she was a director, officer, employee or agent of Cargill shall be indemnified and held harmless by Cargill against all expense, liability and loss reasonably incurred by such indemnitee in connection with such proceeding, provided that such indemnitee shall have acted in good faith in the reasonable belief that such action was in, or not opposed to, the best interests of Cargill.

      WESTBANK. Massachusetts law generally permits indemnification of directors and officers for expenses incurred by them by reason of their position with the corporation, if the director or officer has acted in good faith and with the reasonable belief that his conduct was in the best interests of the corporation. The Westbank Bylaws provide that each person made a party in any proceeding by reason of the fact that he or she was a director, officer, employee or agent of Westbank shall be indemnified by Westbank against all expense and liability reasonably incurred by such indemnitee in connection with such proceeding, provided that such indemnitee shall undertake to repay such payment if he shall be adjudicated to be not entitled to indemnification.

MERGERS, SHARE EXCHANGES OR ASSET SALES; ANTI-TAKEOVER PROVISIONS OF STATE LAW

      CARGILL. Delaware law generally requires that any merger, consolidation, or sale of substantially all the assets of a corporation be approved by a vote of the holders of a majority of all outstanding shares entitled to vote thereon.

      The Cargill Certificate provides that any Business Combination (as defined below) involving Cargill and an Interested Shareholder (generally a person owning 10% or more of Cargill's Common Stock) must be approved by the holders of at least 75% of the outstanding shares of Cargill's voting stock and the holders of at least a majority of the voting stock, voting together as a single class, excluding the number of shares owned or controlled by the Interested Shareholder (the "Voting Requirement"), at a duly constituted meeting of shareholders called expressly for such purpose. Such affirmative vote shall be in addition to and not in lieu of any other vote required under applicable law and is required notwithstanding the fact that no vote may be required or that a lesser percentage may be specified by law. The Voting Requirement does not apply and the affirmative vote of only a majority of Cargill's voting stock is required, if (i) the Business Combination is approved by an affirmative vote of a majority of both the continuing directors then in office and (ii) certain "fair price" and other criteria are met.

      As defined in the Cargill Certificate, a "Business Combination" includes, among other things (i) any merger or consolidation of Cargill or any subsidiary with an Interested Shareholder or affiliate thereof, (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition by Cargill of assets having a fair market value of $1,000,000 or more to or with an Interested Shareholder or an affiliate thereof, (iii) the issuance or transfer by Cargill or any subsidiary (in one transaction or a series of transactions) of any securities of Cargill or any subsidiary to an Interested Shareholder or any affiliate thereof in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $1,000,000 or more, (iv) the adoption of a plan or proposal for the liquidation or dissolution of Cargill proposed by or on behalf of an Interested Shareholder or an affiliate thereof, and (v) any transaction that has the effect, directly or indirectly, of increasing the proportionate share of any class of equity or convertible securities of Cargill or any subsidiary that is beneficially owned by an Interested Shareholder or any affiliate thereof.

      WESTBANK. Massachusetts law requires the approval of the directors and the vote of the holders of a majority of the outstanding stock entitled to vote thereon for the merger of the corporation into any other corporation, although the certificate of incorporation may require a higher shareholder vote.

      The Westbank Articles provide that any Subject Transaction (as defined below) involving Westbank and a receiving entity must be approved by the holders of at least 75% of the outstanding shares of Westbank's voting stock (the "Voting Requirement") voting together as a single class at a duly constituted meeting of shareholders called expressly for such purpose.

      As defined in the Westbank Articles, a "Subject Transaction" includes, among other things (i) any merger or consolidation of Westbank or any subsidiary with a Receiving Entity, (ii) the sale, lease, exchange, transfer or, distribution of all or substantially all or a substantial portion of Westbank or its subsidiaries with a Receiving Entity, (iii) the issuance by Westbank or any subsidiary of any securities rights, warrants or options of Westbank or any subsidiary to any stockholder other than by stock dividend declared and paid to all stockholders established by Westbank, (iv) the adoption of a plan or proposal for the liquidation or dissolution of Westbank or any subsidiary, and
(v) any transaction that has the effect, directly or indirectly, of increasing the proportionate share of any class of stock of Westbank or any subsidiary.

      Massachusetts Anti-Takeover Laws. Chapter 110D of the Massachusetts General Laws covers "control share acquisitions" affecting corporations incorporated in Massachusetts that have at least 200 shareholders and possess certain statutory indicia reflecting additional substantial ties to Massachusetts (as is the case with Westbank). Chapter 110D limits the voting rights of shares held by persons who have acquired 20% or more of the voting power of the target corporation. Under this statute, shares acquired in a control share acquisition retain the same voting rights as all other shares of the same class or series only to the extent authorized by a vote of the majority of all shares entitled to vote for the election of directors, excluding such acquired shares. A corporation that is otherwise subject to Chapter 110D may expressly provide in its articles of organization or bylaws that the statute does not apply. Westbank has not included any such "opt out" provision in either the Westbank Articles or Westbank Bylaws.

      Chapter 110F of the Massachusetts General Laws provides that if any acquiror buys 5% or more of a target company's stock, where the target company has at least 200 shareholders and possesses certain statutory indicia reflecting substantial ties or nexus to Massachusetts (as is the case with Westbank), without the prior approval of the target company's board of directors, such acquiror generally may not, for a period of three years, (i) complete the acquisition of the target company through a merger, (ii) pledge or sell any assets of the target company or (iii) engage in other self-dealing transactions with the target company. The prior board of directors approval requirement does not apply if the acquirer buys at least 90% of the target company's outstanding stock in the transaction in which it crosses the 5% threshold or if the acquirer, after crossing the threshold, obtains the approval of the target company's board of directors and two-thirds of the target company's stock held by persons other than the acquirer. A corporation that would otherwise be covered by Chapter 110F may expressly provide in its articles of organization that the statute does not apply. The Westbank Articles do not contain any such "opt out" provision.

AMENDMENTS TO CHARTER

      CARGILL. Under Delaware law, amendments to a certificate of incorporation require the approval of the directors and the vote of the holders of a majority of the outstanding stock and a majority of each class of stock outstanding and entitled to vote thereon as a class, unless the certificate of incorporation requires a greater proportion. The Cargill Certificate provides that no amendment, addition, alteration, change or repeal of the Cargill Certificate shall be made unless the same is first proposed by the board of directors and thereafter approved by a majority of shareholders unless a higher vote is required by the Cargill Certificate or by law.

      WESTBANK. Massachusetts law requires a class vote when, among other things, an amendment will adversely affect the powers, preferences or special rights of a class of stock. Pursuant to the Westbank Articles, no amendment, addition, alteration, change or repeal of the Westbank Articles shall be made, unless the same is first adopted by the affirmative vote of a majority of the board of directors of Westbank then in office, and thereafter approved by the shareholders by not less than two-thirds of the total votes eligible to be cast at a duly constituted meeting, or, in the case of certain provisions of Article 6 of the Westbank Articles, by not less than seventy five percent (75%) of the total votes eligible to be cast at a duly constituted meeting.

AMENDMENTS TO BYLAWS

      CARGILL. Delaware law provides that shareholders may amend a corporation's bylaws unless the certificate of incorporation reserves that power to the directors of the corporation. The Cargill Bylaws permit the directors to amend the Cargill Bylaws by a two-thirds vote of the directors in office. The Cargill Bylaws also permit shareholders to amend the Cargill Bylaws by two-thirds of the total votes eligible to be cast at a duly constituted meeting.

      WESTBANK. Under Massachusetts law, the power to adopt, amend or repeal bylaws lies in shareholders entitled to vote; provided, however, that if authorized by the corporation's articles of organization, the bylaws may confer the power to adopt, amend or repeal bylaws upon the directors. The Westbank Bylaws provide that its bylaws may be amended by the affirmative vote of a majority of the directors unless a higher vote or shareholder vote is required by law, the Westbank Articles or the Westbank Bylaws. In addition, the Westbank Bylaws provide that they may be amended by shareholders by two-thirds of the total votes eligible to be cast at a duly constituted meeting.

DISSENTERS' APPRAISAL RIGHTS

      CARGILL. Generally, Delaware law permits a shareholder to obtain fair value for his shares in the event of, among others, consummation of a merger to which the corporation is a party, that requires a shareholder vote, provided that the shareholder follows the requirements of the Dissenters' Rights Statute. A shareholder wishing to assert dissenters' rights must deliver to the corporation, before the vote at the shareholders' meeting pursuant to which corporate action creating dissenters' rights takes place, written notice of his intent to demand payment for his shares if the proposed action is taken and such shareholder must not vote his shares in favor of the proposed action. Failure to follow both these steps prevents a shareholder from asserting dissenters' rights. Cargill shareholders may exercise dissenters' rights in connection with the Merger. See "THE MEETING-- Appraisal Rights and Dissenting Shareholders."

      WESTBANK. Under Massachusetts law, appraisal rights are available in connection with certain statutory mergers or consolidations, but are not available to holders of shares of stock of a corporation which is to be the surviving corporation if no vote of its shareholders is required to approve the merger. Because the number of shares to be issued by Westbank to Cargill shareholders will not exceed fifteen percent (15%) of Westbank's total outstanding Common Stock immediately prior to the Effective Time, holders of Westbank Common Stock will not vote on the Merger and therefore do not have appraisal rights with respect to the Merger.

SHAREHOLDERS RIGHTS PLAN

      CARGILL. Cargill has no shareholders rights plan.

      WESTBANK. Westbank has distributed to each holder of Westbank Common Stock one Right for each outstanding share of Westbank Common Stock. The Rights entitle the shareholder to certain rights in the event of certain transactions involving Westbank. See "DESCRIPTION OF WESTBANK CAPITAL STOCK."

                                  LEGAL MATTERS

      The validity of the shares of Westbank Common Stock to be issued in the Merger will be passed upon by Cranmore, FitzGerald & Meaney, of Hartford, Connecticut. Certain legal matters relating to the Merger, including the tax-free nature of the Merger, will be passed upon, for the parties, by Cranmore, FitzGerald & Meaney of Hartford, Connecticut and certain legal matters will be passed upon for Cargill by the law firm of Shipman & Goodwin LLP of Hartford, CT.

                                    EXPERTS

      The consolidated financial statements of Westbank Corporation at December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, incorporated by reference in the Proxy Statement-Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report thereon incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements of Cargill included in this Proxy Statement-Prospectus have been certified by Snyder & Haller, P.C. , independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      Westbank files annual, quarterly and special reports, proxy statements and other information with the SEC, and Cargill does not file such reports, statements and other information. You may read and copy any reports, statements or other information filed by Westbank at the SEC's public reference rooms in Washington, D.C., New York, New York or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Westbank's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

      Westbank filed a Registration Statement on Form S-4 to register with the SEC the Westbank Common Stock to be issued to Cargill shareholders in the Merger. This Proxy Statement-Prospectus is a part of that Registration Statement and constitutes a prospectus of Westbank in addition to being a proxy statement of Cargill for the special meeting. As allowed by SEC rules, this Proxy Statement-Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

                      INFORMATION INCORPORATED BY REFERENCE

      The SEC allows us to "incorporate by reference" information into this Proxy Statement-Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC by Westbank. The information incorporated by reference is deemed to be part of this Proxy Statement-Prospectus, except for any information superseded by information in this Proxy Statement-Prospectus. This Proxy Statement-Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our company and its finances.

WESTBANK SEC FILINGS (FILE NO. 0-12784)                                PERIODS
-------------------------------------                                  -------
Annual Report on Form 10-K, as amended                                 Year ended December 31, 1997
Quarterly Reports on Form 10-Q                                         Quarters ended March 31, 1998 and
                                                                       June 30, 1988

Current Report on Form 8-K                                             Filed on July 15, 1998

The description of Westbank's Right                                    Filed on November 24, 1997
Agreement governing the terms of
Westbank's Shareholders' Rights Agreement
contained in its Registration Statement on
Form 8-A

Westbank's Amended and Restated Shareholder                            Filed on November 24, 1997
Rights Agreement dated November 19, 1997,
between Westbank and State Street Bank and

Trust Company, as Rights Agent filed as
Exhibit 1 to its Registration Statement on
Form 8-A

      If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Proxy Statement-Prospectus. Shareholders may obtain documents incorporated by reference in this Proxy Statement-Prospectus by requesting them in writing or by telephone from John M. Lilly, at Westbank, (413) 747-1400, 225 Park Avenue, P.O. Box 149, West Springfield, MA 01090-0149.


      If you would like to request documents from us, please do so by December 9, 1998 to receive them before the Special Meeting.



YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT-PROSPECTUS TO VOTE ON THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS. THIS PROXY STATEMENT-PROSPECTUS IS DATED NOVEMBER 5, 1998. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT-PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF WESTBANK COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                                                      Appendix A





                        AFFILIATION AND MERGER AGREEMENT


                                      AMONG

                              WESTBANK CORPORATION

                        PARK WEST BANK AND TRUST COMPANY

                                       AND

                              CARGILL BANCORP, INC.

                                  CARGILL BANK


                                  JULY 15, 1998

                                TABLE OF CONTENTS

ARTICLE I - CERTAIN DEFINITIONS
         1.1      Certain Definitions..........................................1

ARTICLE II - THE MERGER
         2.1      The Merger...................................................5
         2.2      Effective Time...............................................5
         2.3      Charter and Bylaws of Surviving Corporation..................5
         2.4      Directors and Officers of Surviving Corporation .............6
         2.5      Additional Director of Surviving Corporation.................6
         2.6      Directors of Cargill Bank....................................6
         2.7      Additional Actions...........................................6
         2.8      Effects of the Merger........................................6
         2.9      Possible Alternative Structures .............................6

ARTICLE III - CONVERSION OF SHARES
         3.1      Conversion Shares ...........................................7
         3.2      Employee Stock Options ......................................8
         3.3      Dissenting Shares ...........................................9
         3.4      Surrender of Shares; Stock Transfer Books ...................9
         3.5      Reservation of Shares of Westbank Common Stock..............10

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF CARGILL  AND CARGILL BANK
         4.1      Capital Structure ..........................................11
         4.2      Organization, Standing and Authority of Cargill.............11
         4.3      Ownership of Cargill .......................................11
         4.4      Organization, Standing and Authority of Cargill Bank .......11
         4.5      Authorized and Effective Agreement..........................12
         4.6      Securities Documents and Regulatory Reports ................13
         4.7      Financial Statements .......................................13
         4.8      Material Adverse Change ....................................14
         4.9      Environmental Matters ......................................14
         4.10     Tax Matters.................................................14
         4.11     Legal Proceedings...........................................15
         4.12     Compliance with Laws .......................................15
         4.13     Certain Information  .......................................16
         4.14     Employee Benefit Plans......................................16
         4.15     Certain Contracts ..........................................17
         4.16     Brokers and Finders Fees....................................18
         4.17     Insurance ..................................................18
         4.18     Loan Portfolio .............................................18
         4.19     Properties..................................................19
         4.20     Labor ......................................................19
         4.21     Required Vote; Inapplicability of Anti-takover Statutes and
                     Prior Agreements.........................................19
         4.22     Material Interests of Certain Persons.......................19
         4.23     Certain Transactions .......................................20
         4.24     Disclosures ................................................20
         4.25     Disclosure Schedule.........................................20
         4.26     Ownership of Westbank.......................................20

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF WESTBANK AND PARK WEST BANK
         5.1      Capital Structure ..........................................20
         5.2      Organization, Standing and Authority of Westbank............20
         5.3      Ownership of the Westbank Subsidiaries .....................21
         5.4      Organization, Standing and Authority of the Westbank
                    Subsidiaries .............................................21
         5.5      Authorized and Effective Agreement..........................21
         5.6      Regulatory Reports .........................................22
         5.7      Financial Statements .......................................23
         5.8      Material Adverse Change.....................................23
         5.9      Environmental Matters ......................................23
         5.10     Tax Matters ................................................24
         5.11     Legal Proceedings ..........................................24
         5.12     Compliance with Laws .......................................24
         5.13     Certain Information  .......................................25
         5.14     Employee Benefit Plans......................................25
         5.15     Certain Contracts ..........................................26
         5.16     Brokers and Finders Fees ...................................26
         5.17     Insurance ..................................................26
         5.18     Loan Portfolio..............................................26
         5.19     Properties .................................................27
         5.20     Labor ......................................................27
         5.21     No Required Vote; Inapplicability of Anti-takeover Statutes and Prior Agreements.....................................27
         5.22     Ownership of Cargill Common Stock ..........................27
         5.23     Certain Transactions........................................27
         5.24     Disclosures ................................................27
         5.25     Disclosure Schedule ........................................28

ARTICLE VI - COVENANTS OF CARGILL
         6.1      Conduct of Business.........................................28
         6.2      Current Information.........................................30
         6.3      Access to Properties and Records ...........................30
         6.4      Financial and Other Statements .............................31
         6.5      Disclosure Supplements .....................................31
         6.6      Consents and Approvals of Third Parties ....................31
         6.7      All Reasonable Efforts .....................................31
         6.8      Failure to Fulfill Conditions ..............................31
         6.9      No Solicitation ............................................31
         6.10     Restrictions on Sale of Cargill Common Stock................32

ARTICLE VII - COVENANTS OF WESTBANK
         7.1      Conduct of Business ........................................32
         7.2      Current Information.........................................33
         7.3      Access to Properties and Records............................33
         7.4      Financial and Other Statements..............................33
         7.5      Disclosure Supplements .....................................34
         7.6      Consents and Approvals of Third Parties ....................34
         7.7      All Reasonable Efforts .....................................34
         7.8      Failure to Fulfill Conditions ..............................34
         7.9      Employee Benefits ..........................................34
         7.10     Directors and Officers Indemnification and Insurance .......35

         7.11     Restrictions on Sale of Westbank Common Stock...............36
         7.12     Stock Listing...............................................36
         7.13     Publication of Combined Financial Results...................36

ARTICLE VIII - REGULATORY AND OTHER MATTERS
         8.1      Special Meetings of Shareholders............................36
         8.2      Registration Statement; Prospectus and Proxy Statement......37
         8.3      Regulatory Approvals........................................38

ARTICLE IX - CLOSING CONDITIONS
         9.1      Conditions to Each Party's Obligations under this
                     Agreement................................................38
         9.2      Conditions to the Obligations of Park West Bank and
                     Westbank under this Agreement............................39
         9.3      Conditions to the Obligations of Cargill under this
                     Agreement ...............................................40

ARTICLE X - THE CLOSING
         10.1     Time and Place..............................................41
         10.2     Deliveries at the Closing...................................41

ARTICLE XI - TERMINATION, AMENDMENT AND WAIVER
         11.1     Termination ................................................41
         11.2     Effect of Termination ......................................43
         11.3     Non-Exclusivity of Remedy...................................43
         11.4     Amendment, Extension and Waiver.............................43

ARTICLE XII - MISCELLANEOUS
         12.1     Confidentiality ............................................44
         12.2     Public Announcements .......................................44
         12.3     Survival....................................................44
         12.4     Notices ....................................................44
         12.5     Parties in Interest ........................................45
         12.6     Complete Agreement..........................................45
         12.7     Counterparts ...............................................45
         12.8     Severability  ..............................................45
         12.9     Governing Law...............................................45
         12.10    Interpretation .............................................46

EXHIBITS

Exhibit A         -        Shareholders' Voting Agreements
Exhibit B-1       -        Opinion of Ostrowski & Company, Inc.
Exhibit B-2       -        Opinion of Northeast Capital & Advisory, Inc.
Exhibit C         -        Stock Option Agreement
Exhibit D         -        Letter Agreements
Exhibit E-1       -        Opinion of Shipman & Goodwin, LLP
Exhibit E-2       -        Opinion of Cranmore, FitzGerald & Meaney

                        AFFILIATION AND MERGER AGREEMENT

         AFFILIATION AND MERGER AGREEMENT ("Agreement"), dated as of July 15, 1998, by and among: Westbank Corporation, a Massachusetts corporation ("Westbank"); Park West Bank and Trust Company, a Massachusetts chartered commercial bank ("Park West Bank"); Cargill Bancorp, Inc., a Delaware corporation ("Cargill"), and Cargill Bank, a Connecticut-chartered stock savings and loan association ("Cargill Bank").

         WHEREAS, the Boards of Directors of Westbank, Park West Bank and the Boards of Directors of Cargill and Cargill Bank have determined that it is in the best interests of their respective organizations and their stockholders to consummate, and have approved, the business combination transactions provided for herein, in which, subject to the terms and conditions set forth herein, Cargill shall merge (the "Merger") with and into Westbank, with Westbank as the surviving corporation of the Merger; and

         WHEREAS, as a condition to this Agreement, Westbank and certain of the officers and directors of and Cargill Bank are entering into voting agreements in the form attached hereto as Exhibit A; and

         WHEREAS, the Boards of Directors of Cargill and Westbank have each received an opinion dated as of the date of this Agreement from their respective financial advisers to the effect that as of the date hereof, the Merger Consideration to be received by the stockholders of Cargill and Westbank, respectively, pursuant to the Agreement is fair to such stockholders from a financial point of view, copies of which are attached as Exhibit B1 and B2; and

         WHEREAS, as a condition to, and simultaneous with, the execution of this Agreement, Cargill and Westbank are entering into the Stock Option Agreement in the form attached hereto as Exhibit C; and

         WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and to prescribe certain conditions to the Merger; and

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                               CERTAIN DEFINITIONS

         1.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, both here and throughout this Agreement, references to Articles and Sections refer to Articles and Sections of this Agreement).

         "Acquisition Transaction" shall have the meaning set forth in Section
6.9 hereof.

         "Bank Commissioner" shall mean the Commissioner of Banks of the Commonwealth of Massachusetts, unless reference is made to the Connecticut Banking Commissioner.

         "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

         "BIF" means the Bank Insurance Fund administered by the FDIC or any successor thereto.

         "Cargill Bank" shall mean Cargill Bank, a Connecticut-chartered stock savings and loan association and a wholly-owned subsidiary of Cargill.

         "Cargill Common Stock" or "Shares" shall mean the common stock, par value $0.01 per share, of Cargill.

         "Cargill Employee Plans" shall have the meaning set forth in Section
4.14.1 hereof.

         "Cargill Financial Statements" shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of Cargill as of September 30, 1997, 1996, and 1995 and the consolidated statements of operations, changes in stockholders' equity and cash flows (including related notes and schedules, if any) of Cargill for each of the three years ended September 30, 1997, 1996, and 1995 as filed by Cargill with its stockholders and supervisory agencies, and (ii) the unaudited consolidated statements of financial condition of Cargill or Cargill Bank (including related notes and schedules, if any) and consolidated balance sheets, changes in stockholders' equity and cash flows (including related notes and schedules, if any) of Cargill or Cargill Bank included in the Documents filed by Cargill or Cargill Bank with respect to the quarterly and annual periods ended subsequent to September 30, 1997.

         "Cargill Options" shall mean options to purchase shares of Cargill Common Stock granted pursuant to the Cargill Option Plans as otherwise Previously Disclosed.

         "Cargill Option Plans" shall mean the following stock option plans of Cargill, as amended and as in effect as of the date hereof: The Cargill Bank 1987 Stock Option Plan and The Cargill Bank 1992 Non-Qualified Stock Option Plan.

         "Cargill Preferred Stock" shall mean the shares of preferred stock, $0.01 par value, of Cargill

         "Certificate" shall have the meaning set forth in Section 3.4 hereof.

         "Closing Date" shall have the meaning set forth in Section 2.2 hereof.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Depositors Insurance Fund" shall mean the Depositors Insurance Fund of the Mutual Savings Central Fund, Inc.

         "Determination Date" shall have the meaning set forth in Section 11.1.7 hereof.

         "Disclosure Schedule" shall mean a written, signed disclosure schedule delivered from the disclosing party to the other party specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein,

         "Dissenting Shares" shall have the meaning set forth in Section 3.3 hereof.

         "DOJ" shall mean the United States Department of Justice.

         "Effective Date" shall mean the date on which the Effective Time occurs.

         "Effective Time" shall mean the date and time specified pursuant to
Section 2.2 hereof as the effective time of the Merger.

         "Environmental Claim" means any written notice from any Governmental Entity or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

         "Environmental Laws" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environment Concern. The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Subsection 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Subsection 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. Subsection 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Subsection 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. Subsection 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Subsection 1101, et seq; the Safe Drinking Water Act, 42 U.S.C. Subsection 300f, et seq; and all comparable state and local laws, and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Exchange Agent" shall have the meaning set forth in Section 3.4.1 hereof.

         "Exchange Ratio" shall have the meaning set forth in Section 3.1.1 hereof.

         "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

         "FDIC" shall mean the Federal Deposit Insurance Corporation or any successor thereto.

         "FHLB" shall mean Federal Home Loan Bank.

         "FRB" means the Board of Governors of the Federal Reserve System or any successor thereto.

         "Governmental Entity" shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

         "MBCL" shall mean the Massachusetts Business Corporation Law, as amended.

         "MHPF" shall mean the Massachusetts Housing Partnership Fund.

         "Massachusetts Board" shall mean the Massachusetts Board of Bank Incorporation.

         "Material Adverse Effect" shall mean, with respect to Westbank or Cargill, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of Westbank and its Subsidiaries taken as a whole or Cargill and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either Cargill, on the one hand, or Westbank, on the other hand, to consummate the transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in laws and regulations particularly affecting banks, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) changes in interest rates, (e) the direct effects of compliance with this Agreement on the operating performance of the parties including expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement.

         "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

         "Merger" shall mean the merger of Cargill with and into Westbank pursuant to the terms hereof.

         "Merger Consideration" shall have the meaning set forth in Section
3.1.1 hereof.

         "OTS" shall mean the Office of Thrift Supervision.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

         "Park West Bank Common Stock" shall mean the common stock of Park West Bank.

         "Park West Bank and Trust Company" shall mean Park West Bank, a Massachusetts-chartered commercial bank which is a wholly-owned subsidiary of Westbank.

         "Previously Disclosed" shall mean disclosed in a Disclosure Schedule dated on or prior to the date hereof.

         "Prospectus and Proxy Statement" shall mean the proxy statements, as amended or supplemented, to be delivered to shareholders of Cargill in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby.

         "Rights" shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

         "SAIF" means the Savings Association Insurance Fund administered by the FDIC or any successor thereto.

         "SEC" shall mean the Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Securities Documents" shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

         "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

         "Subsidiary" shall have the meanings set forth in Rule 1-02 of Regulation S-X of the SEC.

         "Surviving Corporation" shall have the meaning set forth in Section 2.1 hereof.

         "Termination Date" shall have the meaning set forth in Section 11.1 hereof.

         "Westbank Acquisition" shall have the meaning set forth in Section 3.1.1.B hereof.

         "Westbank Common Stock" shall mean the common stock par value $2.00 per share of Westbank.

         "Westbank Corporation" shall mean the bank holding company for Park West Bank.

         "Westbank Employee Plans" shall have the meaning set forth in Section
5.14.1 hereof.

         "Westbank Financial Statements" shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of Westbank as of December 31, 1997, 1996, and 1995 and the consolidated statements of operations, changes in stockholders' equity and cash flows (including related notes and schedules, if any) of Westbank for each of the three years ended December 31, 1997, 1996, and 1995 as filed by Westbank in its Securities Documents, and (ii) the unaudited consolidated statements of financial condition of Westbank (including related notes and schedules, if any) and consolidated balance sheets, changes in stockholders' equity and cash flows (including related notes and schedules, if any) of Westbank included in the Securities Documents filed by Westbank with respect to the quarterly and annual periods ended subsequent to December 31, 1997.

         "Westbank Market Value" shall have the meaning set forth in Section 3.1.1.A hereof.

         "Westbank Stock Option" means the stock option granted to Westbank to acquire shares of Cargill common stock, a copy of which is attached as Exhibit C to this agreement.

         Other terms used herein are defined in the preamble and elsewhere in this Agreement.

                                   ARTICLE II
                                   THE MERGER

         2.1 THE MERGER. As promptly as practicable following the satisfaction or waiver of the conditions to the parties' respective obligations hereunder, and subject to the terms and conditions of this Agreement, at the Effective
Time: (a) Cargill shall be merged with and into Westbank with Westbank as the surviving corporation (the "Surviving Corporation"); and (b) the separate existence of Cargill shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Cargill shall be vested in and assumed by Westbank.

         2.2 EFFECTIVE TIME. The Merger shall be effected by the filing of Articles of Merger with the Secretary of The Commonwealth of Massachusetts in accordance with Massachusetts law to become effective on the day of the closing ("Closing Date") provided for in Article X hereof (the "Closing"). The term "Effective Time" shall mean the time on the Closing Date (or a subsequent date not later than the opening of business on the next business day) when the Merger becomes effective as set forth in the Articles of Merger.

         2.3 CHARTER AND BYLAWS OF SURVIVING CORPORATION. The Articles of Organization and By-laws of the Surviving Corporation shall be the Articles of Organization, as amended, and By-laws of Westbank as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and by applicable law.

         2.4 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION. The Directors of Westbank immediately prior to the Effective Time shall be the Directors of the Surviving Corporation, each to hold office in accordance with the Articles of Organization and By-Laws of the Surviving Corporation. The officers of Westbank immediately prior to the Effective Time shall be the officers of Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

         2.5 ADDITIONAL DIRECTOR OF SURVIVING CORPORATION. One of the current directors of Cargill (to be designated by Westbank after consultation with Cargill) shall be appointed to the Board of Directors of the Surviving Corporation at the annual meeting of stockholders of Westbank following the Closing Date;

         2.6 DIRECTORS OF CARGILL BANK. The Directors of Cargill Bank following the Effective Time shall include those directors of Cargill Bank immediately prior to the Effective Time, who wish to continue to serve as directors of Cargill Bank, and such other individuals as may be designated by Westbank.

         2.7 ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in Surviving Corporation, title to and possession of any property or right of Cargill acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, Cargill and its proper officers and directors shall be deemed to have granted to Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of Surviving Corporation are fully authorized in the name of Cargill or otherwise to take any and all such action.

         2.8 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger shall have the effects set forth in Chapter 156B, Section 80 of the General Laws of The Commonwealth of Massachusetts, as amended and in Section 252 of the Delaware General Corporation law.

         2.9 POSSIBLE ALTERNATIVE STRUCTURES. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Westbank shall be entitled to revise the structure of the Merger, and the other transactions contemplated hereby, provided, that (i) there are no adverse federal or state income tax consequences to Cargill and its stockholders as a result of the modification; (ii) the consideration to be paid to the holders of Cargill Common Stock under this Agreement is not thereby changed in kind or reduced in amount; (iii) there are no material adverse changes to the benefits and other arrangements provided to or on behalf of Cargill's directors, officers and other employees; and (iv) such modification will not delay materially or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the Merger. Westbank, Park West Bank, Cargill and Cargill Bank agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

                                   ARTICLE III
                              CONVERSION OF SHARES

         3.1 CONVERSION SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of Westbank, Park West Bank, Cargill, Cargill Bank or the holders of any of the shares of Cargill Common Stock (shares of Cargill Common Stock being hereinafter collectively referred to as "Shares"):

         3.1.1 Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 3.1.2 and any Dissenting Shares (as hereinafter defined)) shall be canceled and shall be converted automatically into and be exchangeable for shares of Westbank Common Stock in accordance with the Exchange Ratio as set forth below (rounded to the nearest ten thousandth of a share):

         3.1.1.A As used herein, the term "Westbank Market Value" shall mean the average of the closing prices of Westbank Common Stock on the Nasdaq National Market System for each of the twenty (20) consecutive trading days ending on the fifth trading day before the Determination Date as defined in Section 11.1.7. As used herein, the term "Exchange Ratio" shall mean the number of shares of Westbank Common Stock to be received for each share of Cargill Common Stock and the term "Merger Consideration" shall mean the number of shares of Westbank Common Stock represented by the Exchange Ratio together with any cash for fractional shares, as applicable.

         3.1.1.B

         (a)      For purposes of this Merger, the Exchange Ratio shall be:

                  (i) if the Westbank Market Value is greater than or equal to $13.07, then 1.3008 fully paid and nonassessable shares of Westbank Common Stock;

                  (ii) If the Westbank Market Value is less than $13.07 but greater than or equal to $12.00, then the number of fully paid and nonassessable shares of Westbank Common Stock (rounded to the nearest one ten-thousandth) obtained by dividing (A) $17.00 per share by (B) the Westbank Market Value; and

                  (iii) if the Westbank Market Value is less than $12.00, then
1.4167 fully paid and non-assessable shares of Westbank Common Stock, subject to adjustment as provided in Section 11.1.7 of this Agreement.

         (b) In the event that before the Effective Time an announcement is made with respect to a business combination involving the acquisition of Westbank or a substantial portion of its assets (a "Westbank Acquisition") by another company or person, Westbank covenants and agrees that such Westbank Acquisition shall not be consummated prior to the Merger and the transactions contemplated by this Agreement.

         3.1.2 Each Share held in the treasury of Cargill and each Share owned beneficially by Westbank, Park West Bank or by any direct or indirect consolidated subsidiary of any of them immediately prior to the Effective Time (other than in a fiduciary capacity) shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.


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



         3.1.3 Each share of Westbank Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Westbank Common Stock following the Effective Time

         3.1.4. If the holders of Westbank Common Stock shall have received or shall have become entitled to receive, without payment therefor, during the period commencing on the date hereof and ending with the Effective Date, additional shares of common stock or other securities for their stock by way of a stock split, stock dividend, reclassification, combination of shares of similar corporate rearrangement ("Stock Adjustment"), then the amount of Westbank Common Stock to be exchanged on the Effective Date for Cargill Common Stock or kind of securities of Westbank shall be proportionately adjusted to take into account such Stock Adjustment. In addition, the Westbank Market Value shall be proportionately adjusted to compensate for any such Stock Adjustment.

         3.1.5. Notwithstanding any term or provision hereof, no fractional shares of Westbank Common Stock, and no certificates or script therefor, or other evidence of ownership thereof, will be issued in exchange for any shares of Cargill Common Stock; no dividend or distribution with respect to Westbank Common Stock shall be payable on or with respect to any fractional share interests; and no such fractional share interest shall entitle the owner thereof to vote or to any other rights of a shareholder of Westbank. In lieu of such fractional share interest, any holder of Cargill Common Stock who would otherwise be entitled to a fractional share of Westbank Common Stock will, upon surrender of his certificate or certificates representing Cargill Common Stock outstanding immediately prior to the Effective Date, be paid the applicable cash value of such fractional share interest, which shall be equal to the product of the fraction multiplied by the Westbank Market Value. For the purposes of determining any such fractional share interests, all shares of Cargill Common Stock owned by a Cargill shareholder shall be combined so as to calculate the maximum number of whole shares of Westbank Common Stock issuable to such Cargill shareholder.

         3.2 EMPLOYEE STOCK OPTIONS. On the Effective Date, each then outstanding stock option to purchase Cargill Common Stock ("Cargill Stock Options") pursuant to the stock option plans identified in Cargill Disclosure Schedules to this Agreement (collectively, the "Cargill Stock Option Plans") will be assumed by Westbank. Each Cargill Stock Option so assumed by Westbank under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Cargill Stock Option Plans immediately prior to the Effective Date, except that (i) such Cargill Stock Options shall be exercisable for that number of whole shares of Westbank Common Stock equal to the product of the number of shares of Cargill Common Stock covered by the Cargill Stock Option multiplied by the Exchange Ratio, provided that any fractional share of Westbank Common Stock resulting from such multiplication shall be rounded up to the nearest share; and (ii) the exercise price per share of Westbank Common Stock shall be equal to the exercise price per share of Cargill Common Stock of such Cargill Stock Option, divided by the Exchange Ratio, provided that such exercise price shall be rounded down to the nearest cent. It is the intention of the parties that the Cargill Stock Options assumed by Westbank qualify following the Effective Date as incentive stock options as defined in Section 422A of the Internal Revenue Code of 1989, as amended to the extent that the Cargill Stock Options qualified as incentive stock options immediately prior to the Effective Date. Promptly following the Effective Date, Westbank shall reserve for issuance such number of shares of Westbank Common Stock as shall be necessary to be issued pursuant to the exercise of the options assumed by Westbank pursuant to this Section 3.2, and Westbank shall file a registration statement on Form S-8 to register the shares of Westbank Common Stock issuable in connection therewith. Cargill hereby represents and warrants to Westbank that the maximum number of Shares subject to issuance pursuant to the exercise of stock options issued and outstanding under the Cargill Stock Option Plans is not and shall not be at or prior to the Effective Date more than 64,536.

         3.3 DISSENTING SHARES.

         3.3.1 Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, Shares that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders who have properly perfected their rights of appraisal within the meaning of Title 8 of Section 262 of Delaware General Corporation Law (the "Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration, unless and until such stockholders shall have failed to perfect or shall have effectively withdrawn or lost their right of payment under applicable law, but, instead, the holders thereof shall be entitled to an appraisal by the Court of Chancery of the fair value of such Dissenting Shares in accordance with the provisions of Title 8 of Section 262 of Delaware General Corporation Law. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, each Share held by such stockholder shall thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, the Merger Consideration in the manner provided in Section 3.1.1 hereof.

         3.3.2 Cargill shall give Westbank (i) prompt notice of any demands for appraisal filed pursuant to Title 8 of Section 262 of Delaware General Corporation Law, received by it, withdrawals of such demands, and any other instruments served in connection with such demands pursuant to the Delaware General Corporation Law and received by it and (ii) the opportunity to direct all negotiations and proceedings with respect to demands under Delaware General Corporation Law consistent with the obligations thereunder. Neither party shall, except with the prior written consent of the other party, (x) make any payment with respect to any such demand, (y) offer to settle or settle any such demand or (z) waive any failure to timely deliver a written demand in accordance with the Delaware General Corporation Law.

         3.4 SURRENDER OF SHARES; STOCK TRANSFER BOOKS.

         3.4.1 Prior to the Effective Time, Westbank shall designate an exchange agent (the "Exchange Agent"), reasonably acceptable to Cargill, to act as agent for the holders of Shares in connection with the Merger. After the Effective Time, holders of certificates representing outstanding Shares, upon surrender of such certificates to the Exchange Agent, shall be entitled to receive the shares of Westbank and or funds to which holders of Shares shall become entitled pursuant to Section 3.1. Immediately prior to the Effective Time, Westbank shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of certificates evidencing such Shares (the "Certificates"), for exchange in accordance with this Article III, such amount of shares of Westbank Common Stock and cash as is sufficient to pay the aggregate Merger Consideration which holders of Shares are entitled to receive in exchange for outstanding Shares.

         3.4.2 Promptly after the Effective Time (but in no event more than three business days thereafter), Westbank shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon proper delivery of the Shares to the Exchange Agent) and instructions for use in effecting the surrender of the Shares pursuant to such letter of transmittal. Cargill shall have the right to review the letter of transmittal, the instructions and any accompanying letter. Upon surrender to the Exchange Agent of a Share, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Share shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Share, and such Share shall then be canceled. No interest shall accrue or be paid for the period following the Effective Time on the Merger Consideration payable upon the surrender of any

Share for the benefit of the holder of such Share. Until surrendered as provided in this Section 3.4.2, each outstanding share which, before the Effective Date, represented Shares will be deemed for all corporate purposes to represent the number of whole shares of Westbank Common Stock into which the Shares were converted and the right to receive cash in lieu of fractional shares. However, until such outstanding shares formerly representing Cargill Shares are so surrendered, no dividend or distribution payable to such holders of record of Westbank Common Stock shall be paid to any such holder of such outstanding shares, but upon surrender of such outstanding shares by such holder there shall be paid to such holder the amount of any dividends or distribution, without interest, theretofore paid with respect to such whole shares of Westbank Common Stock, but not paid to such holder, and which dividends or distribution had a record date occurring on or after the Effective Date and the amount of any cash, without interest, payable to such holder in lieu of fractional shares pursuant to Section 3.1 hereof. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Share is registered on the stock transfer books of Cargill, it shall be a condition of payment that the Share so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Share surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

         3.4.3 At any time following the twelfth month after the Effective Time, Westbank shall be entitled to require the Exchange Agent to deliver to it any stock certificates representing shares of Westbank Common Stock or funds which had been made available to the Exchange Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Westbank (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Shares held by them. Notwithstanding the foregoing, neither Westbank nor Park West Bank nor the Exchange Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

         3.4.4 At the close of business on the Effective Date, the stock transfer books of Cargill shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of Cargill. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

         3.4.5 In the event any Share shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share to be lost, stolen or destroyed and, if required by Westbank, upon the posting by such person of a bond in such amount as Westbank or Park West Bank may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the cash representing the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

         3.5 RESERVATION OF SHARES OF WESTBANK COMMON STOCK. Westbank has available and shall reserve for issuance a sufficient number of authorized but unissued shares of its common stock for the purpose of issuing shares of Westbank Common Stock to the Cargill shareholders in accordance with this
Article III.


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




                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                           OF CARGILL AND CARGILL BANK

         Cargill and Cargill Bank hereby represent and warrant to Westbank and Park West Bank as follows:

         4.1 CAPITAL STRUCTURE. The authorized capital stock of Cargill consists of 750,000 shares of Cargill Common Stock, $0.01 par value per share, and 250,000 shares of Cargill Preferred Stock, $0.01 par value. As of the date of this Agreement, 284,163 shares of Cargill Common Stock are issued and outstanding, 7,349 shares of Cargill Common Stock are directly or indirectly held by Cargill as treasury stock and no shares of Cargill Preferred Stock are issued and outstanding. All outstanding shares of Cargill Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of Cargill Common Stock has been issued in violation of the preemptive rights of any person, firm or entity. Except for Cargill Options to acquire not more than 64,536 shares of Cargill Common Stock, a schedule of which has been Previously Disclosed, there are no Rights authorized, issued or outstanding with respect to or relating to the capital stock of Cargill

         4.2 ORGANIZATION, STANDING AND AUTHORITY OF CARGILL. Cargill is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Cargill. Cargill is duly registered as a unitary savings and loan holding company with the OTS. Cargill has heretofore delivered to Westbank true and complete copies of the Certificate of Incorporation and Bylaws of Cargill as in effect as of the date hereof.

         4.3 OWNERSHIP OF CARGILL. Cargill Bank is the sole direct or indirect subsidiary of Cargill. Cargill has Previously Disclosed the name, jurisdiction of incorporation and percentage ownership of each direct or indirect Cargill Subsidiary. Except for (x) capital stock of the Cargill Subsidiaries, (y) securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, and (z) securities and other interests which are Previously Disclosed, Cargill does not own or have the right or obligation to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture or other organization, other than investment securities representing not more than 1% of any entity. The outstanding shares of capital stock or other ownership interests of each Cargill Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and are directly or indirectly owned by Cargill free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever. No Rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of the Cargill Subsidiaries and there are no agreements, understandings or commitments relating to the right of Cargill to vote or to dispose of such capital stock or other ownership interests.

         4.4 ORGANIZATION, STANDING AND AUTHORITY OF CARGILL BANK. Each of the Cargill Subsidiaries is a bank, corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Each of the Cargill Subsidiaries (i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business and is in good standing in each

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



jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Cargill. The deposit accounts of Cargill Bank are insured by the SAIF, to the maximum extent permitted by the FDIA.

         Cargill Bank has paid all deposit insurance premiums and assessments required by the FDIC including the payment in full of all special assessments to SAIF. Cargill has heretofore delivered or made available to Westbank true and complete copies of the Charter and Bylaws of Cargill Bank as in effect as of the date hereof.

         4.5 AUTHORIZED AND EFFECTIVE AGREEMENT.

         4.5.1 Cargill has all requisite corporate power and authority to enter into this Agreement, including the Stock Option Agreement attached as Exhibit C hereto, and (subject to receipt of all necessary approvals of Governmental Entities and the approval of Cargill's shareholders of this Agreement) to perform all of its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Cargill, except for the approval of this Agreement by Cargill's shareholders. This Agreement has been duly and validly executed and delivered by Cargill and constitutes the legal, valid and binding obligations of Cargill, enforceable against Cargill in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         4.5.2 Except as Previously Disclosed, neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby, nor compliance by Cargill with any of the provisions hereof (i) does or will conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Cargill or the equivalent documents of any Cargill Subsidiary, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Cargill or any Cargill Subsidiary pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Cargill or any Cargill Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Cargill or any Cargill Subsidiary.

         4.5.3 Except for (i) the filing of applications and notices with, and the consents and approvals of, as applicable, the FRB, the FDIC, the Massachusetts Board, the MHPF, the Bank Commissioner, the Connecticut Banking Commissioner and the Office of the Thrift Supervision, (ii) the filing of the Prospectus and Proxy Statement with the SEC, (iii) the approval of this Agreement by the requisite vote of the shareholders of Cargill, (iv) the filing of Articles of Merger with the Secretary of the Commonwealth of Massachusetts pursuant to the MBCL in connection with the Merger, (v) the filing of (a) a certificate of merger or consolidation and (b) a consent to service of process with the Secretary of State of the State of Delaware pursuant to Section 252 of the Delaware General Corporation law, and (vi) review of the Merger by the DOJ under federal antitrust laws, and except for such filings, registrations, consents or approvals which are Previously Disclosed, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of Cargill or Cargill Bank in connection with the execution and delivery by Cargill of this Agreement and the consummation by Cargill of the transactions contemplated hereby.

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




         4.5.4 As of the date hereof, neither Cargill nor Cargill Bank is aware of any reasons relating to Cargill or Cargill Bank (including without limitation Community Reinvestment Act compliance) (a) why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for (i) consummation of the transactions contemplated by this Agreement, (ii) the continuation by Westbank after the Effective Time of the business of each of Westbank and Cargill as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which, in the reasonable opinion of Cargill, could have a Material Adverse Effect on Westbank or Cargill or materially impair the value of Cargill and Cargill Bank to Westbank, or (b) except as Previously Disclosed, which may prevent the transaction contemplated hereby, including the Merger, from qualifying for pooling of interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Code.

         4.6 SECURITIES DOCUMENTS AND REGULATORY REPORTS

         4.6.1 Since January 1, 1993, Cargill has timely filed (as applicable) all securities documents required by the Securities Laws and such documents complied in all material respects with the Securities Laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         4.6.2 Since January 1, 1993, each of Cargill and Cargill Bank has duly filed with the FRB, the Connecticut Banking Commissioner, the OTS, the FDIC and any other applicable federal or state banking authority, as the case may be, in correct form the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. Except as Previously Disclosed, in connection with the most recent examinations of Cargill and Cargill Bank by the FRB, the Connecticut Banking Commissioner, OTS and the FDIC, neither Cargill nor Cargill Bank was required to correct or change any action, procedure or proceeding which Cargill or Cargill Bank believes has not been corrected or changed as required as of the date hereof in all material respects.

         4.7 FINANCIAL STATEMENTS

         4.7.1 Cargill has previously delivered or made available to Westbank accurate and complete copies of the Cargill Financial Statements, which, in the case of the consolidated statements of financial condition of Cargill as of September 30, 1997, 1996 and 1995 and the consolidated statements of operations, shareholders' equity and cash flows of Cargill for each of the three years ended September 30, 1997, 1996, and 1995 are accompanied by the audit reports of Snyder & Haller, P.C., independent public accountants with respect to Cargill. The Cargill Financial Statements referred to herein, as well as the Cargill Financial Statements to be delivered pursuant to Section 6.4 hereof, fairly present or will fairly present, as the case may be, the consolidated financial condition of Cargill or Cargill Bank, as the case may be, as of the respective dates set forth therein, and the consolidated results of operations, shareholders' equity and cash flows of Cargill for the respective periods or as of the respective dates set forth therein.

         4.7.2 Each of the Cargill Financial Statements referred to in Section
4.7.1 has been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as stated therein. The audits of Cargill and the Cargill Subsidiaries have been conducted in all material respects in accordance with generally accepted auditing standards. The books and records of Cargill and the Cargill Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Cargill and its Subsidiaries. The minute books of Cargill and each of its Subsidiaries contain complete and accurate records of all meetings and other corporate actions authorized at such meetings held or taken since January 1, 1993 to date of its stockholders and Board of Directors.

         4.7.3 Except and to the extent (i) reflected, disclosed or provided for in the consolidated statement of financial condition of Cargill as of September 30, 1997 (including related notes) and (ii) of liabilities incurred since September 30, 1997 in the ordinary course of business, neither Cargill nor any Cargill Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition, results of operations or business of Cargill on a consolidated basis.

         4.8 MATERIAL ADVERSE CHANGE. Since September 30, 1997 (i) Cargill and its Subsidiaries have conducted their respective businesses in the ordinary and usual course and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Cargill.

         4.9 ENVIRONMENTAL MATTERS. Except as Previously Disclosed:

         4.9.1 To the best of Cargill's knowledge, Cargill and its Subsidiaries are in material compliance with all Environmental Laws. Neither Cargill nor any Cargill Subsidiary has received any communication alleging that Cargill or any Cargill Subsidiary is not in such compliance and, to the best knowledge of Cargill, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

         4.9.2 To the best of Cargill's knowledge, none of the properties presently or formerly owned, leased or operated by Cargill or a Cargill Subsidiary, or in which Cargill or any Cargill Subsidiary has a lien or other security interest, has been or is in material violation of or materially liable under any Environmental Law.

         4.9.3 To the best of Cargill's knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any material Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any material liability arising under any Environmental Law against Cargill or a Cargill Subsidiary or against any person or entity whose liability for any Environmental Claim Cargill or a Cargill Subsidiary has or may have retained or assumed either contractually or by operation of law.

         4.9.4 Neither Cargill nor any Cargill Subsidiary have conducted any environmental studies during the past five years with respect to any properties owned by Cargill or a Cargill Subsidiary.

         4.10 TAX MATTERS

         4.10.1 Cargill and its Subsidiaries have timely filed all federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all material taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all material taxes for any subsequent periods ending on or prior to the Effective Time. Neither Cargill nor a Cargill Subsidiary will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.


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



         4.10.2 All federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns filed by Cargill and its Subsidiaries are complete and accurate in all material respects. Neither Cargill nor any Cargill Subsidiary is delinquent in the payment of any tax, assessment or governmental charge or, except as Previously Disclosed, has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. Except as Previously Disclosed, the federal, state and local income tax returns of Cargill and its Subsidiaries have been examined by the applicable tax authorities (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against Cargill or a Cargill Subsidiary as a result of such examinations or otherwise which have not been settled and paid. There are currently no agreements in effect with respect to Cargill or a Cargill Subsidiary to extend the period of limitations for the assessment or collection of any tax. As of the date hereof, no audit, examination or deficiency or refund litigation with respect to such return is pending or, to the best of Cargill's knowledge, threatened.

         4.10.3 Except as Previously Disclosed, neither Cargill nor any Cargill Subsidiary (i) is a party to any agreement providing for the allocation or sharing of taxes, (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Cargill or a Cargill Subsidiary (nor does Cargill have any knowledge that the Internal Revenue Service has proposed any such adjustment or change of accounting method) or (iii) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

         4.11 LEGAL PROCEEDINGS Except as Previously Disclosed, there are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of the senior officers and directors of Cargill or any Cargill Subsidiary, threatened against Cargill or a Cargill Subsidiary or against any asset, interest or right of Cargill or a Cargill Subsidiary, or against any officer, director or employee of any of them, and neither Cargill nor a Cargill Subsidiary is a party to any order, judgment or decree.

         4.12 COMPLIANCE WITH LAWS

         4.12.1 Each of Cargill and the Cargill Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could reasonably be expected to have a Material Adverse Effect on Cargill; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of Cargill, no suspension or cancellation of any of the same is threatened.

         4.12.2 Neither Cargill nor a Cargill Subsidiary is in violation of its respective Articles of Incorporation, Charter or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking (including without limitation all regulatory capital requirements), securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, any of which violations or defaults could reasonably be expected to have a Material Adverse Effect on Cargill; and neither Cargill nor a Cargill Subsidiary has received any notice or communication from any federal, state or local governmental authority asserting that Cargill or a Cargill Subsidiary is in violation of any of the foregoing which could reasonably be expected to have a Material Adverse Effect on Cargill. Neither Cargill nor a Cargill Subsidiary is currently subject to any regulatory

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or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks and holding companies thereof), and neither of them has received any written communication requesting that it enter into any of the foregoing, except as disclosed in Schedule 4.12.2, which consists of Board Resolutions, no regulatory agency has initiated any formal or informal proceeding or, taken any formal or informal supervisory action to the best knowledge of Cargill, investigation into the business or operations of Cargill or any of the Cargill Subsidiaries since prior to September 30, 1992. Cargill has not received any objection from any regulatory agency to Cargill's response to any violation, criticism or exception with respect to any report or statement relating to any examinations of Cargill or any of the Cargill Subsidiaries.

         4.13 CERTAIN INFORMATION None of the information relating to Cargill and its Subsidiaries supplied or to be supplied for inclusion or incorporation by reference in the Prospectus and Proxy Statement, as of the date(s) such Prospectus and Proxy Statement is mailed to shareholders of Cargill and up to and including the date(s) of the meeting(s) of shareholders to which such Prospectus and Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date. Any Prospectus and Proxy Statement mailed by Cargill to its shareholders in connection with the meeting(s) of shareholders at which this Agreement will be considered by such shareholders will comply as to form in all material respects with the Exchange Act and the rules and regulations promulgated thereunder.

         4.14 EMPLOYEE BENEFIT PLANS

         4.14.1 Cargill has Previously Disclosed all stock option, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, any deferred compensation, consultant, bonus or group insurance contract or any other incentive, health and welfare or employee benefit plan or agreement maintained for the benefit of employees or former employees of Cargill or any Cargill Subsidiary (the "Cargill Employee Plans"), whether written or oral, and Cargill has previously furnished or made available to Westbank accurate and complete copies of the same together with (i) the most recent actuarial and financial reports prepared with respect to any qualified plans, (ii) the most recent annual reports filed with any governmental agency, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan.

         4.14.2 None of Cargill, any Cargill Subsidiary, any pension plan maintained by either of them and qualified under Section 401 of the Code or, to the best of Cargill's knowledge, any fiduciary of such plan has incurred any material liability to the PBGC or the Internal Revenue Service with respect to such plan. To the best of Cargill's knowledge, no reportable event under Section 4043(b) of ERISA has occurred with respect to any such pension plan.

         4.14.3 Neither Cargill nor any Cargill Subsidiary participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

         4.14.4 A favorable determination letter has been applied for from the Internal Revenue Service with respect to the Financial Institutions Retirement Fund as adopted by Cargill Bank, which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) (a "Cargill Pension Plan") which is intended to qualify under Section 401 of the Code to the effect that such plan is qualified under Section 401 of the Code and the trust associated with such employee pension plan is tax exempt under Section 501 of the Code. No such letter has yet been issued by the IRS, but there has been no indication from the IRS that a favorable determination letter will be withheld or that Cargill Bank's request will be denied.

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



Neither Cargill nor any Cargill Subsidiary has any liability under any such plan that is not reflected on the consolidated statement of financial condition of Cargill at September 30, 1997 included in the Cargill Financial Statements, other than liabilities incurred in the ordinary course of business in connection therewith subsequent to the date thereof.

         4.14.5 To the best of Cargill's knowledge, no prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any Cargill Employee Plan which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or otherwise have a Material Adverse Effect on Cargill.

         4.14.6 Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established) of all contributions which are required for periods after the date hereof and prior to the Effective Time, under the terms of each Cargill Employee Plan or ERISA; to the best of Cargill's knowledge, no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, exists with respect to any Cargill Pension Plan, and there is no "unfunded current liability" (as defined in Section 412 of the Code) with respect to any Cargill Pension Plan.

         4.14.7 To the best of Cargill's knowledge, the Cargill Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

         4.14.8 There are no pending or, to the best knowledge of Cargill, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Cargill Employee Plans or any trust related thereto or any fiduciary thereof.

         4.14.9 Neither Cargill nor Westbank will be required to make a Pension Payment as a result of the Merger. The term "Pension Payment" shall mean the amount, if any, for which Cargill or its successor is or would be liable in connection with a Cargill Pension Plan.

         4.15 CERTAIN CONTRACTS

         4.15.1 Except as Previously Disclosed, neither Cargill nor a Cargill Subsidiary is a party to, is bound or affected by, receives, or is obligated to pay, benefits under:

                  (a) any agreement, arrangement or commitment, including without limitation any agreement, indenture or other instrument, relating to the borrowing of money by Cargill or a Cargill Subsidiary (other than in the case of Cargill Bank deposits, FHLB advances, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business) or the guarantee by Cargill or a Cargill Subsidiary of any obligation, other than by Cargill Bank in the ordinary course of its banking business;

                  (b) any agreement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, officer or employee of Cargill or a Cargill Subsidiary;

                  (c) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of Cargill or a Cargill Subsidiary upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events);

                  (d) any agreement, arrangement or understanding pursuant to which Cargill or a Cargill Subsidiary is obligated to indemnify any director, officer, employee or agent of Cargill or a Cargill Subsidiary;

                  (e) any agreement, arrangement or understanding to which Cargill or a Cargill Subsidiary is a party or by which any of the same is bound which limits the freedom of Cargill or a Cargill Subsidiary to compete in any line of business or with any person;

                  (f) any assistance agreement, supervisory agreement, memorandum of understanding, board resolution, consent order, cease and desist order or condition of any regulatory order or decree with or by the Connecticut Bank Commissioner, the FDIC, the OTS, the FRB or any other regulatory agency;

                  (g) any agreement (other than any agreement with a banking customer for the provision of banking services entered into by any Cargill Subsidiary in the ordinary course of business) that involves a payment or series of payments of more than $10,000 in any one year from or to Cargill or any Cargill Subsidiary (unless such agreement is cancelable by Cargill upon payment of a termination fee of not more than $10,000); or

                  (h) any other agreement, arrangement or understanding which would be required to be filed as an exhibit to the Cargill's Annual Report under the Exchange Act (if Cargill were subject to such reporting obligations) and which has not been so filed.

         4.15.2 Neither Cargill nor any Cargill Subsidiary is in material default or non-compliance under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a material default or non-compliance.

         4.16 BROKERS AND FINDERS FEES. Except as Previously Disclosed, neither Cargill nor any Cargill Subsidiary nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

         4.17 INSURANCE. Each of Cargill and its Subsidiaries is insured for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable laws and regulations. Cargill has Previously Disclosed all policies of insurance maintained by it or a Cargill Subsidiary as of the date hereof and any claims thereunder in excess of $25,000 since October 1, 1995. Neither Cargill nor any Cargill Subsidiary has received any notice of termination of any such insurance coverage or material increase in the premiums therefor or has any reason to believe that any such insurance coverage will be terminated or the premiums therefor materially increased.

         4.18 LOAN PORTFOLIO. Cargill has Previously Disclosed all of the loans in original principal amount excess of $25,000 of Cargill or any Cargill Subsidiary that as of the date of this Agreement are classified by Cargill or any Bank Regulator as "Special Mention", "Substandard", "Doubtful", "Loss" or

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



"Classified," together with the aggregate principal amount of and accrued and unpaid interest on such all loans by category, it being understood that no representation is being made that the FDIC, the OTS, the Connecticut Bank Commissioner or any other Bank Regulator would agree with the loan classifications of Cargill.

         4.19 PROPERTIES. All real and personal property owned by Cargill or its Subsidiaries or presently used by any of them in its respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on the business of Cargill and its Subsidiaries in the ordinary course of business consistent with their past practices. Cargill has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws) to all of the material properties and assets, real and personal, reflected on the consolidated statement of financial condition of Cargill as of September 30, 1997 included in the Cargill Financial Statements or acquired after such date, except (i) liens for current taxes not yet due or payable (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the consolidated statement of financial condition of Cargill as of September 30, 1997 included in the Cargill Financial Statements. All real and personal property which is material to Cargill's business on a consolidated basis and leased or licensed by Cargill or a Cargill Subsidiary is held pursuant to leases or licenses which are valid, enforceable and assumable by Westbank in accordance with their respective terms and no such real property lease will terminate or lapse prior to or at, the Effective Time.

         4.20 LABOR. No work stoppage involving Cargill or a Cargill Subsidiary is pending or, to the best knowledge of Cargill, threatened. Neither Cargill nor a Cargill Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving the employees of Cargill or a Cargill Subsidiary which could have a Material Adverse Effect on Cargill. Employees of Cargill and the Cargill Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the best of Cargill's knowledge, there have been no efforts to unionize or organize any employees of Cargill or any of the Cargill Subsidiaries during the past five years.

         4.21 REQUIRED VOTE; INAPPLICABILITY OF ANTI-TAKEOVER STATUTES AND PRIOR AGREEMENTS

         4.21.1 The affirmative vote of the holders of a majority of the issued and outstanding shares of Cargill Common Stock is necessary to approve this Agreement and the transactions contemplated hereby on behalf of Cargill.

         4.21.2 The Board of Directors of Cargill has taken all necessary action prior to the date of this Agreement in connection with the approval of the execution, delivery and performance of this Agreement and the other transactions contemplated hereby, including without limitation approval by the unanimous affirmative vote of the members of Cargill's Board and unanimous affirmative vote of the non-employee directors of Cargill's Board. The provisions of Section 203 of the Delaware General Corporation law as they relate to Cargill are inapplicable to this Agreement and the transactions contemplated hereby.

         4.22 MATERIAL INTERESTS OF CERTAIN PERSONS. Except as Previously Disclosed, to the knowledge of Cargill, no officer or director of Cargill, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, (i) has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Cargill or any of the Cargill Subsidiaries or (ii) is indebted to, or has the right under a line of credit to borrow from, Cargill or any Cargill Subsidiary in an amount exceeding $50,000.

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



         4.23 CERTAIN TRANSACTIONS. Since December 31, 1996, neither Cargill nor any Cargill Subsidiary has been a party to any material off-balance-sheet transactions involving interest rate and currency swaps, options and futures contracts, or any other similar derivative transactions, except as Previously Disclosed.

         4.24 DISCLOSURES. None of the representations and warranties of Cargill or any of the written information or documents furnished or to be furnished by Cargill to Westbank in connection with or pursuant to this Agreement or the consummation of the transactions contemplated hereby, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

         4.25 DISCLOSURE SCHEDULE. The Cargill Disclosure Schedule sets forth, among other things, disclosures with respect to or exceptions to Cargill's representations and warranties in this Article IV. The mere inclusion of an exception in the Cargill Disclosure Schedule shall not be deemed an admission by Cargill that such exception represents a material fact, event or circumstance.

         4.26 OWNERSHIP OF WESTBANK. As of the date hereof, neither Cargill nor, to its best knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially own, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of Westbank Common Stock which in the aggregate represent 5% or more of the outstanding shares of Westbank Common Stock (other than shares held in a fiduciary capacity and beneficially owned by third parties, shares taken in consideration of debts previously contracted).

                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF WESTBANK
                               AND PARK WEST BANK

         Westbank and Park West Bank hereby represent and warrant to Cargill as follows:

         5.1 CAPITAL STRUCTURE. The authorized capital stock of Westbank consists of 9,000,000 shares of Westbank Common Stock $2.00 par value, of which 3,766,844 shares are outstanding issued, fully paid and non assessable, and 100,000 shares of Westbank Preferred Stock, $5.00 per value, of which no shares are outstanding. None of the outstanding shares of Westbank Common Stock have been issued in violation of the preemptive rights of any person, firm or entity. Except for Westbank Options to acquire not more than 244,430 shares of Westbank Common Stock, a schedule of which has been Previously Disclosed and 12,000 shares of Westbank Preferred Stock which have reserved for issuance upon the exercise of rights, pursuant to the Amended and Restated Shareholder Rights Plan adopted by the Board of Directors of Westbank on November 19, 1997, a copy of which has been Previously Disclosed, there are no Rights authorized, issued or outstanding with respect to or relating to the capital stock of Westbank. All shares of Westbank Common Stock to be issued in exchange for Shares upon consummation of the Merger, when issued in accordance with this Agreement, will be, and all of the issued and outstanding shares of Westbank are duly authorized, validly issued, fully paid and nonassessable. At the Effective Time, the authorized capital stock of Westbank will consist of 9,000,000 shares of Westbank Common Stock $2.00 par value and 100,000 shares of Westbank Preferred Stock $5.00 par value.

         5.2 ORGANIZATION, STANDING AND AUTHORITY OF WESTBANK. Westbank is a bank holding company duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts with full corporate power and authority to own or lease all of its properties and assets and to carry on its business and will be duly licensed or qualified to do business and will be in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Westbank. Westbank is duly registered as a bank holding company under the BHCA and the regulations of the FRB thereunder. Westbank has heretofore delivered to Cargill true and complete copies of the Articles of Organization and Bylaws of Park West Bank and of Westbank as of the date hereof.

         5.3 OWNERSHIP OF THE WESTBANK SUBSIDIARIES. Westbank and Park West Bank have Previously Disclosed each direct or indirect Subsidiary of Westbank and Park West Bank ("Westbank Subsidiary"). The outstanding shares of capital stock of each Westbank Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and are directly or indirectly owned by Westbank free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever. No Rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of any Westbank Subsidiary and there are no agreements, understandings or commitments relating to the right of Westbank to vote or to dispose of said shares or other ownership interests.

         5.4 ORGANIZATION, STANDING AND AUTHORITY OF THE WESTBANK SUBSIDIARIES. Each of Westbank and the Westbank Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Each of the Westbank and the Westbank Subsidiaries (i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on West Bank. The deposit accounts of Park West Bank are insured by the BIF, to the maximum extent permitted by the FDIA. Park West Bank has paid all premiums and assessments required by the FDIC.

         5.5 AUTHORIZED AND EFFECTIVE AGREEMENT.

         5.5.1 Westbank and Park West Bank have all requisite corporate power and authority to enter into this Agreement and (subject to receipt of all necessary governmental approvals) to perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been or will be (with respect to Westbank) duly and validly authorized by all necessary corporate action in respect thereof on the part of Westbank and Park West Bank. This Agreement has been or will be ( with respect to Westbank) duly and validly executed and delivered by Park West Bank and Westbank and, assuming due authorization, execution and delivery by Cargill, constitutes or will constitute (with respect to Westbank) a legal, valid and binding obligation of Park West Bank and Westbank which is enforceable against Park West Bank and Westbank in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         5.5.2 Neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby nor compliance by Westbank or Park West Bank with any of the provisions hereof (i) does or will conflict with or result in a breach of any provisions of the Articles of Organization or Bylaws of Westbank or Park West Bank or the equivalent documents of any Westbank Subsidiary, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Westbank or Park West Bank or any Westbank Subsidiary pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Westbank or Park West Bank or any Westbank Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Westbank or Park West Bank or any Westbank Subsidiary.

         5.5.3 Except for (i) the filing of applications and notices with, and the consents and approvals of, as applicable, the FRB, the FDIC, the Massachusetts Board, the MHPF, the Bank Commissioner, the Connecticut Bank Commissioner and the OTS, (ii) the filing and effectiveness of a Form S-4 Registration Statement (which shall include the Prospectus and Proxy Statement) with the SEC, (iii) compliance with applicable state securities or "blue sky" laws, (iv) the filing of Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts pursuant to the MBCL in connection with the Merger and (v) the filing of (A) a certificate of merger or consolidation and (B) a consent to service of process with the Secretary of State of the State of Delaware pursuant to Section 252 of the Delaware General Corporation law; (vi) review of the Merger by the DOJ under federal antitrust laws, and except for such filings, registrations, consents or approvals as are Previously Disclosed, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of Park West Bank and Westbank or any Westbank Subsidiary in connection with the execution and delivery by Park West Bank and Westbank of this Agreement and the consummation by Park West Bank and Westbank of the transactions contemplated hereby.

         5.5.4 As of the date hereof, Westbank and Park West Bank are not aware of any reasons relating to Westbank or Park West Bank or any of its Subsidiaries (including without limitation Community Reinvestment Act compliance) (a) why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for (i) consummation of the transactions contemplated by this Agreement and (ii) the continuation by Westbank and Park West Bank after the Effective Time of the business of each of Westbank, Park West Bank or Cargill as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which, in the reasonable opinion of Westbank or Park West Bank, could have a Material Adverse Effect on Westbank, Park West Bank, Cargill or Cargill Bank or materially impair the value of Cargill and Cargill Bank to Westbank or (b) which may prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling of interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Code.

         5.6 REGULATORY REPORTS

         5.6.1 Since January 1, 1993, Westbank has timely filed (as applicable) all Securities Documents required by the Securities Laws and such Securities Documents complied in all material respects with the Securities Laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         5.6.2 Since January 1, 1993, Westbank has duly filed with the FRB, the FDIC, and the Bank Commissioner, as the case may be, in correct form the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examinations of Westbank by the FDIC or the Bank Commissioner, Westbank was not required to correct or change any action, procedure or proceeding which Westbank believes has not been corrected or changed as required as of the date hereof in all material respects.



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



         5.7 FINANCIAL STATEMENTS

         5.7.1 Westbank has previously delivered or made available to Cargill accurate and complete copies of the Westbank Financial Statements which, in the case of the consolidated statements of financial condition of Westbank as of December 31, 1997, 1996 and 1995, and the consolidated statements of operations, shareholders' equity and cash flows for each of the three years ended December 31, 1997, 1996 and 1995 are accompanied by the audit reports of Deloitte & Touche, LLP, independent public accountants with respect to Westbank. The Westbank Financial Statements referred to herein, as well as the Westbank and the Westbank Financial Statements to be delivered pursuant to Section 7.4 hereof, fairly present or will fairly present, as the case may be, the consolidated financial condition of Westbank and Park West Bank as of the respective dates set forth therein, and the consolidated results of operations, shareholders' equity and cash flows of Westbank and Park West Bank for the respective periods or as of the respective dates set forth therein.

         5.7.2 Each of the Westbank and Park West Bank Financial Statements referred to in Section 5.7.1 has been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as stated therein. The audits of Westbank and the Westbank Subsidiaries have been conducted in all material respects in accordance with generally accepted auditing standards. The books and records of Westbank and the Westbank Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and all such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Westbank and the Westbank Subsidiaries. The minute books of Westbank and each of its subsidiaries contain complete and accurate records of all meetings and other corporate actions authorized at such meetings held or taken since January 1, 1993 to date of its stockholders and Board of Directors.

         5.7.3 Except as Previously Disclosed, and to the extent (i) reflected, disclosed or provided for in the consolidated statement of financial condition of Westbank as of December 31, 1997 (including related notes) and (ii) of liabilities incurred since December 31, 1997 in the ordinary course of business, neither Westbank nor any Westbank Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition, results of operations or business of Westbank on a consolidated basis.

         5.8 MATERIAL ADVERSE CHANGE. Since December 31, 1997, (i) Westbank and its Subsidiaries have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement, and excluding the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Westbank.

         5.9 ENVIRONMENTAL MATTERS. Except as Previously Disclosed:

         5.9.1 To the best of Westbank's knowledge, Westbank and the Westbank Subsidiaries are in material compliance with all Environmental Laws. Neither Westbank nor any Westbank Subsidiary has received any communication alleging that Westbank or any Westbank Subsidiary is not in such compliance and, to the best knowledge of Westbank, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

         5.9.2 To the best of Westbank's knowledge, none of the properties owned, leased or operated by Westbank or the Westbank Subsidiaries, or in which Westbank or any Westbank Subsidiary has a lien or other security interest, has been or is in violation of or liable under any Environmental Law.

         5.9.3 To the best of Westbank's knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any material Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against Westbank or any Westbank Subsidiary or against any person or entity whose liability for any Environmental Claim Westbank or any Westbank Subsidiary has or may have retained or assumed either contractually or by operation of law.

         5.10 TAX MATTERS. Westbank and the Westbank Subsidiaries have timely filed all federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all material taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all material taxes for any subsequent periods ending on or prior to the Effective Time. Neither Westbank nor any of the Westbank Subsidiaries will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established. As of the date hereof, no audit, examination or deficiency or refund litigation with respect to any federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns filed by Westbank and the Westbank Subsidiaries is pending or, to the best of Westbank's knowledge, threatened.

         5.11 LEGAL PROCEEDINGS. Except as Previously Disclosed, there are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of the senior officers and directors of Westbank or any Westbank Subsidiary, threatened against Westbank or any Westbank Subsidiary or against any asset, interest or right of Westbank or any Westbank Subsidiary, or against any officer, director or employee of any of them, and neither Westbank nor any Westbank Subsidiary is a party to any order, judgment or decree.

         5.12 COMPLIANCE WITH LAWS.

         5.12.1 Each of Westbank and each of the Westbank Subsidiaries has and Westbank will have all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could reasonably be expected to have a Material Adverse Effect on Westbank; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of Westbank, no suspension or cancellation of any of the same is threatened.

         5.12.2 Neither Westbank nor any of the Westbank Subsidiaries is in violation of its respective Articles of Organization, Charter or other chartering instrument or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking (including without limitation all regulatory capital requirements), securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, any of which violations or defaults could reasonably be expected to have a Material Adverse Effect on Westbank; and neither Westbank nor any Westbank Subsidiary has received any notice or communication from any federal, state or local governmental authority asserting that Westbank or any Westbank Subsidiary is in violation of any of the foregoing which could reasonably be expected to have a Material Adverse Effect on Westbank. Neither

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



Westbank nor any Westbank Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks or holding companies thereof), and none of them has received any written communication requesting that it enter into any of the foregoing. Except as Previously Disclosed, no regulatory agency has initiated any proceeding or, to the best knowledge of Westbank, investigation into the business or operations of Westbank or any of the Westbank Subsidiaries since prior to December 31, 1992. Westbank has not received any objection from any regulatory agency to Westbank's response to any violation, criticism or exception with respect to any report or statement relating to any examinations of Park West Bank or any of the Westbank Subsidiaries.

         5.13 CERTAIN INFORMATION None of the information relating to Westbank, Park West Bank and the Westbank Subsidiaries to be included or incorporated by reference in the Registration Statement at the time it becomes effective and in the Prospectus and Proxy Statement, as of the date(s) such Prospectus and Proxy Statement is mailed to shareholders of Cargill to and including the date(s) of the meetings of shareholders to which such Prospectus and Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date. The Registration Statement at the time it becomes effective and the Prospectus and Proxy Statement when mailed by Cargill to its shareholders in connection with the meeting of shareholders at which this Agreement will be considered by such shareholders will comply as to form in all material respect with the Securities Act of 1933, and applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder.

         5.14 EMPLOYEE BENEFIT PLANS

         5.14.1 Westbank has Previously Disclosed all stock option, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, any deferred compensation, bonus or group insurance contract or any other incentive, health and welfare or employee benefit plan or agreement maintained for the benefit of employees or former employees of Westbank or any Westbank Subsidiary (the "Westbank Employee Plans"), whether written or oral.

         5.14.2 None of Westbank, any Westbank Subsidiary, any pension plan maintained by any of them and qualified under Section 401 of the Code or, to the best of Westbank's knowledge, any fiduciary of such plan has incurred any material liability to the PBGC or the Internal Revenue Service with respect to any employees of Westbank or any Westbank Subsidiary. To the best of Westbank's knowledge, no reportable event under Section 4043(b) of ERISA has occurred with respect to any such pension plan.

         5.14.3 Neither Westbank nor any Westbank Subsidiary participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

         5.14.4 A favorable determination letter has been issued by the Internal Revenue Service with respect to each Westbank Employee Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) (a "Westbank Pension Plan") which is intended to qualify under Section 401 of the Code to the effect that such plan is qualified under Section 401 of the Code and the trust associated with such employee pension plan is tax exempt under Section 501 of the Code. No such letter has been revoked or, to the best of Westbank's knowledge, is threatened to be revoked and Westbank does not know of any ground on which such revocation may be based. Neither Westbank nor any Westbank Subsidiary has any liability under any such plan that is not reflected on the consolidated statement of financial condition of Westbank at December 31, 1997 included in the Westbank Financial Statements,

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



other than liabilities incurred in the ordinary course of business in connection therewith subsequent to the date thereof.

         5.14.5 To the best of Westbank's knowledge, no prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any Westbank Employee Plan which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or otherwise have a Material Adverse Effect on Westbank.

         5.14.6 Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established) of all contributions which are required for periods after the date hereof and prior to the Effective Time, under the terms of each Westbank Employee Plan or ERISA; to the best of Westbank's knowledge, no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, exists with respect to any Westbank Pension Plan, and there is no "unfunded current liability" (as defined in Section 412 of the Code) with respect to any Westbank Pension Plan.

         5.14.7 To the best of Westbank's knowledge, Westbank Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

         5.14.8 There are no pending or, to the best knowledge of Westbank, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Westbank Employee Plans or any trust related thereto or any fiduciary thereof.

         5.15 CERTAIN CONTRACTS. Neither Westbank nor any Westbank Subsidiary is in material default or in non-compliance under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

         5.16 BROKERS AND FINDERS FEES. Except as Previously Disclosed, neither Westbank nor any Westbank Subsidiary, nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

         5.17 INSURANCE. Westbank and each Westbank Subsidiary is insured for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable laws and regulations.

         5.18 LOAN PORTFOLIO. Westbank has Previously Disclosed all of the loans in original principal amount in excess of $100,000 of Westbank or any Westbank Subsidiary that as of the date of this Agreement are classified by Westbank or any Bank Regulator as "Special Mention", "Substandard", "Doubtful", "Loss" or "Classified," together with the aggregate principal amount of and accrued and unpaid interest on all such loans by category, it being understood that no representation is being made that the FDIC, the Bank Commissioner or any other Bank Regulator would necessarily agree with the loan classifications of Westbank.


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



         5.19 PROPERTIES. All property real and personal owned by Westbank or any Westbank Subsidiary or presently used by any of them in its respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with their past practices. Westbank has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws) to all of the material properties and assets, real and personal, reflected on the consolidated statement of financial condition of Westbank as of December 31, 1997 included in the Westbank Financial Statements or acquired after such date, except (i) liens for current taxes not yet due or payable (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the consolidated statement of financial condition of Westbank as of December 31, 1997 included in the Westbank Financial Statements. All real and personal property which is material to Westbank's business on a consolidated basis and leased or licensed by Westbank or any Westbank Subsidiary is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and no such real property lease will terminate or lapse prior to the Effective Time.

         5.20 LABOR. No work stoppage involving Westbank or any Westbank Subsidiary is pending or, to the best knowledge of Westbank, threatened. Neither Westbank nor any Westbank Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving its employees which could have a Material Adverse Effect on Westbank. Employees of Westbank and the Westbank Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the best of Westbank's knowledge, there have been no efforts to unionize or organize any employees of Westbank or any Westbank Subsidiary during the past five years.

         5.21 NO REQUIRED VOTE; INAPPLICABILITY OF ANTI-TAKEOVER STATUTES AND PRIOR AGREEMENTS

         5.21.1 No vote of the holders of the issued and outstanding shares of Westbank is necessary to approve this Agreement and the transactions contemplated hereby on behalf of Westbank.

         5.21.2 No "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulation, is applicable to this Agreement and the transactions contemplated hereby.

         5.22 OWNERSHIP OF CARGILL COMMON STOCK. As of the date hereof, neither Westbank nor, to its best knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially own, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of Cargill Common Stock which in the aggregate represent 5% or more of the outstanding shares of Cargill Common Stock (other than shares held in a fiduciary capacity and beneficially owned by third parties, or shares taken in consideration of debts previously contracted).

         5.23 CERTAIN TRANSACTIONS. Since December 31, 1997, neither Westbank nor any Westbank Subsidiary has been a party to any material off-balance-sheet transactions involving interest rate and currency swaps, options and futures contracts, or any other similar derivative transactions, except as Previously Disclosed.

         5.24 DISCLOSURES. None of the representations and warranties of Westbank or any of the written information or documents furnished or to be furnished by Westbank to Cargill in connection with or pursuant to this Agreement or the consummation of the transactions contemplated hereby, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will

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



omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

         5.25 DISCLOSURE SCHEDULE. The Westbank Disclosure Schedule sets forth, among other things, disclosures with respect to or exceptions to Westbank's representations and warranties in this Article V. The mere inclusion of an exception in the Westbank Disclosure Schedule shall not be deemed an admission by Westbank that such exception represents a material fact, event or circumstance.

                                   ARTICLE VI
                              COVENANTS OF CARGILL

         6.1 CONDUCT OF BUSINESS.

         6.1.1 AFFIRMATIVE COVENANTS. During the period from the date of this Agreement to the Effective Time, except with the written consent of Westbank, Cargill will operate its business, and it will cause each of the Cargill Subsidiaries to operate its business, only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and take no action which would (i) materially adversely affect the ability of Westbank or Cargill to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement. Cargill will cooperate and take all reasonable actions within its control to cause the Merger to qualify for "pooling of interests" accounting treatment and as a reorganization within the meaning of Section 368(a) of the Code and to contest any applications filed or to be filed by other entities to acquire control of or greater than 5% interest in Cargill.

         6.1.2 NEGATIVE COVENANTS. Cargill agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, or consented to by Westbank in writing (which consent shall not be unreasonably withheld), Cargill will not, and will cause each of the Cargill Subsidiaries not to:

                  (a) change or waive any provision of their Charter or By-laws;

                  (b) change the number of shares of its authorized or issued capital stock (except for the issuance of Cargill Common Stock pursuant to the exercise of outstanding stock options under the Cargill Stock Option Plans, as contemplated by Section 4.1 hereof);

                  (c) issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of Cargill or any of the Cargill Subsidiaries, or any securities convertible into shares of such stock; except that Cargill may issue shares of Cargill Common Stock or permit treasury shares to become outstanding to satisfy presently outstanding options under and in accordance with the terms of the Cargill Stock Option Plans;

                  (d) effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

                  (e) declare or pay any dividends or other distributions with respect to its capital stock;


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



                  (f) except in the ordinary course of business consistent with past practice, incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument (other than FHLB advances not exceeding $500,000, or acquire any equity, debt, or other investment securities;

                  (g) make any capital expenditures in excess of $5,000 individually or $15,000 in the aggregate, other than pursuant to Previously Disclosed binding commitments existing on the date hereof;


                  (h) make or commit to make any commercial or commercial real estate loan or loans to one borrower (including such borrower's related interests) or purchase any loan or pool of loans or loan participation(s) in an aggregate principal balance (or with an aggregate commitment) of $200,000 or more;

                  (i) grant any increase in rates of compensation to its employees, except merit increases in accordance with past practices and general increases to employees as a class in accordance with past practice or as required by law; grant any increase in rates of compensation to, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to its directors or to its officers who are currently covered by employment or severance agreements with Cargill except for non-discretionary payments required by such agreements and except for increases in officer compensation rates by no more than 2.5% on an aggregate basis; enter into any employment, severance or similar agreements or arrangements with any director or employee or prospective employee; adopt or amend in any material respect or terminate any employee benefit plan, pension plan or incentive plan except as required by law or the terms of such plan or as provided in Section 6.1.2, or permit the vesting of any material amount of benefits under any such plan other than pursuant to the provisions thereof as in effect on the date of this Agreement; or make any contributions to Cargill's deferred compensation plans, supplemental executive retirement plans, grantor trust, defined benefit Pension Plan or 401(k) Plan; other than contributions, based on Cargill's accrual levels in effect for 1998 on the date of this Agreement, for the period ending on the Effective Time; or make any cash bonus payments; or hire or agree to hire any full or part time employees (except temporary employees whose expectation of employment will not continue after the Effective Time or non-officer personnel to serve as customer representatives, tellers, or in similar non-management functions);

                  (j) make application for the opening or closing of any, or open or close any, branch or automated banking facility or modify any lease or agreement with respect to same;

                  (k) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with customary banking practices;

                  (l) except as the fiduciary duties of the Board of Directors otherwise requires (as determined in good faith upon the advice of legal counsel), merge into, consolidate with, affiliate with, or be purchased or acquired by, any other Person, or permit any other to be merged, consolidated or affiliated with it or be purchased or acquired by it, or, except to realize upon collateral in the ordinary course of its business, acquire a significant portion of the assets of any other Person, or sell a significant portion of its assets;

                  (m) make any material change in its accounting methods or practices, except changes as may be required by GAAP or by regulatory requirements;


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



                  (n) enter into any off-balance sheet transaction involving interest rate and currency swaps, options and futures contracts, or any other similar derivative transactions;

                  (o) make or agree to make any payments that would result, either individually or in the aggregate, in the payment of an "excess parachute payment" within the meaning of Section 280G of the Code or that would result, either individually or in the aggregate, in payments which would be nondeductible pursuant to Section 162(m) of the Code;

                  (p) take any action that would result in the representations and warranties of Cargill contained in this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Effective Date;

                  (q) incur in connection with this Agreement and the transactions contemplated herein, expenses including, but not limited to, advisory, investment banking, legal, accounting, tax advisory, or similar fees and costs in excess of reasonable and customary amounts;

                  (r) agree to do any of the foregoing.

         6.2 CURRENT INFORMATION. During the period from the date of this Agreement to the Effective Time, Cargill will cause one or more of its representatives to confer with representatives of Westbank and report the general status of its ongoing operations at such times as Westbank may reasonably request. Cargill will promptly notify Westbank of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Cargill. Cargill will also provide Westbank such information with respect to such events as Westbank may reasonably request from time to time. As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), Cargill will deliver to Westbank its quarterly report, and, as soon as reasonably available, but in no event more than 90 days after the end of each fiscal year, Cargill will deliver to Westbank its Annual Report. Within 25 days after the end of each month, Cargill will deliver to Westbank a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month.

         6.3 ACCESS TO PROPERTIES AND RECORDS. Cargill shall permit Westbank reasonable access upon reasonable notice to its properties and those of the Cargill Subsidiaries, and shall disclose and make available to Westbank during normal business hours all of its books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, by-laws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Westbank may have a reasonable interest; provided, however, that Cargill shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. Cargill shall provide and shall request its auditors to provide Westbank with such historical financial information regarding it (and related audit reports and consents) as Westbank may reasonably request for securities disclosure purposes.




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



         6.4 FINANCIAL AND OTHER STATEMENTS.

         6.4.1 Promptly upon receipt thereof, Cargill will furnish to Westbank copies of each annual, interim or special audit of the books of Cargill and the Cargill Subsidiaries made by its independent accountants and copies of all internal control reports submitted to Cargill by such accountants in connection with each annual, interim or special audit of the books of Cargill and the Cargill Subsidiaries made by such accountants.

         6.4.2 As soon as practicable, Cargill will furnish to Westbank copies of all such financial statements and reports as it or any Subsidiary shall send to its stockholders, the SEC, the Connecticut Banking Commissioner, the FDIC or any other regulatory authority, except as legally prohibited thereby.


         6.4.3 Cargill will advise Westbank promptly of the receipt of any examination report of any federal or state regulatory or examination authority with respect to the condition or activities of Cargill or any of the Cargill Subsidiaries.

         6.4.4 With reasonable promptness, Cargill will furnish to Westbank such additional financial data as Westbank may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

         6.5 DISCLOSURE SUPPLEMENTS. From time to time prior to the Effective Time, Cargill will promptly supplement or amend the Disclosure Schedules delivered in connection herewith pursuant to Article IV with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

         6.6 CONSENTS AND APPROVALS OF THIRD PARTIES. Cargill shall use all reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Cargill may, with the prior consent of Westbank, which shall not be unreasonably withheld utilize the services of a professional proxy soliciting firm to help obtain the shareholder vote required to be obtained by it hereunder.

         6.7 ALL REASONABLE EFFORTS. Subject to the terms and conditions herein provided, Cargill agrees to use all reasonable efforts to take, or cause to be taken, all corporate or other action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

         6.8 FAILURE TO FULFILL CONDITIONS. In the event that Cargill determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Westbank.

         6.9 NO SOLICITATION. Unless and until this Agreement shall have been properly terminated by either party pursuant to Section 11.1 hereof, neither Cargill nor any of its subsidiaries shall (and Cargill and Cargill Bank shall use all commercially reasonable efforts to cause its representatives, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, initiate or participate in any discussions or negotiations with, or, provide any information to, any corporation, partnership, person or other entity or group (other than Westbank and its affiliates or Representatives) concerning any merger, tender offer, sale of substantial assets, sale of shares of capital stock or debt securities or similar transaction involving Cargill or Cargill Bank (an "Acquisition Transaction"); provided, however that Cargill and its representatives shall be permitted to participate in discussions or negotiations with, or provide information to, any other corporation, partnership, person or other entity or group with respect to an Acquisition Transaction if the Board of Directors of Cargill determines (in good faith upon the advice of outside counsel) that their fiduciary duties require them to do so. Notwithstanding the foregoing, nothing contained in this Section 6.9 shall prohibit Cargill or its Board of Directors from taking and disclosing to Cargill's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to Cargill's stockholders which, in the judgment of the Board of Directors (upon the advice of counsel), may be required under applicable law or is necessary in order to comply with its fiduciary obligations. Cargill will immediately communicate to Westbank the terms of any proposal, discussion, negotiation or inquiry relating to an Acquisition Transaction and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction (which shall mean that any such communication shall be delivered no less promptly than by telephone within 24 hours of Cargill's receipt of any such proposal or inquiry) or its receipt of any request for information from the FRB, the DOJ, or any other governmental agency or authority with respect to a proposed Acquisition Transaction. Cargill shall continue to consult with Westbank after receipt of such proposal or commencement of such discussion or negotiation relating to an Acquisition Transaction, and will not take any action with respect to such proposed Acquisition Transaction except after reasonable consultation with Westbank.

         6.10 RESTRICTIONS ON SALE OF CARGILL COMMON STOCK. Cargill shall cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling of interests" accounting treatment) of such party to deliver to Westbank, effective on the date of this Agreement, written agreements in the form attached hereto as Exhibit A, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Cargill Common Stock, held by such "affiliate" and, in the case of the "affiliates" of Cargill, the shares of Westbank Common Stock to be received by such "affiliate" in the
Merger: (1) otherwise than in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder; and (2) unless the Merger does not qualify for "pooling of interests" accounting treatment, during the period commencing 30 days prior to consummation of the Merger and ending at the time of the publication of financial results covering at least thirty days of combined operations of Cargill and Westbank.

                                   ARTICLE VII
                              COVENANTS OF WESTBANK

         7.1 CONDUCT OF BUSINESS. During the period from the date of this Agreement to the Effective Time, except with the written consent of Cargill and except as provided below, Westbank will take no action which would (i) materially adversely affect the ability of Westbank or Cargill to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement, or (iii) result in the representations and warranties of Westbank contained in this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date; provided that nothing herein contained shall preclude Westbank from taking any action Previously Disclosed. Westbank will cooperate and take all reasonable actions within its control to cause the Merger to qualify for "pooling of interests" accounting treatment and as a reorganization within the meaning of Section 368(a) of the Code.


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         7.2 CURRENT INFORMATION. During the period from the date of this
Agreement to the Effective Time, Westbank will cause one or more of its representatives to confer with representatives of Cargill and report the general status of its ongoing operations at such times as Cargill may reasonably request. Westbank will promptly notify Cargill of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Westbank. Westbank will also provide Cargill such information with respect to such events as Cargill may reasonably request from time to time. As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), the Westbank will deliver to Cargill a consolidated balance sheet and a consolidated statement of operations, without related notes, for such quarter prepared in accordance with generally accepted accounting principles, and within 25 days after the end of each month, Westbank will deliver to Cargill a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with generally accepted accounting principles.

         7.3 ACCESS TO PROPERTIES AND RECORDS. Westbank shall permit Cargill reasonable access upon reasonable notice to its properties and those of its subsidiaries, and shall disclose and make available to Cargill during normal business hours all of its books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, by-laws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Cargill may have a reasonable interest; provided, however, that Westbank shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel.

         7.4 FINANCIAL AND OTHER STATEMENTS.

         7.4.1 Promptly upon receipt thereof, Westbank will furnish to Cargill copies of each annual, interim or special audit of the books of Westbank and its subsidiaries made by its independent accountants and copies of all internal control reports submitted to Westbank by such accountants in connection with each annual, interim or special audit of the books of Westbank and its subsidiaries made by such accountants.

         7.4.2 As soon as practicable, Westbank will furnish to Cargill copies of all such financial statements and reports as it or any Subsidiary shall send to the Bank Commissioner, the FDIC, the FRB the Connecticut Banking Commissioner, the OTS or any other regulatory authority, except as legally prohibited thereby.

         7.4.3 Westbank will advise Cargill promptly of the receipt of any examination report of any federal or state regulatory or examination authority with respect to the condition or activities of Westbank or any of its subsidiaries.

         7.4.4 With reasonable promptness, Westbank will furnish to Cargill such additional financial data as Cargill may reasonably request, including without limitation, detailed monthly financial statements and loan reports.


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         7.5 DISCLOSURE SUPPLEMENTS. From time to time prior to the Effective
Time, Westbank will promptly supplement or amend the Disclosure Schedules delivered in connection herewith pursuant to Article V with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

         7.6 CONSENTS AND APPROVALS OF THIRD PARTIES. Westbank shall use all reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.

         7.7 ALL REASONABLE EFFORTS. Subject to the terms and conditions herein provided, Westbank agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

         7.8 FAILURE TO FULFILL CONDITIONS. In the event that Westbank determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Cargill.

         7.9 EMPLOYEE BENEFITS

         7.9.1 While it is the intention of Westbank to offer employment to each of the current employees of Cargill and its Subsidiaries, nothing in this Agreement shall give any employee of Cargill or its Subsidiaries a right to continuing employment with Westbank or any Subsidiary thereof after the Effective Time.

         7.9.2 As soon as practicable after the Effective Time, Westbank shall provide or cause to be provided to all employees of Cargill and any Cargill Subsidiary who remain employed by Westbank or any Westbank Subsidiary after the Effective Time with employee benefits which, in the aggregate, are no less favorable than those generally afforded in the banking industry to other employees, holding similar positions.

         7.9.3 Cargill has Previously Disclosed to Westbank certain employment and change of control agreements, and deferred compensation plans as Supplemental Retirement Plans (collectively, "Benefit Agreements") and the Cargill Employee Stock Ownership Plan ("ESOP") which was terminated in 1995. Following the Effective Time, Westbank shall honor or cause its Subsidiaries to honor in accordance with their terms all such Previously Disclosed Benefit Agreements and assume or cause its Subsidiaries to assume all duties, liabilities and obligations under such agreements and arrangements. Westbank agrees that (i) the consummation of the transactions contemplated hereby constitutes a "Change in Control" as defined in the Benefit Agreements, and (ii) Cargill's President who is the only employee who is a party to an employment agreement with Cargill will be deemed to have suffered a material change in his responsibilities and supervision as of the Effective Time, it being understood that Westbank shall assume the employment agreement with the President of Cargill and agrees to extend the term of such agreement until March 31, 2000. Notwithstanding anything to the contrary contained in this Agreement, in no event shall any party to this Agreement take any action or make any payments that would result, either individually or in the aggregate, in the payment of an "excess parachute payment" within the meaning of Section 280G of the Code or that would result, either individually or in the aggregate, in payments that would be nondeductible pursuant to Section 162(m) of the Code.


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



         7.10 DIRECTORS AND OFFICERS INDEMNIFICATION AND INSURANCE.

         7.10.1 With regard to the Cargill Directors who continue to serve on the Cargill Bank Board of Directors as well as those directors who elect to terminate their service as directors, Westbank shall maintain, in effect for three years from the Effective Time, the current directors' and officers' liability insurance policies maintained by Cargill (provided, that Westbank may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall Westbank be required to expend pursuant to this Section 7.10.1 more than $30,000 in the aggregate. In connection with the foregoing, Cargill agrees to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

         7.10.2 From and after the Effective Time, Westbank shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of Cargill or the Cargill Subsidiaries or any of their respective subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorney's fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Westbank, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a "Claim"), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Cargill or any of its subsidiaries if such Claim pertains to any matter of fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or at or after, the Effective Time (the "Indemnified Liabilities"), to the fullest extent permitted under applicable state or federal law in effect as of the date hereof or as amended applicable to a time before the Effective Time and under Cargill's and Cargill Bank's Articles of Organization or Charter and By-Laws. Westbank shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by applicable state or federal law in effect as of the date hereof or as amended applicable to a time before the Effective Time upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below.

         Any Indemnified Party wishing to claim indemnification under this
Section 7.10.2 upon learning of any Claim, shall notify Westbank (but the failure so to notify Westbank shall not relieve it from any liability which it may have under this Section 7.10.2, except to the extent such failure materially prejudices Westbank) and shall deliver to Westbank the undertaking referred to in the previous sentence. In the event of any such Claim (whether arising before or after the Effective Time) (1) Westbank shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption Westbank shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Westbank elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between Westbank and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Westbank shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Westbank shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties whose reasonable fees and expenses shall be paid promptly as statements are received,
(3) Westbank shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) no Indemnified Party shall be entitled to indemnification hereunder with respect to a matter as to which (x) he shall have been adjudicated in any

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



proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of Cargill or any Subsidiary, or (y) in the event that a proceeding is compromised or settled so as to impose any liability or obligation upon an Indemnified Party, if there is a determination that with respect to said matter said Indemnified Party did not act in good faith in the reasonable belief that his action was in the best interests of Cargill or any Subsidiary. The determination shall be made by directors of Westbank who were formerly directors of Cargill and who are not involved in such proceeding a committee of three disinterested former Cargill Directors chosen by all of the disinterested former Cargill Directors for the purpose of making such determination or by independent legal counsel acceptable to both Westbank and a majority of the disinterested former Cargill Directors.

         7.10.3 In the event that either Westbank or any of its successors or assigns (i) consolidates with or merges into any other entity and shall not be the continuing or surviving bank or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Westbank shall assume the obligations set forth in this Section 7.10.

         7.10.4 The obligations of Westbank provided under this Section 7.10 are intended to be enforceable against Westbank directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Westbank.

         7.11 RESTRICTIONS ON SALE OF WESTBANK COMMON STOCK. Westbank shall cause each director, executive officer and other person who is an "affiliate"(for purposes of qualifying the Merger for "pooling of interests" accounting treatment) of such party to deliver, as soon as practicable after the date of this Agreement, and prior to the date of the Cargill Shareholders Meeting, written agreements in the form attached hereto as Exhibit D, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Westbank Common Stock, held by such "affiliate" and, in the case of the "affiliates" of Westbank, the shares of Westbank Common Stock to be received by such "affiliate" in the Merger; unless the Merger does not qualify for "pooling of interests" accounting treatment, during the period commencing 30 days prior to consummation of the Merger and ending at the time of the publication of financial results covering at least thirty days of combined operations of Westbank and Cargill.

         7.12 STOCK LISTING. Westbank Common Stock is listed on the Nasdaq National Market System under the symbol "WBKC." Westbank agrees to use all reasonable efforts to continue to qualify for listing on the Nasdaq National Market System (or such other national securities exchange on which the shares of Westbank Common Stock shall be listed as of the Effective Time), subject to official notice of issuance, the shares of Westbank Common Stock to be issued in the Merger.

         7.13 PUBLICATION OF COMBINED FINANCIAL RESULTS. Westbank, as the Surviving Corporation shall publish no later than 30 days after the end of the first month which includes at least 30 days of post-Merger combined operations, combined sales and net income figures and any other financial information necessary as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135 and any related accounting rules.

                                  ARTICLE VIII
                          REGULATORY AND OTHER MATTERS

         8.1 SPECIAL MEETINGS OF SHAREHOLDERS. Cargill will (i) as promptly as practicable, take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of approving this Agreement and the Merger, and for such other purposes as may be, in each party's reasonable judgment, necessary or desirable, (ii) except to the extent

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legally required for the proper discharge of the fiduciary duties of the Board of Directors of Cargill under applicable law, as advised in writing by legal counsel, recommend to its stockholders the approval of the aforementioned matters to be submitted by it to its stockholders, and (iii) cooperate and consult with Westbank with respect to each of the foregoing matters.

         8.2 REGISTRATION STATEMENT; PROSPECTUS AND PROXY STATEMENT

         8.2.1 For the purposes (i) of registering the Westbank Common Stock to be issued to holders of Cargill Common Stock in connection with the Merger with the SEC and with applicable state securities authorities, and (ii) of holding the shareholders' meeting referenced in Section 8.1, the parties hereto shall cooperate in the preparation of an appropriate registration statement (such registration statement, together with all and any amendments and supplements thereto, being herein referred to as the "Registration Statement"), including the prospectus/proxy statement satisfying all applicable requirements of applicable state laws, and of the Securities Act of 1933 and the rules and regulations thereunder (such prospectus/proxy statement, together with any and all amendments or supplements thereto, being herein referred to as the "Prospectus and Proxy Statement").

         8.2.2 Westbank and Park West Bank shall furnish such information concerning themselves and their Subsidiaries as is necessary in order to cause the Prospectus and Proxy Statement, insofar as it relates to such corporations, to comply with Section 8.2.1 hereof. Westbank and Park West Bank agree promptly to advise Cargill if at any time prior to the shareholders' meeting any information provided by Westbank or Park West Bank in the Prospectus and Proxy Statement becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. Westbank or Park West Bank shall promptly file such supplemental information as may be necessary in order to cause such Prospectus and Proxy Statement, insofar as it relates to Westbank or Park West Bank and their Subsidiaries, to comply with Section 8.2.1.

         8.2.3 Cargill shall furnish Westbank or Park West Bank with such information concerning Cargill and the Cargill Subsidiaries as is necessary in order to cause the Prospectus and Proxy Statement, insofar as it relates to such corporations, to comply with Section 8.2.1 hereof. Cargill agrees promptly to advise Westbank if at any time prior to the shareholders' meeting any information provided by Cargill in the Prospectus and Proxy Statement becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. Cargill shall furnish Westbank or Park West Bank with such supplemental information as may be necessary in order to cause the Prospectus and Proxy Statement, insofar as it relates to Cargill and the Cargill Subsidiaries, to comply with Section 8.2.1.

         8.2.4 Westbank shall promptly file the Registration Statement with the SEC and applicable state securities agencies. Westbank shall use all reasonable efforts to cause the Registration Statement to become effective under the Securities Act of 1933 and applicable state securities laws at the earliest practicable date. Cargill authorizes Westbank to utilize in the Registration Statement the information concerning Cargill and the Cargill Subsidiaries provided to Westbank for the purpose of inclusion in the Prospectus and Proxy Statement. Cargill shall have the right to review and comment on the form of proxy statement included in the Registration Statement. Westbank shall advise Cargill promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and Westbank shall furnish Cargill with copies of all such documents. Prior to the Effective Time or the termination of this Agreement, each party shall consult with the other with respect to any material (other than the Prospectus and Proxy Statement) that might constitute a "prospectus" relating to the Merger within the meaning of the Securities Act of 1933.


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



         8.3 REGULATORY APPROVALS. Each of Cargill and Westbank and Park West Bank will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement, including without limitation the Merger. Cargill and Westbank will furnish each other and each other's counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of Cargill or Westbank to any governmental body in connection with the Merger, and the transactions contemplated by this Agreement. Cargill and Westbank shall have the right to review and approve in advance all characterizations of the information relating to Westbank or Cargill, as the case may be, and any of their respective subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. In addition, Cargill and Westbank shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any governmental body prior to its filing.

                                   ARTICLE IX
                               CLOSING CONDITIONS

         9.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS UNDER THIS AGREEMENT. The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, none of which may be waived:

         9.1.1 STOCKHOLDER APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved in accordance with applicable law, Articles of Organization, By-laws and NASD policy by the requisite vote of the stockholders of Cargill.

         9.1.2 INJUNCTIONS. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

         9.1.3 REGULATORY APPROVALS. All necessary approvals, authorizations and consents of all governmental bodies required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, not reasonably foreseen as of the date of this Agreement or otherwise addressed on or prior to the date hereof, that would, in the good faith reasonable judgment of the Board of Directors of Westbank and Cargill, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise or of Cargill or Cargill Bank or otherwise materially impair the value of Cargill or Cargill Bank to Westbank.

         9.1.4 TAX OPINION. Receipt of an opinion of legal counsel, or other tax advisor reasonably acceptable to the parties, or a private letter ruling from the Internal Revenue Service, in the form and content reasonably satisfactory to the parties hereto, and upon which Cargill shareholders may rely, subject to standard representations and assumptions, to the effect that for federal income tax purposes:

                           (i) The Merger will qualify as a "reorganization"
under Section 368(a) of the Code.

                           (ii) No gain or loss will be recognized by Westbank,
Park West Bank, Cargill or Cargill Bank by reason of the Merger.

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



                           (iii) No gain or loss will be recognized by any
Cargill shareholder except those who elect to exercise dissenters' rights (except in connection with the receipt of cash in lieu of a fractional share of Westbank Common Stock) upon the exchange of Cargill Common Stock for Westbank Common Stock in the Merger.

                           (iv) The basis of the Westbank Common Stock received
by a Cargill shareholder who exchanges Cargill Common Stock for Westbank Common Stock will be the same as the basis of the Cargill Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share of Westbank Common Stock).

                           (v) The holding period of the Westbank Common Stock
received by a Cargill shareholder receiving Westbank Common Stock will include the period during which the Cargill Common Stock surrendered in exchange therefore was held (provided that such Common Stock of such Cargill shareholder was held as a capital asset at the Effective Time).

                           (vi) Cash received by a Cargill shareholder in lieu
of a fractional share interest of Westbank Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Westbank Common Stock which he would otherwise be entitled to receive and will qualify as capital gain or loss (assuming the Cargill stock was a capital asset in his hands at the Effective Time).

         9.1.5 REGISTRATION STATEMENT. The Registration Statement shall have been declared effective and shall not be subject to a stop order of the SEC and, if the offer and sale of Westbank's Common Stock in the Merger pursuant to this Agreement is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

         9.2 CONDITIONS TO THE OBLIGATIONS OF PARK WEST BANK AND WESTBANK UNDER THIS AGREEMENT. The obligations of Park West Bank and Westbank under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

         9.2.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Cargill set forth in Article IV hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by Park West Bank; provided, however, that (i) in determining whether or not the condition contained in this Section 9.2.1 shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this Section 9.2.1 shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on Cargill and the Cargill Subsidiaries, taken as a whole; and Cargill shall have delivered to Park West Bank a certificate of Cargill to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Cargill as of the Effective Time.

         9.2.2 AGREEMENTS AND COVENANTS. Cargill shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants of Cargill to be performed or complied with by it at or prior to the Effective Time under this Agreement, except to the extent that any failure to perform or comply shall not individually, or in the aggregate, have a Material Adverse Effect on Cargill and the Cargill Subsidiaries, taken as a whole, or materially adversely affect consummation of the Merger and other transactions contemplated hereby, and Park West Bank shall have

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



received a certificate signed on behalf of Cargill by the Chief Executive Officer and Chief Financial Officer of Cargill to such effect dated as of the Effective Time.

         9.2.3 PERMITS, AUTHORIZATIONS, ETC. Cargill and the Cargill Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger by Cargill, the failure to obtain which would have a Material Adverse Effect on Cargill and the Cargill Subsidiaries, taken as a whole.

         9.2.4 LEGAL OPINION. Westbank shall have received an opinion, dated the Closing Date, from Shipman and Goodwin LLP, counsel to Cargill, in the form attached hereto as Exhibit E-1.

         9.2.5 OFFICERS CERTIFICATES. Cargill will furnish Westbank with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as Westbank may reasonably request.

         9.2.6 PAYMENT TO DISSENTING SHAREHOLDERS. The cash consideration to be paid to dissenting shareholders in the Merger as a percentage of the total consideration to be paid to the shareholders of Cargill shall not exceed 10%.

         9.3 CONDITIONS TO THE OBLIGATIONS OF CARGILL UNDER THIS AGREEMENT. The obligations of Cargill under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

         9.3.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Westbank and Park West Bank set forth in Article V hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by Cargill; provided, however, that (i) in determining whether or not the condition contained in this Section 9.3.1 shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this Section 9.3.1 shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on Westbank and its Subsidiaries; and Westbank shall have delivered to Cargill a certificate of Westbank to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Westbank as of the Effective Time;

         9.3.2 AGREEMENTS AND COVENANTS. Westbank shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants of Westbank to be performed or complied with by it at or prior to the Effective Time under this Agreement except to the extent that any failure to perform or comply shall not individually, or in the aggregate, have a Material Adverse Effect on Westbank and the Westbank Subsidiaries, taken as a whole, or materially adversely affect consummation of the Merger and other transactions contemplated hereby, and Cargill shall have received a certificate signed on behalf of Westbank by the Chief Executive Officer and Chief Financial Officer of Westbank to such effect dated as of the Effective Time.

         9.3.3 PERMITS, AUTHORIZATIONS, ETC. Westbank and its subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger by Westbank and the Bank Merger by Park West Bank, the failure to obtain which would have a Material Adverse Effect on Westbank and its subsidiaries, taken as a whole.

         9.3.4 LEGAL OPINION. Cargill shall have received an opinion from Cranmore, FitzGerald & Meaney, counsel to Westbank, dated the Closing Date, in the form attached hereto as Exhibit E-2.

         9.3.5 PAYMENT OF MERGER CONSIDERATION. Westbank shall have delivered to the Exchange Agent on or before the Closing Date a certificate for the aggregate number of whole shares of Westbank Common Stock to be issued in the Merger and immediately available funds to be paid to holders of fractional shares of the Cargill common stock pursuant to Article III of this Agreement and the Exchange Agent shall provide Cargill with a certificate evidencing such delivery.

         9.3.6 OFFICERS CERTIFICATES. Westbank will furnish Cargill with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as Cargill may reasonably request.

                                    ARTICLE X
                                   THE CLOSING

         10.1 TIME AND PLACE. Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the Main Office of Westbank, 225 Park Avenue, West Springfield, Massachusetts at 10:00 a.m. on a date specified by Westbank at least three business days prior to such date. The Closing Date shall be as soon as practicable after the receipt of the last required approval for the Merger and the expiration of the last of all required waiting periods under such approvals, or at such other place, date or time as Westbank and Cargill may mutually agree upon.

         10.2 DELIVERIES AT THE CLOSING. At the Closing there shall be delivered to Westbank and Cargill the opinions, certificates, and other documents and instruments required to be delivered under Article IX hereof.

                                   ARTICLE XI
                        TERMINATION, AMENDMENT AND WAIVER

         11.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of Cargill:

         11.1.1 At any time by the mutual written agreement of Westbank and Cargill;

         11.1.2 By either Cargill or Westbank (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Effective Time or within 30 business days after written notice by Westbank to Cargill (or by Cargill to Westbank) of such breach (for purposes of this Section
11.1.2 a material breach shall be deemed to be a breach which has, either individually or in the aggregate, a Material Adverse Effect on the party making such representations or warranties (provided, that no effect shall be given to any qualification relating to materiality or a Material Adverse Effect in such representations and warranties) or a Material Adverse Effect on the business, operations, financial condition, property or assets of the combined enterprise or which materially adversely affects consummation of the Merger and the other transactions contemplated hereby);

         11.1.3 By either Cargill or Westbank (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this

Agreement on the part of the other party, which failure shall not have been cured within 30 business days after written notice by Westbank to Cargill (or by Cargill to Westbank) of such failure (for purposes of this Section 11.1.3 a material failure to perform or comply shall be deemed to be a failure which has, either individually or in the aggregate, a Material Adverse Effect on the party so failing or on the business, operations, financial condition, property or assets of the combined enterprise or which materially adversely affects consummation of the Merger and the other transactions contemplated hereby;

         11.1.4 At the election of either Westbank or Cargill, if the Closing shall not have occurred on or before March 31, 1999 (the "Termination Date"), or such later date as shall have been agreed to in writing by Westbank and Cargill; provided, that no party may terminate this Agreement pursuant to this Section
11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party's breach of any of its obligations under this Agreement;

         11.1.5 By either Cargill or Westbank if the stockholders of Cargill shall have voted at its stockholders meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

         11.1.6 By either Cargill or Westbank (i) if final action has been taken by a regulatory authority whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, or (ii) if any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

         11.1.7 By Cargill, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, on the Determination Date, if the Westbank Market Value shall be less than $12.00 per share, subject, however, to the following: If Cargill elects to exercise its termination right pursuant to this Section 11.1.7, it shall give written notice to Westbank during the three-day period commencing with its receipt of such notice, Westbank shall have the option to increase the Merger Consideration by adjusting the Exchange Ratio (calculated to the nearest one ten-thousandth) to equal the number obtained by dividing (A) $17.00 per share by (B) the Westbank Market Value. If Westbank so elects within such three-day period, it shall give prompt written notice to Cargill of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 11.1.7 and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

         For purposes of this Agreement, the following terms shall have the meanings indicated:

                  "Westbank Market Value" shall mean the average of the closing prices of a share of Westbank Common Stock on the Nasdaq Stock Market's National Market during the period of 20 consecutive trading days ending on the fifth trading day prior to the Determination Date, rounded to the nearest whole cent.

                  "Determination Date" shall mean the date on which the last required approval of a governmental entity is obtained with respect to the Merger without regard to any requisite waiting period in respect thereof, except if the Effective Date does not occur on or before the sixteenth day following the last regulatory approval solely because of the non- expiration of waiting periods, then it shall mean the date five business days before the Effective Date.

         11.2 EFFECT OF TERMINATION.

         11.2.1 In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that the provisions of any Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

         11.2.2 If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

                  (a) Termination of this Agreement pursuant to Section 11.1 (other than termination pursuant to Sections 11.1.2 and 11.1.3 as a result of a willful breach or gross negligence by a party hereto) shall be without liability, cost or expense on the part of any party to the other.

                  (b) In the event of a termination of this Agreement pursuant to Section 11.1.2 or 11.1.3 hereof resulting from the willful conduct or gross negligence of a party, such party shall be obligated to reimburse the other party for up to $150,000 of out-of-pocket costs and expenses, including, without limitation, reasonable legal, accounting and investment banking fees and expenses, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder (collectively referred to as "Costs"). The payment of Costs is not an exclusive remedy, but is in addition to the Options to be granted pursuant to the Stock Option Agreement attached as Exhibit C, any other rights or remedies available to the parties hereto at law or in equity or as is contemplated herein.

         11.2.3 Except as provided in Sections 11.2.2, whether or not the Merger is consummated, all Costs incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

         11.2.4 In no event shall any officer, agent or director of Cargill, any Cargill Subsidiary, Westbank or any Westbank Subsidiary, be personally liable thereunder for any default by any party in any of its obligations hereunder unless any such default was intentionally caused by such officer, agent or director.

         11.3 NON-EXCLUSIVITY OF REMEDY. Notwithstanding anything to the contrary set forth in this Agreement or in the Stock Option Agreement attached as Exhibit C, the parties may pursue any remedy at law or in equity in the event of termination for any reasons which involve wilful misconduct or gross negligence.

         11.4 AMENDMENT, EXTENSION AND WAIVER. Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of Cargill), the parties hereto may (a) amend this Agreement,
(b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of Cargill, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of consideration to be delivered to Cargill's stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE XII
                                  MISCELLANEOUS

         12.1 CONFIDENTIALITY. Except as specifically set forth herein, Westbank and Cargill agree to be bound by the terms of the Confidentiality Agreements previously executed by the parties hereto, which Agreements are hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreements shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.

         12.2 PUBLIC ANNOUNCEMENTS. Cargill and Westbank shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement, except as may be otherwise required by law, and neither Cargill nor Westbank shall issue any joint news releases with respect to this Agreement unless such news releases have been mutually agreed upon by the parties hereto, except as required by law.

         12.3 SURVIVAL. All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Date other than covenants that by their terms are to survive or be performed after the Effective Date.

         12.4 NOTICES. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by cable, telegram, telex or fax addressed as follows:

         If to Cargill or Cargill Bank, to:

         Cargill Bancorp, Inc.
         163 Providence Street
         P.O. Box 431
         Putnam, CT 06260-0431
         Attn:    Robert G. Eggleston
                  Secretary
         Telephone:        (860) 963-2265
         Facsimile:        (860) 928-9398

         With required copies to :

         Shipman & Goodwin, LLP
         One American Row
         Hartford, CT 06103-2819
         Attn:    Leslie L. Davenport, Esq.
         Telephone:        (860) 251-5918
         Facsimile:        (860) 251-5999

         If to Westbank or to Park West Bank, to:

         Westbank Corporation
         225 Park Avenue
         P.O. Box 149
         West Springfield, MA 01090-0149
         Attn:    Donald R.  Chase
                  President and Chief Executive Officer
         Telephone:        (413) 747-1400
         Facsimile:        (413) 747-1468

         With required copies to:

         Cranmore, FitzGerald & Meaney
         49 Wethersfield Avenue
         Hartford, CT 06114
         Attn:    J.J. Cranmore, Esq.
         Telephone:        (860) 522-9100
         Facsimile:        (860) 522-3379

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

         12.5 PARTIES IN INTEREST. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, and that (except as otherwise expressly provided in this Agreement or as is contemplated in Sections
7.9 and 7.10 of this Agreement) nothing in this Agreement is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement.

         12.6 COMPLETE AGREEMENT. This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto or thereto, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

         12.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

         12.8 SEVERABILITY. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

         12.9 GOVERNING LAW. This Agreement shall be governed by the laws of Massachusetts, without giving effect to its principles of conflicts of laws.

         12.10 INTERPRETATION. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit/ to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered "Section 5.5.1" would be part of "Section 5.5" and references to "Section 5.5" would also refer to material contained in the subsection described as "Section 5.5.1"). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.

          THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK

         IN WITNESS WHEREOF, Westbank, Park West Bank, Cargill and Cargill Bank have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

                                       WESTBANK CORPORATION

[SEAL]                                 By:

                                              /s/ Donald R. Chase
                                              ----------------------------------
                                              Donald R.  Chase
                                              President and CEO


                                       PARK WEST BANK AND TRUST COMPANY
[SEAL]
                                       By:

                                              /s/ Donald R. Chase
                                              ----------------------------------
                                              Donald R.  Chase
                                              President and CEO


                                       CARGILL BANCORP, INC.

[SEAL]                                 By:
                                              /s/ Raymond P. Faucher, Sr.
                                              ----------------------------------
                                              Raymond P.  Faucher, Sr.
                                              President and CEO


                                       CARGILL BANK

[SEAL]                                 By:


                                              /s/ Robert G. Eggleston, Jr.
                                              ----------------------------------
                                              Robert G.  Eggleston, Jr.
                                              President and CEO

                                                                       Exhibit A

                     Form of Shareholders' Voting Agreement

                                                      July 14, 1998

PERSONAL AND CONFIDENTIAL

Board of Directors
Westbank Corporation
225 Park Avenue
West Springfield, MA 01089-3326

Ladies and Gentlemen:

         Westbank Corporation ("Westbank") and Cargill Bancorp, Inc. ("Cargill") desire to enter into an Affiliation and Merger Agreement dated July 15, 1998 ("Agreement"), pursuant to which, subject to the terms and conditions set forth therein, (a) Cargill will merge with and into Westbank with Westbank being the surviving corporation to the merger, and (b) shareholders of Cargill will receive common stock of Westbank in exchange for common stock of Cargill outstanding on the closing date (the foregoing, collectively, referred to herein as the "Merger").

         Westbank has required, as a condition to its execution and delivery to Cargill of the Agreement, that the undersigned, being directors or executive officers of Cargill along with their spouses, execute and deliver to Westbank this Letter Agreement.

         Each of the undersigned, in his or her capacity as a shareholder of Cargill only, in order to induce Westbank to execute and deliver to Cargill the Agreement, hereby irrevocably:

                  (a) Agrees to be present (in person or by proxy) at all meetings of shareholders of Cargill called to vote for approval of the Merger so that all shares of common stock of Cargill then owned by the undersigned will be counted for the purpose of determining the presence of a quorum at such meetings and to vote all such shares (i) in favor of approval and adoption of the Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of Cargill), and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving Cargill;

                  (b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Cargill, to approve or adopt the Agreement;

                  (c) Agrees to use reasonable best efforts to cause the Merger to be consummated;

                  (d) Agrees not to sell, transfer or otherwise dispose of any common stock of Cargill on or prior to the record date for the meeting of Cargill shareholders to vote on the Merger;

                  (e) Agrees not to solicit, initiate or engage in any negotiations or discussions with any party other than Westbank with respect to any offer, sale, transfer or other disposition of, any shares of common stock of Cargill now or hereafter owned by the undersigned;

                  (f) Agrees not to offer, sell, transfer or otherwise dispose of any shares of common stock of Westbank received in the Merger, except (i) at such time as a registration statement under the Securities Act of 1933, as amended ("Securities Act") covering sales of such Westbank common stock is effective and a prospectus is made available under the Securities Act; (ii) within the limits, and in accordance with the applicable provisions of, Rule 145(d) under the Securities Act, or (iii) in a transaction which, in the opinion of counsel satisfactory to Westbank or as described in a "no-action" or interpretive letter from the staff of the Securities and Exchange Commission ("SEC"), is not required to be registered under the Securities Act; and acknowledges and agrees that Westbank is under no obligation to register the sale, transfer or other disposition of Westbank common stock by the undersigned or on behalf of the undersigned, or to take any other action necessary to make an exemption from registration available;

                  (g) Notwithstanding the foregoing, agrees not to sell, or in any other way reduce the risk of the undersigned relative to, any shares of common stock of Cargill or of common stock of Westbank, during the period commencing thirty days prior to the effective date of the Merger and ending on the date on which financial results covering at least thirty days of post-Merger combined operations of Westbank and Cargill have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies and the SEC's Staff Accounting Bulletin No. 65;

                  (h) Agrees that Westbank shall not be bound by any attempted sale of any shares of Westbank common stock, and Westbank's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement; and further agrees that the certificate representing shares of Westbank common stock owned by the undersigned may be endorsed with a restrictive legend consistent with the terms of this Letter Agreement;

                  (i) Represents that the undersigned has disclosed all shares of Cargill common stock he or she owns and agrees to use his or her best efforts to have the beneficial owner of any shares of Cargill common stock owned or acquired from the date hereof through the period referred to in subparagraph (g) by (i) his or her spouse; (ii) any of his or her relatives or relatives of his or her spouse occupying his or her home; (iii) any trust or estate in which he or she, his or her spouse, or any such relatives owns at least 10% beneficial interest or of which any of them serves as trustee, executor or in any similar capacity; and (iv) any corporation or other organization in which the undersigned, any affiliate of the undersigned, his or her spouse, or any such relative owns at least 10% of any class of equity securities or of the equity interest enter into a Letter Agreement substantially in the form of this Letter Agreement with respect to such shares;

                  (j) Represents that the undersigned has no plan or intention to sell, exchange, or otherwise dispose of any shares of common stock of Westbank to be received in the Merger prior to expiration of the time period referred to in subparagraph (g) hereof; and

                  (k) Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

         The obligations set forth herein shall terminate concurrently with any termination of the Agreement.

         This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

         The undersigned intend to be legally bound hereby.

         Sincerely,

                                                                     Exhibit B-1

                                             July 14, 1998

Board of Directors
Cargill Bancorp, Inc.
163 Providence Street
Putnam, CT   06405

Members of the Board:

         You have requested our opinion as to the fairness, from a financial point of view, of the terms of an Agreement and Plan of Merger dated July 14, 1998 (the "Merger Agreement"), by and among Westbank Corporation. ("Westbank") and its principal subsidiary Parkwest Bank and Trust Company, and Cargill Bancorp, Inc. ("Cargill") and its principal subsidiary Cargill Bank, to the holders of Cargill Common Stock, $.01 par value, ("Cargill Common Stock").

         Pursuant to the terms of the Merger Agreement, Cargill will be acquired by Westbank through the merger of Cargill with and into Westbank (the "Merger"). The Merger Agreement provides that each outstanding share of Cargill Common Stock shall be converted automatically into and be exchangeable for shares of Westbank common stock in accordance with the Exchange Ratio (rounded to the nearest ten thousandth of a share). The Exchange Ratio shall be (i) if the Westbank Market Value is greater than or equal to $13.07, then 1.3008 fully paid and nonassessable shares of Westbank common stock; (ii) if the Westbank Market Value is less than $13.07 but greater than or equal to $12.00, then the number of fully paid and nonassessable shares of Westbank common stock obtained by dividing (A) $17.00 per share by (B) the Westbank Market Value; and (iii) if Westbank Market Value is less than $12.00, then 1.4167 fully paid and nonassessable shares of Westbank common stock , subject to adjustment as provided in the in Section 11.1.7 of the Agreement.

         In connection with executing the Merger Agreement, Cargill entered into an Option Agreement dated July 14, 1998 ("the Option Agreement"), pursuant to which Cargill has granted Westbank an option to acquire up to 84,804 fully paid and nonassessable shares of Cargill Common Stock at a price of $12.00 per share; provided further that in no event shall the number of shares of Cargill Common Stock for which this Option is exercisable exceed 19.9% of the Cargill's issued and outstanding shares of common stock after giving effect to any shares subject to or issued pursuant to the Option Agreement. Westbank may exercise this option upon the occurrence of certain events specified in the Option Agreement.

Board of Directors
Cargill Bancorp, Inc.
July 14, 1998
Page 2


         Ostrowski & Company, Inc., as part of its bank and thrift advisory business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate purposes. We are familiar with Cargill and have received and will receive fees from Cargill for issuing an opinion as to the fairness, from a financial point of view, of the terms of the proposed transaction as set forth in the Merger Agreement.

         In connection with providing this opinion, we have examined and relied upon, among other things: the Merger Agreement; annual reports to shareholders, proxy statements and related audited financial statements for Cargill for each of the three fiscal years ended September 30, 1995, 1996 and 1997; certain unaudited interim financial reports for Cargill for the quarters ended December 31, 1997 March 31, 1998 and June 30, 1998, certain other financial information for Cargill, including proforma financial statements and management's estimates relating to, among other things, earnings, asset quality, loan delinquencies and capital; annual reports to shareholders, proxy statements and related audited financial statements for Westbank for each of the three fiscal years ended December 31, 1995, 1996 and 1997; certain unaudited interim financial reports for Westbank for the quarter ended March 31, 1998, certain other financial information for Westbank, including proforma financial statements and management's estimates relating to, among other things, earnings, asset quality, loan delinquencies and capital. We have conducted discussions with executive management of Cargill and Westbank concerning historical financial performance and condition, market area economic conditions, future business prospects and financial forecasts. We have reviewed comparable financial, operating and market data for the banking industry and selected peer groups; compared the terms of the Merger Agreement with other bank and thrift merger and acquisition transactions; and have considered such additional financial and other information deemed relevant.

         In preparing our opinion, we have relied upon the accuracy, completeness and fair presentation of all information supplied or otherwise made available to us by, or on behalf of, Cargill and Westbank. We have not independently verified such information or undertaken an independent evaluation or appraisal of the assets or liabilities of Cargill or Westbank, nor have we been furnished any such evaluations or appraisals. With respect to forecasts of expected future financial performance, we have been advised that they reflect the best currently available estimates and judgement of the executive management. This opinion is necessarily based upon the information available to us and the market, economic and other conditions, as they exist and can be evaluated, as of the date of this letter.

Board of Directors
Cargill Bancorp, Inc.
July 14, 1998
Page 3


         This opinion is directed solely to the fairness, from a financial point of view, of the terms of the Merger Agreement to Cargill Shareholders and does not constitute a recommendation to any Cargill Shareholder as to how such Cargill Shareholder should vote with respect to the Merger Agreement.

         In reliance upon and subject to the foregoing, it is our opinion that as of the date hereof, the terms of the Merger Agreement are fair, from a financial point of view, to Cargill Shareholders.

                                                   Very truly yours,

                                                   /s/ Ostrowski & Company, Inc.

                                                   OSTROWSKI & COMPANY, INC.

                                                                     Exhibit B-2

                                                      July 15, 1998

The Board of Directors
Westbank Corporation
225 Park Avenue
West Springfield, MA 01089

Members of the Board:

         You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Westbank Corporation ("Westbank") of the Exchange Ratio (as defined below) in the proposed merger (the "Merger") of Cargill Bancorp, Inc. ("Cargill"), with and into Westbank, pursuant to the Affiliation and Merger Agreement (the "Merger Agreement") dated July 15, 1998.

         Under the terms of, and subject to certain conditions as defined in the Merger Agreement, each issued and outstanding share of common stock, $0.01 par value, of Cargill, except for any dissenting shares and except for any shares held by Westbank will be entitled to receive Merger Consideration payable in shares of common stock, $2.00 par value per share, of Westbank Corporation ("Westbank Common Stock"). The Merger Consideration will be based on the average of the closing prices per share of Westbank Common Stock during the twenty consecutive trading day period ending on the fifth trading day immediately preceding the Determination Date (the "Westbank Market Value"). The exchange ratio will be equal to 1.3008 shares of Westbank Common Stock, subject to the adjustments described below (the "Exchange Ratio").

         If the Westbank Market Value is greater than $13.07, then Cargill shareholders shall receive an Exchange Ratio of 1.3008 shares of Westbank Common Stock for each share of Cargill stock. If the Westbank Market Value is less than $13.07 but greater than or equal to $12.00, then Cargill shareholders shall receive an Exchange Ratio equal to $17.00 divided by the Westbank Market Value. If the Westbank Market Value is less than $12.00, then Cargill shall have the right to terminate the Merger, provided however, that Westbank shall have the option to increase the Exchange Ratio above 1.4167 as provided in the Merger Agreement.

         Northeast Capital & Advisory, Inc., as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Westbank, having acted as its financial advisor in connection with, and having participated in certain areas of the negotiations leading to, the Merger Agreement. We also have provided investment banking services to Westbank since 1989.

                                                            Westbank Corporation
                                                         Fairness Opinion Letter
                                                                        Page - 2


         In connection with this opinion, we have reviewed, among other things, the Merger Agreement; the Annual Reports of Cargill for the three years ended September 30, 1997; the Annual Report to Shareholders on Form 10-K of Westbank for the year ending December 31, 1997; certain Quarterly Reports of Cargill and Westbank; certain unaudited interim reports and certain press releases to the respective shareholders of Westbank and Cargill; and financial information concerning the business and operations of Westbank and Cargill furnished to us by their respective managements. We also have conducted discussions with members of the senior managements of Westbank and Cargill regarding the past and current business operations, regulatory relationships, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity of Cargill's and Westbank's common stock; compared certain financial information for Westbank and Cargill with certain financial and stock market information for certain other companies, the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the commercial banking environment in particular; and performed such other studies and analyses as we considered appropriate.

         In conducting our review and arriving at our opinion, we relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not attempted independently to verify such information. We have generally relied upon the management of Westbank and Cargill as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have generally assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will generally be realized in the amounts and in the time periods currently estimated by such managements. We have also assumed that the aggregate allowance for loan losses for Westbank and Cargill is adequate to cover such losses. We have not made nor obtained any evaluations or appraisals of the property of Westbank and Cargill. We have, however, independently examined certain individual loan credit files of Cargill and independently produced projections and operating forecasts to assure ourselves that the assumptions generated by management of Westbank and Cargill in their projections and forecasts do not materially and adversely alter the adequacy of the financial consideration being exchanged by Westbank shareholders, from a financial point of view. Finally, you have informed us that, while not a condition to the transaction, the Merger is intended to be accounted for as a pooling of interests transaction under generally accepted accounting principles.

         In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate in the circumstances. We have also taken into account our assessment of general economic, market and financial conditions, our experience in other transactions, and our knowledge of the banking industry in general. In rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger to Westbank. Our opinion is based upon information, conditions and projections as they exist and can be evaluated on the date hereof.

                                                            Westbank Corporation
                                                         Fairness Opinion Letter
                                                                        Page - 3

         Based upon and subject to the foregoing, it is our opinion that the Exchange Ratio of the Merger as provided and described in the Merger Agreement is fair, from a financial point of view, to Westbank and its shareholders.

                                          Very truly yours,

                                          /s/ Northeast Capital & Advisory, Inc.

                                          NORTHEAST CAPITAL & ADVISORY, INC.

ALL:gkk

                                                                       Exhibit C

                             STOCK OPTION AGREEMENT

                  THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO
                   CERTAIN PROVISIONS CONTAINED HEREIN AND TO
        RESALE RESTRICTIONS UNDER THE SECURITIES ACT OF 1933, AS AMENDED
              STOCK OPTION AGREEMENT, dated July 15, 1998, between
                      CARGILL BANCORP, INC. ("Issuer") and
                        WESTBANK CORPORATION ("Grantee").

                              W I T N E S S E T H:

         WHEREAS, Grantee and Issuer have entered into an Affiliation and Merger Agreement of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto immediately prior to this Agreement; and

         WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined):

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

         1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 84,804 fully paid and nonassessable shares of Issuer's Common Stock ("Common Stock"), at a price of $12.00 per share (the "Option Price"); provided further that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock after giving effect to any shares subject to or issued pursuant to the Option or other employee stock options. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

         (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, it equals 19.9% of the number of shares of Common Stock then issued and outstanding giving effect to any shares subject or issued pursuant to the Option or other employee stock options. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

         2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within 90 days following such Subsequent Triggering Event. Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section
11.1.2 or 11.1.3 of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional); or (iii) the passage of eighteen months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 11.1.2 or 11.1.3 of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional) (provided that if an Initial Triggering Event continues or occurs beyond such termination and prior to the passage of such month period, the Exercise Termination Event shall be eighteen months from the expiration of the Last Triggering Event but in no event more than eighteen months after such termination). The "Last Triggering Event" shall mean the last Initial Triggering Event to expire. The term "Holder" shall mean the holder or holders of the Option.

         (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

                  (i) Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"),and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction. For purposes of this Agreement,"Acquisition Transaction" shall mean (w) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of Issuer, (x) a purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer or any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Significant Subsidiary of Issuer, or (z) any substantially similar transaction; provided, however, that in no event shall any (i) merger, consolidation or similar transaction involving Issuer or any Significant Subsidiary in which the voting securities of Issuer outstanding immediately prior thereto continue to represent (by either remaining outstanding or being converted into the voting securities of the surviving entity of any such transaction) at least 80% of the combined voting power of the voting securities of the Issuer or the surviving entity outstanding immediately after the consummation of such merger, consolidation, or similar transaction, or (ii) any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its Subsidiaries or involving only any two or more of such Subsidiaries, be deemed to be an Acquisition Transaction, provided any such transaction is not entered into in violation of the terms of the Merger Agreement;

                  (ii) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its intent to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement;

                  (iii) Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

                  (iv) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

                  (v) After an overture is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and (y) shall not have been cured prior to the Notice Date (as defined below); or

                  (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed (or in the case of an application which is filed prior to the execution of this Stock Option Agreement, the failure to have said application withdrawn or denied within thirty days) an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

         (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

                  (i) The acquisition by any person of beneficial ownership of 15% or more of the then outstanding Common Stock; or

                  (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) shall be 10.01%.

         (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

         (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 30 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

         (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

         (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

         (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

         "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

         (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

         3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

         4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

         5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalization, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would be prohibited under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

         6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee deliver within 90 days of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand only one such registration. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for the Issuer. Upon receiving any request under this
Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than one registration pursuant to this Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

         7. (a) Immediately prior to the occurrence of a Repurchase Event (as defined below), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such later period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer,
(iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be and reasonably acceptable to the Issuer.

         (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this
Section 7, with the latter to occur within (x) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (y) the time that is immediately prior to the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

         (c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

         (d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the proviso to Section 2(b)(i) hereof or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock, provided that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The parties hereto agree that Issuer's obligations to repurchase the Option or Option Shares under this Section 7 shall not terminate upon the occurrence of an Exercise Termination Event unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event.

         8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

         (b) The following terms have the meanings indicated:

                  (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

                  (2) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

                  (3) "Assigned Value" shall mean the market/offer price, as defined in Section 7.

                  (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

         (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

         (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

         (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

         (f) Issuer shall not enter into any transaction described in subsection
(a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

         9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the issuer of the Substitute Option (the "Substitute Option Issuer") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to (x) the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised plus (y) Grantee's Out-of-Pocket Expenses (to the extent not previously reimbursed), and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to (x) the Highest Closing Price multiplied by the number of Substitute Shares so designated plus (y) Grantee's Out-of-Pocket Expenses (to the extent not previously reimbursed). The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

         (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

         (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing.

         10. The 90-day period for exercise of certain rights under Sections 2, 6, 7 and 13 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

         11. Issuer hereby represents and warrants to Grantee as follows:

                  (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

                  (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

                  (c) Issuer has taken all action so that the entering into of this Option Agreement, the acquisition of shares of Common Stock hereunder and the other transactions contemplated hereby do not and will not result in the grant of any rights to any person.

         12. Grantee hereby represents and warrants to Issuer that:

                  (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

                  (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

         13. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 90 days following such Subsequent Triggering Event (or such later period as provided in Section 10); provided, however, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee under the BHCA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

         14. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the American Stock Exchange or Nasdaq on official notice of issuance and applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

         15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

         16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

         17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

         18. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         19. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         21. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

         22. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

WITNESSES:                                   CARGILL BANCORP, INC

_______________________________________
Name:                                        By: _______________________________
                                                      Raymond P. Faucher, Sr.
_______________________________________      Its:     President and Chief
Name:                                                 Executive Officer Duly
                                                      Authorized

                                             WESTBANK CORPORATION

_______________________________________
Name:                                        By: _______________________________
                                                      Donald R. Chase
_______________________________________      Its:     President and Chief
Name:                                                 Executive Officer Duly
                                                      Authorized

STATE OF CONNECTICUT                         )
                                             )      ss.:     PUTNAM
COUNTY OF WINDHAM                            )

         On this ____ day of July, 1998, before me, the undersigned, personally appeared Raymond P. Faucher, Sr., who acknowledged himself to be the President and Chief Executive Officer of Cargill Bancorp Inc., and that he as such President and Chief Executive Officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing his name.

         In Witness Whereof, I hereunto set my hand.

                                     ___________________________________________
                                     Commissioner of the Superior Court/Notary
                                     Public My Commission Expires:

COMMONWEALTH OF MASSACHUSETTS                )
                                             )        ss.:     WEST SPRINGFIELD
COUNTY OF HAMPDEN                            )

         On this __th day of July, 1998, before me, the undersigned, personally appeared Donald R. Chase, who acknowledged himself to be the President and Chief Executive Officer of Westbank Corporation, and that he as such President and Chief Executive Officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing his name.

         In Witness Whereof, I hereunto set my hand.

                                ________________________________________________
                                Commissioner of the Superior Court/Notary Public My Commission Expires

                                                                       Exhibit D

                            Form of Letter Agreement

                                             July 24 1998

Westbank Corporation
225 Park Avenue
West Springfield, MA 01089-3326

Gentlemen:

         I have been advised that I might be considered to be an "affiliate" of Westbank Corporation for purposes of generally accepted accounting principles as such term relates to pooling of interests accounting treatment for certain business combinations under generally accepted accounting principles and the interpretations of the Securities and Exchange Commission (the "SEC") or its staff, including, without limitation, Section 201.01 of the SEC's Codification of Financial Reporting Policies and the SEC's Staff Accounting Bulletin No. 65. Neither my entering into this letter agreement, nor anything contained herein, shall be deemed an admission on my part that I am such an "affiliate".

         Westbank Corporation, a Massachusetts corporation ("Westbank"), and its subsidiary Park West Bank and Trust Company, a Massachusetts chartered state bank and trust company have entered into an Affiliation and Merger Agreement with Cargill Bancorp, Inc., a Delaware corporation ("Cargill") and its subsidiary Cargill Bank, a Connecticut chartered stock savings and loan association dated on or about the date hereof (the "Merger Agreement"), providing for among other things, the merger (the "Merger") of Cargill with and into Westbank with Westbank being the surviving corporation in the Merger. Upon consummation of the Merger, Shareholders of Cargill will receive shares of common stock, par value $2.00 per share, in exchange for all of their shares of common stock of Cargill. This agreement is hereinafter referred to as the "Letter Agreement".

         I represent and warrant to, and agree with, Westbank as follows:

                  1. I have read this Letter Agreement and the Merger Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, pledge, transfer or otherwise dispose of shares of Westbank Common Stock, to the extent I felt necessary, with my counsel or counsel for Westbank.

                  2. I hereby agree that (a) without the consent of Westbank if prior to the Effective Date of the Merger, or (b) without the consent of Westbank if subsequent to the Effective Date of the Merger, (i) I will not sell or otherwise reduce my risk relative to any shares of Westbank Common Stock during the period of thirty (30) days prior to the effective date of the Merger, and (ii) I will not sell or otherwise reduce my risk relative to any shares of Westbank

Westbank Corporation
July 24, 1998
Page 2

Common Stock until financial results covering at least thirty (30) days of combined operations have been published following the effective date of the Merger.

         I agree that, if I desire to dispose of any shares of Westbank Common Stock owned by me after the date of this Letter Agreement and prior to the release of financial results covering at least thirty (30) days of combined operations have been published following the effective date of the Merger, I will affirmatively inquire of Westbank through its counsel, Cranmore, FitzGerald & Meaney, if prior to the effective date of the Merger, whether I may so dispose of said shares of Westbank Common Stock, or counsel for Westbank following the effective date of Merger whether I may so dispose of shares of Westbank Common Stock, without violating the requirements of this Letter Agreement. I will dispose of said shares only if such inquiry is answered in the affirmative by the written response of said counsel.

         It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated. It is also understood and agreed that this Letter Agreement shall terminate and be of no further force and effect at such time as (i) financial results covering at least thirty (30) days of combined operations following the effective date of the Merger have been published, or (ii) delivery by the undersigned to Westbank of a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Westbank, or other evidence reasonably satisfactory to Westbank, to the effect that a transfer of my shares of Westbank Common Stock will not violate or any of the rules and regulations of the SEC.

         This Letter Agreement shall be binding on my heirs, legal representatives and successors.

                                             Very truly yours,

                                                                     Exhibit E-1

             FORM OF OPINION OF COUNSEL - SHIPMAN & GOODWIN, L.L.P.

         (a) Cargill Bancorp, Inc. is validly existing under the laws of the State of Delaware and is duly registered as a bank holding company under the BHCA. Cargill Bank is validly existing under the laws of the State of Connecticut.

         (b) The authorized capital stock of Cargill Bancorp, Inc. consists of 750,000 shares of Cargill Bancorp, Inc. Common Stock and 250,000 shares of Cargill Bancorp, Inc. Preferred Stock. All of the outstanding shares of Cargill Bancorp, Inc. Common Stock have been duly authorized and are nonassessable, and the shareholders of Cargill Bancorp, Inc. have no preemptive rights with respect to any shares of capital stock of Cargill Bancorp, Inc. All of the outstanding shares of capital stock of Cargill Bank have been duly authorized and are nonassessable, and, to the actual knowledge of such counsel, are directly or indirectly owned by Cargill Bancorp, Inc. free and clear of all liens, claims, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.

         (c) The Affiliation and Merger dated as of July 15, 1998 (the "Agreement") has been duly authorized, executed and delivered by Cargill Bancorp, Inc. and Cargill Bank and, assuming due authorization, execution and delivery by Westbank Corporation and Park West Bank and Trust Company, constitutes a valid and binding obligation of Cargill Bancorp, Inc. and Cargill Bank enforceable in accordance with its terms, except that the enforceability of the obligations of Cargill Bancorp, Inc. and Cargill Bank may be limited by (i) bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors; (ii) equitable principles limiting the right to obtain specific performance or other similar equitable relief; and (iii) considerations of public policy.

         (d) Cargill Bancorp, Inc. and Cargill Bank have all requisite corporate power and authority to execute and deliver the Agreement and to consummate the Merger. All corporate actions required to be taken by Cargill Bancorp, Inc. and Cargill Bank by law and their respective Charters and Bylaws to authorize the execution and delivery of the Agreement and consummation of the Merger have been taken.

         (e) All consents or approvals of or filings or registrations with any federal or state banking agency which are necessary to be obtained by Cargill Bancorp, Inc. and Cargill Bank to permit the execution of the Agreement and consummation of the Merger have been obtained.

         (f) Neither the execution of the Agreement nor consummation of the Merger will (i) conflict with or result in a breach of any provision of the Charter or Bylaws or similar governing instruments, of Cargill Bancorp, Inc. or any of its Subsidiaries; (ii) constitute a breach of or default under, or give rise to a right of termination, cancellation or acceleration with respect to, specified agreements listed in Disclosure Schedules except as described in the Cargill Disclosure Schedule ___, or (iii) violate any Connecticut banking or Delaware corporate law or federal banking law of the United States binding upon Cargill Bancorp, Inc. or any of its Subsidiaries, or any order, writ, injunction or decree of which we have actual knowledge to which Cargill Bancorp, Inc. or any of its Subsidiaries, is subject.

         (g) We do not have actual knowledge of any actions, suits or proceedings pending or threatened against Cargill Bancorp, Inc. or any of its Subsidiaries, at law or in equity, before any court or governmental body which in any manner challenges or seeks to prevent, enjoin, alter or materially delay consummation of the Merger.

         In rendering their opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, upon certificates of governmental officials, certificates or opinions of other counsel to Cargill Bancorp, Inc. or a Cargill Bancorp, Inc. Subsidiary reasonably satisfactory to Westbank Corporation and, as to matters of fact, certificates of officers of Cargill Bancorp, Inc. or a Cargill Bancorp, Inc. Subsidiary. The opinion of such counsel need refer only to matters of Delaware, Connecticut and federal law and may add other qualifications and explanations of the basis of their opinion as may be reasonably acceptable to Westbank Corporation.

         Counsel may expressly exclude any opinions as to choice of law and anti-trust matters and may add such other qualifications and explanations of the basis of its opinions as are consistent with the Legal Opinion Accord prepared by the Section of Business Law of the American Bar Association.

                                                                     Exhibit E-2

           FORM OF OPINION OF COUNSEL - CRANMORE, FITZGERALD & MEANEY

         (a) Westbank Corporation is validly existing under the laws of the Commonwealth of Massachusetts, and Westbank Corporation is duly registered as a bank holding company under the Bank Holding Company Act.

         (b) Park West Bank and Trust Company is a validly existing Massachusetts chartered state bank and trust company.

         (c) The authorized capital stock of Westbank Corporation consists of 9,000,000 shares of Westbank Corporation Common Stock and 100,000 shares of Westbank Corporation Preferred Stock. All of the outstanding shares of Westbank Corporation Common Stock have been duly authorized and are nonassessable. None of the outstanding shares of Westbank Corporation Common Stock has been issued in violation of the preemptive rights of any person, firm or entity. All of the outstanding shares of capital stock of Park West Bank and Trust Company and each other Westbank Corporation Subsidiary have been duly authorized and are nonassessable, and, to the actual knowledge of such counsel, are directly or indirectly owned by Westbank Corporation free and clear of all liens, claims, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.

         (d) The Agreement has been duly authorized, executed and delivered by Westbank Corporation and Park West Bank and Trust Company and, assuming due authorization, execution and delivery by Westbank Corporation and Park West Bank and Trust Company, constitutes a valid and binding obligation of Westbank Corporation and Park West Bank and Trust Company enforceable in accordance with its terms, except that the enforceability of the obligations of Westbank Corporation and Park West Bank and Trust Company may be limited by (i) bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors, (ii) equitable principles limiting the right to obtain specific performance or other similar equitable relief and (iii) considerations of public policy.

         (e) Westbank Corporation and Park West Bank and Trust Company have all requisite corporate power and authority to execute and deliver the Agreement and to consummate the Merger. All corporate actions required to be taken by Westbank Corporation and Park West Bank and Trust Company by law and their respective Charters and Bylaws to authorize the execution and delivery of the Agreement and consummation of the Merger and the Stock Option Agreement have been taken.

         (f) All consents or approvals of or filings or registrations with any federal or state banking agency which are necessary to be obtained by Westbank Corporation and Park West Bank and Trust Company to permit the execution of the Agreement and consummation of the Merger have been obtained.

         (g) Neither the execution of the Agreement nor consummation of the Merger will (i) conflict with or result in a breach of any provision of the Charter or Bylaws or similar governing instruments, of Westbank Corporation or any of its Subsidiaries, (ii) constitute a breach of or default under, or give rise to a right of termination, cancellation or acceleration with respect to, any agreements involving Westbank Corporation or its Subsidiary listed in Disclosure Schedules except as described in the Westbank Disclosure Schedules, or (iii) violate any Massachusetts banking or corporate law or federal banking law of the United States binding upon Westbank Corporation or any of its Subsidiaries, or any order, writ, injunction or decree of which we have actual knowledge to which Westbank Corporation or any of its Subsidiaries, is subject.

         (h) We do not have actual knowledge of any actions, suits or proceedings pending or threatened against Westbank Corporation or any Subsidiary, at law or in equity, before any court or governmental body which in any manner challenges or seeks to prevent, enjoin, alter or materially delay consummation of the Merger.

         In rendering their opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, upon certificates of governmental officials, certificates or opinions of other counsel to Westbank Corporation or a Westbank Corporation Subsidiary reasonably satisfactory to Westbank Corporation and, as to matters of fact, certificates of officers of Westbank Corporation or a Westbank Corporation Subsidiary. The opinion of such counsel need refer only to matters of Massachusetts and federal law and may add other qualifications and explanations of the basis of their opinion.

         Counsel may expressly exclude any opinions as to choice of law and anti-trust matters and may add such other qualifications and explanations of the basis of its opinions as are consistent with the Legal Opinion Accord prepared by the Section of Business Law of the American Bar Association.

                                                                      Appendix B

                        [OSTROWSKI & COMPANY LETTERHEAD]

                                                                November 2, 1998

Board of Directors
Cargill Bancorp, Inc.
163 Providence Street
Putnam, CT   06405

Members of the Board:

         You have requested an update of our opinion as to the fairness, from a financial point of view, of the terms of an Agreement and Plan of Merger dated July 14, 1998 (the "Merger Agreement"), by and among Westbank Corporation. ("Westbank") and its principal subsidiary Parkwest Bank and Trust Company, and Cargill Bancorp, Inc. ("Cargill") and its principal subsidiary Cargill Bank, to the holders of Cargill Common Stock, $.01 par value, ("Cargill Common Stock").

         Pursuant to the terms of the Merger Agreement, Cargill will be acquired by Westbank through the merger of Cargill with and into Westbank (the "Merger"). The Merger Agreement provides that each outstanding share of Cargill Common Stock shall be converted automatically into and be exchangeable for shares of Westbank in accordance with the Exchange Ratio (rounded to the nearest ten thousandth of a share). The Exchange Ratio shall be (i) if the Westbank Market Value is greater than or equal to $13.07, then 1.3008 fully paid and nonassessable shares of Westbank Common Stock; (ii) if the Westbank Market Value is less than $13.07 but greater than or equal to $12.00, then the number of fully paid and nonassessable shares of Westbank Common Stock obtained by dividing (A)$17.00 per share by (B) the Westbank Market Value; and (iii) if Westbank Market Value is less than $12.00, then 1.4167 fully paid and nonassessable shares of Westbank Common Stock , subject to adjustment as provided in Section 11.1.7 of the Agreement.

         In connection with executing the Agreement, Cargill entered into an Option Agreement dated July 14, 1998 ("the Option Agreement"), pursuant to which Cargill has granted Westbank an option to acquire up to 84,804 fully paid and nonassessable shares of Cargill Common Stock at a price of $12.00 per share; provided further that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Cargill's issued and outstanding shares of common stock after giving effect to any shares subject to or issued pursuant to the Option. Westbank may exercise this Option upon the occurrence of certain events specified in the Option Agreement.

OSTROWSKI & COMPANY, INC.

Board of Directors
November 2, 1998
Page 2


         Ostrowski & Company, Inc., as part of its bank and thrift advisory business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate purposes. We are familiar with Cargill and have received and will receive fees from Cargill for issuing an opinion as to the fairness, from a financial point of view, of the terms of the proposed transaction as set forth in the Merger Agreement.

         In connection with providing this update of our opinion, we have examined and relied upon, among other things: the Merger Agreement; the Westbank Corporation Registration Statement on Form S-4 filed on September 30, 1998 with the Securities and Exchange Commission and the draft thereto of Amendment Number 1 dated October 28, 1998; annual reports to shareholders, proxy statements and related audited financial statements for Cargill for each of the three fiscal years ended September 30, 1995, 1996 and 1997; certain unaudited interim financial reports for Cargill for the quarters ended December 31, 1997, March 31, 1998 and June 30, 1998 and for the fiscal year ended September 30, 1998, certain other financial information for Cargill, including proforma financial statements and management's estimates relating to, among other things, earnings, asset quality, loan delinquencies and capital ; annual reports to shareholders, proxy statements and related audited financial statements for Westbank for each of the three fiscal years ended December 31, 1995, 1996 and 1997; certain unaudited interim financial reports for Westbank for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 and certain other financial information for Westbank, including proforma financial statements and management's estimates relating to, among other things, earnings, asset quality, loan delinquencies and capital. We have conducted discussions with executive management of Cargill and Westbank concerning historical financial performance and condition, market area economic conditions, future business prospects and financial forecasts. We have reviewed comparable financial, operating and market data for the banking industry and selected peer groups; compared the terms of the Merger Agreement with other bank and thrift merger and acquisition transactions; and have considered such additional financial and other information deemed relevant.

         In preparing our opinion, we have relied upon the accuracy, completeness and fair presentation of all information supplied or otherwise made available to us by, or on behalf of, Cargill and Westbank. We have not independently verified such information or undertaken an independent evaluation or appraisal of the assets or liabilities of Cargill or Westbank, nor have we been furnished any such evaluations or appraisals. With respect to forecasts of expected future financial performance, we have been advised that they reflect the best currently available estimates and judgement of the executive management. This opinion is necessarily based upon the information available to us and the market, economic and other conditions, as they exist and can be evaluated, as of the date of this letter.

OSTROWSKI & COMPANY, INC.

Board of Directors
November 2, 1998
Page 3


         This opinion is directed solely to the fairness, from a financial point of view, of the terms of the Merger Agreement to Cargill Shareholders and does not constitute a recommendation to any Cargill Shareholder as to how such Cargill Shareholder should vote with respect to the Merger Agreement.

         In reliance upon and subject to the foregoing, it is our opinion that as of the date hereof, the terms of the Merger Agreement are fair, from a financial point of view, to Cargill Shareholders.


                                     Very truly yours,

                                     /s/ Ostrowski & Company, Inc.

                                     OSTROWSKI & COMPANY, INC.

                                                                      Appendix C





                                        November 2, 1998


The Board of Directors
Westbank Corporation
225 Park Avenue
West Springfield, MA 01089

Members of the Board:

         You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Westbank Corporation ("Westbank") of the Exchange Ratio (as defined below) in the proposed merger (the "Merger") of Cargill Bancorp, Inc. ("Cargill"), with and into Westbank, pursuant to the Affiliation and Merger Agreement (the "Merger Agreement") dated July 15, 1998.

         Under the terms of, and subject to certain conditions as defined in the Merger Agreement, each issued and outstanding share of common stock, $0.01 par value, of Cargill, except for any dissenting shares and except for any shares held by Westbank will be entitled to receive Merger Consideration payable in shares of common stock, $2.00 par value per share, of Westbank Corporation ("Westbank Common Stock"). The Merger Consideration will be based on the average of the closing prices per share of Westbank Common Stock during the twenty consecutive trading day period ending on the fifth trading day immediately preceding the Determination Date (the "Westbank Market Value"). The exchange ratio will be equal to 1.3008 shares of Westbank Common Stock, subject to the adjustments described below (the "Exchange Ratio").

         If the Westbank Market Value is greater than $13.07, then Cargill shareholders shall receive an Exchange Ratio of 1.3008 shares of Westbank Common Stock for each share of Cargill stock. If the Westbank Market Value is less than $13.07 but greater than or equal to $12.00, then Cargill shareholders shall receive an Exchange Ratio equal to $17.00 divided by the Westbank Market Value. If the Westbank Market Value is less than $12.00, then Cargill shall have the right to terminate the Merger, provided however, that Westbank shall have the option to increase the Exchange Ratio above 1.4167 as provided in the Merger Agreement.

         Northeast Capital & Advisory, Inc., as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Westbank, having acted as its financial advisor in connection with, and having participated in certain areas of the negotiations leading to, the Merger Agreement. We also have provided investment banking services to Westbank since 1989.

                                                            Westbank Corporation
                                                         Fairness Opinion Letter
                                                                        Page - 2


         In connection with this opinion, we have reviewed, among other things, Registration Statement/Proxy, the Merger Agreement; the Annual Reports of Cargill for the three years ended September 30, 1997; the Annual Report to Shareholders on Form 10-K of Westbank for the year ending December 31, 1997; certain Quarterly Reports of Cargill and Westbank; certain unaudited interim reports and certain press releases to the respective shareholders of Westbank and Cargill; and financial information concerning the business and operations of Westbank and Cargill furnished to us by their respective managements. We also have conducted discussions with members of the senior managements of Westbank and Cargill regarding the past and current business operations, regulatory relationships, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity of Cargill's and Westbank's common stock; compared certain financial information for Westbank and Cargill with certain financial and stock market information for certain other companies, the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the commercial banking environment in particular; and performed such other studies and analyses as we considered appropriate.

         In conducting our review and arriving at our opinion, we relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not attempted independently to verify such information. We have generally relied upon the management of Westbank and Cargill as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have generally assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will generally be realized in the amounts and in the time periods currently estimated by such managements. We have also assumed that the aggregate allowance for loan losses for Westbank and Cargill is adequate to cover such losses. We have not made nor obtained any evaluations or appraisals of the property of Westbank and Cargill. We have, however, independently examined certain individual loan credit files of Cargill and independently produced projections and operating forecasts to assure ourselves that the assumptions generated by management of Westbank and Cargill in their projections and forecasts do not materially and adversely alter the adequacy of the financial consideration being exchanged by Westbank shareholders, from a financial point of view. Finally, you have informed us that, while not a condition to the transaction, the Merger is intended to be accounted for as a pooling of interests transaction under generally accepted accounting principles.

         In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate in the circumstances. We have also taken into account our assessment of general economic, market and financial conditions, our experience in other transactions, and our knowledge of the banking industry in general. In rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger to Westbank. Our opinion is based upon information, conditions and projections as they exist and can be evaluated on the date hereof.

                                                            Westbank Corporation
                                                         Fairness Opinion Letter
                                                                        Page - 3


         Based upon and subject to the foregoing, it is our opinion that the Exchange Ratio of the Merger as provided and described in the Merger Agreement is fair, from a financial point of view, to Westbank and its shareholders.


                                        Very truly yours,

                                        /s/ Northeast Capital & Advisory, Inc.

                                        NORTHEAST CAPITAL & ADVISORY, INC.

                                                                      Appendix D

                        DELAWARE GENERAL CORPORATION LAW
                          SECTION 262. APPRAISAL RIGHTS.

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection (d) of this Section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this Chapter shall be entitled to an appraisal by the Court of Chancery of the fair value or his shares of stock under the circumstances described in subsections (b) and (c) of this Section. As used in this Section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non-stock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251, 252, 254, 257, 258, or 263 of this Chapter;

         (1) provided, however, that no appraisal rights under this Section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of Section 251 of this Chapter.

         (2) Notwithstanding the provisions of subsection (b) (1) of this Section, appraisal rights under this Section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this Chapter to accept for such stock anything except (i) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof; (ii) shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares or fractional depository receipts described in the foregoing clauses (i) and (ii); or (iv) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing clauses (i), (ii) and (iii) of this subsection.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this Chapter is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this Section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this Section, including those set forth in subsection (d) and
(e), shall apply as nearly as is practicable.

         (d) Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this Section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) and (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this Section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with the provisions of this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this Chapter, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights or the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this Section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with the provisions of subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date or the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving, or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with the provisions of this Section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determinating, the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this Section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this Section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest. if any, by the surviving or resulting, corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be made to each such stockholder, in the case of holders of uncertified stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any other state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this Section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this Section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this Section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (1) The shares of the surviving or resulting corporation into which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

           Section 67 of Chapter 156B of the Massachusetts General Laws, the Massachusetts Business Corporation Law (the "MBCL") provides, in effect, that a corporation may indemnify any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the corporation against, in the case of a nonderivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorney's fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the corporation, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonable entitled to indemnity for expenses, and, in a nonderivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

         Article V, Section 9 of Westbank's Bylaws provides that Westbank shall indemnify each person who is or was an officer, director, employee or agent of Westbank against all liabilities and expenses reasonably incurred by such indemnitee in connection with such proceeding, provided that such indemnitee shall undertake to repay such payment if he shall be adjudicated to be not entitled to indemnification.

ITEM 21. EXHIBIT AND FINANCIAL STATEMENTS SCHEDULES

         The exhibit and financial statement schedules filed as a part of this Registration Statement are as follows:

(a)      Exhibits

Exhibit No.                         Exhibit
-----------                         -------
Location
--------
        2.1           Affiliation and Merger Agreement among
                      Westbank Corporation, Park West Bank and Trust
                      Company, Cargill Bancorp, Inc. and Cargill Bank
                      dated July 15, 1998 (Included as Appendix A to the
                      Proxy Statement-Prospectus)

        2.2           Stock Option Agreement dated July 15, 1998;
                      form included as Exhibit C to the Affiliation and Merger Agreement (See Exhibit 2.1 above)

Exhibit No.                                         Exhibit
-----------                                         -------
Location
--------
        3.1           Articles of Organization of Westbank Corporation                           E-1

        3.2 Bylaws of Westbank Corporation (Exhibit is incorporated by reference to Exhibit 3.2 to Westbank's Registration
                      Statement on Form S-4 (No. 333-64741) filed on
                      September 30, 1998)

        5             Opinion of Cranmore, FitzGerald &
                      Meaney regarding legality of securities
                      being registered                                                           E-2

        8.1           Opinion of Cranmore, FitzGerald & Meaney regarding
                      certain federal income tax consequences                                    E-3

        21            Subsidiaries of the Registrant (Exhibit is incorporated by reference to Exhibit 21 to Westbank's Annual Report on
                      Form 10-K, as amended, for the year ended December 31,
                      1997)

        23.1          Consent of Cranmore, FitzGerald & Meaney                                    E-4

        23.2          Consent of Shipman & Goodwin LLP                                            E-5

        23.3          Consent of Deloitte & Touche LLP                                            E-6

        23.4          Consent of Synder & Haller, P.C.                                            E-7

        23.5          Consent of Northeast Capital & Advisory, Inc.                               E-8

        23.6          Consent of Ostrowski & Company, Inc.                                        E-9

        99.1          Form of Proxy for the Special Meeting of Shareholders of
                      Cargill Bancorp, Inc. (Exhibit is incorporated by reference to Exhibit 99.1 to Westbank's Registration
                      Statement on Form S-4 (No. 333-64741) filed on September
                      30, 1998)



(b)     Financial Statement Schedules.

        No financial statement schedules are filed because the required information is not applicable, is incorporated by reference, or is included in the consolidated financial statements or related notes.

ITEM 22.  UNDERTAKINGS

        (a) The undersigned Registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  Provided, however, that paragraphs (a) (1) (i) and (a) (1)
(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form which respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(4) That every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in West Springfield, Commonwealth of Massachusetts on November 2, 1998.


                                        WESTBANK CORPORATION


                                        By:   /s/ Donald R. Chase
                                             ----------------------------------
                                             Donald R. Chase
                                             Its President and
                                             Chief Executive Officer


      Pursuant to the requirement of the Securities Exchange Act of 1933, this amendment to the Registration Statement has been following persons in the capacities and on the dates indicated:




 /s/ Roland O. Archambault                    /s/ Mark A. Beauregard
--------------------------------             ----------------------------------
Roland O. Archambault                        Mark A. Beauregard
Director                                     Director
November 2, 1998                             November 2, 1998



/s/ David R. Chamberland                     /s/ Donald R. Chase
--------------------------------             ----------------------------------
David R. Chamberland                         Donald R. Chase
Director                                     President, Chief Executive Officer
November 2, 1998                              and Director
                                             November 2, 1998



                                              /s/ Ernest N. Laflamme, Jr.
--------------------------------             ----------------------------------
Leroy F. Jarrett                             Ernest N. Laflamme, Jr.
Director                                     Vice Chairman of the Board and
                                               Director
                                             November 2, 1998



/s/ Paul J. McKenna
--------------------------------             ----------------------------------
Paul J. McKenna                              Robert J. Perlak
Director                                     Corporate Clerk and Director
November 2, 1998



/s/ George R. Sullivan                       /s/ James E. Tremble
--------------------------------             ----------------------------------
George R. Sullivan                           James E. Tremble
Director                                     Director
November 2, 1998                             November 2, 1998



 /s/ Alfred C. Whitaker                       /s/ John M. Lilly
--------------------------------             ----------------------------------
Alfred C. Whitaker                           John M. Lilly
Chairman of the Board and Director           Treasurer and Chief Financial
November 2, 1998                               Officer
                                             November 2, 1998